Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261363

PROSPECTUS

Up to 28,234,175 Shares of Common Stock
Up to 6,317,057 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 2,533,333 Private Warrants

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This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of: (i) up to 28,234,175 shares of our Common Stock and (ii) up to 2,533,333 warrants to purchase Common Stock (“Private Warrants”) originally issued in a private placement in connection with the initial public offering of Motion Acquisition Corp. (“Motion”). We will not receive any proceeds from the sale of shares of Common Stock or Warrants (as defined below) by the selling securityholder (the “Selling Securityholders”) pursuant to this prospectus.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 6,317,057 shares of our Common Stock which consists of (i) 2,533,333 shares of Common Stock that are issuable upon the exercise of the 2,533,333 Private Warrants and (ii) 3,783,724 shares of Common Stock that are issuable upon the exercise of those 3,783,724 warrants (“Public Warrants,” together with the Private Warrants, the “Warrants”) to purchase Common Stock, which were issued at the initial public offering of Motion. We will receive the proceeds from any exercise of any Warrants for cash. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Common Stock or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock and our Public Warrants are listed on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”), under the symbols “DCGO” and “DCGOW,” respectively. On December 31, 2021, the closing price of our Common Stock was $9.35 and the closing price for our Public Warrants was $2.14.

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We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

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Investing in our securities involves a high degree of risks.    See the section entitled “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2022.

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INTRODUCTORY NOTE REGARDING THE BUSINESS COMBINATION

On November 5, 2021 (the “Closing” and such date, the “Closing Date”), Motion Acquisition Corp., a Delaware corporation (“Motion” and, following the Closing, the “Company”), consummated the previously announced business combination pursuant to that certain Merger Agreement, dated March 8, 2021 (the “Merger Agreement”) by and among Motion, Motion Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (“Ambulnz”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Ambulnz, with Ambulnz surviving the merger as a wholly-owned subsidiary of Motion (the “Business Combination”), with the stockholders of Ambulnz became stockholders of Motion.

Pursuant to the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”), the equityholders of Ambulnz, which consisted of holders of Ambulnz Class A common stock, no par value (“Ambulnz Class A Common Stock”), including the former holders of Ambulnz Series A preferred stock, no par value (“Ambulnz Preferred Stock”), which converted to Ambulnz Class A common stock prior to the Closing, and the holders of Ambulnz Class B common stock, no par value (together with Ambulnz Class A common stock, the “Ambulnz Common Stock”), received aggregate consideration of 83.6 million shares of Motion’s single class of common stock following the Business Combination, par value $0.0001 per share (“Common Stock”), at an exchange ratio equal to dividing 83.6 million by the fully-diluted number of shares of Ambulnz’s Common Stock outstanding immediately prior to the Effective Time. Additionally, the holders Ambulnz Common Stock received, immediately prior to the Closing, the contingent right to receive a pro rata portion of up to an aggregate of 5,000,000 additional shares of Common Stock (the “Contingent Shares”) upon the satisfaction of certain earnout conditions described in Note 4 in the Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Concurrent with the Closing, each option to acquire securities of Ambulnz outstanding immediately prior to the Closing (“Ambulnz Option”) was assumed and converted into an equivalent option to acquire Common Stock of DocGo (“Substitute Option”). Each Substitute Option is exercisable for a number of shares of Common Stock equal to the number of whole shares of Ambulnz Common Stock subject to such Ambulnz Option that were issuable immediately prior to the effective time of the Merger multiplied by 645.1452 (the “Exchange Ratio”), rounded down to the nearest number of whole shares of Common Stock. The per share exercise price for the shares of Common Stock issuable upon exercise of such Substitute Option is equal to the quotient determined by dividing the exercise price per share of Ambulnz Common Stock at which such Ambulnz Option was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent.

Concurrent with the Closing, Motion filed its second amended and restated certificate of incorporation with the Delaware Secretary of State, which, among other things, (x) changed the name of Motion to “DocGo Inc.” and (y) redesignated each share of Class A Common Stock of Motion, par value $0.0001 (“Motion Class A Common Stock”), which included all shares of Class B Common Stock of Motion, par value $0.001 (“Motion Class B Common Stock”) which were converted to shares of Motion Class A Common Stock on August 24, 2021, as Common Stock. The transactions set forth in the Merger Agreement, including the Business Combination, constituted a “Business Combination” as contemplated by Motion’s amended and restated certificate of incorporation, dated October 16, 2020. Upon the Closing, in addition to changing its name, Motion changed the trading symbol of the Common Stock on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) from “MOTN” to “DCGO” and the trading symbol of the warrants to purchase Common Stock that were issued in Motion’s initial public offering (the “Initial Public Offering”) with at an exercise price of $11.50 (the “Public Warrants”) from “MOTNW” to “DCGOW”.

Concurrent with the execution of the Merger Agreement, Motion and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements, dated March 8, 2021 (“PIPE Agreements”) providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 shares of Common Stock at a price per share of $10.00, for an aggregate purchase price of $125,000,000, on the terms and subject to the conditions set forth therein (collectively, the “PIPE Financing”).

Concurrent with the execution of the Merger Agreement, Motion entered into lock-up agreements, with Ambulnz and certain Ambulnz equityholders (the “New Holders”), pursuant to which the New Holders agreed, subject to certain exceptions, not to transfer or dispose of their Common Stock until (x) the earlier of May 5, 2022 (six (6) months after the Closing Date) and (y) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their equity for cash, securities or other property. See the section entitled “Securities Eligible for Future Sale — Lock-up and Escrow Agreements.”

Concurrent with the execution of the Merger Agreement, certain parties entered into agreements imposing certain transfer restrictions on their ownership of Motion Class B Common Stock or shares issuable upon the conversion of the Motion Class B Common Stock. Pursuant to the letter agreement entered at the time of the Initial Public Offering, Motion Acquisition LLC, a Delaware limited liability company (“Sponsor”), and Motion’s officers and directors agreed, subject to certain exceptions, not to transfer or dispose of their Common Stock for a specified period of time, as described in the sections entitled “Certain Relationships and Related Person Transactions — Motion — Class B Common Stock” and “Securities Available for Future Sale — Lock-up and Escrow Agreements — Letter Agreement.”

On November 4, 2021, Motion, the Sponsor and Ambulnz entered into that certain Amended and Restated Sponsor Agreement (the “A&R Sponsor Agreement”), whereby the Sponsor agreed to, among other things, forfeit and defer certain shares of Motion Class A Common Stock it held in relation to the number of shares that holders of Motion Class A Common Stock sold in the Initial Public offering sought redemption in connection with the consummation of Business Combination. See the section entitled “Certain Relationships and Related Person Transactions — Motion — A&R Sponsor Agreement.”

Immediately prior to the Closing, Sponsor entered into an escrow agreement (the “Sponsor Escrow Agreement”) with Motion and Continental Stock Transfer & Trust Company, as escrow agent, whereby, immediately following the Closing, the Sponsor deposited (i) 575,000 shares of Common Stock (the “Sponsor Earnout Shares”) into escrow pursuant to the Merger Agreement and (ii) 162,965 shares of Common Stock (the “Additional Earnout Shares”) into escrow pursuant to the A&R Sponsor Agreement. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares and Additional Earnout Shares will either be released to the Sponsor or surrendered to and canceled by the Company depending on whether certain stock price conditions are met, as described in the section entitled “Securities Available for Future Sale — Lock-up and Escrow Agreements — Sponsor Escrow Agreement.”

Immediately prior to the Closing, Sponsor, Motion and certain equityholders of Ambulnz amended and restated the existing Registration Rights Agreement, by and between Sponsor and Motion, dated October 14, 2020 (“A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, the Company agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply, the shares of Common Stock held by Sponsor and shares of Common Stock held by certain equityholders of Ambulnz prior to the Effective Time. Any other stockholders of the Company with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. See the section entitled “Securities Available for Future Sale — Registration Rights.”

This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus of the following:

•        up to 28,234,175 shares of Common Stock, consisting of: (i) 13,160,962 shares of Common Stock issued to Stan Vashovsky, the Company’s Chief Executive Officer, in connection with the Business Combination, (ii) 2,573,213 shares of Common Stock held by Sponsor, and (iii) 12,500,000 shares of Common Stock issued pursuant to the PIPE Agreements; and

•        up to 2,533,333 warrants to purchase Common Stock at a price of $11.50 per share that were issued to Sponsor in a private transaction that closed concurrent with the closing of the Initial Public Offering at (the “Private Warrants” and, together with the Public Warrants, the “Warrants”).

•        Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Warrants at a price of $1.50 per Private Warrant ($3.8 million in the aggregate). Each Private Warrant is exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustment

In addition, this prospectus relates to the issuance by us of up to an aggregate of 6,317,057 shares of Common Stock issuable upon the exercise of the Warrants offered hereby.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to trademarks, trade names or service marks of the Company and other entities. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the plans, strategies and prospects, both business and financial of the Company. These statements are based on the beliefs and assumptions of our management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•        access, collect and use personal data about consumers;

•        execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•        anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•        manage risks associated with operational changes in response to the COVID-19 pandemic;

•        recognize the anticipated benefits of and successfully deploy the proceeds from the Business Combination, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the ability of the combined business to grow and manage growth profitably;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        retain and hire necessary employees;

•        increase brand awareness;

•        attract, train and retain effective officers, key employees or directors;

•        upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        effectively respond to general economic and business conditions;

•        maintain the listing on, or the delisting of the Company’s securities from, Nasdaq or an inability to have our securities listed on Nasdaq or another national securities exchange;

•        obtain additional capital, including use of the debt market;

•        enhance future operating and financial results;

•        anticipate rapid technological changes;

•        comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

•        stay abreast of modified or new laws and regulations applying to its business;

•        anticipate the impact of, and response to, new accounting standards;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•        anticipate the rise in interest rates which would increase the cost of capital;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

•        manage to finance operations on an economically viable basis;

•        anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•        successfully defend litigation;

•        comply with privacy and data protection laws, and respond to privacy or data breaches, or the loss of data; and

•        successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While DocGo believes that these forward-looking statements are reasonable, there can be no assurance that DocGo will achieve or realize these plans, intentions or expectations. You should understand that the following important factors, in addition to those discussed under the headings “Risk Factors” and elsewhere in this prospectus, could affect the future results of DocGo and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

•        litigation, complaints, product liability claims and/or adverse publicity;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•        privacy and data protection laws, privacy or data breaches, or the loss of data; and

•        the impact of the COVID-19 pandemic and its effect on business and financial conditions of DocGo.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of DocGo. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can DocGo assess the impact of all such risk factors on the business of DocGo, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to DocGo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. DocGo undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of DocGo. These statements are based upon information available to DocGo as of the date of this prospectus, and while DocGo believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that DocGo has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding subscriber acquisition costs, attrition and adoption rates, is based on the good faith estimates of DocGo’s management, which in turn are based upon DocGo’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research and publicly available information, all of which involve a number of assumptions and limitations. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision.

Unless otherwise specified or where the context requires otherwise, references in this prospectus to “we,” “us,” “our” and “the Company” (i) for the periods prior to the Closing, refer to Motion, the special purpose acquisition company, and (ii) for the periods after the Closing, to DocGo Inc., the combined company, and its consolidated subsidiaries. References to and the descriptions of the business included in this prospectus refer, prior to the Closing, to the business Ambulnz, and after the Closing, to the business of DocGo Inc. See “Introductory Note and Selected Definitions.”

Business Summary

Overview

DocGo is redefining on-demand access to healthcare. We deliver high-quality, cost-effective healthcare mobility solutions and are unlocking further promise and potential of telehealth treatment through our “last-mile” care capabilities. We do so by leveraging our proprietary technology platform powered by artificial intelligence (“AI”), and our network of healthcare professionals spanning more than 25 states and the United Kingdom. We often provide our services in collaboration with leading healthcare organizations, via long-term partnerships that drive meaningful recurring revenue, ensure efficient and effective capital allocation, and create low-risk opportunities for significant growth. DocGo, our new corporate name, represents and better communicates who we are as a company and what our solutions offer our customers.

Our mission is to transform medical transportation and telehealth, with more accessible, affordable, and efficient patient-centered care. Since our founding in 2015, through more than 2.2 million patient interactions, we have created an unmatched medical transportation network that can provide better care outside of the physical walls of the healthcare system. We began by developing a state-of-the-art, intuitive platform to drive greater efficiency and improved access to patient care. Our innovative technology can change the way healthcare facilities manage patient transportation, and eliminate many of the common obstacles faced when scheduling service, ultimately freeing medical professionals to focus more time and their valuable resources on what they do best — providing patient care. Additionally, in certain markets, our Mobile Health in-person care model facilitates medical treatment directly to patients in the comfort of their homes, workplaces, and other non-traditional locations. Working under the guidance of prescribing physicians, our network of over 1,900 medical professionals, including Emergency Medical Technicians (“EMTs”), paramedics, nurses and support staff, provides a wide range of tests, procedures and interventions that, until now, required a visit to a traditional healthcare setting.

Our Strengths

We believe we have a number of competitive advantages that enable us to consolidate and build on our position as a leader in medical mobility and telehealth solutions, including the following:

A robust, industry-leading AI-powered technology suite

DocGo developed what we believe to be the industry’s first fully integrated medical transportation and mobile healthcare platform. Our platform is designed to track various distributed resources and intelligently predict the best means for mobile healthcare service and delivery of care.

The DocGo platform uses AI and machine learning to predict and optimize every aspect of the lifecycle of our solutions. This includes leveraging AI to dispatch the appropriate vehicles and staff based on medical necessity, routing our vehicles through dynamic traffic patterns, and even predicting the time it will take our team to reach a specific hospital facility, to timely deliver patients for time-sensitive medical appointments. Further, the system helps determine the financial feasibility of each trip, to better assist with final insurance adjudication.

How We Help Health Networks

To allow for fast, accurate ordering of Mobile Health and medical mobility services, DocGo’s platform integrates with major EMR systems, which allows seamless interoperability for accessing patient demographics and insurance information. Additionally, hospital systems get real-time analytics into every transport’s estimated arrival and departure times, helping them intelligently predict bed-management, measure interdepartmental performance, and ultimately provide a smoother patient experience.

How We Optimize Our Workforce

DocGo’s platform is founded on service utilization and accuracy. As part of an intelligent learning system, our platform continually verifies and monitors all modes of transport available to our customers and partners. Each level of service is distinctly identified, based on local and state regulations, to provide a specific mode of health transport. The location, status, availability, and equipment on each mode of transport are tracked in real-time. This combined intelligence is at the heart of how our platform automatically provides the best, most accurate modes of transportation and facilitation of Mobile Health medical care.

This level of control can substantially increase profitability, which results in increased earning potential for employees, a highly motivated workforce, and a better patient experience.

How We Help Patients

To better service both our patients and health network partners, DocGo creates detailed digital mapping of all facilities we service. From bedside to bedside, our platform intelligently understands and predicts the time from curbside to lobby, the time to reach a particular department within a facility, and the delays within particular hospital departments. This level of intelligence provides a much higher level of accuracy and transparency to our patients. Our customer facing ShareLinkTM notifies patients, loved ones, and hospital staff of the real-time locations of our vehicles, keeping them informed each step of the way.

To ensure that our technology stays on the cutting edge, DocGo employs a large team of highly skilled engineers and computer scientists headquartered in New York City, San Francisco, and Tallinn, Estonia. This team includes software engineers, data engineers, cybersecurity engineers, DevOps engineers and system architects.

DocGo’s Product Development utilizes in-process research & development to continually keep up with rapid business growth and adapt to service expansion. To ensure the utmost quality and reduce time to market, DocGo uses established best practices to build, test, and release software. Our development life cycle follows a proven and standard software development lifecycle (SDLC) which allows for product research, specifications, development, acceptance testing, and ultimately deployment.

With a focus on rapid iterative deployment cycles, our engineering teams leverage test-driven development (TDD) and behavior-driven development (BDD), to author unit tests and lean heavily on automated testing in integration environments. With our mature, proven deployment pipeline, releases are shipped to production several times a business day, benefiting DocGo’s employees, patients, and customers.

DocGo’s technology infrastructure is built using a distributed and scalable architecture. All production infrastructure at DocGo is deployed on Amazon Web Services (AWS). Data is transmitted in encrypted form and encrypted at rest in our system. Autoscaling is leveraged to ensure capacity on-demand, to provide a low latency and an effective user experience. Logs and metrics are streamed to CloudWatch for visibility, traceability, and alerting.

Our National Operations Center — based on Tuscaloosa, Alabama — provides human monitoring to help ensure that we address issues as they arise and provide 24/7 service delivery.

An industry-leading technology suite with deep clinical integration

Efficient, high-quality transportation is vital to move and discharge patients within a healthcare system; even short delays or downtime can be extremely costly to providers and frustrating for patients. To create more efficient systems and improve the patient experience, our technology platform is fully integrated with some of the nation’s largest

EMR systems. This class-differentiating connectivity allows our healthcare provider partners to efficiently monitor and manage their operations, including patient flow, triage times, staffing and specialty services. For example, hospital staff traditionally request transportation by phone and must often place repeated follow-up calls to inquire about vehicle arrival, reducing valuable time that can be spent preparing for the patient’s arrival and focusing on patient care. Once a patient is picked up, there is typically no way to track the patient’s location until the vehicle arrives at its destination. In contrast, DocGo’s proprietary system enables transportation requests with a few simple clicks of a mouse from any Internet-enabled device. We believe that our unique algorithms ensure intelligent fleet routing and peak vehicle utilization, along with accurate estimates of arrival times and wait times, which result in our industry-leading on time compliance. Our EMR integrations further simplify the process, pulling accurate patient information directly from the hospital’s EMR system. Using our hospital partners’ EMR saves time, by avoiding needing to take a patient’s medical history, eliminating illegible handwriting and ensuring data accuracy, which is critical when dealing with health records. Our ShareLinkTM technology gives healthcare providers and patients real-time information regarding vehicle location and added peace of mind, all in a user-friendly interface similar to popular ride-sharing applications.

By dramatically increasing healthcare transportation efficiency, transparency and predictability, our technology empowers our partners to maximize patient resource utilization, improve their bottom lines, and enhance the overall experience for their staff and patients alike. Additionally, our proprietary technology enables us to better deploy and utilize our fleet and medical professionals, reducing our downtime and ultimately improving margins.

Progressive partnership model that drives significant benefits for us and our healthcare provider partners

A primary goal in our rethinking medical transportation was to fundamentally change the relationship between healthcare providers and transportation companies. Rather than being a mere vendor, we collaborate with a number of our key healthcare provider customers through a unique, long-term partnership model, whereby we share the economics of the relationship and work collaboratively to grow our enterprise to mutual benefit. This structure facilitates a more consistent level of service to the provider and its patients, improving the quality of patient care. We use this model with some of the largest U.S. healthcare providers, including Fresenius Medical Care, UCHealth, and Jefferson Health.

We gain substantial economic benefits from our innovative model. Our partnerships provide us with a recurring, predictable transportation revenue stream within the geographic markets where our partner operates. The partnership also makes us a preferred provider, so that we capture a greater share of revenue that would otherwise be contracted out to other transportation providers. This deep-rooted relationship creates cross-selling opportunities to drive additional revenues through our Mobile Health solutions as well.

The partner also acts as an “anchor” customer in its geographic market(s), meaning we can use resources deployed for this relationship to acquire new business from additional customers, at a lower incremental cost and with less risk to our investment. Our partners benefit not only from the economic efficiency of our superior technology, but also from reduced costs and new revenue sources as the partnerships grow. Our differentiated approach effectively converts medical transportation from a cost to an economic opportunity for our partners.

Our largest partner, Fresenius Medical Care, one of the world’s largest dialysis treatment providers, demonstrates how our model benefits both parties. Fresenius’ patients with end-stage renal disease undergo dialysis treatments up to three times per week and often require medical transportation to and from their appointments. In partnering with DocGo, Fresenius uses our platform to efficiently schedule and monitor patient transports, helping maximize patient flow-through and treatment compliance while minimizing the administrative burden of managing these transportation services. The partnership generates reliable, recurring revenue for us and creates pathways to larger medical transportation opportunities in the markets where Fresenius operates.

Well-dispersed national and international scale, poised for continued growth

Our nationwide footprint and burgeoning international presence in the United Kingdom demonstrate success in building our network, and create opportunities to use this infrastructure to support further growth in existing markets and new geographies. We currently maintain an organization of more than 1,900 medical professionals, including EMTs, paramedics, nurses and support staff, and a fleet of more than 340 technology-equipped vehicles that have provided services across more than 25 states and throughout England.

Given our innovative partnership business model, and that our solutions are easily leveraged to serve significantly higher volumes, we can rapidly scale with our existing partners, add new clients in existing markets, and grow into new ones, without the need to invest and risk significant additional capital.

Differentiated brand identity focused on enhancing the patient’s experience

The medical transportation industry is intimidating to most consumers. While it addresses a patient’s most basic and immediate healthcare needs, it was not designed with the patient’s experience in mind. DocGo created a transportation solution based on a completely different proposition — to create an improved experience for all stakeholders, including the patient. Our ShareLinkTM technology provides radical transparency, improving the patient experience and easing concerns by showing the precise ETAs and real-time locations of our vehicles. Our employees undergo customer service training to ensure that they deliver care with the customer experience in mind. Our calming light blue brand identity, and less-formal uniforms for our healthcare professionals, create a more comfortable experience for our patient customers and those of our healthcare provider partners. We believe this carefully crafted brand experience helps alleviate concern during an inherently traumatic, uncertain time for patients.

Our healthcare professionals’ utilization of state-of-the-art logistics and other technologies further reinforces our differentiated brand proposition. Our DocGo brand was built in a similar fashion, to help convey the humanity and empathy we strive to deliver with each and every patient interaction.

Founder-led, highly experienced management team

Our founder and management team members have on average over 25 years of industry and other relevant professional experience. Our management team is comprised of industry veterans who have held leadership roles at some of the largest public and private healthcare and consumer businesses, ranging from start-ups to Fortune 500 companies, with pertinent healthcare, technology and mobility expertise. We believe this collective experience and first-hand knowledge of the challenges inherent in today’s healthcare system provide our company with the foundation to pursue its mission to transform the medical mobility and telehealth industries while navigating a rapidly evolving landscape. Our key executives also have extensive experience in growing businesses, both organically and through acquisitions, supporting all aspects of our growth strategy. Our leadership team’s top quality and talent will help us create and capitalize on the opportunities we see ahead.

Our Growth Strategies

Growth Strategies

Identify new partners and expand into new markets

Partnerships are integral to our growth strategy, providing predictable revenue and visibility into market volume and data, and helping us rapidly scale to service demand. These relationships also allow us to grow with our partners as they expand into additional geographies. Further, our partnership model provides a foundational customer, from which we can expand our customer base within that market, and, in certain instances, growth into neighboring markets, in each case more fully utilizing our assets with increased predictability and risk management.

In identifying new geographic market opportunities, we initially look to establish a relationship with a large player in the local healthcare system, that can serve as the “anchor” customer for our Transportation Services. Once we enter into an agreement with the healthcare provider, we deploy a fleet of vehicles equipped with our proprietary technology with the staff needed to support the customer’s transportation needs. With this core infrastructure in place, our medical professionals transport patients to and from our customer’s care facilities and additional locations, and are positioned to capture additional transportation opportunities in the region. Capitalizing on these existing resources and using our innovative technology, we use our fleet and medical professionals to provide additional “last-mile” Mobile Health services, maximizing the utilization rate and revenue potential of our assets.

We believe we have significant opportunity to expand throughout the United States, and selectively in international markets, by identifying and establishing new partnerships. While we always consider new geographies and actively engage with other prospective partners, we have prioritized key markets based on specific characteristics and have filed for licenses in certain geographic areas where we do not currently operate. We are also expanding our partnership model beyond the traditional healthcare system, partnering with companies like RXR Realty, a leading New York City real estate owner, manager and developer. Together we facilitate Mobile Health services for RXR’s employees and tenants with on-site testing, monitoring, and reporting at locations across New York and New Jersey. We consider establishing similar partnerships as a significant opportunity to grow our telehealth revenues.

Broaden our suite of “last-mile” Mobile Health offerings and expand into additional markets to grow revenues

Our Mobile Health solutions offer a significant value proposition. We facilitate the “last-mile” of telehealth services to patients, supplementing virtual consultations with a suite of in-person tests, procedures and interventions that do not require the specifications of a traditional healthcare setting. This model provides greater convenience to patients, and improves our financial results, by increasing the utilization rate of our fleet and medical professionals, limiting downtime between transports, thereby increasing revenues and margins. Providing non-emergency care to patients in their homes also reduces burdens on the healthcare system, freeing up time, space and other resources in hospitals, urgent care clinics, physicians’ offices, and labs.

A patient symptomatic of strep throat serves as one example of how our solutions operate and benefit all stakeholders in the healthcare industry. Under the traditional telehealth model, it can take as long as two days for our suffering patient to virtually consult with a doctor, be referred to a clinic for testing, and for the physician to receive the test results; and that is all before any diagnosis or treatment can even begin. With our “last-mile” Mobile Health solution, a DocGo paramedic arrives at the patient’s home, virtually consults with a physician, tests the patient, and performs the necessary lab work on-site, resulting in the physician’s diagnosis in as little as 20 minutes. Our paramedic can even administer the first dose of antibiotics at the doctor’s instruction. Another example is at-home treatment for oncology patients. Instead of sending these immunocompromised individuals to a hospital setting, our clinicians can visit them in their homes to provide infusions. In addition to increasing patient comfort at a time of acute distress, it also greatly reduces their potential of exposure to harmful elements, and frees up resources at the healthcare facility.

We have expanded from basic testing services to include a suite of more than 25 medical tests, procedures and interventions and we intend to continue adding new services, leveraging our existing geographic footprint and extensive nationwide network of healthcare professionals. One example is Rapid Reliable Testing (“RRT”), which we launched in April 2020 in response to the COVID-19 pandemic. Established in less than two months, RRT now offers COVID-19 and IgG antibody testing to healthcare providers and other customers in New York, New Jersey, Pennsylvania, Florida, California, Texas, Tennessee, and Colorado. We partner with approximately 300 government entities, nursing homes, schools, and businesses nationwide, to provide this service onsite, at drive-thru locations, and via a fleet of mobile testing units. While some of these relationships began as testing-only contracts, we have successfully expanded to include COVID-19 vaccines and additional Mobile Health solutions, and we expect to continue expanding these relationships in the future.

At the start of 2020, we had a growing business providing telehealth services at sporting events and concerts, that was placed on pause due to COVID-19-era social distancing restrictions. With the resumption of in-person events, this burgeoning solution provides additional opportunities for expansion. We have secured contracts to provide first aid and on-site medical care at premier New York City sports venues, including Citi Field and the Barclays Center, and have since expanded those relationships to provide Mobile Health solutions as well.

We intend to expand the number of markets in which we offer our solutions. In the short time that we have offered our Mobile Health services, we have expanded our reach from select markets to offerings across 42 U.S. states.

Grow with existing customers into new geographies and further penetrate existing markets

We see significant opportunity to increase our share of our current healthcare provider customers’ business by expanding into new geographies as they grow and further penetrating markets where we currently work together. We believe that our offerings are superior to those of our competitors, and once a customer experiences the benefits of our platform and technology, our win rate with that customer will increase. Our solutions are easily scalable to serve meaningfully higher volumes, and can seamlessly accommodate the addition of Mobile Health products and services. Additionally, our partnership model is conducive to significant business growth, because these well-established relationships provide an immediate source of predictable revenue in the new market. With existing partners, we also have greater visibility into market dynamics, allowing us to better identify which markets will likely be profitable and when. Our partnership with Fresenius Medical Care, which provides kidney dialysis treatment in markets across the United States, serves as a case in point; our close working relationship allows us to map demand curves to population densities, and accordingly, make informed decisions about expansion. Finally, a partner provides us with a foundation to further expand within a given market, using existing resources to acquire new customers and to service them at a lower incremental cost, with limited capital risk.

Fully utilize lower-cost, high-value professionals to drive additional revenues and increase margins

There is a significant cost disparity among healthcare professionals. We specifically utilize paramedics and EMTs as they are generally billed at lower rates than physicians and nurses. This cost difference allows us to deliver our “last-mile” Mobile Health solutions at a lower cost than the same care via a traditional healthcare system visit. Further, unlike many healthcare professionals, paramedics and EMTs are specifically trained to work outside of clinic and hospital settings, making them a perfect fit for administering tests, procedures and interventions in a patient’s home or workplace. Furthermore, traditional medical transportation companies can fill several orders throughout the day, but the wait in between transports is lost as downtime. While our proprietary technology enables us to minimize this downtime, we took remaining downtime as an opportunity for our EMTs and paramedics to provide our “last-mile” Mobile Health services, maximizing utilization rates and the revenue potential of our vehicles and professional workforce.

Opportunistically acquire businesses that fit our existing business model

In recent years, we expanded our geographic presence by strategically acquiring local provider licenses in markets that we intended to enter. Such acquisitions provided us with the requisite licenses, as well as additional infrastructure — including vehicle fleet and employee base — to operate in a local market. We occasionally acquire a business to have the necessary infrastructure to support a partnership, but acquisitions can also contribute to existing customer relationships and revenue streams. Following an acquisition, we add value to that business by integrating it with our proprietary technology platform, rebranding the fleet and retraining the staff to deliver our customer-centered, cost-effective mobility and Mobile Health services. We constantly evaluate additional acquisition opportunities and anticipate that we will continue to make acquisitions in select markets, to support our growth plans. We expect acquisitions to be the primary means of acquiring the licenses or other resources necessary to enter new markets in the future. Additionally, we may acquire new technological capabilities or telehealth solutions to supplement our existing offerings.

Organizational Structure

The diagram below depicts a simplified version of our equity ownership (excluding ownership interests upon the exercise of Warrants and Substitute Options) and organizational structure immediately following the Business Combination.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below you should carefully consider the specific risks and other information set forth in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This summary of material risks should be read in conjunction with the “Risk Factors” section below and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risk Relating to the Ownership of DocGo Securities

•        Future sales, or the perception of future sales, by DocGo or its stockholders in the public market could cause the market price for Common Stock to decline.

•        Nasdaq may delist DocGo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject DocGo to additional trading restrictions.

•        Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve of such amendment.

•        The market price and trading volume of Common Stock and Warrants may be volatile.

•        If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about DocGo, its share and Warrant price and trading volume could decline significantly.

Risks Related to DocGo’s Business and Industry

•        The COVID-19 pandemic has materially impacted DocGo’s business.

•        DocGo’s limited operating history may make it difficult to evaluate its business, which may be unsuccessful.

•        DocGo has a history of losses, expects its operating expenses to increase significantly in the foreseeable future and may not achieve or sustain profitability.

•        If DocGo is unable to effectively manage its growth, its financial performance and future prospects will be adversely affected.

•        DocGo incurs significant up-front costs in its client relationships and any inability to maintain and grow these client relationships over time or to recover these costs could adversely affect its business.

•        DocGo’s labor costs are significant and any inability to control those costs could adversely affect its business.

•        DocGo’s reliance on its contractual relationships with its healthcare provider partners and other strategic alliances could adversely affect its business.

•        DocGo’s reliance on government contracts could adversely affect its business.

•        A significant portion of our recent revenue growth is derived from a small number of large customers.

•        DocGo’s business depends on numerous complex information systems and any failure to successfully maintain these systems could adversely affect its business.

•        DocGo’s platform is highly technical and its failure to operate effectively could adversely affect DocGo’s business.

•        DocGo is required to comply with laws governing the transmission, security and privacy of health information.

•        Security breaches, loss of data and other disruptions could compromise sensitive business, customer or patient information or prevent DocGo from accessing critical information and expose it to liability, which could adversely affect DocGo’s business.

•        If DocGo is unable to successfully develop new offerings and technologies or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, DocGo’s business could be adversely affected.

•        DocGo is subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations, and changes to or the failure to comply with these laws and regulations could adversely affect DocGo’s business.

•        There is a potential for litigation or other disputes may arise from the restatement of Motion’s previously issued financial statements and material weakness in its internal controls over financial reporting and the preparation of its financial statements.

Corporate Information

We were incorporated on August 11, 2020 as a Delaware corporation. Upon the Closing, we changed our name to DocGo Inc. Our principal executive office is located at 35 West 35th Street, Floor 6, New York, NY 10001, and our telephone number is (844) 443-6246. Our website address is www.docgo.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	DocGo Inc.
Shares of Common Stock offered by us	Up to 6,317,057 shares of Common Stock issuable upon exercise of the Warrants.
Shares of Common Stock offered by the Selling Securityholders	Up to 28,234,175 shares of Common Stock.
Warrants Offered by the Selling Securityholders	Up to 2,533,333 Private Warrants.
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Shares of Common Stock outstanding assuming no exercise of any Warrants	100,069,438 shares of Common Stock (as of November 23, 2021).
Shares of Common Stock outstanding assuming exercise of all Warrants	106,386,495 (based on total shares outstanding as of November 23, 2021).
Use of Proceeds

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $72.65 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Business Combination — Related Lock-Up Agreements

Certain of our securityholders, including certain of the Selling Securityholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Sale — Lock-up and Escrow Agreements.” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Public Warrants are currently traded on the Nasdaq under the symbols “DCGO” and “DCGOW,” respectively.
Risk Factors	See “Risk Factors” beginning on page 17 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF AMBULNZ, INC.

The following table sets forth selected historical financial information derived from Ambulnz’s (i) audited consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019, (ii) audited consolidated balance sheets data as of December 31, 2020 and 2019, (iii) unaudited condensed consolidated statements of operations and comprehensive income (loss) for the three months and nine months ended September 30, 2021, and (iv) condensed consolidated balance sheets data as of September 30, 2021 (unaudited) and December 31, 2020, each of which is included elsewhere in this prospectus.

The summary historical information of Ambulnz included below and elsewhere in this prospectus is not necessarily indicative of the future performance of DocGo. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	(Unaudited) For the Three Months Ended September 30,		(Unaudited) For the Nine Months ended September 30,		For the Year Ended December 31,
$ in Millions, except per share data	2021	2020	2021	2020	2020	2019
Revenues, net	$85.8	26.9	197.4	62.9	$94.10	$48.30
Cost of revenue	60.0	18.3	137.1	42.0	62.7	35.1
Total expenses	84.3	29.5	197.5	73.2	108.8	69.1
Income (loss) from operations	1.5	(2.6)	(0.1)	(10.3)	(14.7)	(20.8)

Other expenses
Interest income (expense), net	(0.3)	(0.1)	(0.5)	(0.1)	(0.2)	(0.5)
Other income	—	—	—	—	0.4	0.1
Total other income (expense)	(0.1)	(0.1)	(0.4)	(0.1)	0.2	(0.4)
Net income (loss) before income tax benefit (expense)	1.4	(2.7)	(0.5)	(10.4)	(14.6)	(21.2)
Income tax (expense) benefit	(0.6)	—	(0.6)	—	(0.2)
Net income (loss)	0.8	(2.7)	(1.1)	(10.4)	(14.8)	(21.2)
Net loss attributable to noncontrolling interest	(2.7)	(0.3)	(1.3)	(0.5)	(0.4)	(1.0)
Net loss attributable to the shareholders of Ambulnz	$3.5	(2.4)	0.2	(9.9)	$(14.30)	$(20.20)
Net income (loss) per share – Basic	$38.75	(26.50)	2.02	(109.03)	$(159.00)	$(216.00)

Consolidated Balance Sheet Data:

	As of September 30,		As of December 31,
$ in Millions	2021 (unaudited)	2020 (unaudited)	2020	2019
Cash and cash equivalents	$39.6	$36.6	$32.4	$47.7
Working capital	29.8	40.6	34.9	49.4
Total assets	144.1	96.3	100.2	101.0
Notes payable, current portion	0.9	0.5	0.7	0.6
Operating and finance lease liabilities, current portion	4.4	3.1	3.5	3.1
Notes payable, noncurrent	0.6	0.7	0.6	0.8
Operating and finance lease liabilities, noncurrent	9.5	9.1	9.1	11.1
Accumulated deficit	(87.1)	(82.8)	(87.3)	(72.9)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF MOTION ACQUISITION CORP.

The following table sets forth selected historical financial information derived from Motion’s (i) unaudited financial statements included elsewhere in this prospectus as of September 30, 2021 and for the three- and nine- month periods then ended and (ii) audited financial statements included elsewhere in this prospectus as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020.

The summary historical information of Motion included below and elsewhere in this prospectus are not necessarily indicative of the future performance of DocGo. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. You should read the following summary financial information in conjunction with the section entitled “Motion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Motion’s financial statements and related notes appearing in Motion’s Quarterly Report on Form 10-Q/A, filed with the SEC on November 23, 2021 and Motion’s Annual Report on Form 10-K/A filed with the SEC on November 23, 2021 and the audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2021	As of December 31, 2020
	(Unaudited)	(Restated)
Balance Sheet Data:
Total current assets	$287,576	$1,047,530
Total assets	$115,288,058	$116,067,608
Total current liabilities	$334,182	$159,850
Warrant liabilities	$8,595,000	$9,040,670
Deferred underwriting commissions in connection with the initial public offering	$4,025,000	$4,025,000
Total liabilities	$12,954,182	$13,225,520
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 and -0- shares issued and outstanding (excluding 11,500,000 and 11,500,000 shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	$288	$—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; -0- and 2,875,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	288
Total stockholders’ deficit	$(12,666,124)	$(12,157,912)
	For the nine months ended September 30, 2021	For the Period From August 11, 2020 (inception) through December 31, 2020
	(Unaudited)	(Restated)
Statement of Operations Data:
Net Loss	$(508,212)	$(4,223,533)
Weighted average shares of Class A Common Stock outstanding, basic and diluted	11,889,652	5,911,972
Basic and diluted net loss per share of Class A Common Stock	$(0.04)	$(0.48)
Weighted average shares of Class B Common Stock outstanding, basic and diluted	2,485,348	2,875,000
Basic and diluted net loss per share of Class B Common Stock	$(0.04)	$(0.48)

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited historical condensed consolidated balance sheet of Motion as of September 30, 2021 with the unaudited historical condensed consolidated balance sheet of Ambulnz as of September 30, 2021, giving further effect to the Business Combination and the PIPE Financing, as if they had been consummated as of September 30, 2021.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the unaudited condensed consolidated statement of operations of Motion for the nine months ended September 30, 2021 with the unaudited condensed consolidated statement of operations of Ambulnz for the nine months ended September 30, 2021, giving effect to the Business Combination and the PIPE Financing as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented.

The summary pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Motion and Ambulnz and the notes thereto included elsewhere in this prospectus.

The summary pro forma information has been presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the summary pro forma information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected below due to a variety of factors.

Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data (in thousands, except per share amounts)
Nine months ended September 30, 2021
Net loss	$(1,624)
Net loss per share attributable to Class A common stockholders – basic and diluted	$—
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	103,232,342
Year ended December 31, 2020
Net Loss	$(19,043)
Net loss per share attributable to Class A common stockholders – basic and diluted	$(0.18)
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	103,232,342
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)
As of September 30, 2021
Total assets	$302,279
Total liabilities	$85,618
Total stockholders’ equity	$216,661

Risk Factors and Risk Factor Summary

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below you should carefully consider the specific risks and other information set forth in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This summary of material risks should be read in conjunction with the “Risk Factors” section below and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risk Relating to the Ownership of DocGo Securities

•        Future sales, or the perception of future sales, by DocGo or its stockholders in the public market could cause the market price for Common Stock to decline.

•        Nasdaq may delist DocGo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject DocGo to additional trading restrictions.

•        Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve such amendment.

•        The market price and trading volume of Common Stock and Warrants may be volatile.

•        If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about DocGo, its share and Warrant price and trading volume could decline significantly.

Risks Related to DocGo’s Business and Industry

•        The COVID-19 pandemic has materially impacted DocGo’s business.

•        DocGo’s limited operating history may make it difficult to evaluate its business, which may be unsuccessful.

•        DocGo has a history of losses, expects its operating expenses to increase significantly in the foreseeable future and may not achieve or sustain profitability.

•        If DocGo is unable to effectively manage its growth, its financial performance and future prospects will be adversely affected.

•        DocGo incurs significant up-front costs in its client relationships and any inability to maintain and grow these client relationships over time or to recover these costs could adversely adverse effect its business.

•        DocGo’s labor costs are significant and any inability to control those costs could adversely affect its business.

•        DocGo’s reliance on its contractual relationships with its healthcare provider partners and other strategic alliances could adversely affect its business.

•        DocGo’s reliance on government contracts could adversely affect its business.

•        A significant portion of our recent revenue growth is derived from a small number of large customers.

•        DocGo’s business depends on numerous complex information systems and any failure to successfully maintain these systems could adversely affect its business.

•        DocGo’s platform is highly technical and its failure to operate effectively could adversely affect DocGo’s business.

•        DocGo is required to comply with laws governing the transmission, security and privacy of health information.

•        Security breaches, loss of data and other disruptions could compromise sensitive business, customer or patient information or prevent DocGo from accessing critical information and expose it to liability, which could adversely affect DocGo’s business.

•        If DocGo is unable to successfully develop new offerings and technologies or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, DocGo’s business could be adversely affected.

•        DocGo is subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations, and changes to or the failure to comply with these laws and regulations could adversely affect DocGo’s business.

•        There is a potential for litigation or other disputes may arise from the restatement of Motion’s previously issued financial statements and material weakness in its internal controls over financial reporting and the preparation of its financial statements.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occurs, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Additionally, the COVID-19 pandemic may amplify many of the risks discussed below to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations as well as our stock price following completion of this offering.

Risks Related to DocGo’s Business Strategy

DocGo’s failure to implement its business strategy could adversely affect its business.

DocGo’s future financial performance and success is dependent in large part upon its ability to implement its business strategy successfully. DocGo’s business strategy includes several initiatives, including developing contractual relationships with new healthcare provider partners and expanding its business with existing partners; capitalizing on organic growth opportunities such as growing complementary and integrated service offerings, particularly with respect to its telehealth solutions; pursuing selective acquisitions to expand its geographic presence, among other things; and enhancing operational efficiencies and productivity. DocGo may not be able to implement its business strategy successfully or achieve the anticipated benefits of its business plan. If DocGo is unable to do so, its long-term growth, profitability and ability to service its debt will be adversely affected. Even if DocGo is able to implement some or all of the initiatives of its business plan, one or more may not be successful in achieving the desired goals and DocGo’s operating results may not improve to the extent it anticipates, or at all, or could be adversely affected.

Implementation of DocGo’s business strategy could also be affected by a number of factors beyond its control, including increased competition, government regulation, general economic conditions or increased operating costs or expenses. In particular, DocGo’s future success is contingent on DocGo’s ability to penetrate new markets and, to a lesser extent, further penetrate existing markets, which is subject to a number of uncertainties, many of which are beyond DocGo’s control. Expanding service offerings such as DocGo’s telehealth solutions also carries unique risks, including lack of market acceptance and not realizing any return on the capital invested. Government regulations in both DocGo’s domestic and international markets can also delay or prevent expansion or the introduction of new service offerings, or require changes to some of the services DocGo already offers, which could negatively impact the success of DocGo’s strategies. In addition, to the extent DocGo has misjudged the nature and extent of industry trends or its competition, it may have difficulty in identifying new provider partners, achieving any geographic expansion, introducing new service offerings or achieving DocGo’s other strategic objectives. As such, due to these and other known and unknown risks, DocGo cannot assure you that its business strategy will be successful, and any failure to effectively implement its business strategy and otherwise grow the business could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s reliance on its contractual relationships with its healthcare provider partners and other strategic alliances could adversely affect its business.

DocGo relies significantly on its contractual relationships with its healthcare provider partners and other strategic partnerships and alliances to generate revenues, expand into new markets and further penetrate existing markets. In recent years, DocGo has entered into strategic business partnerships with, among others, healthcare providers and hospital systems, to take advantage of commercial opportunities across its operations, but particularly in its medical transportation services segment. DocGo’s partnership with Fresenius, under which DocGo generated approximately 13.0% of its revenues in the year ended December 31, 2020, is of particular importance to DocGo’s results. The structure of DocGo’s relationships with its healthcare provider partners is a novel model in DocGo’s industry and because there is little precedent for this approach, there can be no assurances that it will be operationally or financially successful in the long term.

DocGo’s contractual relationships with its healthcare provider partners and its reliance on revenues generated pursuant to these arrangements carry commercial and other risks and uncertainties that are different from those underlying DocGo’s other revenue streams, including the opportunity cost of not pursuing the specific venture independently or with other partners. For example, strategic partners may have business or economic interests that are inconsistent with those of DocGo and may take actions contrary to DocGo’s interests. While DocGo typically manages the day-to-day operations, DocGo’s partners have certain consent rights and they may not agree with decisions that DocGo believes are appropriate or are otherwise in the venture’s or its best interests. This structure can also lead to disputes with partners, which could require DocGo’s management to commit additional time and resources to resolve any disagreements or, in some instances, may lead to arbitration or litigation. Contractual relationships like these typically carry termination rights and one or more of DocGo’s partners may choose to exit the relationship prematurely and, in certain arrangements, the partner may have the option to put its interest in the venture to DocGo or acquire DocGo’s stake at a predetermined price, even if the relationship is proving beneficial to DocGo and it would choose to continue the arrangement. If one of DocGo’s ventures or any of its strategic partners is subject to a regulatory investigation or legal dispute or is otherwise the subject of any negative publicity, DocGo may be associated with the matter and similarly harmed, regardless of whether the specific partnership or DocGo itself had any connection to the underlying matters. In addition, DocGo may, in certain circumstances, be liable for the actions of its partners. Contractual relationships such as these can also raise fraud and abuse issues. For example, the Office of Inspector General (the “OIG”) of the U.S. Department of Health and Human Services (“HHS”) has taken the position that certain contractual relationships between a party which makes referrals and a party which receives referrals for a specific type of service may violate the federal Anti-Kickback Statute if not appropriately structured. Any of the foregoing risks or others related to DocGo’s reliance on strategic partnerships and other relationships could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo incurs significant up-front costs in its client relationships and any inability to maintain and grow these client relationships over time or to recover these costs could adversely affect its business.

DocGo’s business strategy depends heavily on achieving economies of scale because its initial up-front investment is costly and the associated revenue is recognized on a ratable basis. DocGo devotes significant resources to establish relationships with its clients and implement its solutions. This is particularly so in the case of large enterprises like those DocGo implements with its healthcare provider partners. Accordingly, DocGo’s results of operations will depend in substantial part on its ability to maintain and grow its relationships with customers over time. Additionally, as DocGo’s business is growing significantly, its client acquisition costs could outpace its build-up of recurring revenue, and DocGo may be unable to manage its total operating costs enough to achieve profitability, or if achieved, to maintain it. If DocGo fails to achieve appropriate economies of scale or if it fails to manage or anticipate demand, its business, financial condition and results of operations could be materially adversely affected.

The growth of DocGo’s business depends, in part, on its ability to execute on its acquisition strategy.

A significant portion of DocGo’s historical growth has occurred through acquisitions, and it anticipates continued growth through acquisitions in the future. DocGo’s growth strategy is primarily focused on geographic expansion, often as part of growing its relationship with an existing healthcare provider partner, and DocGo expects acquisitions to be the primary means of acquiring the infrastructure, licenses or other resources necessary to enter new markets in the future. DocGo is presently evaluating, and expects to continue evaluating on an ongoing basis, a variety of possible acquisition transactions.

DocGo cannot predict the timing of any contemplated transactions, and there can be no assurances that DocGo will identify suitable acquisition opportunities in the geographies into which it expects to grow or, if it does, that any transaction can be consummated on terms acceptable to it. DocGo also competes for acquisitions with other potential acquirers, some of which may have greater financial or operational resources than DocGo. A significant change in DocGo’s business or the economy, an unexpected decrease in cash flows or any restrictions imposed by DocGo’s debt may limit its ability to obtain the necessary capital for acquisitions or otherwise impede its ability to complete an acquisition. Certain proposed acquisitions or dispositions may also trigger regulatory review by governmental agencies, including the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission

(the “FTC”), under their respective regulatory authority. Any delay, prohibition or modification required by regulatory authorities for competitive purposes or otherwise could adversely affect the terms of a proposed acquisition or could require DocGo to modify or abandon an otherwise attractive acquisition opportunity. The failure to identify suitable transaction partners and to consummate transactions on acceptable terms or at all could adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s acquisition strategy exposes it to significant risks and additional costs.

Acquisitions involve risks that the businesses acquired will not perform as expected or provide sufficient infrastructure and other resources necessary to operate in a given geography and DocGo’s judgments regarding the value, strengths and weaknesses and profitability of acquired businesses may prove wrong. DocGo may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, environmental liabilities, liabilities for regulatory violations and liabilities for employment practices, and these liabilities could be significant. In addition, an acquisition could result in the impairment of client relationships and other acquired assets such as goodwill. DocGo may also incur costs and experience inefficiencies to the extent an acquisition expands the services, markets or geographies in which it operates. Acquisitions may require that DocGo incur additional debt to finance the transaction, which could be substantial and limit its operating flexibility or, alternatively, acquisitions may require that DocGo issue stock as consideration, which could dilute share ownership. Acquisitions can also involve post-transaction disputes regarding a number of matters, including a purchase price or working capital adjustment, earn-out or other contingent payments, environmental liabilities or other obligations. DocGo’s recent growth and its acquisition strategy have placed, and will continue to place, significant demands on management’s time, which may divert their attention from DocGo’s day-to-day business operations, and may lead to significant due diligence and other expenses regardless of whether DocGo pursues or consummates any acquisition. DocGo may also not be able to manage its growth resulting from acquisitions due to the number, diversity and geographic disparity of the businesses it may acquire or for other reasons. These and other risks related to acquisitions could adversely affect DocGo’s business, financial condition and results of operations.

Any inability to successfully integrate acquisitions or realize their anticipated benefits could adversely affect DocGo’s business.

Acquisitions require that DocGo integrate separate companies that historically operated independently or as part of another, larger organization, and had different systems, processes and cultures. DocGo may not be able to successfully integrate any business it has acquired or may acquire, or may not be able to do so in a timely, efficient or cost-effective manner. Risks related to the successful integration of an acquired business include:

•        diverting the attention of DocGo’s management and that of the acquired business;

•        merging or linking different accounting and financial reporting systems and systems of internal controls and, in some instances, implementing new controls and procedures;

•        merging computer, technology and other information networks and systems, including enterprise resource planning systems and billing systems;

•        assimilating personnel, human resources, billing and collections, and other administrative departments and potentially contrasting corporate cultures;

•        disrupting relationships with or losses of key clients and suppliers of DocGo’s business or the acquired business;

•        interfering with, or loss of momentum in, DocGo’s ongoing business or that of the acquired company;

•        failure to retain DocGo’s key personnel or that of the acquired company; and

•        delays or cost-overruns in the integration process.

DocGo’s inability to manage its growth through acquisitions, including the integration process, and to realize the anticipated benefits of an acquisition could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to DocGo’s Business and Industry

The COVID-19 pandemic has materially impacted DocGo’s business.

In December 2019, a novel strain of coronavirus (COVID-19) surfaced in Wuhan, China. Since then, the virus has spread globally, including to the United States, and the World Health Organization has declared the outbreak a pandemic and the Secretary of HHS has declared a public health emergency. Public health organizations and international, federal, state and local governments have implemented measures to combat the spread of COVID-19, including restrictions on movement such as quarantines, “stay-at-home” orders and social distancing ordinances and restricting or prohibiting outright some or all forms of commercial and business activity. These measures, or others that may be implemented in the future, although temporary in nature, may become more restrictive or continue indefinitely.

The COVID-19 pandemic and its national and global impact have adversely affected DocGo, particularly in its healthcare transportation segment, and this segment and other aspects of DocGo’s business may be adversely affected by the pandemic and its impact in the future. DocGo’s and its customers’ businesses have generally been classified as “essential” in most jurisdictions, permitting DocGo and its customers to continue operations in most markets. However, there can be no assurance that DocGo’s business or those of its customers’ and suppliers’ will continue to be classified as “essential” in the future, or that DocGo or they will not voluntarily limit or cease operations in one or more markets if it or they believe it is in the company’s or their best interests. For example, healthcare providers have limited the availability of elective procedures, at times entirely stopping these procedures, which has had an adverse impact on DocGo’s revenues related to non-emergency transportation services. DocGo has also determined to increase its reserves for bad debt since the pandemic began because of uncertainty regarding payments from some uninsured consumers. Further, DocGo’s business can put its healthcare professionals in direct contact with patients infected with COVID-19, which significantly increases the risk that DocGo employees will contract the virus. Should there be an outbreak of COVID-19 among DocGo’s employees in one or more of its markets, in response, DocGo may need to significantly reduce or cease operations there. The demands of the pandemic have also placed significant financial burdens on healthcare providers, including DocGo’s healthcare provider partners and other customers, and if one or more of DocGo’s partners or other customers declare bankruptcy or otherwise restrict or cease its operations, DocGo’s business may be harmed. The pandemic may also adversely affect DocGo’s ability to collect accounts receivable. DocGo also utilized several government programs in 2020 related to the pandemic, receiving approximately $1.0 million in payments through the Public Health and Social Services Emergency Fund authorized under the Coronavirus Aid, Relief and Economic Security Act and related legislation as well as various state and local programs, net of amounts that will be repaid to HHS. DocGo also received accelerated Medicare payments of approximately $2.4 million that were required to be repaid beginning in April 2021. See Note 18 to the notes to the unaudited condensed consolidated financial statements of Ambulnz included elsewhere in this prospectus.

DocGo’s cost structure has also been adversely impacted by the pandemic. A number of DocGo’s suppliers have also been negatively impacted by the COVID-19 pandemic and there have been significant disruptions in its supply chains, particularly with respect to the personal protective equipment, or PPE, that DocGo’s healthcare professionals require to do their jobs. At times, sufficient levels of PPE have not been available and these shortages have limited DocGo’s ability to meet demand and provide its services to customers in a timely manner. Further, the demand for PPE in the healthcare industry and public at large caused by the pandemic has significantly increased the cost of PPE and DocGo may not be able to recover these increased costs in the rates it charges for its services, which could adversely affect DocGo’s profitability. Limitations on the availability or increases in the price of PPE have and could in the future continue to adversely affect DocGo’s business and results of operations. DocGo’s suppliers’ businesses have similarly generally been classified as “essential business” permitting operations to continue, but DocGo cannot be certain that it suppliers will continue to be classified as “essential” or that they will not voluntarily limit or cease operations or that a sufficient quantity of PPE will be available and at prices that fit within DocGo’s cost structure.

DocGo’s management is focused on mitigating the impact of COVID-19 on its business and the risk to its employees. This focus has diverted management’s attention away from normal business operations. Additionally, DocGo has taken a number of precautionary measures intended to mitigate the impact of COVID-19 on its business and the risk to its employees, including implementing detailed cleaning and disinfecting processes at its facilities and across its fleet, adhering to social distancing protocols and encouraging employees to work from home when possible, any of which could adversely affect DocGo’s business. While these measures and others DocGo may take are temporary, they may continue until the pandemic is contained and restrictions on movement or commercial and business activity and related orders or ordinances are sufficiently modified or lifted, and could amplify existing risks or introduce new risks that could adversely affect DocGo’s business, including, but not limited to, risks related to internal controls and cybersecurity and others identified in these risk factors. For example, DocGo’s platform and the other systems or networks used in its business may experience an increase in attempted cyberattacks seeking to take advantage of shifts to employees working remotely using their household or personal Internet networks and to leverage fears promulgated by the COVID-19 pandemic. Conversely, the pandemic has significantly increased the demand for DocGo’s remote and mobile testing and vaccination services and many of these contracts are on a short-term basis, often spanning only a number of weeks or months. It is unlikely this new demand will be sustained in the long term, at least with respect to COVID-19-related testing and vaccination, particularly if the pandemic subsides, and there can be no assurances that DocGo will be able to find alternative revenue streams to compensate for the loss.

The pandemic has adversely affected many industries as well as the economies and financial markets of many countries, including the United States, causing a significant deceleration of economic activity. This slowdown has reduced production, decreased demand for a broad variety of goods and services, diminished trade levels, and led to widespread corporate downsizing, causing a sharp increase in unemployment. There has also been disruption to and extreme volatility in the global capital markets, which could increase the cost of, or entirely restrict access to, capital. The impact of this pandemic on the U.S. and world economies is uncertain and, until the pandemic is contained, these adverse impacts could worsen, impacting all segments of the global economy, and result in a significant recession or worse.

Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on local, state, national and global levels. While DocGo expects the pandemic and related events will continue to impact its business, the unpredictable and unprecedented nature of the pandemic, including new variants and the extent to which vaccines will be made available globally, makes it impractical to identify all potential risks or estimate the full extent and scope of the impact on DocGo’s business and industry, as well as national, regional and global markets and economies. Accordingly, DocGo’s ability to conduct its business in the manner previously or currently expected could be materially and adversely affected, and any of the foregoing risks and uncertainties as well as those that have not yet manifested themselves or been identified could materially and adversely affect DocGo’s business, financial condition and results of operations. The pandemic may also have the effect of heightening many of the other risks described herein.

The high level of competition in DocGo’s industry could adversely affect its business.

The medical transportation industry is highly competitive. In providing these services to DocGo’s healthcare provider partners, individual customers and municipalities, DocGo competes with governmental entities, including cities and fire districts, hospitals, local and volunteer private providers, as well as other regional and local private companies. The industry also includes several large national and regional providers such as Rural/Metro Corporation, Falck, American Medical Response (AMR), Southwest Ambulance, Paramedics Plus and Acadian Ambulance. The most important competitive factors in the medical transportation services industry include the ability to improve customer service, such as on-time performance and efficient call intake; to provide comprehensive clinical care; and to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel. Pricing, billing and reimbursement expertise are also very important.

While the telehealth market is in an early stage of development, it is competitive and DocGo expects it to attract increased competition, which could make it difficult for DocGo to succeed. The major competitors in the industry include much larger, national or regional telehealth providers such as Teladoc, Livongo, Amwell, and One Medical that generally provide telehealth on behalf of self-insured employers and insurance plans. These competitors, however, generally do not provide direct patient care or last-mile care on behalf of the provider organization. DocGo also believes there are several smaller, private organizations providing in-home or in-site care utilizing different, higher cost healthcare providers. Non-traditional providers and others such as large health systems or payors, some of which may be DocGo customers or partners, may enter the space using consumer-grade video conferencing platforms such as Zoom and Twilio or develop innovative technologies or business activities that could be disruptive to the industry. Competition could also increase from large technology companies such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may develop their own telehealth solutions, as well as from large retailers like Walmart, which see an opportunity in the surge in interest in telehealth in connection with the COVID-19 pandemic. Competition in the telehealth industry is primarily based on scale; ease of use, convenience and accessibility; brand recognition; breadth, depth, and efficacy of telehealth services; technology; clinical quality; customer support; cost; reputation; and customer satisfaction and value.

DocGo may not be successful in maintaining or growing its competitive position in one or more of its existing markets or in those into which it may expand. Some of DocGo’s competitors may have access to greater financial or other resources than it does, which may afford them greater power, efficiency, financial flexibility, geographical reach or capital resources for growth. In addition, some of DocGo’s competitors are vertically integrated and can leverage this structure to their advantage. DocGo may fail to identify optimal service or geographic markets, focus its attention on suboptimal service or geographic markets or fail to execute an appropriate business model in certain service or geographic markets. DocGo’s competitors may develop new services or technologies that are superior to DocGo’s, develop more efficient or effective methods of providing services or adapt more quickly, efficiently or effectively than DocGo does to new technologies and opportunities. DocGo’s competitors may be positioned to provide better service or influence customer requirements, or more quickly respond to changing customer requirements, and thereby establish stronger customer relationships. DocGo’s competitors may offer their services at lower prices because, among other things, they possess the ability to provide similar services more efficiently, as part of a bundle with other services or generally at a lower cost. These pricing pressures could require DocGo to lower its prices to at or below its costs, requiring DocGo to sacrifice margins or incur losses. Alternatively, DocGo may choose to forgo entering certain markets or exit others, which would limit its growth and competitive reach. Any failure by DocGo to compete or to generally maintain and improve its competitive position could adversely affect its business, financial condition and results of operations.

DocGo’s revenue would be adversely affected if it loses some or all of its business under existing contracts.

A significant portion of DocGo’s revenue growth has historically resulted from increases in the business and related fees it collects under existing contracts and the addition of new contracts. DocGo’s contracts with healthcare providers and other customers generally have terms of one to three years and most of its contracts are terminable by either of the parties upon notice of as little as 30 days. Many of the pandemic-specific testing and vaccination contracts have much shorter terms, as little as a number of weeks or months, and there is no certainty these revenue streams can be sustained at existing levels, regardless of whether the pandemic is brought under control. Even if DocGo has an existing contract with a healthcare provider it does not create any exclusive relationship and even if DocGo is given preferred status, the customer often still does business with one or more of DocGo’s competitors. For example, execution under DocGo’s medical transportation services contracts requires that an ambulance or other necessary fleet vehicle be available and within a certain proximity and the time of need and, if one is not, the customer will seek alternative options. Furthermore, certain of DocGo’s contracts will expire during each fiscal period, and DocGo may be required to seek renewal of these contracts through a formal bidding process that often requires written responses to a request for proposal. Even if DocGo is successful in renewing the contract, it may contain terms that are not as favorable to DocGo as its current contracts. There can be no assurances that DocGo will successfully retain its existing contracts and any loss of contracts or reduction in services provided thereunder or under any renewal would have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s reliance on government contracts could adversely affect its business.

While DocGo’s government contract work has historically represented a small portion of its revenue, this work has recently increased, representing approximately less than 1% and 8.6% of DocGo’s revenue for the years ended December 31, 2019 and 2020, respectively, and maintaining and continuing to grow this revenue stream is an important part of DocGo’s growth strategy. However, government contract work is subject to significant risks and uncertainties. Only eligible parties can bid on and service most government contracts, which requires DocGo to comply with various statutes, rules, regulations and other governmental policies, including those related to wages, benefits, overtime, working conditions, equal employment opportunity, affirmative action and drug testing. If DocGo fails to comply with any of these requirements it may be suspended or debarred from government work or subject to various administrative sanctions and civil and criminal penalties and fines. Government contract work subjects DocGo to government audits, investigations, and proceedings, which can cause similar results if it is determined that a statute, rule, regulation, policy or contractual provision has been violated. Audits can also lead to adjustments to the amount of contract costs DocGo believes are reimbursable or the ultimate amount DocGo may be paid under the agreement.

Additionally, governments are typically under no obligation to maintain funding at any specific level, and funds for government programs can be eliminated with little or no notice. As a result, contracts with government agencies may only be partially funded or may be terminated, and DocGo may not realize all of the potential revenue from those contracts. Government contracts typically can be paused or canceled entirely at any time, in whole or in part, for the government’s convenience or for default with little or no prior notice. Under these circumstances, the contractor typically receives payment only for the lesser of the work completed or the amount authorized under the contract, but not the anticipated revenue and profit that would have been earned had the contract been completed. A temporary stoppage or delay or the complete cancellation of a project can create inefficiencies, such as leaving portions of DocGo’s fleet idle for a significant period of time, cause DocGo to lose some or all of its investment in the project or result in financial and other damages that DocGo may not be able to recover from the government. The timing of project awards, including expansions of existing projects, is also unpredictable and can involve complex and lengthy negotiations and competitive bidding processes. Other risks associated with government contracting include more extended collection cycles and heightened or unlimited indemnification obligations. Any failure to maintain and grow DocGo’s government contract revenues for one or more of these or any other reasons could adversely affect DocGo’s business, financial condition and results of operations.

A significant portion of our recent revenue growth is derived from a small number of large customers.

A significant portion of our revenues and income growth in 2021 was derived from a from a limited number of customers. For the nine month period ended September 30, 2021, one local municipal customer accounted for approximately 44% of sales and 42% of accounts receivable. For the year ended December 31, 2020, approximately 5.9% of our total revenues and 9.1% of accounts receivable were from such customer. Services are provided under contracts with the various agencies of the municipality and are not guaranteed, and are terminable at will by the particular agency. We cannot assure you that this customer or other large customers will continue to do business with us on terms or at rates currently in effect, or will not elect to do business with our competitors or perform their own services themselves. The loss of one of our top customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business, financial condition and results of operations.

DocGo’s labor costs are significant and any inability to control those costs could adversely affect its business.

Labor costs are DocGo’s largest fixed cost, representing approximately 59.9% and 45.7% of its 2020 and 2019 revenues, respectively. DocGo competes with other healthcare providers in attracting these professionals, including EMTs, paramedics and nurses, to support its operations. In some markets, the lack of availability of clinical personnel has become a significant operating issue facing all healthcare providers. This shortage may require DocGo to continue to enhance wages and benefits to recruit and retain qualified personnel or to identify and contract with more expensive temporary personnel. DocGo also depends on the available labor pool of technology-skilled workers in certain of the markets in which it operates.

If DocGo’s labor costs increase, it may not be able to raise rates to offset these increased costs. Because a significant percentage of DocGo’s revenue consists of fixed, prospective payments, its ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than its revenues, DocGo’s results of operations and cash flows will likely be adversely affected.

Any union activity that may occur within DocGo’s workforce in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of DocGo’s employees are currently represented by a collective bargaining agreement, to the extent a significant portion of its employee base unionizes, it is possible DocGo’s labor costs could increase materially. DocGo’s failure to recruit and retain qualified healthcare professionals, or to control labor costs, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s inability to collect on its customer receivables or unfavorable shifts in payor mix could adversely affect its business.

The general practice in DocGo’s industry is to provide medical services in advance of payment and, in many cases, prior to any assessment of the patient’s ability to pay. DocGo ultimately bills a number of different payors, including private insurance, Medicare and Medicaid, the healthcare provider or facility and self-pay patients. These different payors typically have different billing, coding, documentation and other compliance requirements that DocGo must satisfy and any procedural deficiencies or incorrect or incomplete information could result in delays or partial or complete non-payment for the services DocGo rendered. Changes in payor mix, particularly those that increase the percentage of patients covered by lower paying government programs as compared to private insurance or that increase the percentage of self-pay patients, can reduce the amount DocGo receives for its services and adversely affect DocGo’s ability to collect on its receivables. The ability to bill and collect on certain accounts may also be limited by statutory, regulatory and investigatory initiatives such as restrictions on charges for out-of-network services or by private lawsuits, including those directed at healthcare charges and collection practices for uninsured and underinsured patients. Other factors that can adversely affect DocGo’s billing and collection efforts include general economic conditions, disputes between payors as to which party is responsible for payment, variation in coverage for similar services among various payors and the ability of individual patients to pay. In addition, DocGo recently internalized its billing and collection functions, services that were historically provided by third parties. Any transition of this nature carries significant risks and uncertainties and the failure of these departments to operate efficiently and effectively could cause periodic or prolonged disruptions to DocGo’s billing and collection efforts or create other unanticipated inefficiencies. These and other risks and uncertainties that impact DocGo’s ability to timely bill and collect on its receivables or the amount DocGo can charge for its services could adversely affect DocGo’s business, financial condition or results of operations.

DocGo may not accurately assess the costs it will incur under new revenue opportunities.

DocGo must accurately assess the costs it will incur in providing services in order to realize adequate profit margins and otherwise meet its financial and strategic objectives, particularly with respect to the expansion of its telehealth business. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, and pricing new services that DocGo has not previously offered, more difficult. Starting new contracts and service offerings may also negatively impact cash flow as DocGo absorbs various expenses before it is able to bill and collect revenue associated with the new contracts or services. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than DocGo anticipates. Any failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo may enter into a large-scale deployment of resources in response to a national emergency as a subcontractor to FEMA, which may adversely affect DocGo’s business.

DocGo does not believe that a FEMA deployment would adversely affect its ability to service its customers. DocGo is not contractually obligated to respond to FEMA requests. However, if management elects to participate, any significant FEMA deployment requires significant management attention and could reduce DocGo’s ability to pursue other opportunities and to pursue geographic expansion and its growth strategies, which could have an adverse effect on DocGo’s business, financial condition and results of operations.

DocGo may face litigation and other risks as a result of Motion’s restatement of its historical financial statements and related matters.

Motion previously accounted for its outstanding Public Warrants and Private Warrants as components of equity instead of as derivative liabilities. The Warrant Agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021 (the “SEC Staff Statement”), Motion’s management further evaluated the Public Warrants and Private Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Based on management’s evaluation, Motion’s audit committee, in consultation with management, concluded that the Public Warrants and Private Warrants are not indexed to Motion’s common stock. As a result, Motion reclassified the Public Warrants and Private Warrants as derivative liabilities. Under this accounting treatment, Motion was required to measure the fair value of the Public Warrants and Private Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in Motion’s operating results for the current period.

As a result of the foregoing matters, DocGo may become subject to additional risks and uncertainties, including, among others, unanticipated costs for accounting and legal fees, the increased possibility of legal proceedings, shareholder lawsuits, governmental agency investigations, and inquiries by Nasdaq or other regulatory bodies, which could cause investors to lose confidence in our reported financial information and could subject DocGo to civil or criminal penalties, shareholder class actions or derivative actions. DocGo could face monetary judgments, penalties or other sanctions that could have a material adverse effect on its business, financial condition and results of operations and could cause our stock price to decline. If any such actions occur, they will, regardless of the outcome, consume a significant amount of management’s time and attention and may result in additional legal, accounting, insurance and other costs. If DocGo does not prevail in any such proceedings, DocGo could be required to pay damages or settlement costs.

DocGo is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Common Stock less attractive to investors.

DocGo is an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, DocGo is only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, DocGo is not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. DocGo has elected to take advantage of such extended transition period. DocGo cannot predict whether investors will find Common Stock to be less attractive as a result of its reliance on these exemptions. If some investors find the Common Stock to be less attractive as a result, there may be a less active trading market for Common Stock and the price of the Common Stock may be more volatile than the historical trading market and price of Motion’s Class A Common Stock.

DocGo will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which DocGo has total annual gross revenue of $1.07 billion; (ii) the last day of DocGo’s fiscal year following the fifth anniversary of the Initial Public Offering (or December 31, 2025); (iii) the date on which DocGo issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Common Stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that DocGo chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact DocGo’s financial condition.

Risks Related to DocGo’s Limited Operating History

DocGo’s limited operating history may make it difficult to evaluate its business, which may be unsuccessful.

DocGo has a limited operating history since its inception in 2015. As such, there is limited information on which to base an evaluation of its business and prospects. DocGo’s operations are subject to all of the risks inherent in the establishment of a recently formed business and its success may be limited by expenses, difficulties, inefficiencies, complications and delays, including the need for additional financing, challenges with the successful commercialization of its services and its geographic expansion, market and customer acceptance of its services and technologies, unexpected issues with federal or state regulatory authorities, competition from larger operations, uncertain intellectual property protection, fluctuations in expenses and dependence on corporate partners and collaborators. Any failure to successfully address these and other risks and uncertainties commonly associated with early stage companies could seriously harm DocGo’s business and prospects, and it may not succeed given the challenges it faces in the markets in which it operates or may choose to expand in the future. Additionally, the idea of providing healthcare transportation services with significant reliance on a mobile platform is novel, the telehealth industry is nascent and still evolving and there are no well-established companies offering the “last-mile” telehealth solutions that DocGo offers, all of which carry its own unique risks, including market and consumer acceptance and adoption. Any evaluation of DocGo’s business and its prospects must be considered in light of these factors and the other risks and uncertainties frequently encountered by companies in this early stage of development. No assurance can be given that DocGo will successfully navigate these issues or implement any of its growth strategies in a timely or effective manner, which would negatively impact DocGo’s business, financial condition and results of operations.

DocGo has a history of losses, expects its operating expenses to increase significantly in the foreseeable future and may not achieve or sustain profitability.

DocGo has experienced a net loss in each year since inception, including net losses of $15.1 million and $21.2 million for the fiscal years ended December 31, 2020 and December 31, 2019, respectively, and, as of December 31, 2020, DocGo had an accumulated deficit of $87.2 million. While DocGo has been able to generate revenues and believes its business strategy provides for predictable revenue streams in future periods, the business may not be able to increase revenues in future periods and may continue to incur net losses for some time as it continues to grow. It is difficult for DocGo to predict its future results of operations, and it expects its operating expenses to increase significantly over the next several years as it continues to expand its operations and infrastructure, acquire additional vehicles, hire additional personnel, make and integrate future acquisitions and invest in technology and research and development. In addition to the costs to grow its business, DocGo also expects to incur significant additional legal, accounting and other expenses as a newly public company. If DocGo fails to increase its revenue to offset the increases in its operating expenses, DocGo may not achieve or sustain profitability in the future.

If DocGo is unable to effectively manage its growth, its financial performance and future prospects will be adversely affected.

Since DocGo’s inception in 2016, it has experienced rapid growth in the United States and more recently, internationally in the United Kingdom, and its expects to continue to grow in the future. For example, DocGo’s revenues have grown from $30.9 million in the year ended December 31, 2017 to $94.1 million in the year ended December 31, 2020, and DocGo’s employee base has grown to more than 2,250 in just over four years. This growth has placed, and may continue to place, significant strain on DocGo’s management, its operational and financial infrastructure and its controls and procedures, which may not be adequate to support this growth or sustain further expansion in the future.

DocGo’s ability to effectively manage its growth has required and will continue to require it to expand and improve its operational and financial infrastructure, including its controls and procedures, and to retain, attract, train, motivate and manage employees, including qualified medical professionals, operations personnel and financial and accounting staff. Additionally, DocGo has needed to and will continue to need to integrate new technologies and acquisitions into its existing business and establish consistent policies across regions and functions. Achieving these goals has required DocGo to commit substantial financial, operational and technical resources, and DocGo expects these demands to persist, and very likely may increase, as it continues to grow in the future.

This expansion and increasing complexity of DocGo’s business has placed significant strain on its operations, personnel and systems and further growth in the future could restrict DocGo’s ability to develop and improve its operational, financial and management controls and enhance its reporting systems and procedures. If DocGo is not able to expand its operations and attract, train and retain additional qualified personnel in an efficient manner, DocGo’s operations and services will be adversely affected and its customers may choose one or more of its competitors. Additionally, DocGo’s failure to maintain or upgrade its technology infrastructure effectively to support its growth or otherwise maintain its technological competitive advantage could result in unanticipated system disruptions, slow response times, or an unsatisfactory customer experience. An inability to maintain effective management, financial and reporting systems, controls and procedures could adversely affect DocGo’s ability to provide timely and accurate financial information or result in a misstatement of account balances or disclosures. If DocGo is unable to effectively manage its recent or future growth, its operations may suffer, which would adversely affect DocGo’s business, financial condition and results of operations.

Risks Related to Technology

DocGo’s business depends on numerous complex information systems and any failure to successfully maintain these systems could adversely affect its business.

DocGo depends on complex, integrated information systems and standardized procedures for operational and financial information and its billing operations. DocGo may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle its volume and changing needs. For example, DocGo recently implemented new information systems and processes in connection with internalizing its billing and collection functions, services that were historically provided by third parties, and any failure of these systems could adversely affect DocGo’s ability to submit and collect claims in a timely manner or at all. DocGo also uses the development and implementation of sophisticated and specialized technology such as its platform to differentiate its services from its competitors and improve DocGo’s profitability.

DocGo may experience unanticipated delays, complications and expenses in implementing, integrating and operating its systems. Any system disruption can adversely affect DocGo’s ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. While DocGo has disaster recovery systems and business continuity plans in place, any disruptions in its disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, limit DocGo’s capacity to effectively monitor and control its operations. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s dependence on the performance of its innovative platform and reliability of the Internet and similar infrastructures could adversely affect its business.

DocGo’s technology platform is one of its primary competitive advantages and its business depends in significant part on the performance and reliability of the Internet and other mobile infrastructures and communication systems to ensure access to and the functionality of its platform. Disruptions in Internet infrastructure or GPS signals or the failure of telecommunications network operators to provide DocGo with the bandwidth it needs to operate its platform and provide its services, whether as a result of power outage, telecommunications delay or failure, security breach or otherwise, could result in delays or interruptions and interfere with the speed and availability of DocGo’s platform. DocGo may also operate in jurisdictions that provide limited Internet connectivity, particularly as it expands into more rural areas and internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt or increase the cost to access DocGo’s platform. In addition, DocGo has no control over the costs of the services provided by national telecommunications operators and if mobile Internet access fees or other charges to Internet users increase, consumer traffic may decrease. Any such failure in or disruptions to Internet or mobile device accessibility, even for a short period of time, could adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s platform is highly technical and its failure to operate effectively could adversely affect DocGo’s business.

DocGo’s business and its competitive advantage are dependent upon its ability to maintain operation and functionality of its platform, which is a complex system composed of many interoperating components and incorporates both proprietary and open source software. The software and other components used in the platform may now or in the future contain undetected errors, bugs, vulnerabilities or limitations, some of which may only be discovered after the code has been released. These types of errors, misconfigurations of its systems, and unintended interactions between systems or other limitations could result in platform downtime impacting the availability of DocGo’s services. In addition, updates or expansions to DocGo’s platform of the software it relies upon may inadvertently cause interruptions in the availability or functionality of the technology. DocGo also relies on co-located data centers for the operation of its platform and, if one or more of these data centers fail, DocGo’s platform may not operate effectively or at all. If sustained for more than a brief period of time or repeated, these outages or other failures could, among other things, reduce the utility or attractiveness of DocGo’s platform to users, expose DocGo to liability if a patient’s health is adversely affected, result in negative publicity or damage DocGo’s reputation, cause DocGo to fail to comply with certain federal, state or foreign reporting obligations, and have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo relies on third-party mobile operating systems and application marketplaces to make its platform available and any failure to effectively operate across these operating systems and within these marketplaces could adversely affect DocGo’s business.

One of the most important features of DocGo’s platform is its broad interoperability with and availability on a range of devices, operating systems and third-party applications, including iOS and Android and their respective application marketplaces. DocGo does not have any control over these third-party operating systems and technologies or their respective marketplaces and there can be no assurances that these third parties will maintain their current structures. DocGo may also not be successful in developing or maintaining relationships with key participants in the mobile industry and there is no certainty that one or more will not change the fees to list DocGo’s platform for download. Further, as new mobile devices and mobile platforms are released, there is no guarantee that all mobile devices will continue to support DocGo’s platform or effectively roll out any updates. Any changes in these technologies, operating systems or marketplaces or the emergence of new alternatives that degrade the functionality of DocGo’s platform, increase the cost of using DocGo’s platform or make DocGo’s platform more difficult to access or otherwise unavailable could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s reliance on third-party service providers could adversely affect its business.

DocGo’s success depends in part on its integrations and relationships with third-party service providers, particularly third-party providers of technology related services. DocGo also uses a combination of third-party cloud computing services and co-located data centers in the United States and in the United Kingdom, including those of Amazon Web Services, over which DocGo has no control. These third-party operations, services and co-located data centers may experience disruptions, including break-ins, computer viruses, denial-of-service attacks and other misconduct and may be vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes and similar events. DocGo’s systems do not provide complete redundancy of data storage or processing, and as a result, the occurrence of these or other similar events, a decision by the third-party service providers to cease providing a service or close a co-located data center without adequate notice, or other unanticipated problems may result in DocGo’s inability to service data reliably or require it to find an alternative or migrate its data to a new on-premises data center or cloud computing service. Additionally, the contracts pursuant to which the service is provided, including the co-located data center facility agreements, can be of limited durations, and the third party generally has no obligation to renew their agreements with DocGo, whether on commercially reasonable terms or at all. These agreements can often be terminated on short notice. DocGo may not be able to easily switch to another service or cloud or data center provider in the event of any disruptions or interference to the services it uses, and even if it does, other providers are subject to the same risks and may not be available on commercially reasonable terms or at all. Any need to change a service provider or find a new cloud or data center could be time consuming and costly and may result in the loss of data and significantly interrupt the functionality of DocGo’s platform and its ability to provide its services. Further, any negative publicity related to any of DocGo’s third-party partners, including any publicity related to quality standards or safety concerns, could similarly affect DocGo’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks related to DocGo’s reliance on third-party services providers could have a material adverse effect on its business, financial condition and results of operations.

DocGo’s reliance on third-party software, including open source software, could adversely affect its business.

DocGo’s success depends in part on its integrations and relationships with third-party software providers and expects that DocGo will continue to do so in the future in connection with the development and expansion of DocGo’s offerings and technologies. For example, DocGo’s use of Google Waze for the mapping and traffic function is critical to the functionality of its ShareLink technology. DocGo does not believe that an alternative mapping solution exists that can provide the scale and functionality that DocGo requires to offer these features in all of the markets in which it operates or may expand. DocGo also relies on third-party encryption and authentication technologies licensed from third parties that are designed to securely transmit electronic medical records and other personal patient information. DocGo uses third-party software internally as well, including for communication purposes. If these third parties cease to provide access to the software that DocGo uses, if it is not available on terms that DocGo believes to be reasonable, or it is not available in the most current version, DocGo may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Some of DocGo’s technology partners may also take actions which disrupt the utility of the software to DocGo or the interoperability of DocGo’s platform with their own products or services, or exert strong business influence on DocGo’s ability to and the terms on which it operates and distributes its platform. Additionally, third-party services and products are constantly evolving, and DocGo may not be able to modify its operations or platform to assure its compatibility with that of other third parties following development changes. DocGo’s third-party licenses are typically non-exclusive and its competitors may obtain the right to use any of the technology covered by these licenses to compete directly with it. If any of DocGo’s technology partners limits access or modifies their products, standards or terms of use in a manner that degrades the functionality or performance of DocGo’s platform, that is otherwise unsatisfactory or adverse to DocGo, or that gives preferential treatment to competitive products or services, DocGo’s business, financial condition and results of operations could be adversely affected.

DocGo also uses third-party open source software in connection with its business and the development and operation of its platform, which carries its own unique risks. From time to time, companies that use third-party open source software have faced claims of ownership or challenging the use of such open source software and their compliance with the terms of the applicable open source license. Some open source licenses require end users who distribute or make available across a network software and services that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code, meaning DocGo’s ability to protect its intellectual property rights in such software source code may be limited or lost entirely and DocGo would not be able to prevent competitors or others from using the code and developing competing technologies. While DocGo employs practices designed to monitor its compliance with third-party open source software licenses and to protect its valuable proprietary source code, DocGo has not run a complete open source license review and may inadvertently use third-party open source software in a manner that exposes it to claims of non-compliance with the applicable license terms, including claims for infringement of intellectual property rights or for breach of contract. Furthermore, there is an increasing number of different types of open-source software licenses, most of which have not been tested in a court of law, resulting in a significant absence of guidance regarding the proper legal interpretation of these licenses. If DocGo was to receive a claim of non-compliance with the terms of any of its open source licenses, it may be required to publicly release some or all of its proprietary source code or expend substantial time and resources to re-engineer some or all of its software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise DocGo’s platform. Any of the foregoing or other risks related to the use of open source software could have an adverse effect on DocGo’s business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive business, customer or patient information or prevent DocGo from accessing critical information and expose it to liability, which could adversely affect DocGo’s business.

DocGo is highly dependent on information technology networks and systems, including on-site systems, managed data center systems and cloud-based computing center system, to securely process, transmit and store sensitive data and information, such as protected health information (“PHI”) and other types of personal data or personally identifiable information (“PII”) relating to its employees, customers, patients and other confidential or proprietary business information. Computer malware, viruses, spamming, and phishing attacks have become more prevalent, have occurred on DocGo’s systems in the past, and may occur on DocGo’s systems in the future. Various other factors may also cause system failures, including power outages, catastrophic events, inadequate or ineffective redundancy, issues with upgrading or creating new systems or platforms, flaws in third-party software or services, errors or intentional acts by DocGo’s employees or third-party service providers, or breaches in the security of these systems or platforms. These and other issues can create system disruptions, shutdowns or unauthorized access to or disclosure or modifications of such sensitive data or information, including PHI or PII. DocGo also utilizes third-party service providers for important aspects of the collection, storage, processing and transmission of this sensitive information and therefore is dependent on these third parties to similarly manage cybersecurity risks.

Because of the sensitivity of the PHI, other PII and other sensitive information DocGo and its service providers collect, store, transmit, and otherwise process, the security of DocGo’s technology platform and other aspects of its services, including those provided or facilitated by DocGo’s third-party service providers, are important to DocGo’s operations and business strategy. DocGo takes certain administrative, physical and technological safeguards to address these risks, such as by requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. DocGo is also in the process of upgrading its systems to be ISO 27001 and Service Organization Controls (SOC) 2 compliant. Measures taken to protect DocGo’s systems, those of its contractors or third-party service providers, or the PHI, other PII, or other sensitive information DocGo or contractors or third-party service providers process or maintain, may not adequately protect DocGo from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. Additionally, updates or upgrades to systems, including those currently underway with respect to ISO 27001 and SOC 2 compliance, are time-consuming and effective, may not operate as designed and could create new inefficiencies or vulnerabilities. DocGo may also be required to expend significant capital and other resources to address problems caused by security breaches. Despite DocGo’s implementation of security measures, cyberattacks are becoming more sophisticated and frequent. As a result, DocGo or its third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures. If DocGo is unable to earn and maintain necessary certifications, including ISO 27001 and SOC 2 compliance, it could result in reputational harm, customer churn and adversely affect DocGo’s ability to provide its services.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, patient information, including PHI or other PII, or other sensitive information DocGo or its contractors or third-party service providers maintain or otherwise process, could harm DocGo’s reputation, compel it to comply with breach notification laws, cause it to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require DocGo to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If DocGo is unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that DocGo has been unable to do so, its operations or the functionality of its innovative technology could be disrupted, it may be unable to provide access to its systems, and it could suffer a loss of customers, and it may as a result suffer loss of reputation, adverse impacts on customer, consumer and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of DocGo’s systems or those of any of its third-party service providers could compromise DocGo’s networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations and related rules (collectively, “HIPAA”), and regulatory penalties. See the section of this proxy statement/consent solicitation statement/prospectus titled “Description of DocGo’s Business — Regulatory Matters.” Unauthorized access, loss or dissemination could also disrupt DocGo’s operations, including its ability to perform its services, access customer and patient health information, collect, process, and prepare company financial information, and provide information about DocGo’s current and future services. Any such breach could also result in the compromise of DocGo’s trade secrets and other proprietary information, which could adversely affect DocGo’s business and competitive position. While DocGo maintains insurance covering certain security and privacy damages and claim expenses, it may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

As of the date of this filing, DocGo has not been impacted by any security breaches to its technology platform, including its on-site systems, managed data center systems and cloud-based computing center system.

Other Risks Related to DocGo’s Business

DocGo depends on its key management personnel.

DocGo’s success depends to a significant degree upon the contributions of certain key management personnel including, but not limited to, its founder Stan Vashovsky and the other officers listed in this prospectus. If any of DocGo’s key management personnel were to cease employment with it, DocGo’s operating results could suffer. DocGo’s ability to retain its key management personnel or to attract suitable replacements should any member(s) of its management team leave is dependent on the culture the leadership team fosters and on the competitive nature of the employment market, particularly in a heavily regulated industry like that of DocGo. DocGo does not have key management life insurance that would provide it with proceeds in the event of death or disability of any of its key management personnel. The loss of services from key management personnel or any inability to find a suitable replacement should there be turnover at those positions could materially and adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s inability to successfully recruit, train and retain qualified healthcare professionals could adversely affect its business.

The pool of qualified healthcare professionals, including EMTs, paramedics and nurses, available to staff DocGo’s broad spectrum of contracts and customer needs is limited and DocGo invests significant resources to attract, train and retain these professionals. There is a relatively high rate of turnover in healthcare professional positions and, with DocGo’s expansion, its requirements in these positions have increased significantly. A significant number of employees have joined DocGo in recent years as it has grown and DocGo’s success is dependent on its ability to maintain and instill its culture, align its talent with its business needs, engage its employees and inspire them to be open to change, to innovate and to maintain a customer-driven focus when delivering its services. As such, DocGo’s ability to recruit, train and retain a sufficient number of qualified healthcare professionals has a direct impact on its operations.

DocGo has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining healthcare professionals with appropriate qualifications, a difficulty that is amplified by the scope of the geographic and demographic diversity of the markets in which DocGo operates or may expand into in the future. Moreover, DocGo’s customers, including the healthcare providers with which it partners, have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts, which also decreases the number of healthcare professionals who may be qualified to staff certain of DocGo’s contracts. DocGo competes with other companies to recruit and retain these qualified healthcare professionals, including DocGo’s direct competitors, government and private emergency and first responders as well as healthcare providers, including DocGo’s partners and customers. Competition to fill these positions can be even greater in certain geographic regions, including more rural or economically depressed areas. In addition, the COVID-19 pandemic has significantly increased the demand for healthcare professionals in all regards, which makes it more difficult for DocGo to attract and retain the necessary qualified professionals. If DocGo is unable to attract, train and retain highly qualified healthcare professions, or if turnover rates are higher than it anticipates, it could have an adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s failure to protect or enforce its intellectual property rights could adversely affect its business.

DocGo’s success is dependent in part upon protecting its intellectual property rights and technology, including code, information, data, processes and other forms of information, know-how and technology. DocGo relies on a combination of patents, copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect its intellectual property. DocGo also enters into confidentiality and invention assignment agreements with its employees and consultants and enters into confidentiality agreements with certain of its third-party providers and strategic partners. However, these and other steps DocGo takes to protect its intellectual property may not be sufficient or effective.

Many intellectual property protections do not prevent competitors or others from independently developing technologies that are substantially equivalent or superior to DocGo’s offerings. Further, it may still be possible for competitors and other unauthorized third parties to copy DocGo’s technology and use its proprietary information to create or enhance competing platforms, solutions and services. DocGo also enters into strategic partnerships, joint development and other similar agreements with third parties where intellectual property arising from such partnerships may be jointly owned or may be transferred or licensed to the counterparty. These arrangements may limit DocGo’s ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to the joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly owned intellectual property or DocGo’s ability to compete in the market. As DocGo expands its international activities, its exposure to unauthorized use, copying, transfer and disclosure of proprietary information will likely increase as the laws of some countries do not provide the same level of intellectual property protection as do the laws of the United States and effective intellectual property protections may not be available or may be limited and harder to enforce in some jurisdictions.

DocGo may be required to spend significant resources in order to monitor and protect its intellectual property rights, and some violations may be difficult or impossible to detect. And, even if DocGo does detect violations of its intellectual property rights, it may need to engage in litigation or other actions to enforce its rights. Any enforcement efforts, and litigation in particular, could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of DocGo’s intellectual property. DocGo’s efforts to enforce its intellectual property rights may also be met with defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. DocGo’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or extensive enforcement activities, could impair the functionality of DocGo’s platform, delay introductions of enhancements to the platform, result in DocGo’s substituting inferior or more costly technologies into its platform, harm DocGo’s reputation or brand and otherwise have a material adverse effect on its business, financial condition and results of operations.

Claims by others that DocGo infringed their proprietary technology or other intellectual property rights could adversely affect DocGo’s business.

From time to time third parties may assert claims of infringement of intellectual property rights against DocGo. In addition, third parties have sent DocGo correspondence regarding various allegations of intellectual property infringement. DocGo incorporates technology from third parties into its platform and, as such, cannot be certain that these licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which DocGo may operate. As DocGo gains an increasingly higher public profile, DocGo expects the possibility of these and other types of intellectual property rights claims against it will grow. Although DocGo believes that it has meritorious defenses, there can be no assurance that DocGo will be successful in defending against these and future allegations or in reaching a business resolution that is acceptable to DocGo.

Many potential litigants, including some of DocGo’s competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third party, even those without merit, could be costly, time-consuming and a significant distraction to management. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, DocGo could risk compromising its confidential information during this type of litigation. With respect to any intellectual property rights claim, DocGo may have to negotiate a license to continue operations found to be in violation of such rights, and these licenses may not be available on favorable or commercially reasonable terms or at all. DocGo may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against it, DocGo may be subject to an injunction or other restrictions that prevent it from using the relevant intellectual property, or DocGo may determine it is prudent to agree to a settlement that restricts DocGo’s operations or its use of certain intellectual property, any of which could adversely affect DocGo’s business, financial condition and results of operations.

If DocGo is unable to successfully develop new offerings and technologies or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, DocGo’s business could be adversely affected.

Technology, including the mobile technologies DocGo utilizes on its innovative platform, is characterized by rapid change, evolving industry standards and changing regulatory requirements. This constant evolution may reduce the utility or effectiveness of DocGo’s technology or render its business model or platform noncompetitive or obsolete. DocGo’s continued success and growth depend in part upon its ability to anticipate these challenges and to innovate by enhancing its platform and other technologies and developing and successfully implementing updates and new features to keep pace with these ever-changing and increasingly sophisticated demands.

New technology introductions and platform updates can be complex and expensive as they require significant planning, design, development and testing. DocGo may find it difficult or costly to update its platform and its service offerings and to develop new services quickly enough to work effectively with new or changed technologies, to keep the pace with evolving industry standards or to meet customers’ needs. In addition, DocGo’s industry may be slow to accept DocGo’s use of technology because of, among other things, general unfamiliarity of healthcare providers with new technologies and the wide disparity of technology used in the industry, including with respect to electronic medical records. As a result, any new technologies or platform updates that DocGo may develop may not be successful for a number of years, if at all. If DocGo is unable to successfully develop new services or enhance or update its platform and existing services to meet these challenges, its business, financial condition and results of operations may be adversely affected.

DocGo’s marketing efforts to help grow its business, including its recent rebrand, may not be effective.

Promoting awareness of DocGo’s brand, innovative technology and services is important to its ability to grow its business and to attract and retain customers, and these efforts can be costly. DocGo believes that much of the growth in its business is in part attributable to its marketing initiatives. DocGo’s marketing initiatives may become increasingly expensive and generating a meaningful return on those initiatives may be difficult. Even if DocGo successfully increases revenue as a result of its paid marketing efforts, it may not offset the additional marketing expenses it incurs. Any factor that diminishes DocGo’s reputation or that of its brands, including adverse publicity or failing to meet the expectations of customers, could make it substantially more difficult for DocGo to attract new customers. If these marketing efforts are not successful, DocGo’s business, financial condition and results of operations could be adversely affected.

Additionally, in January 2021, the company rolled-out a new corporate name — DocGo — while continuing to use the Ambulnz brand for its healthcare transportation services. This process carries additional risk and requires time and expense. DocGo may lose customers if they do not respond favorably to the new brand or fail to recognize the new brand as a continuation of the same business and platform. DocGo may also lose potential new customers who may have been familiar with the company, but are not yet aware of DocGo. The change may also impede the company’s ability to attract new qualified personnel if candidates do not recognize the new name. The rebranding will also increase costs. Any unforeseen costs, lack of success or loss of current or potential new customers related to the corporate name change could adversely effect DocGo’s business, financial condition and results of operations.

DocGo could be subject to lawsuits for which it does not have sufficient reserves.

Healthcare providers and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, healthcare transportation services can result in lawsuits related to vehicle collisions and personal injuries, patient care incidents or mistreatment and employee job-related injuries. Moreover, in the normal course of DocGo’s business, it is involved in lawsuits, claims, audits and investigations, including those arising out of its billing practices, employment disputes, contractual claims and other business disputes for which DocGo may have no insurance coverage, and which are not subject to actuarial estimates. Some of these lawsuits may involve large claim amounts and substantial defense costs.

Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, which may or may not be covered by DocGo’s existing insurance, or require DocGo to modify its services or require it to stop serving certain customers or geographies, all of which could negatively impact its existing business and its ability to grow. DocGo may also become subject to periodic audits, which would likely increase its regulatory compliance costs and may require it to change its business practices or the scope of its operations. Managing legal proceedings, litigation and audits, even if DocGo achieves favorable outcomes, is time-consuming and diverts management’s attention from DocGo’s day-to-day business. The outcome of these matters or future claims and disputes are difficult to predict and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that DocGo’s expectations will prove correct, and even if these matters are resolved in its favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could have a material effect on DocGo’s results of operations in the period when it identifies the matter, and could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo is subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations, and changes to or the failure to comply with these laws and regulations could adversely effect DocGo’s business.

DocGo is subject to various federal, state, and local laws and regulations including the Employee Retirement Income Security Act of 1974 (“ERISA”) and regulations promulgated by the Internal Revenue Service (“IRS”), the U.S. Department of Labor and the Occupational Safety and Health Administration. DocGo is also subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and other regulations related to working conditions, wage-hour pay, overtime pay, family leave, employee benefits, antidiscrimination, termination of employment, safety standards and other workplace regulations. Compliance with these and other applicable laws and regulations can be time-consuming and costly. Failure to properly adhere to these and other applicable laws and regulations could result in investigations, the imposition of penalties or adverse legal judgments by public or private plaintiffs. Changes to these laws and regulations can also increase costs and require DocGo to commit additional resources to compliance. For example, raising the federal minimum wage or the minimum wage within a state where DocGo has significant operations, which has been and continues to be a subject of ongoing discussions in Washington, D.C. and other U.S. state capitals, could significantly increase DocGo’s selling, general and administrative expenses. Changes to or any failure to comply with applicable laws and regulations could have a material adverse effect on DocGo’s business, financial condition and results of operations. See also “— Risks Related to Healthcare Regulation.”

DocGo’s insurance coverage, including the reserves DocGo establishes with respect to its insurable losses, could adversely affect its business.

In connection with DocGo’s insurance programs, management establishes reserves for losses and related expenses within its self-insured retention limits, which represent estimates involving actuarial and statistical projections, at a given point in time, of DocGo’s expectations of the ultimate resolution and administration costs of losses it has incurred in respect of its liability risks. Insurance reserves inherently are subject to uncertainty. DocGo’s reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions. The actuarial projections include studies of projected ultimate losses on an annual basis and provide quarterly updates to those projections. DocGo uses these actuarial estimates to determine appropriate reserves. DocGo’s reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While DocGo monitors claims closely when it estimates reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions DocGo uses in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in DocGo’s consolidated financial statements. If DocGo determines that its estimated reserves are inadequate, it will be required to increase reserves at the time of the determination, which would reduce DocGo’s earnings in the period in which the deficiency is determined and could have a material adverse effect on DocGo’s business, financial condition and results of operations.

Some of DocGo’s insurance coverage is through various third-party insurers. To the extent DocGo holds policies to cover certain groups of claims or relies on insurance coverage obtained by third parties to cover such claims, DocGo may still be responsible for losses. This could occur for a variety of reasons, including if DocGo or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims. Furthermore, for DocGo’s losses that are insured or reinsured through commercial insurance companies, it is subject to the “credit risk” of those insurance companies. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as DocGo expands the geographies in which it does business. As a result, adequate professional liability insurance may not be available to it in the future at acceptable costs or at all. While DocGo believes its commercial insurance company providers are creditworthy, there can be no assurance that such insurance companies will remain so in the future, and any failure of DocGo’s insurance coverage to adequately cover any losses could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo is required to make capital expenditures in order to remain compliant and competitive.

DocGo’s capital expenditure requirements primarily relate to maintaining, growing and upgrading its vehicle fleet and medical equipment to serve its customers and remain competitive. The aging of DocGo’s vehicle fleet requires it to make regular capital expenditures, including to lease newer replacement vehicles, to maintain its current level of service. DocGo’s net capital expenditures totaled $6.6 million and $2.0 million in the years ended December 31, 2020 and 2019, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require DocGo to invest significant capital in additional equipment or capacity in order to remain competitive. DocGo is also required to commit sufficient capital to acquiring the necessary infrastructure when it expands into new geographies. If DocGo is unable to fund any such investment or otherwise fail to invest in new vehicles, medical equipment or other infrastructure, its business, financial condition or results of operations could be materially and adversely affected.

DocGo’s international operations subject it to additional risks that could adversely affect its business.

DocGo currently provides healthcare transportation services in the United Kingdom and intends to further expand its operations and services internationally, which subjects DocGo to regulatory, economic, political and other events and uncertainties in these foreign jurisdictions. In addition to the risks discussed elsewhere herein that are common to DocGo’s operations more generally, DocGo faces additional risks specific to its international operations, including but not limited to:

•        political, social, economic and financial instability, including wars, civil unrest, acts of terrorism and other conflicts;

•        difficulties and increased costs in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;

•        restrictions and limitations on the transfer or repatriation of funds and fluctuations in currency exchange rates;

•        complying with varying legal and regulatory environments in multiple foreign jurisdictions, including privacy laws such as the E.U. General Data Protection Regulation;

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•        potential for privatization and other confiscatory actions; and

•        other dynamics in international jurisdictions, any of which could result in substantial additional legal or compliance costs, liabilities or obligations for DocGo or could require it to significantly modify its current business practices or even exit a given market.

Foreign operations bring increased complexity and the costs of managing or overseeing foreign operations, including adapting and localizing services or systems to specific regions and countries, can be material. Further, international operations carry inherent uncertainties regarding the effect of local or domestic actions, such as the unpredictable impact of the United Kingdom’s exit from the European Union (Brexit) and the uncertainty regarding how the agreements reached will operate, any of which could be material. International operations also carry financial risks such as those related to fluctuations in foreign currency exchange rates and disparate tax laws. These and other risks related to DocGo’s existing or future foreign operations, or the associated costs or liabilities, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s business could be materially and adversely affected by natural disasters, other catastrophic events, acts of war or terrorism, cybersecurity incidents, and/or other acts by third parties.

DocGo and its customers depend on the ability of its business to run smoothly, including the ability of its fleet of ambulances, which are often needed in times of emergency, to transport patients. Any material disruption caused by natural disasters, including, fires, floods, hurricanes, volcanoes, and earthquakes; power loss or shortages; environmental disasters; telecommunications or business information systems failures; acts of war or terrorism; viral outbreaks and other similar epidemics; cybersecurity incidents; and other actions by third parties and other similar disruptions could cause DocGo to lose critical data and services and otherwise adversely affect DocGo’s ability to conduct business. Even with disaster recovery arrangements, DocGo’s services could be interrupted and DocGo’s insurance coverage may not compensate it for losses that may occur in the wake of such events. If any disruption results in the destruction of some or all of DocGo’s fleet, significant disruption to DocGo’s business, contributes to a general decrease in local, regional or global economic activity or otherwise impairs DocGo’s ability to meet customer demands, or if DocGo is not able to develop or execute on an adequate recovery plan in such circumstances, DocGo’s business, financial condition and results of operations could be materially adversely affected.

DocGo’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020 and 2019, DocGo had aggregate federal and state net operating loss carryforwards of approximately $76.7 million and $61.6 million, respectively. As of December 31, 2020 and 2019, DocGo had approximately $41,515 and $0.6 million of foreign net operating loss carryforwards, respectively. The federal, state and foreign net operating loss carryforwards generated in the tax years from 2015 to 2020 will begin to expire, if not utilized, by 2039. DocGo’s unused losses generally carry forward to offset future taxable income, if any, until such unused losses expire. DocGo may be unable to use these losses to offset income before such unused losses expire. However, U.S. federal net operating losses generated in 2019 and forward are not subject to expiration and, if not utilized by fiscal 2021, are only available to offset 80% of taxable income each year due to changes in tax law attributable to the passage of Tax Cuts and Jobs Act. In addition, if a corporation undergoes an “ownership change” — generally defined as a greater than 50% cumulative change in the equity ownership of certain shareholders over a rolling three-year period — under Section 382 of the Internal Revenue Code, DocGo’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset future taxable income or taxes may be limited. Although the Merger did not constitute such an ownership change, DocGo may experience ownership changes in the future as a result of changes in its stock ownership, some of which may not be within DocGo’s control, which could materially reduce or eliminate DocGo’s ability to use these losses or tax attributes to offset future taxable income or tax and have an adverse effect on its business, financial condition and results of operations.

Changes in tax laws or unanticipated tax liabilities could adversely affect DocGo’s effective income tax rate and profitability.

DocGo is subject to income taxes in the United States (federal and state) and various foreign jurisdictions. DocGo’s effective income tax rate could be adversely affected in the future by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations or their interpretations and application, and the outcome of income tax audits in various jurisdictions around the world. In particular, the Biden administration has proposed increases to the U.S. corporate income tax rate from 21% to 28% and made other proposals. If any of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact on our effective tax rate. We cannot predict the likelihood, timing or substance of U.S. tax proposals and will continue to monitor the progress of such proposals, as well as other global tax reform initiatives.

Changes in accounting rules, assumptions or judgments could materially and adversely affect DocGo.

Accounting rules and interpretations for certain aspects of DocGo’s financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of DocGo’s financial statements. Furthermore, changes in accounting rules and interpretations or in DocGo’s accounting assumptions or judgments, such as asset impairments and contingencies, are likely to significantly impact its financial statements. In some cases, DocGo could be required to apply a new or revised standard retroactively, resulting in restating financial statements from prior period(s). Any of these circumstances could have a material adverse effect on DocGo’s business, financial condition and results of operations. For additional information, see the financial statements of DocGo and related footnotes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

DocGo’s internal control over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could adversely affect DocGo’s business.

As a public company, DocGo will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. DocGo is an emerging growth company and, as such, its independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 until the date DocGo is no longer an emerging growth company. At such time, DocGo’s independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which DocGo’s controls are documented, designed or operating.

To comply with the requirements of being a public company, DocGo may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert management’s attention from other matters that are important to the operation of DocGo’s business. If DocGo identifies material weaknesses in its internal control over financial reporting or is unable to comply with the requirements of Section 404 or assert that its internal control over financial reporting is effective, or if DocGo’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when such disclosure is required, investors may lose confidence in the accuracy and completeness of DocGo’s financial reports and the market price of its common stock could be negatively affected, and DocGo could become subject to investigations by the SEC or other regulatory authorities, any of which could have an adverse effect on DocGo’s business, financial condition and results of operations.

We identified material weaknesses in Motion’s internal control over financial reporting with respect to Motion’s previously issued financial statements. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Management also evaluates the effectiveness of the Company’s internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the Closing, Motion identified a material weakness in Motion’s internal control over financial reporting related to the classification of the Warrants as equity instead of liabilities. On May 10, 2021, the audit committee of Motion and management concluded that Motion’s internal control over financial reporting was not effective as of December 31, 2020, and, accordingly, the audit committee of Motion authorized management to restate Motion’s audited financial statements for the year ended December 31, 2020, where Motion concluded that the control deficiency that resulted in the incorrect classification of Warrants constituted a material weakness as of December 31, 2020, resulting in the filing of Amendment No. 1 to Motion’s Annual Report on Form 10-K/A, filed with the SEC on May 28, 2021. This material weakness resulted in a material misstatement of Warrant liabilities, change in fair value of Warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures as of and for the period from August 11 (inception) through December 31, 2020, as of September 30, 2020, for the three months ended September 30, 2020, and the period from August 11, 2020 (inception) through September 30, 2020.

Subsequent to filing of Amendment No. 1 to Motion’s Annual Report on Form 10-K/A, based on SEC guidance, we identified a material weakness in Motion’s internal control over financial reporting related to the Motion’s application of ASC 480-10-S99-3A to its accounting classification of the Motion Class A Common Stock. On November 22, 2021, our audit committee and management concluded that Motion’s internal control over financial reporting was not effective as of December 31, 2020, and, accordingly, our audit committee authorized management to restate Motion’s audited financial statements for the year ended December 31, 2020, where we concluded that the control deficiency that resulted in the incorrect classification of Motion Class A Common Stock constituted a material weakness as of December 31, 2020, resulting in the filing of Amendment No. 2 to Motion’s Annual Report on Form 10-K/A, filed with the SEC on November 23, 2021. Historically, a portion of the Public Shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that Motion would not redeem its Motion Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the amended and restated certificate of incorporation of Motion. Pursuant to the Company’s re-evaluation of Motion’s application of ASC 480-10-S99-3A to its accounting classification of the Motion Class A Common Stock, the Company’s management has determined that the Motion Class A Common Stock include certain provisions that require classification of all of the Motion Class A Common Stock as temporary equity regardless of the net tangible assets redemption limitation contained in the amended and restated certificate of incorporation of Motion. For a discussion of management’s consideration of the material weakness identified related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the Public Share, see “Note 2” to Motion’s financial statements included in this prospectus.

We have implemented a remediation plan to remediate these material weakness surrounding Motion’s historical presentation of our Warrants and Motion Class A Common Stock but can give no assurance that the measures we have taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though we have strengthened controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may face litigation and other risks as a result of the material weakness in Motion’s internal control over financial reporting.

As a result of such material weakness, the restatements, the change in accounting for the Warrants, the change in the classification of all of the Motion Class A Common Stock as temporary equity, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Risks Related to Healthcare Regulation

DocGo conducts business in a heavily regulated industry and any failure to comply with these laws and government regulations could require DocGo to make significant changes to its operations and could have a material adverse effect on its business, financial condition, and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal and state governments. Comprehensive statutes and regulations govern the manner in which DocGo provides and bills for its services and collects reimbursement from governmental programs and private payors, its relationship with its providers, vendors and clients, its marketing activities and other aspects of its operations. Of particular importance are:

•        the federal False Claims Act that imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits;

•        the federal Civil Monetary Penalties Law prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

•        reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•        a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•        federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

•        the criminal healthcare fraud provisions of HIPAA that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. HIPAA also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of PHI. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•        federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to provide professional healthcare services, to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs, as well as state insurance laws;

•        the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Remuneration has been interpreted broadly to be anything of value, and could include compensation, discounts or free marketing services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•        similar state law provisions pertaining to false claims, self-referral and anti-kickback issues, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers or services paid out-of-pocket by patients;

•        the federal physician self-referral law under Section 1877 of the Social Security Act, commonly referred to as the Stark Law, that, unless one of the statutory or regulatory exceptions applies, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such designated health services. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act noted below;

•        state laws that prohibit general business corporations, such as DocGo, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•        the Federal Trade Commission Act and federal and state consumer protection, advertisement and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers; and

•        laws that regulate debt collection practices.

DocGo’s ability to provide its services internationally is subject to the similar laws and regulations in those jurisdictions and the interpretation of these laws is evolving and varies significantly from country to county. As in the United States, many of these laws and regulations are enforced by governmental, judicial and regulatory authorities with broad discretion. Although similar to their U.S. counterparts in the subject matters addressed, these foreign laws may be very different in what is required of the business and how they regulate the underlying activities. DocGo cannot be certain that its interpretation of such laws and regulations are correct in how its structures its operations, its arrangements with its healthcare provider partners, services agreements and customer arrangements.

Many of these laws and regulations are complex, broad in scope and have few or narrowly structured exceptions and safe harbors. Often DocGo is required to fit certain activities within one of the statutory exceptions and safe harbors available and it is possible that some of DocGo’s current or future business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws can be time-consuming, requires the commitment of significant resources and may prove costly. The risk of DocGo being found in violation of these laws and regulations is increased by the fact that many of these laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. DocGo’s failure to accurately anticipate the application of these laws and regulations to its current or future business or any other failure or alleged failure to comply with legal or regulatory requirements could create liability for DocGo and negatively affect its business. Any action against DocGo for violation of these laws or regulations, even if DocGo successfully defends against it, could cause DocGo to incur significant legal expenses, divert management’s attention from the operation of the business and result in adverse publicity.

Enforcement officials have a number of mechanisms to combat regulatory compliance, fraud and abuse, and if DocGo fails to comply with applicable laws and regulations, it could suffer civil or criminal penalties, including fines, damages, recoupment of overpayments, loss of licenses needed to operate, loss of enrollment status and approvals necessary to participate in Medicare, Medicaid and other government and private third-party healthcare and payor programs, and exclusion from participation in Medicare, Medicaid and other government healthcare programs. Investors, officers and managing employees associated with entities found to have committed healthcare fraud may also be excluded from participation in government healthcare programs. In addition, because of the potential for large monetary exposure, criminal liability and negative publicity, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement.

DocGo believes that its business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to DocGo are subject to limited or evolving interpretations, and a review of DocGo’s business or operations by a court, law enforcement or a regulatory authority might result in a determination of non-compliance. Any failure to comply with applicable legal and regulatory requirements and the consequences of such non-compliance, including those discussed above, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo is required to comply with laws governing the transmission, security and privacy of health information.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity and other processing of PHI and PII, including HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as “covered entities,” and the business associates with whom such covered entities contract for services. HIPAA requires covered entities such as DocGo and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect this information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in these cases. While HIPAA does not create a private right of action allowing individuals to sue DocGo in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of covered entities and business associates for compliance with the HIPAA privacy and security requirements. HIPAA also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the fine paid by the violator under the Civil Monetary Penalties Law.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory and subject to changed or differing interpretations, and DocGo expects new laws, rules and regulations regarding privacy, data protection and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, DocGo may not be able to timely comply with such requirements, or such requirements may not be compatible with its current processes. Changing DocGo’s processes could be time-consuming and expensive, and failure to timely implement required changes could subject DocGo to liability for non-compliance. Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection and information security creates significant compliance issues for DocGo and potentially restricts its ability to collect, use and disclose data and can expose it to additional expense, adverse publicity and liability.

There is ongoing concern from privacy advocates, regulators and others regarding data protection and privacy issues, and the number of jurisdictions with data protection and privacy laws has been increasing. In addition, the scope of protection afforded to data subjects by many of these data protection and privacy laws has been increasing. There are also ongoing public policy discussions regarding whether the standards for deidentified, anonymous or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These trends may lead to further restrictions on the use of this and similar categories of information. These initiatives or future initiatives could compromise DocGo’s ability to access and use data or to develop or market current or future services.

While DocGo has implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to DocGo by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection or information security may be interpreted and applied in a manner that is inconsistent with DocGo’s practices or those of third parties who transmit PHI and other PII or confidential information to it. Additionally, as a business associate under HIPAA, DocGo may also be liable for privacy and security breaches of PHI and certain similar failures of DocGo’s subcontractors. Even though DocGo contractually requires its subcontractors to safeguard protected health information as required by law, DocGo still has limited control over their actions and practices. If DocGo or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that DocGo or these third parties change its or their practices, or criminal charges, which could adversely affect DocGo’s business. Complying with these various laws and regulations could cause DocGo to incur substantial costs or require it to change its business practices, systems and compliance procedures in a manner adverse to its business.

DocGo publishes statements to its patients and partners that describe how it handles and protects PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, DocGo may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

DocGo also sends short message service, or SMS, text messages to potential end users who are eligible to use its service through certain customers and partners. While DocGo obtains consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures DocGo provides, form of consents it obtains or its SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for DocGo. Numerous class action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multimillion-dollar settlements to the plaintiffs. Any future such litigation against DocGo could be costly and time-consuming to defend.

Any failure to comply with HIPAA or similar laws and regulations and the consequences of such non-compliance could have a material adverse impact on DocGo’s business, financial condition and results of operations.

If DocGo does not effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding telehealth, DocGo’s business may be harmed.

The unpredictability of the healthcare regulatory landscape means that sudden changes in laws, rules, regulations and policy are possible. Federal, state and local legislative bodies frequently pass legislation and promulgate regulations that affect the healthcare industry. As has been the trend in the past decade with healthcare reform, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future, particularly in times of changing political, regulatory and other influences. DocGo cannot provide any assurances regarding the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on its business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect DocGo’s current or future business. The extent to which a jurisdiction considers particular actions or relationships to comply with the applicable legal requirements is also subject to evolving interpretations by medical boards and state attorneys general, among others, each with broad discretion. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to DocGo. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs.

As one example, the telehealth industry is still relatively young and DocGo’s ability to provide its telehealth solutions is directly dependent upon the development and interpretation of the laws governing remote healthcare, the practice of medicine and healthcare delivery in the applicable jurisdictions and more broadly. A few states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth. State medical boards have also established new rules or interpreted existing rules in their respective states in a manner that has limited the way telehealth services can be provided. Although the COVID-19 pandemic has led to the relaxation of certain Medicare, Medicaid and state licensure restrictions on the delivery of telehealth services, it is uncertain how long the relaxed policies will remain in effect, and there can be no guarantee that once the COVID-19 pandemic subsides or ends that such restrictions will not be reinstated or changed in a way that adversely affects DocGo’s current or future telehealth offerings.

Accordingly, DocGo must monitor its compliance with law in every jurisdiction in which it operates, on an ongoing basis. While DocGo believes that it has structured its contracts and operations in material compliance with applicable healthcare laws and regulations, the healthcare laws and regulations applicable to DocGo may be amended or interpreted in new or different ways that are adverse to DocGo and new laws and regulations adverse to DocGo’s current or future business may be adopted in the future. There can be no assurance that DocGo will be able to successfully address changes in the current regulatory environment or new laws and regulations that may be implemented in the future, or that practices which are compliant now will continue to be so in the future. Any failure to comply with any changes to or new developments in the healthcare regulatory environment could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo must be properly enrolled in governmental healthcare programs before it can receive reimbursement for services, and there may be delays in the enrollment process.

Each time DocGo expands into a new market, whether organically or by way of acquisition, DocGo must enroll the new operations under DocGo’s applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before DocGo can receive reimbursement for services rendered to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict.

With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If DocGo is unable to complete the enrollment process within the 30 days after the commencement of services, DocGo will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, new enrollment rules and whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll could reduce DocGo’s total revenues and have a material adverse effect on the business, financial condition or results of operations.

The Affordable Care Act, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If DocGo fails to provide sufficient documentation as required to maintain its enrollment, Medicare and Medicaid could deny continued future enrollment or revoke DocGo’s enrollment and billing privileges.

The requirements for enrollment, licensure, certification and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payors with which DocGo has contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement or other penalties. While DocGo makes reasonable efforts to substantially comply with these requirements, it cannot assure you that the agencies that administer these programs or have awarded DocGo contracts will not find that DocGo has failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on DocGo’s business, financial condition or results of operations.

Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on DocGo.

DocGo generates a significant amount of revenues from Medicare, either directly or through Medicare Advantage (“MA”) plans, particularly in its healthcare transportation segment. Medicare revenues represent approximately 22.4% and 27.1% of DocGo’s revenues for the years ended December 31, 2019 and 2020, respectively. In addition, many private payors base their reimbursement rates on the published Medicare rates or are themselves reimbursed by Medicare for the services DocGo provides. As a result, DocGo’s results of operations are, in part, dependent on government funding levels for Medicare programs and any changes that limit or reduce MA or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding or elimination of coverage for certain benefits or for certain individuals, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses DocGo for its services. Budget pressures often cause the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures could result in substantial reductions in DocGo’s revenues and operating margins. For example, due to the federal sequestration, an automatic 2% reduction in Medicare spending took effect beginning in April 2013. The CARES Act, which was signed into law on March 27, 2020, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, temporarily suspended these reductions from May 1, 2020 through March 31, 2021, and extended the sequester by one year, through 2030.

Each year, the Centers for Medicare and Medicaid Services (“CMS”) issues a final rule to establish the MA benchmark payment rates for the following calendar year. Reductions to MA rates impacting DocGo may be greater than the industry average rate and the final impact of the MA rates can vary from any estimate DocGo may have. In addition, CMS may change the rules governing the Medicare program, including those governing reimbursement. Reductions in reimbursement rates or the scope of services being reimbursed could have a material adverse effect on DocGo’s business, financial condition and results of operations.

State and federal efforts to reduce Medicaid spending could adversely affect DocGo.

Certain of DocGo’s customers who are individuals are dual-eligible, meaning their coverage comes from both Medicare and Medicaid. As a result, a small portion of DocGo’s revenue comes from Medicaid, accounting for approximately 4.8% and 14.9% of revenue for the years ended December 31, 2020 and 2019, respectively. Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.

For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on DocGo’s business, financial condition and results of operations.

Also, as part of the movement to repeal, replace or modify the Health Care Reform Law and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, DocGo cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the Health Care Reform Law.

DocGo expects these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which DocGo’s services are reimbursed by state Medicaid plans.

DocGo has been and could become the subject of federal and state investigations and compliance reviews.

Companies in the broader healthcare industry are subject to a high level of scrutiny by various governmental agencies and their agents. Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. For example, to enforce compliance with the federal laws, DOJ and the OIG have established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance, including compliance with the healthcare reimbursement rules and fraud and abuse laws. DocGo is also required to conduct periodic internal audits in connection with its third-party relationships and receives repayment demands from third-party payors based on allegations that its services were not medically necessary, were billed at an improper level or otherwise violated applicable billing requirements that require investigation. Further, DocGo periodically conducts internal reviews of its regulatory compliance. Although to date none historically have, an investigation or audit of DocGo, its executives or its managers, whether by the government and its agents, a third-party or DocGo itself, could result in significant expense to the company, adverse publicity and divert management’s attention from DocGo’s business, regardless of the outcome, and could result in significant fines, penalties and other sanctions, any of which could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and could adversely affect DocGo’s business.

Many states have laws that prohibit business corporations such as DocGo from practicing medicine, employing physicians, exercising control over medical judgments or decisions of physicians or other health care professionals (such as EMTs and nurses), or engaging in certain business arrangements such as fee-splitting, with each of the foregoing activities collectively referred to as the “corporate practice of medicine.” In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Many of the states in which DocGo currently operates generally prohibit the corporate practice of medicine, and other states may as well, including those into which DocGo may expand in the future.

The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice of medicine rules vary considerably from state to state and have been subject to limited judicial or regulatory interpretations. These laws and regulations are enforced by both the courts and government agencies, each with broad discretion. Courts, government agencies or other parties, including physicians, may assert that DocGo is engaged in the unlawful corporate practice of medicine. While penalties for violations of the corporate practice of medicine vary from state to state, as a result of such allegations, DocGo could be subject to civil and criminal penalties, its contracts could be found legally invalid and unenforceable, in whole or in part, or DocGo could be required to restructure its contractual arrangements entirely. If found to be engaged in the corporate practice of medicine, DocGo may not be able to restructure its operations or its contractual arrangements on favorable terms or at all. Any failure to comply with these laws and regulations regarding the corporate practice of medicine and the consequences of such non-compliance could have a material adverse impact on DocGo’s business, financial condition and results of operations.

DocGo believes its business is structured to comply with the applicable regulations governing fee-splitting and the corporate practice of medicine in the states where it generates revenue; however, in many cases and as noted above, these laws and regulations applicable to DocGo are subject to limited or evolving interpretations, and there can be no assurances that a review of DocGo’s business or operations by a court, law enforcement or a regulatory authority might result in a determination of non-compliance.

Additional Risks Relating to Ownership of Common Stock and Warrants

Nasdaq may delist DocGo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject DocGo to additional trading restrictions.

Common Stock and Public Warrants are listed on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively. DocGo will be required to meet continued listing requirements for its securities to continue to be listed on Nasdaq, including having a minimum number of public securities holders and a minimum stock price. We cannot assure you that DocGo will continue to meet those listing requirements in the future.

If Nasdaq delists DocGo’s securities from trading on its exchange and DocGo is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Common Stock is a “penny stock” which will require brokers trading in Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Common Stock and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, the states can regulate or bar the sale of covered securities in a particular case. While DocGo is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if DocGo was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

An active, liquid trading market for our securities may not develop, which may limit your ability to sell your securities.

An active trading market for our securities may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Common Stock and Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

Because there are no current plans to pay cash dividends on Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

DocGo intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of DocGo’s board of directors. DocGo’s board of directors may take into account general and economic conditions, DocGo’s financial condition and results of operations, DocGo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by DocGo to its stockholders or by its subsidiaries to it and such other factors as DocGo’s board of directors may deem relevant. In addition, DocGo’s ability to pay dividends is limited by covenants of DocGo’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness DocGo incurs. As a result, you may not receive any return on an investment in Common Stock unless you sell Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about DocGo’s business or if they downgrade the Common Stock or DocGo’s sector, DocGo’s stock price and trading volume could decline.

The trading market for Common Stock will rely in part on the research and reports that industry or financial analysts publish about DocGo or its business. DocGo will not control these analysts. In addition, some financial analysts may have limited expertise with DocGo’s model and operations. Furthermore, if one or more of the analysts who do cover DocGo downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of Common Stock could decline. If one or more of these analysts cease coverage of DocGo or fail to publish reports on it regularly, DocGo could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by DocGo or its stockholders in the public market could cause the market price for Common Stock to decline.

The sale of shares of Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for DocGo to sell equity securities in the future at a time and at a price that it deems appropriate.

Certain holders of our Common Stock and Warrants have entered into the lock-up and escrow agreements in connection with the Business Combination. The counterparties to these agreements may, in certain instances, without notice, release all or any portion of the securities subject to these lock-up and escrow agreements. See the section entitled “Securities Eligible for Future Sale” for a description of these lock-up and escrow agreements. Upon the expiration or waiver of the lock-ups and escrows described above, shares held by the Sponsor and certain other stockholders of DocGo will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to DocGo. In addition, pursuant to the A&R Registration Rights Agreement, the New Holders, Sponsor, and certain other stockholders have the right, subject to certain conditions, to require DocGo to register the sale of their shares of Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of Common Stock to decline. The shares covered by the A&R Registration Rights Agreement represent approximately 15.7% of outstanding Common Stock.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for DocGo to raise additional funds through future offerings of DocGo’s shares of Common Stock or other securities.

DocGo currently has an aggregate of 6,317,057 Warrants outstanding, which will become exercisable on the later of (x) 30 days after closing of the Merger and (y) October 19, 2021, provided that there is an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. DocGo has agreed to use reasonable best efforts to file such registration statement within 15 business days and have it declared effective within 60 business days after the consummation of the Transactions. The issuance of shares of Common Stock upon the exercise of Warrants could result in dilution to DocGo’s stockholders.

In addition, the shares of Common Stock reserved for future issuance under DocGo’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of Common Stock expected to be reserved for future issuance under its equity incentive plans, including Substitute Options, represents approximately 16.6% of outstanding Common Stock. The compensation committee of DocGo’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. DocGo is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued pursuant to DocGo’s equity incentive plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, DocGo may also issue its securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of DocGo’s then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to DocGo’s stockholders.

Anti-takeover provisions in DocGo’s organizational documents could delay or prevent a change of control.

Certain provisions of the Charter and the Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by DocGo’s stockholders.

These provisions provide for, among other things:

•        the ability of DocGo’s board of directors to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at DocGo’s annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent; and

•        DocGo’s board of directors to have the express authority to make, alter or repeal the Bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire DocGo, even if the third party’s offer may be considered beneficial by many of DocGo’s stockholders. As a result, DocGo’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause DocGo to take other corporate actions you desire. See “Description of Securities.”

The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with DocGo or its directors, officers, employees or stockholders.

The Charter provides that, unless DocGo, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, is the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; provided however, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this provision, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

As a result, (1) derivative action or proceeding brought on behalf of DocGo, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to DocGo or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of DocGo’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with DocGo or its directors, officers or other employees, which may discourage such lawsuits against DocGo and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, DocGo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect DocGo’s business and financial condition.

The Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Certain of stockholders, including the Sponsor, may engage in business activities which compete with DocGo or otherwise conflict with DocGo’s interests.

The Sponsor and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with DocGo. The Charter provides that none of the Sponsor, any of its affiliates or any director who is not employed by DocGo (including any non-employee director who serves as one of DocGo’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which DocGo operates. The Sponsor also may pursue acquisition opportunities that may be complementary to DocGo’s business and, as a result, those acquisition opportunities may not be available to DocGo.

DocGo may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

DocGo has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders. If and when the Warrants become redeemable by DocGo, DocGo may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. DocGo will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Warrants were offered. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Warrants will be redeemable by DocGo so long as they are held by the Sponsor, or its permitted transferees.

Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

DocGo has an aggregate of 6,317,057 Warrants issued and outstanding, representing the right to purchase an equivalent amount shares of Common Stock. The Warrants will become exercisable on December 5, 2021. The exercise price of the Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve of such amendment.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of the Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of Common Stock purchasable upon exercise of a Warrant.

The market price and trading volume of Common Stock and Warrants may be volatile.

Stock markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Common Stock and Warrants, the market price of Common Stock and Warrants may be volatile and could decline significantly, whether or not any price changes are related to matters specific to DocGo. In addition, the trading volume in Common Stock and Warrants may fluctuate and cause significant price variations to occur. If the market price of Common Stock and Warrants declines significantly, you may be unable to resell your shares of Common Stock and Warrants at or above the market price of Common Stock and Warrants. We cannot assure you that the market price of Common Stock and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated differences in DocGo’s estimates, or in the estimates of analysts, for DocGo’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of the Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        future issuances, sales or resales, or anticipated issuances, sales or resales, of Common Stock;

•        perceptions of the investment opportunity associated with Common Stock relative to other investment alternatives;

•        the performance and market valuations of other similar companies;

•        future announcements concerning DocGo’s business or its competitors’ businesses;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert DocGo’s management’s attention and resources, which could have a material adverse effect on DocGo.

Future issuances of debt securities and equity securities may adversely affect DocGo, including the market price of Common Stock and may be dilutive to existing stockholders.

There is no assurance that DocGo will not incur debt or issue equity ranking senior to Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that DocGo issues in the future may have rights, preferences and privileges more favorable than those of Common Stock. Separately, additional financing may not be available on favorable terms, or at all. Because DocGo’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond DocGo’s control, it cannot predict or estimate the amount, timing, nature or success of DocGo’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Common Stock and be dilutive to existing stockholders.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

DocGo qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock and Warrants that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the Common Stock and Warrants of DocGo less attractive because we will rely on these exemptions. If some investors find the Common Stock and Warrants less attractive as a result, there may be a less active trading market for the Common Stock, and Warrants and more stock price volatility.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. DocGo will not receive any of the proceeds from these sales.

DocGo will receive up to an aggregate of approximately $72.65 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, DocGo intends to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. DocGo will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

DocGo has not paid any cash dividends on its Common Stock or the Warrants to date. The board of directors may from time to time consider whether or not to institute a dividend policy. The payment of cash dividends in the future will be dependent upon DocGo’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the board of directors. DocGo’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited historical condensed consolidated balance sheet of Motion as of September 30, 2021 with the unaudited historical condensed consolidated balance sheet of Ambulnz as of September 30, 2021, giving further effect to the Business Combination and the PIPE Transaction, as if they had been consummated as of September 30, 2021.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the unaudited condensed consolidated statement of operations of Motion for the nine months ended September 30, 2021 with the unaudited condensed consolidated statement of operations of Ambulnz for the nine months ended September 30, 2021, giving effect to the Business Combination and the PIPE Transaction as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited restated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020 with the audited consolidated statement of operations of Ambulnz for the year ended December 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had occurred on January 1, 2020. The restatement of Motion’s statement of operations for the period from August 11, 2020 to December 31, 2020 is more fully described in Note 2 of the notes to Motion’s fiscal 2020 financial statements included in this prospectus.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to these unaudited pro forma condensed combined financial statements;

•        Motion’s historical unaudited condensed consolidated financial statements as of September 30, 2021 and for the nine months then ended and the related notes included elsewhere in this prospectus;

•        Motion’s historical audited restated condensed financial statements for the period from August 11, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this prospectus;

•        Ambulnz’s historical unaudited condensed consolidated financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 and the related notes included elsewhere in this prospectus;

•        Ambulnz’s historical audited consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended and related notes included elsewhere in this prospectus; and

•        the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information relating to Motion, Ambulnz and DocGo included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the PIPE Transaction taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	Historical Motion 5(A)	Historical Ambulnz 5(B)	Transaction Accounting Adjustments		PIPE Financing Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$59	$39,551	$37,291	5(e)	$120,850	5(i)	$197,751
Account receivable – net	—	51,497	—		—		51,497
Prepaid expenses and other current assets	228	5,682	(228)	5(f)	—		5,682
Total current assets	287	96,730	37,063		120,850		254,930
Property and equipment, net	—	10,471	—		—		10,471
Intangible assets,net	—	10,813	—		—		10,813
Goodwill	—	6,611	—		—		6,611
Restricted cash	—	3,611	—		—		3,611
Operating lease right-of-use assets	—	4,512	—		—		4,512
Finance lease right-of-use assets	—	8,224	—		—		8,224
Cash and marketable securities held in Trust Account	115,001	—	(62,029)	5(a)	—		—
			(4,025)	5(b)
			(3,855)	5(c)
			(7,801)	5(d)
			(37,291)	5(e)
Other non-current assets	—	3,107	—		—		3,107
Total assets	$115,288	$144,079	$(77,938)		$120,850		$302,279

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$161	$13,378	$(161)	5(f)	$—		$13,378
Accrued and other current liabilities	103	39,173	(103)	5(f)	—		39,173
Line of credit	—	8,932	—		—		8,932
Current portion of long-term debt	—	5,480	—		—		5,480
Accrued offering costs	70	—	(70)	5(f)	—		—
Total current liabilities	334	66,963	(334)		—		66,963
Deferred underwriting fee payable	4,025	—	(4,025)	5(b)	—		—
Warrant liabilities	8,595	—	—		—		8,595
Long-term debt	—	10,060	—		—		10,060
Total liabilities	12,954	77,023	(4,359)		—		85,618
Motion Class A common stock, subject to possible redemption	115,000	—	(62,029)	5(a)	—		—
			(52,971)	5(g)
Stockholders’ equity (deficit):
Ambulnz Series A preferred stock, no par value	—	—	—		—		—
Ambulnz common stock, no par value	—	—	—		—		—
DocGo common stock, par value $0.0001 per share (post-merger)	—	—	9	5(h)	1	5(i)	10
Additional paid-in capital	—	143,289	(12,675)	5(h)	120,849	5(i)	292,778
			52,971	5(g)
			(3,855)	5(c)
			(7,801)	5(d)
Accumulated deficit	(12,666)	(87,117)	106	5(f)	—		(87,011)
			12,666	5(h)
Accumulated other comprehensive loss	—	123	—		—		123
Total stockholders’ equity (deficit) attributable to controlling interests	(12,666)	56,295	41,421		120,850		205,900
Noncontrolling interest	—	10,761	—		—		10,761
Total stockholders’ equity (deficit)	(12,666)	67,056	41,421		120,850		216,661
Total liabilities and stockholders’ equity (deficit)	$115,288	$144,079	$(77,938)		$120,850		$302,279

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	Historical Motion 6(A)	Historical Ambulnz 6(A)	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$197,394	$—		$197,394
Cost of revenue	—	137,080	—		137,080

Operating expenses:
General and administrative	—	47,239	—		47,239
Depreciation and amortization	—	5,514	—		5,514
Legal and regulatory	—	2,647	—		2,647
Technology and development	—	1,981	—		1,981
Sales, advertising and marketing	—	3,029	—		3,029
Formation costs and other operating expenses	976	—	—		976
Total costs and operating expenses	976	197,490	—		198,466
Loss from operations	(976)	(96)	—		(1,072)
Other income (expense):
Interest income (expense), net	22	(501)	(21)	6(a)	(500)
Change in fair value of warrant liabilities	446	—	—		446
Other	—	115	—		115
Total other expense, net	468	(386)	(21)		61
Loss before income taxes	(508)	(482)	(21)		(1,011)
Provision for income taxes	—	(613)	—		(613)
Net loss	(508)	(1,095)	(21)		(1,624)
Net loss attributable to noncontrolling interest	—	(1,278)	—		(1,278)
Net income (loss) excluding noncontrolling interest	$(508)	$183	$(21)		$(346)
Net income (loss) per share attributable to Class A common stockholders – basic and diluted	$(0.04)	$2.02			$0.00
Weighted average common shares used to compute net income (loss) per share attributable to Class A common stockholders – basic and diluted	11,889,652	90,505	91,252,185	6(b)	103,232,342
Net loss per share attributable to Class B common stockholders – basic and diluted	$(0.04)
Weighted average common shares used to compute net loss per share attributable to Class B common stockholders – basic and diluted	2,485,348

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical Motion 6(B)	Historical Ambulnz 6(C)	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$94,091	$—		$94,091
Cost of revenue	—	62,744	—		62,744

Operating expenses:
General and administrative	—	34,913			34,913
Depreciation and amortization	—	5,508	—		5,508
Legal and regulatory	—	3,748	—		3,748
Technology and development	—	1,190	—		1,190
Sales, advertising and marketing	—	746	—		746
Formation costs and other operating expenses	169	—	—		169
Total costs and operating expenses	169	108,849			109,018
Loss from operations	(169)	(14,758)			(14,927)
Other income (expense):
Interest income (expense), net	20	(205)	(20)	6(a)	(205)
Gain on disposal of fixed assets	—	31	—		31
Change in fair value of warrant liabilities	(3,884)	—	—		(3,884)
Other income (expense)	(191)	300	—		109
Total other income (expense), net	(4,055)	126	(20)		(3,949)
Loss before income taxes	(4,224)	(14,632)	(20)		(18,876)
Provision for income taxes	—	(167)	—		(167)
Net loss	(4,224)	(14,799)	(20)		(19,043)
Net loss attributable to noncontrolling interest	—	(439)	—		(439)
Net loss excluding noncontrolling interest	$(4,224)	$(14,360)	$(20)		$(18,604)
Net loss per share attributable to Class A common stockholders – basic and diluted	$(0.48)	$(158.72)			$(0.18)
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	5,911,972	90,476	97,229,894	6(b)	103,232,342
Net loss per share attributable to Class B common stockholders – basic and diluted	$(0.48)
Weighted average common shares used to compute net loss per share attributable to Class B common stockholders – basic and diluted	2,875,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Merger

The board of directors of Motion Acquisition Corp., a Delaware corporation (“Motion”), unanimously approved the Merger Agreement dated as of March 8, 2021 (the “Merger Agreement”), by and among Motion, Motion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (“Ambulnz”), pursuant to which Merger Sub merged with and into Ambulnz, with Ambulnz surviving as a wholly owned subsidiary of Motion and the securityholders of Ambulnz becoming securityholders of Motion (the “Merger”). We refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination.” At the consummation of the Business Combination (the “Closing”), Motion changed its name to “DocGo, Inc.” and now has only one class of common stock, par value $0.0001 (“DocGo Common Stock”) issued and outstanding.

As a result of the Closing, each share of Ambulnz’s Class A common stock, Class B common stock, and preferred stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted basis including outstanding unexercised Ambulnz employee stock options, were automatically converted into the right to receive a number of shares of Motion common stock equal to the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing 83,600,000 by the fully-diluted number of shares of Ambulnz’s common stock outstanding immediately prior to the effective time of the Merger. The Exchange Ratio was approximately 645.1452 at the effective time of the Merger.

Each of the options to purchase shares of Ambulnz’s common stock (“Ambulnz Options”), whether or not exercisable and whether or not vested, that were outstanding immediately prior to the effective time of the Merger, were assumed by DocGo and converted into an option to purchase a number of shares of DocGo common stock equal to the number of shares of Ambulnz’s common stock subject to such option immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

At the Closing, Ambulnz stockholders received 79,699,128 shares of DocGo Common Stock as consideration, and DocGo reserved an additional 3,900,872 shares of DocGo Common Stock for issuance to the holders of Ambulnz Options upon exercise thereof. Additionally, Ambulnz stockholders immediately prior to the Closing have a contingent right to up to 5,000,000 additional shares of DocGo Common Stock as earn-out consideration issuable in the future upon attainment of certain specified stock price conditions.

Pursuant to those certain subscription agreements by and between Motion and certain investors (the “PIPE Investors”), at the Closing, Motion issued 12,500,000 shares of DocGo Common Stock in a private placement at a price of $10.00 per share for an aggregate payment of $125.0 million (the “PIPE Transaction”).

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, which includes requirements to depict the accounting for the transaction.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 was derived from the respective unaudited historical condensed consolidated balance sheets of Motion and Ambulnz as of September 30, 2021, and gives effect to the Business Combination and the PIPE Transaction as if they occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the respective historical condensed consolidated statements of operations of Motion and Ambulnz for the nine months ended September 30, 2021, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes the historical restated condensed consolidated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Ambulnz for the year ended December 31, 2020, in each case giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Motion and Ambulnz have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 79,699,128 shares of DocGo Common Stock issued to Ambulnz’s stockholders at Closing, the 5,297,097 public shares of DocGo Common Stock issued in the IPO (after accounting for the Motion stockholders who exercise their redemption rights for 6,202,903 shares), 1,835,248 shares of Motion common stock issued to its Sponsor (net of 301,787 shares forfeited by the Sponsor and 737,965 shares to be held in escrow and that are subject to forfeiture if certain specified future stock price conditions are not attained), and the 12,500,000 shares of DocGo Common Stock issued in connection with the PIPE Transaction.

As a result of the Business Combination and the PIPE Transaction, (i) Ambulnz’s stockholders (but not including the holders of Ambulnz Options) own approximately 80.2% of the total outstanding shares of DocGo Common Stock, (ii) public stockholders of Motion prior to the Business Combination own approximately 5.3% of the total outstanding shares of DocGo Common Stock, (iii) the Sponsor owns approximately 1.9% of the total outstanding shares of DocGo Common Stock, and (iv) investors from the PIPE Transaction own approximately 12.6% of the total outstanding shares of DocGo Common Stock, in each case, not giving effect to any shares issuable upon exercise of DocGo’s Public Warrants and Private Warrants, the 5,000,000 shares of DocGo Common Stock contingently issuable to Ambulnz stockholders, the shares of Common Stock issuable upon exercise of the Ambulnz Options, and the 737,965 shares of DocGo Common Stock owned by Sponsor that will be held in escrow and are subject to forfeiture.

3.      Accounting for the Merger

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motion will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Ambulnz stockholders will have a majority of the voting power of the combined company, Ambulnz will comprise all of the ongoing operations of the combined entity, Ambulnz will control a majority of the governing body of the combined company, and Ambulnz’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Ambulnz issuing shares for the net assets of Motion, accompanied by a recapitalization. The net assets of Ambulnz will be stated at historical cost. No new goodwill or other intangible assets will be recorded as a result of the Business Combination. Operations after the Business Combination will be those of Ambulnz.

4.      Shares of DocGo Common Stock Issued to Ambulnz Stockholders upon Closing of the Business Combination and the PIPE Transaction

Based on the aggregate of 129,583.2 shares of Ambulnz common stock and preferred stock that were outstanding immediately prior to the closing of the Business Combination and the PIPE Transaction on a fully diluted basis (i.e., giving effect to the exercise of outstanding Ambulnz Options), assuming the closing occurred on September 30, 2021, and based on the Exchange Ratio determined in accordance with the terms of the Merger Agreement of March 8, 2021, DocGo issued and reserved for issuance upon the exercise of outstanding Ambulnz Options an aggregate of 83,599,997 shares of DocGo Common Stock, determined as follows:

Ambulnz Class A Common Stock, Class B Common Stock, and Preferred Stock (as converted to Class A Common Stock) shares outstanding prior to the closing of the Business Combination and the PIPE Transaction	123,536.7
Plus Ambulnz Class A Common Stock, Class B Common Stock, and Preferred Stock (as converted to Class A Common Stock) shares issuable upon exercise of the Ambulnz Options	6,046.5
Total Ambulnz shares of common stock outstanding on a fully diluted basis prior to the closing of the Business Combination and the PIPE Transaction	129,583.2
Multiplied by the Exchange Ratio	645.1452
DocGo Common Stock issued to Ambulnz Stockholders or reserved for issuance upon the exercise of outstanding Ambulnz Options	83,599,997

In addition to the DocGo Common Stock issued to Ambulnz stockholders or reserved for issuance upon the exercise of Ambulnz Options outstanding at the time of consummating the Business Combination, up to 5,000,000 shares of Class A common stock are issuable to Ambulnz’s stockholders as earn-out consideration in the future upon attainment of the following stock price conditions: (i) 1,250,000 shares if the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the first anniversary of the closing date; (ii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; (iii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; and (iv) 1,250,000 shares if the closing stock price stock equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the fifth anniversary of the closing date.

Approximately 6,047 Ambulnz Options are currently outstanding, representing the right to acquire an aggregate of approximately 3.9 million shares of DocGo Common Stock.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared to illustrate the effect of the Business Combination and the PIPE Transaction and has been prepared for informational purposes only, and includes pro forma adjustments that are (1) directly attributable to the Business Combination, and (2) directly attributable to the PIPE Transaction. Motion and Ambulnz did not have any historical relationship prior to the Business Combination, and accordingly no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of Motion as of September 30, 2021.

(B)    Derived from the unaudited condensed consolidated balance sheet of Ambulnz as of September 30, 2021.

Pro forma transaction accounting:

(a)     To reflect the redemption of 6,202,903 shares of Motion’s publicly traded Class A common stock at approximately $10.00 per share pursuant to stockholder elections made prior to the consummation of the Business Combination.

(b)    To reflect the settlement of the $4.0 million of deferred underwriting fee incurred during Motion’s IPO that was payable upon completion of the Business Combination.

(c)     To reflect the payment of Motion’s total advisory, legal, accounting and auditing fees and other expenses in the aggregate amount of $3.8 million (not including the $4.0 million deferred underwriting fee or the $4.1 million PIPE Transaction placement fees) that are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in capital.

(d)    To reflect the payment of Ambulnz’s total advisory, legal, accounting and auditing fees, and other expenses in the aggregate amount of $7.8 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $7.8 million of costs directly attributable to the Business Combination has been recorded as a reduction to additional paid-in capital.

(e)     To reflect the release of cash from the Trust Account to DocGo’s unrestricted cash and cash equivalents upon consummation of the Business Combination.

(f)     To reflect the payment of the outstanding accounts payable, accrued expenses and accrued offering costs of Motion, net of its prepaid expenses, as of September 30, 2021.

(g)    To reflect the reclassification to stockholders’ equity of 5,297,097 potentially redeemable shares of Motion’s publicly traded Class A common stock that were not redeemed upon consummation of the Business Combination at $10.00 per share.

(h)    To reflect the recapitalization of Ambulnz through the contribution of all outstanding common and preferred stock of Ambulnz to DocGo, and the assumption of outstanding Ambulnz Options by post-merger DocGo, in the aggregate amount of 83,599,997 shares of DocGo Common Stock and the elimination of the accumulated deficit of Motion, the accounting acquiree. As a result of the recapitalization, Motion’s accumulated deficit of $12.7 million was derecognized and the par value of the DocGo shares issued in exchange for Ambulnz’s capital, combined with the par value of the Sponsor’s 2,875,000 Class B common shares converted to Class A common shares in August 2021, net of 301,787 shares forfeited by the Sponsor at Closing, were recorded to common stock in the aggregate amount of $9,000.

Pro forma adjustments directly attributable to the PIPE Transaction:

(i)     To reflect the issuance of an aggregate of 12,500,000 shares of DocGo Common Stock in the PIPE Transaction at a price of $10.00 per share, for an aggregate purchase price of $125.0 million, and to record the fees associated with the PIPE Transaction in the amount of $4.1 million.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021 and the Year Ended December 31, 2020

Motion and Ambulnz did not have any historical relationship prior to the Business Combination, and accordingly no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Motion’s shares outstanding at the closing of the Business Combination and the PIPE Transaction, assuming the Business Combination and the PIPE Transaction occurred on January 1, 2020, which is the beginning of the earliest period presented.

The pro forma notes and adjustments are as follows:

Pro forma notes:

(A)    Derived from the unaudited condensed consolidated statements of operations of Motion and Ambulnz for the nine month period ended September 30, 2021.

(B)    Derived from the audited restated consolidated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020.

(C)    Derived from the audited consolidated statement of operations of Ambulnz for the year ended December 31, 2020.

Pro forma adjustments:

(a)     Reflects the elimination of interest income earned on investments held in Motion’s Trust Account.

(b)    Because the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination and the PIPE Transaction have been outstanding for the entirety of the periods presented, and further assumes that Motion’s publicly traded Class A common shares that were redeemed at the time of the Business Combination were not outstanding for any portion of the periods presented.

Pro forma weighted average common shares outstanding — basic and diluted for the nine months ended September 30, 2021 and the year ended December 31, 2020 are calculated as follows:

Weighted average shares calculation – basic and diluted
Total Class A common shares prior to the Business Combination	14,375,000
Less: Class A common shares redeemed	(6,202,903)
Less: Class A common shares placed in escrow by Sponsor and subject to forfeiture	(737,965)
Less: Class A common shares forfeited by Sponsor at Closing	(301,787)
Issuance of Class A common stock in connection with closing of the PIPE Transaction	12,500,000
Issuance of Motion common stock to Ambulnz shareholders and reservation of shares underlying Ambulnz Options in connection with Business Combination	83,599,997.0
Pro forma weighted average shares outstanding – basic and diluted	103,232,342

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “DocGo,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of DocGo and its consolidated subsidiaries, including those periods prior to the Business Combination. The following discussion and analysis should be read in conjunction with DocGo’s consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause DocGo’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and in “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.”

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in DocGo’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

DocGo, which was originally formed in 2015, is a healthcare transportation and mobile services company that uses proprietary dispatch and communication technology to provide quality healthcare transportation and mobile services in-person medical treatment directly to patients in the comfort of their homes, workplaces and other non-traditional locations, in major metropolitan cities in the United States and the United Kingdom.

The Company derives revenue primarily from its two operating segments: Transportation Services and Mobile Health services.

•        Transportation Services:    The services offered by this segment encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports. Net revenue from Transportation Services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

•        Mobile Health Services:    The services offered by this segment include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

See the section of this prospectus titled “Description of DocGo’s Business — Our Segments” and Note 10 to the notes to the audited consolidated financial statements of Ambulnz included in the prospectus for additional information regarding DocGo’s segments.

Since inception, DocGo has incurred significant operating losses. For the years ended December 31, 2020 and December 31, 2019, the Company’s net loss was $14.8 million and $21.2 million, respectively. For the three months ended September 30, 2021, the Company recorded net income of $0.8 million, compared to a net loss of $2.7 million in the three months ended September 30, 2020. As of September 30, 2021 and December 31, 2020, the Company had an accumulated deficit of $87.1 million and $87.3 million, respectively.

COVID-19

On January 30, 2020, the World Health Organization announced a global health emergency because of COVID-19, a new strain of coronavirus. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related shutdowns and restrictions have had a mixed impact on our business. In the ambulance transportation business, which comprise predominantly non-emergency medical transport, the Company experienced a decline in transportation volumes versus historical levels, as elective surgeries and other non-emergency surgical procedures have been postponed or cancelled. In some of the larger markets, such as New York and California, there have been shortfalls of up to 25% – 30% in trip volumes in non-emergency medical transports versus historical levels beginning in mid-March 2020, when COVID-19-related restrictions were first implemented. In addition, the Company experienced lost revenue associated with sporting, concerts and other events, as those events have either been cancelled or have experienced a significantly restricted number of permitted attendees.

There are two areas where the Company experienced positive business impacts from COVID-19. In April and May 2020 the Company participated in an emergency project with Federal Emergency Management Agency in the New York City area. This engagement resulted in incremental transportation revenue that partially offset some of the lost non-emergency transport revenues. In addition, in response to the need for widespread COVID-19 testing and available EMTs and paramedics, the Company expanded its operations to include Rapid Reliable Testing (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health business line. Mobile Health generated approximately $30.9 million in revenue in the year ended December 31, 2020, as compared to $1.9 million in 2019, and approximately $67.9 million and $11.7 million in revenue in the three months ended September 30, 2021 and 2020, respectively.

The Company continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, the large majority of whom have now returned to their respective offices, and our operations have proceeded without major interruption. DocGo also utilized several government programs in 2020 related to the pandemic, receiving approximately $1.0 million in payments through the Public Health and Social Services Emergency Fund authorized under the Coronavirus Aid, Relief and Economic Security Act and related legislation as well as various state and local programs, net of amounts that will be repaid to HHS. DocGo also received accelerated Medicare payments of approximately $2.4 million that were required to be repaid beginning in April 2021. Through September 30, 2021, approximately $1.0 million of this advance had been recouped by Medicare.

While it is very difficult to accurately predict the future direction of the effects of the COVID-19 pandemic, and the related impact on medical transportation levels, the revenue from the Transportation Services segment during the first nine months of 2021 exceeded the prior year’s first nine months by approximately 38%. Since the beginning of 2021, trip volumes in most of our markets have started to return to more normal historical levels. The Company generated, during the first nine months of 2021, COVID-19 testing revenue, including its Mobile Health services segment, above the levels projected. In a broader, strategic sense, the consumer focus on Mobile Health services and the formation of RRT, and its emergence as a significant contributor to overall revenues have accelerated the diversification in the Company’s business by more rapid expansion of the Mobile Health segment.

The Company’s current business plan assumes gradual recovery of transportation levels to historical levels, plus an increased demand for mobile health services, a demand that was accelerated by the pandemic, but which is also being driven by longer-term secular factors. However, given the unpredictable, unprecedented, and fluid nature of the pandemic and its economic consequences, we are unable to predict the duration and extent to which the pandemic and its related positive and negative impacts will affect our business, financial condition, and results of operations in future periods.

Factors Affecting Our Results of Operations

Our operating results and financial performance are influenced by a variety of factors, including, among others, obtaining operating licenses, acquisitions, conditions in the healthcare transportation and mobile health services markets and economic conditions generally, availability of healthcare professionals, changes in the cost of labor, and production schedules of our suppliers. Some of the more important factors are briefly discussed below. Future revenue growth and improvement in operating results will be largely contingent on DocGo’s ability to penetrate new markets and further penetrate existing markets, which is subject to a number of uncertainties, many of which are beyond DocGo’s control. The COVID-19 pandemic has also significantly impacted DocGo’s business, as discussed above.

Operating Licenses

DocGo has historically pursued a strategy to apply for ambulance operating licenses in the states, counties and cities, identified for future new market entry. The approval of a new operating license may take an extended period of time. DocGo reduces this risk through its acquisition strategy by identifying businesses and/or underlying licenses in these new markets that may be for sale.

Acquisitions

Historically DocGo pursued an acquisition strategy to obtain ambulance operating licenses from small operators. Future acquisitions may also include larger companies that may help drive revenue, profitability, cash flow and stockholder value. During the 12 months ended December 31, 2020, DocGo completed one acquisition, for a purchase price of $0.8 million, which contributed approximately $0.1 million to 2020 revenues. During the 12 months ended December 31, 2019, DocGo completed four acquisitions, for an aggregate purchase price of approximately $1.1 million. These acquisitions contributed a combined total of approximately $0.4 million to 2019 revenues. There were no acquisitions completed during either the nine months ended September 30, 2021 or the nine months ended September 30, 2020.

Healthcare services market

The transportation services market is highly dependent on patients requiring transportation after surgeries and other medical procedures and treatments. During the pandemic, DocGo experienced a decrease in transportation volumes as a result of fewer elective surgeries. However, the Company was able to reallocate assets to locations where demand increased as a result of the pandemic.

Overall economic conditions in the markets we operate

Economic changes both nationally and locally in our markets impact our financial performance. Unfavorable changes in demographics, health care coverage of transportation and mobile health services, interest rates, ambulance manufacturing, a weakening of the national economy or of any regional or local economy in which we operate and other factors beyond our control could adversely affect our business.

Trip Volumes and Average Trip Price

A “trip” is defined as an instance where the Company completes the transport of a patient to a specific destination, for which we are able to charge a fee. This metric does not include instances where a trip is ordered and subsequently either canceled (by the customer) or declined (by the Company). As trip volume represents the most basic unit of transportation service provided by the Company, it is the best measure of the level of demand for the Company’s Transportation Services, and is used by management to monitor and manage the scale of the business.

The average trip price is calculated by dividing the aggregate revenue from completed transports (“trips”) by the total number of transports, and is an important indicator of the effective rate at which the Company is being compensated for its provision of Transportation Services.

Revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance do not factor in the trip counts or average trip prices mentioned above.

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Trip Volume	40,925	33,211	123,607	98,194
Avg Price	$357	$344	$358	$374

Our ability to control expenses

We pay close attention to managing our working capital and operating expenses. Some of our most significant operating expenses are labor costs, medical supplies and vehicle-related costs, such as fuel, maintenance, repair and insurance. Insurance costs include premiums paid for coverage as well as reserves for estimated losses within the Company’s insurance policy deductibles. We employ our proprietary technology to drive improvements in productivity per transport. We regularly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our locations.

Investing in R&D and enhancing our customer experience

Our performance is dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Regulatory Environment

DocGo is subject to federal, state and local regulations including healthcare and emergency medical services laws and regulations and tax laws and regulations. The Company’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect its operations and cost of doing business.

Components of Results of Operations

Our business consists of two reportable segments — Transportation services and Mobile Health services. The Company evaluates the performance of both segments based primarily on results of its operations. Accordingly, other income and expenses not included in results from operations are only included in the discussion of consolidated results of operations.

Revenue

The Company’s revenue consists of services provided by its ambulance Transportation segment and its Mobile Health segment.

Cost of Revenues

Cost of revenues consists primarily of revenue generating wages paid to employees, vehicle insurance, maintenance, and fuel related to Transportation Services, and laboratory fees, facility rent, medical supplies and subcontractors. We expect cost of revenue to continue to rise in proportion to the expected increase in revenue.

Operating expenses

General and administrative expenses

General and administrative expense consists primarily of salaries, bad debt expense, insurance expense, consultant fees, and professional fees for accounting services. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with SEC rules and regulations, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Depreciation and Amortization

DocGo depreciates its assets using the straight-line method over the estimated useful lives of the respective assets. Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Legal and Regulatory

Legal and regulatory expenses include legal fees, consulting fees related to healthcare compliance, claims processing fees and legal settlements.

Technology and development

Technology and development expense, net of capitalization, consists primarily of cost incurred in the design and development of DocGo’s proprietary technology, third-party software and technologies. We expect technology and development expense to increase in future periods to support our growth, including continuing to invest in the optimization, accuracy and reliability of our platform and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

Sales, advertising and marketing

Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under our outstanding notes payable and financing obligations.

Results of Operations

Comparison of the Quarters Ended September 30, 2021 and 2020

$ in Millions	For the 3 Months ended September 30,		Change $	Change %
	2021	2020
Revenues, net	$85.8	$26.9	$58.9	219%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$60.0	$18.3	$41.7	228%

Operating expenses:
General and administrative	$19.6	$8.7	$10.9	125%
Depreciation and amortization	$2.0	$1.4	$0.6	47%
Legal and regulatory	$0.8	$0.7	$0.1	24%
Technology and development	$0.9	$0.3	$0.6	176%
Sales, advertising and marketing	$1.0	$0.1	$0.9	424%
Total expenses	$84.3	$29.5	$54.8	186%
Income (loss) from operations	$1.5	$(2.6)	$4.1	N/A %

Other expenses
Interest income (expense), net	$(0.2)	$(0.1)	$(0.1)	247%
Gain from PPP loan forgiveness	$0.1	$0.0	$0.1	N/A %
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.1)	$(0.1)	$(0.0)	22%
Net income (loss) before income tax	$1.4	$(2.7)	$4.1	N/A %

Income tax (expense) benefit	$(0.6)	$(0.0)	$(0.6)	17086%
Net income (loss)	$0.8	$(2.7)	$3.5	N/A %
Net income/(loss) attributable to Non-controlling interests	$(2.7)	$(0.3)	$2.4	426%
Net income (loss) attributable to the shareholders of DocGo	$3.5	$(2.4)	$5.9	N/A %

Revenue

Consolidated

For the three months ended September 30, 2021, total revenues were $85.8 million, an increase of $58.9 million, or 219%, from the total revenues recorded in the three months ended September 30, 2020.

Transportation Services

For the three months ended September 30, 2021, Transportation Services revenue totalled $17.9 million and increased by $2.7 million or 18%, as compared with the three months ended September 30, 2020. This increase was due to a 23% increase in transportation trip volumes, from 33,211 trips for the three months ended September 30, 2020 to 40,925 trips for the three months ended September 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price increased from $344 in the three months ended September 30, 2020, to $357 in the three months ended September 30, 2021. Transportation Services revenues were also driven higher in the 2021 period by an increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance. These services do not factor in the trip counts or average trip prices mentioned above.

Mobile Health

For the three months ended September 30, 2021, Mobile Health revenue totalled $67.9 million, an increase of $56.2 million, as compared with the three months ended September 30, 2020. This significant increase was mainly due to the establishment of this business in 2019 and the significant expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and other healthcare services revenues included in the Mobile Health segment. These revenues have continued to increase throughout 2021 to date, reflecting the expansion and extension of existing customer contracts, as well as the establishment of new Mobile Health customer programs.

Cost of Revenue

For the three months ended September 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 228%, as compared to the three months ended September 30, 2020, while revenue increased by approximately 219%. Cost of revenue as a percentage of revenue increased to 69.9% in the third quarter of 2021 from 68.0% in the third quarter of 2020.

In absolute dollar terms, cost of revenue in the three months ended September 30, 2021 increased by $41.7 million from the levels of the three months ended September 30, 2020. This was primarily attributable to a $13.4 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $20.8 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $2.1 million increase in lab fees related to COVID-19 testing activity, which was launched in May 2020, and has grown significantly; a $3.9 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; a $1.3 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs; and a $0.3 increase in facilities and other expenses, due to the overall growth of the business.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended September 30, 2021 amounted to $16.6 million, up $6.3 million, or 61%, from the three months ended September 30, 2020. Cost of revenues as a percentage of revenues increased to 92.9% from 67.6%, reflecting higher wages for some hourly employees, increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended September 30, 2021 amounted to $43.4 million, compared to $8.0 million in the three months ended September 30, 2020. Cost of revenues as a percentage of revenues decreased to 63.8% from 68.0%, reflecting a higher proportion of more expensive, subcontracted labor in the current year period, as the Company needed to increasingly rely on external resources to service the rapidly growing revenue in this segment.

Operating expenses

For the three months ended September 30, 2021, the Company recorded $24.3 million of operating expenses compared to $11.2 million for the three months ended September 30, 2020. As a percentage of revenue, operating expenses declined from 41.7% in the third quarter of 2020 to 28.3% in the third quarter of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed cost nature of the corporate infrastructure. The increase of $13.1 million related primarily to an $8.9 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $0.8 million increase in sales and marketing cost, driven by higher sales commission and increased marketing activity relating primarily to the expansion of the Mobile Health segment; a $0.1 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at September 30, 2021, this reserve amounted to approximately $0.9 million, as the Company initiated this reserve during the first quarter of 2021); a $0.9 million increase in travel and entertainment expenses, reflecting both the growth and geographic dispersion of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $0.6 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $0.2 million increase in rent and utilities expense and a $0.6 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $0.6 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion; and a $0.5 million increase in bad debt expense, in connection with the growth of revenues from the prior year period.

For the Transportation Services segment, operating expenses in the three months ended September 30, 2021 were $12.8 million, up $2.8 million, or 28%, from the three months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 71.1% from 65.3% in the prior year period, despite the increase in Transportation Services revenues, reflecting ongoing investments in corporate infrastructure. The increased operating expenses, in dollar terms, in the third quarter of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the three months ended September 30, 2021 were $11.7 million, compared to operating expenses of $1.3 million in the three months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 17.2% from 10.9% in the prior year period, reflecting expenditures made in line with the launch of COVID-19 testing in May 2020 and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure throughout 2021, in accordance with the expanded scope and scale of that segment. The increased operating expenses, in dollar terms, in the third quarter of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, as described above.

Interest income (expense, net)

For the three months ended September 30, 2021, the Company recorded $0.3 million of net interest expense compared to $0.1 million of interest expense in the three months ended September 30, 2020. The increase in net interest expense primarily reflects an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Other income

During the three months ended September 30, 2021, the Company recorded a gain of $142,667 gain from the forgiveness of a PPP loan made to one of the Company’s subsidiaries. No gain or loss was recorded in relation to the disposition of any loan in the prior year period.

Income tax (expense)/benefit

During the three months ended September 30, 2021, the Company recorded income tax expense of $604,608, compared to an income tax expense of $3,518 in the three months ended September 30, 2020. The increase in income tax expense resulted from state income taxes in jurisdictions the Company entered during the past year.

Noncontrolling Interest

For the three months ended September 30, 2021, the Company had a net loss attributable to noncontrolling interest of approximately $2.7 million, compared to a net loss attributable to noncontrolling interest of $0.3 million for the three months ended September 30, 2020. The increased net loss related primarily continued investment in new markets entered into during 2020.

Comparison of the Nine Months Ended September 30, 2021 and 2020

$ in Millions	For the 9 Months ended September 30,		Change $	Change %
	2020	2021
Revenues, net	$197.4	$62.9	$134.5	214%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$137.1	$42.0	$95.1	226%

Operating expenses:
General and administrative	$47.3	$24.1	$23.2	96%
Depreciation and amortization	$5.5	$4.1	$1.4	36%
Legal and regulatory	$2.6	$2.0	$0.6	33%
Technology and development	$2.0	$0.6	$1.4	220%
Sales, advertising and marketing	$3.0	$0.4	$2.6	616%
Total expenses	$197.5	$73.2	$124.3	170%
Income (loss) from operations	$(0.1)	$(10.3)	$10.1	99%

Other expenses
Interest income (expense), net	$(0.5)	$(0.1)	$(0.4)	570%
Gain from PPP loan forgiveness	$0.1	$0.0	$0.1	N/A
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.4)	$(0.1)	$(0.3)	361%
Net income (loss) before income tax	$(0.5)	$(10.4)	$9.9	(95)%

Income tax (expense) benefit	$(0.6)	$(0.0)	$(0.6)	17340%
Net loss	$(1.1)	$(10.4)	$9.3	(93)%
Net income (loss) attributable to Non-controlling interests	$(1.3)	$(0.5)	$(0.8)	137%
Net income (loss) attributable to the shareholders of DocGo	$0.2	$(9.9)	$10.1	N/A %

Revenue

Consolidated

For the nine months ended September 30, 2021, total revenues were $197.4 million, an increase of $134.5 million, or 214%, from the total revenues recorded in the nine months ended September 30, 2020.

Transportation Services

For the nine months ended September 30, 2021, Transportation Services revenue totalled $65.7 million and increased by $18.1 million, or 38%, as compared with the nine months ended September 30, 2020. This increase was due to a 26% increase in transportation trip volumes, from 98,194 trips for the nine months ended September 30, 2020 to 123,607 trips for the nine months ended September 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price declined from $374 in the nine months ended September 30, 2020, to $358 in the nine months ended September 30, 2021. The decline in the average trip price in the 2021 period reflects a shift in mix toward lower-priced transports. Transportation Services revenues were also driven higher in the first nine months of 2021 by an 175% increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance, driven by new customer acquisition. These services do not factor in the trip counts or average trip prices mentioned above. This was partially offset by the absence of FEMA transport revenues in the current year period. FEMA revenues amounted to approximately $4.5 million in the second quarter and first nine months of 2020.

Mobile Health

For the nine months ended September 30, 2021, Mobile Health revenue totalled $131.8 million, an increase of $116.5 million, as compared with the nine months ended September 30, 2020. This significant increase was mainly due to the expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and vaccination and other healthcare services revenues included in the Mobile Health segment. This expansion has continued throughout 2021 as the Company has increased its customer base and geographic reach, while extending several large customer contracts.

Cost of Revenue

For the nine months ended September 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 227%, as compared to the three months ended September 30, 2020, while revenue increased by approximately 214%. Cost of revenue as a percentage of revenue increased to 69.4% in the first nine months of 2021 from 66.7% in the first nine months of 2020.

In absolute dollar terms, cost of revenue in the nine months ended September 30, 2021 increased by $95.1 million from the levels of the nine months ended September 30, 2020. This was primarily attributable to a $28.3 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $37.2 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $14.4 million increase in lab fees related to COVID-19 testing activity, which was launched toward the middle of the prior-year period; a $10.2 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; and a $3.3 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs; and $0.6 increase in facilities and other costs of sales, relating to the Company’s increased scale and geographic presence. Finally, the prior year period included a $1.1 million offset to cost of revenues, relating to relief funds which were received by the Company to help defray the added costs of responding to the COVID-19 pandemic.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the nine months ended September 30, 2021 amounted to $48.3 million, up $17.1 million, or 55%, from the nine months ended September 30, 2021. Cost of revenues as a percentage of revenues increased to 73.7% from 65.8%, reflecting increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the nine months ended September 30, 2021 amounted to $88.7 million, compared to $10.6 million in the nine months ended September 30, 2020. Cost of revenues as a percentage of revenues decreased, to 67.3% from 69.6%, despite lower average per-test lab fees and the inclusion of higher-margin, hourly-based programs in the 2021 period, reflecting the increased use of higher cost subcontracted labor, as described above.

Operating expenses

For the nine months ended September 30, 2021, the Company recorded $60.3 million of operating expenses compared to $31.2 million for the nine months ended September 30, 2020. As a percentage of revenue, operating expenses declined from 49.6% in the first nine months of 2020 to 30.5% in the first nine months of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed nature cost of the corporate infrastructure. The increase of $29.1 million related primarily to a $15.9 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $1.3 million increase in subcontracted labor costs, due to the growth of the Mobile Health segment, which outpaced the Company’s ability to hire enough internal personnel to service these revenues; a $2.4 million increase in sales and marketing cost, driven by higher sales commissions and increased marketing activity arising from the expansion of the Mobile Health segment; a $0.6 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at September 30, 2021, this reserve amounted to approximately $0.9 million, as the Company initiated this reserve during the first quarter of 2021); a $2.3 million increase in travel and entertainment expenses, reflecting both the growth of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $1.4 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $1.9 million increase in legal, accounting and other professional fees related to increased revenue and related contract generation and financing and capital-raising activities; a $0.4 million increase in rent and utilities expense and a $1.2 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $1.2 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion; and a $0.6 million increase in bad debt expense, in line with the increase in overall revenues during the period.

For the Transportation Services segment, operating expenses in the nine months ended September 30, 2021 were $32.7 million, up $3.1 million, or 10.4%, from the nine months ended September 30, 2020. Operating expenses as a percentage of revenues declined to 49.8% from 62.3% in the prior year period, reflecting the increase in Transportation Services revenues, compared to the semi-fixed cost nature of the corporate infrastructure. The increased operating expenses, in dollar terms, in the first nine months of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the nine months ended September 30, 2021 were $27.8 million, compared to operating expenses of $1.6 million in the nine months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 21.1% from 10.4% in the prior year period, reflecting expenditures made in relation to the launch of COVID-19 testing in May 2020, and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure throughout 2021. The increased operating expenses, in dollar terms, in the first nine months of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, and facilities costs, as described above.

Interest income (expense, net)

For the nine months ended September 30, 2021, the Company recorded $0.5 million of net interest expense compared to $0.1 million of interest expense in the nine months ended September 30, 2020. The increase in net interest expense in the current period reflects an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Other income

During the nine months ended September 30, 2021, the Company recorded a $0.1 million gain from the forgiveness of a PPP loan made to one of the Company’s subsidiaries. No gain or loss was recorded in relation to the disposition of any loan in the prior year period.

Income tax (expense)/benefit

During the nine months ended September 30, 2021, the Company recorded income tax expense of $613,531, compared to an income tax expense of $3,518 in the nine months ended September 30, 2020. The increase in income tax expense resulted from state income taxes in jurisdictions the Company entered during the past year.

Noncontrolling Interest

For the nine months ended September 30, 2021, the Company had a net loss attributable to noncontrolling interest of approximately $1.3 million, compared to a net loss attributable to noncontrolling interest of $0.5 million for the nine months ended September 30, 2020. The increased loss reflects ongoing investments made into new markets that were entered into during 2020.

Liquidity and Capital Resources

Since inception, DocGo completed 3 equity financing transactions as its principal source of liquidity, with minimal debt incurred. Generally, the Company utilized equity raised to finance operations during its development phase, investments in assets, ambulance operating licenses and funding accounts receivable. The Company has also funded these activities through operating cashflows and, in 2020, utilized several pandemic-related government programs, including the CARES ACT. See “ — COVID-19” above. Future capital requirements depend on many factors, including potential acquisitions, our level of investment in technology, and rate of growth in existing and into new markets. The cost of ongoing technology development is another factor that is considered. Capital requirements might also be affected by factors which the Company cannot control, such as interest rates, and other monetary and fiscal policy changes to the manner in which the Company currently operates. Additionally, as the impact of the

COVID-19 on the economy and operations evolves, the Company will continuously assess its liquidity needs. If the Company’s growth rate is higher than is currently anticipated, resulting in greater-than-anticipated capital requirements, the Company might need or choose to raise additional capital through debt or equity financings.

DocGo anticipates that existing balances of cash and cash equivalents, future expected cash flows generated from our operations and an available line of credit will be sufficient to satisfy operating requirements for at least the next twelve months.

Capital Resources

Comparison as of September 30, 2021 and December 31, 2020

$ in Millions	As of September 30 2021	As of December 31, 2020	Change	Change
Working capital
Current Assets	$96.7	$58.4	$38.3	66%
Current Liabilities	66.9	23.5	$43.4	185%
Total working capital	$29.8	$34.9	$(5.1)	(15)%

As of September 30, 2021, available cash totaled $39.6 million, which represented an increase of $7.2 million compared to December 31, 2020, as the Company received $8.0 million in funds under the terms of a revolving bank loan which was entered into in May 2021 and generated positive operating cash flow during the year-to-date 2021 period. As of September 30, 2021, working capital amounted to $29.8 million, which represents a decrease of $5.1 million compared to December 31, 2020, as increased accounts receivable from revenue growth and prepaid expenses were partially offset by increases in current liabilities resulting from extended payment terms from vendors and delayed payroll-related FICA/Medicare payments, which amounted to $1.8 million as of September 30, 2021. In addition, as of September 30, 2021, the Company had $8.0 million in current liabilities relating to the outstanding balance of the line of credit mentioned above.

Cash Flows

Nine months ended September 30, 2021 and 2020

$ in Millions	For the 9 Months ended September 30,		Change	Change
	2021	2020
Cash Flow Summary
Net cash provided by/(used in) operating activities	$6.9	$(7.9)	14.8	N/A	%
Net cash used in investing activities	(4.4)	(4.5)	(0.2)	(4)%
Net cash provided by financing activities	6.0	(0.2)	6.2	N/A	%
Effect of exchange rate changes	0.2	0.2	(0.0)	(0)%
Net (decrease) increase in cash	$8.7	$(12.6)	21.3	N/A	%

Operating activities

During the nine months ended September 30, 2021, operating activities provided $6.9 million of cash, as a net loss of $1.2 million was outweighed by non-cash charges of $8.9 million, including $2.2 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $4.1 million resulting from the depreciation of property and equipment and right-of-use assets, $1.4 million from amortization of intangible assets, and $1.2 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $0.8 million in negative operating cash flow and were primarily driven by a $28.8 million increase in accounts receivable arising from the growth of the business and the inclusion of larger Mobile Health customers with extended credit terms, a $6.3 million increase in prepaid expenses and other current assets, partially offset by a $34.3 million increase in accounts payable and accrued expenses due primarily to the extension of credit and timing of payments, as DocGo attempted to align the timing of payments to vendors with the timing of payments received from customers, where possible, in an attempt to manage cash balances.

During the nine months ended September 30, 2020, operating activities used $7.9 million of cash, primarily resulting from a net loss of $10.4 million, partially offset by non-cash charges of $6.2 million including $1.6 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $3.0 million resulting from the depreciation of property and equipment and right-of-use assets, $1.1 million from amortization of intangible assets, and $0.5 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $3.4 million in negative operating cash flow and were primarily driven by a $9.3 million increase in accounts receivable, a $0.3 million increase in prepaid expenses and other current assets, which were partially offset by a $5.9 million increase in combined accounts payable and accrued expenses.

Investing activities

During the nine months ended September 30, 2021, investing activities used $4.4 million of cash, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support the ongoing growth of the business.

During the nine months ended September 30, 2020, investing activities used $4.6 million, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support growth of new transportation markets.

Financing activities

During the nine months ended September 30, 2021, financing activities provided $6.0 million of cash, due to proceeds from a revolving bank loan which was entered into in May 2021, and which had $8.0 million outstanding as of September 30, 2021, and some noncontrolling interest contributions, partially offset by $1.8 million in repayments made on finance leases.

During the nine months ended September 30, 2020, financing activities used $0.2 million of cash, as noncontrolling interest contributions were outweighed by repayments made on notes payable and finance leases.

Future minimum annual maturities of notes payable at September 30, 2021 are as follows:

Notes Payable
2021, remaining	$0.6
2022	$0.4
2023	$0.3
2024	$0.1
2025	$0.1
2026 and thereafter	$0.0
Total maturities	$1.5
Current portion of notes payable	$0.9
Long-term portion of notes payable	$0.6

Future lease payments included in lease liabilities as of September 30, 2021, and for the following five fiscal years and thereafter were as follows:

Operating Leases
2021, remaining	$0.5
2022	$1.6
2023	$1.2
2024	$0.8
2025	$0.8
2026 and thereafter	$0.4
Total future minimum lease payments	5.3
Less effects of discounting	$(0.5)
Present value of future minimum lease payments	$4.8

BUSINESS

Our Company

DocGo is redefining on-demand access to healthcare. We deliver high-quality, cost-effective healthcare mobility solutions and are unlocking further promise and potential of telehealth treatment through our “last-mile” care capabilities. We do so by leveraging our proprietary technology platform powered by artificial intelligence (“AI”), and our network of healthcare professionals spanning more than 25 states and the United Kingdom. We often provide our services in collaboration with leading healthcare organizations, via long-term partnerships that drive meaningful recurring revenue, ensure efficient and effective capital allocation, and create low-risk opportunities for significant growth. DocGo, our new corporate name, represents and better communicates who we are as a company and what our solutions offer our customers.

Our mission is to transform medical transportation and telehealth, with more accessible, affordable, and efficient patient-centered care. Since our founding in 2015, through more than 2.2 million patient interactions, we have created an unmatched medical transportation network that can provide better care outside of the physical walls of the healthcare system. We began by developing a state-of-the-art, intuitive platform to drive greater efficiency and improved access to patient care. Our innovative technology can change the way healthcare facilities manage patient transportation, and eliminate many of the common obstacles faced when scheduling service, ultimately freeing medical professionals to focus more time and their valuable resources on what they do best — providing patient care. Additionally, in certain markets, our Mobile Health in-person care model facilitates medical treatment directly to patients in the comfort of their homes, workplaces, and other non-traditional locations. Working under the guidance of prescribing physicians, our network of over 1,900 medical professionals, including Emergency Medical Technicians (“EMTs”), paramedics, nurses and support staff, provides a wide range of tests, procedures and interventions that, until now, required a visit to a traditional healthcare setting.

We have experienced strong growth over the past several years. Our revenue increased from $40.0 million in 2018 to $94.0 million in 2020, representing a 53.3% compounded annual growth rate. Only fiscal year 2020 includes any meaningful contribution from our Mobile Health solutions.

Our Segments

Medical Mobility Solutions

DocGo’s on-demand medical mobility solutions are offered under the Ambulnz brand. We enable reliable, efficient access to local clinical services, including primary and specialty care, dialysis treatments for chronic care management, and transfers between clinical settings. Every vehicle in our fleet is equipped with our proprietary technology platform, which is integrated with some of the nation’s largest electronic medical record (“EMR”) systems.

This integration enables seamless transfer of electronic patient information and discharge data to our healthcare provider customers, which improves order speed and accuracy, and helps eliminate a myriad of manual processes. Consequently, our healthcare facility customers are better able to order, track and manage transportation requests and patient movement, thereby improving utilization of resources and cost. Our Ambulnz ShareLinkTM technology provides our healthcare partners and patients with real-time vehicle locations and accurate ETAs, delivering valuable peace of mind. As of December 31, 2020, we had 250 ambulances in service throughout the United States, and 32 in the United Kingdom. For the fiscal year ended December 31, 2020, we generated approximately 66.0% of our revenues from our mobility solutions delivered by this segment.

Mobile Health Solutions

The traditional healthcare model requires patients to interact with many levels of healthcare providers — including receptionists, nurses, lab technicians and physicians — for even the most routine tests, procedures and interventions. We recognized that a number of these services could easily be performed by EMTs or paramedics under the guidance of physicians, but in the comfort of a patient’s home or workplace. Our patient-centered approach helps limit the need for individuals to seek routine treatment in more expensive and environmentally exposed, less comfortable settings such as emergency departments and urgent care clinics. In addition to providing greater convenience to patients, our Mobile Health solutions help reduce unnecessary burdens on healthcare systems, by freeing up their finite, in-person resources to address more urgent and critical patient needs. DocGo’s Mobile Health on-demand telehealth clinical services, which we expanded into the home and workplace in 2020, facilitate medical care via a turnkey suite of integrated, “last-mile” solutions. We offer a range of services, including on-site evaluation, diagnostics, triage, and treatment as detailed in the following table:

As adoption of telehealth continues to climb, we believe our virtual care-enabling solutions are poised for significant growth, by delivering in-person patient care previously inaccessible outside of the more traditional healthcare settings. We partner with leading national health systems, private organizations and employers, state and local governments and managed care organizations, to provide our Mobile Health solutions, including NYC Health + Hospitals, Mount Sinai Health System and Carnival Corporation. For the fiscal year ended December 31, 2020, we generated approximately 29.8% of our revenues from the solutions provided by our Mobile Health segment.

The Industry

DocGo sits uniquely at the crossroads of the healthcare mobility and telehealth sectors of the broader healthcare industry. Based on a recent McKinsey report and management estimates, this intersection potentially represents a $95 billion opportunity for our solutions. Management estimates that the healthcare mobility market provides a

$13 billion opportunity for our Transportation Services. The McKinsey report estimates that the telehealth industry may be as large as $250 billion, with nearly $35 billion coming from diversion of emergency department visits to virtual urgent care, $35 billion in virtual-related home health services, and $12 billion through technology-enabled home medication administration — representing a more than $80 billion addressable market for our Mobile Health “last-mile” telehealth offerings. Further, the COVID-19 pandemic has materially changed not only the way the healthcare system operates, causing a fundamental shift in the allocation of finite resources, but also how consumers engage with healthcare systems.

U.S. Total Addressable Market

Medical Transportation $13 B
Last-Mile Home Medication Administration $12 B
$95 Billion
Last-Mile Urgent Care $35 B
Last-Mile Home Health Services $35 B

Sources: Management estimates and McKinsey “Telehealth: A quarter trillion dollar post COVID-19 reality?” (report published 5/29/20)

The medical transportation industry spans a number of categories including health system transportation, emergency transportation and non-emergency transportation, and is fragmented and poised for transformation. Due to the nature of the industry and licensing requirements, the competitive landscape is predominantly occupied by smaller local vendors and a few regional players, each with varying levels of service quality and geographic reach. Accordingly, few transportation companies possess the financial resources and economies of scale needed to change the status quo, whether through the adoption of new technologies or by investing in an improved patient experience, which ultimately stifles industry progress. The resulting reliance on largely inefficient, antiquated solutions creates a significant opportunity for us to leverage our innovative technology, unique partnership model, and other competitive advantages, to capture significant additional market share.

With an aging population requiring more frequent care, and younger generations more comfortable than ever with technology, there is a fundamental shift occurring in the way patients interact with today’s healthcare system. Consumers increasingly demand more convenient access to care as well as an improved user experience, and telehealth offers the greatest opportunity to capitalize on this demand. Even so, existing telehealth solutions are typically classified in one of two limiting categories — either the technological infrastructure that supports telehealth connectivity but lacks the ability to offer actual healthcare services, or a discrete, direct offering from a specific physicians’ group or practice. In either case, patient interaction is limited to a virtual connection, with no mechanism for clinicians to perform even the simplest of tests or procedures. This dynamic significantly diminishes the overall value proposition of telehealth, often pushing patients back to the physical walls of the traditional healthcare system for treatment. Accordingly, without innovation, existing telehealth offerings will never fully deliver the promise of virtual care. We believe that our Mobile Health “last-mile” healthcare solutions can serve as this missing, personal-touch link between a telehealth patient on one end, and a prescribing physician on the other. Our service enables remote telehealth treatment, and helps transform the way patients receive non-emergency medical care at mass scale.

Our Competitive Strengths

We believe we have a number of competitive advantages that enable us to consolidate and build on our position as a leader in medical mobility and telehealth solutions, including the following:

A robust, industry-leading AI-powered technology suite

DocGo developed what we believe to be the industry’s first fully integrated medical transportation and mobile healthcare platform. Our platform is designed to track various distributed resources and intelligently predict the best means for mobile healthcare service and delivery of care.

The DocGo platform uses AI and machine learning to predict and optimize every aspect of the lifecycle of our solutions. This includes leveraging AI to dispatch the appropriate vehicles and staff based on medical necessity, routing our vehicles through dynamic traffic patterns, and even predicting the time it will take our team to reach a specific hospital facility, to timely deliver patients for time-sensitive medical appointments. Further, the system helps determine the financial feasibility of each trip, to better assist with final insurance adjudication.

How We Help Health Networks

To allow for fast, accurate ordering of Mobile Health and medical mobility services, DocGo’s platform integrates with major EMR systems, which allows seamless interoperability for accessing patient demographics and insurance information. Additionally, hospital systems get real-time analytics into every transport’s estimated arrival and departure times, helping them intelligently predict bed-management, measure interdepartmental performance, and ultimately provide a smoother patient experience.

How We Optimize Our Workforce

DocGo’s platform is founded on service utilization and accuracy. As part of an intelligent learning system, our platform continually verifies and monitors all modes of transportation available to our customers and partners. Each level of service is distinctly identified, based on local and state regulations, to provide a specific mode of health transport. The location, status, availability, and equipment on each mode of transportation are tracked in real-time. This combined intelligence is at the heart of how our platform automatically provides the best, most accurate modes of transportation and facilitation of Mobile Health medical care.

This level of control can substantially increase profitability, which results in increased earning potential for employees, a highly motivated workforce, and a better patient experience.

How We Help Patients

To better service both our patients and health network partners, DocGo creates detailed digital mapping of all facilities we service. From bedside to bedside, our platform intelligently understands and predicts the time from curbside to lobby, the time to reach a particular department within a facility, and the delays within particular hospital departments. This level of intelligence provides a much higher level of accuracy and transparency to our patients. Our customer facing ShareLinkTM notifies patients, loved ones, and hospital staff of the real-time locations of our vehicles, keeping them informed each step of the way.

To ensure that our technology stays on the cutting edge, DocGo employs a large team of highly skilled engineers and computer scientists headquartered in New York City, San Francisco, and Tallinn, Estonia. This team includes software engineers, data engineers, cybersecurity engineers, DevOps engineers and system architects.

DocGo’s Product Development utilizes in-process research & development to continually keep up with rapid business growth and adapt to service expansion. To ensure the utmost quality and reduce time to market, DocGo uses established best practices to build, test, and release software. Our development life cycle follows a proven and standard software development lifecycle (SDLC) which allows for product research, specifications, development, acceptance testing, and ultimately deployment.

With a focus on rapid iterative deployment cycles, our engineering teams leverage test-driven development (TDD) and behavior-driven development (BDD), to author unit tests and lean heavily on automated testing in integration environments. With our mature, proven deployment pipeline, releases are shipped to production several times a business day, benefiting DocGo’s employees, patients, and customers.

DocGo’s technology infrastructure is built using a distributed and scalable architecture. All production infrastructure at DocGo is deployed on Amazon Web Services (AWS). Data is transmitted in encrypted form and encrypted at rest in our system. Autoscaling is leveraged to ensure capacity on-demand, to provide a low latency and an effective user experience. Logs and metrics are streamed to CloudWatch for visibility, traceability, and alerting.

Our National Operations Center — based on Tuscaloosa, Alabama — provides human monitoring to help ensure that we address issues as they arise and provide 24/7 service delivery.

An industry-leading technology suite with deep clinical integration

Efficient, high-quality transportation is vital to move and discharge patients within a healthcare system; even short delays or downtime can be extremely costly to providers and frustrating for patients. To create more efficient systems and improve the patient experience, our technology platform is fully integrated with some of the nation’s largest EMR systems. This class-differentiating connectivity allows our healthcare provider partners to efficiently monitor and manage their operations, including patient flow, triage times, staffing and specialty services. For example, hospital staff traditionally request transportation by phone and must often place repeated follow-up calls to inquire about vehicle arrival, reducing valuable time that can be spent preparing for the patient’s arrival and focusing on patient care. Once a patient is picked up, there is typically no way to track the patient’s location until the vehicle arrives at its destination. In contrast, DocGo’s proprietary system enables transportation requests with a few simple clicks of a mouse from any Internet-enabled device. We believe that our unique algorithms ensure intelligent fleet routing and peak vehicle utilization, along with accurate estimates of arrival times and wait times, which result in our industry-leading on time compliance. Our EMR integrations further simplify the process, pulling accurate patient information directly from the hospital’s EMR system. Using our hospital partners’ EMR saves time, by avoiding needing to take a patient’s medical history, eliminating illegible handwriting and ensuring data accuracy, which is critical when dealing with health records. Our ShareLinkTM technology gives healthcare providers and patients real-time information regarding vehicle location and added peace of mind, all in a user-friendly interface similar to popular ride-sharing applications.

By dramatically increasing healthcare transportation efficiency, transparency and predictability, our technology empowers our partners to maximize patient resource utilization, improve their bottom lines, and enhance the overall experience for their staff and patients alike. Additionally, our proprietary technology enables us to better deploy and utilize our fleet and medical professionals, reducing our downtime and ultimately improving margins.

Progressive partnership model that drives significant benefits for us and our healthcare provider partners

A primary goal in our rethinking medical transportation was to fundamentally change the relationship between healthcare providers and transportation companies. Rather than being a mere vendor, we collaborate with a number of our key healthcare provider customers through a unique, long-term partnership model, whereby we share the economics of the relationship and work collaboratively to grow our enterprise to mutual benefit. This structure facilitates a more consistent level of service to the provider and its patients, improving the quality of patient care. We use this model with some of the largest U.S. healthcare providers, including Fresenius Medical Care, UCHealth, and Jefferson Health.

We gain substantial economic benefits from our innovative model. Our partnerships provide us with a recurring, predictable transportation revenue stream within the geographic markets where our partner operates. The partnership also makes us a preferred provider, so that we capture a greater share of revenue that would otherwise be contracted out to other transportation providers. This deep-rooted relationship creates cross-selling opportunities to drive additional revenues through our Mobile Health solutions as well.

The partner also acts as an “anchor” customer in its geographic market(s), meaning we can use resources deployed for this relationship to acquire new business from additional customers, at a lower incremental cost and with less risk to our investment. Our partners benefit not only from the economic efficiency of our superior technology, but also from reduced costs and new revenue sources as the partnerships grow. Our differentiated approach effectively converts medical transportation from a cost to an economic opportunity for our partners.

Our largest partner, Fresenius Medical Care, one of the world’s largest dialysis treatment providers, demonstrates how our model benefits both parties. Fresenius’ patients with end-stage renal disease undergo dialysis treatments up to three times per week and often require medical transportation to and from their appointments. In partnering with DocGo, Fresenius uses our platform to efficiently schedule and monitor patient transports, helping maximize patient flow-through and treatment compliance while minimizing the administrative burden of managing these transportation services. The partnership generates reliable, recurring revenue for us and creates pathways to larger medical transportation opportunities in the markets where Fresenius operates.

Well-dispersed national and international scale, poised for continued growth

Our nationwide footprint and burgeoning international presence in the United Kingdom demonstrate success in building our network, and create opportunities to use this infrastructure to support further growth in existing markets and new geographies. We currently maintain an organization of more than 1,900 medical professionals, including EMTs, paramedics, nurses and support staff, and a fleet of more than 340 technology-equipped vehicles that have provided services across more than 25 states and throughout England.

Given our innovative partnership business model, and that our solutions are easily leveraged to serve significantly higher volumes, we can rapidly scale with our existing partners, add new clients in existing markets, and grow into new ones, without the need to invest and risk significant additional capital.

Differentiated brand identity focused on enhancing the patient’s experience

The medical transportation industry is intimidating to most consumers. While it addresses a patient’s most basic and immediate healthcare needs, it was not designed with the patient’s experience in mind. DocGo created a transportation solution based on a completely different proposition — to create an improved experience for all stakeholders, including the patient. Our ShareLinkTM technology provides radical transparency, improving the patient experience and easing concerns by showing the precise ETAs and real-time locations of our vehicles. Our employees undergo customer service training to ensure that they deliver care with the customer experience in mind. Our calming light blue brand identity, and less-formal uniforms for our healthcare professionals, creates a more comfortable experience for our patient customers and those of our healthcare provider partners. We believe this carefully crafted brand experience helps alleviate concern during an inherently traumatic, uncertain time for patients. Our healthcare professionals’ utilization of state-of-the-art logistics and other technologies further reinforces our differentiated brand proposition. Our DocGo brand was built in a similar fashion, to help convey the humanity and empathy we strive to deliver with each and every patient interaction.

Founder-led, highly experienced management team

Our founder and management team members have on average over 25 years of industry and other relevant professional experience. Our management team is comprised of industry veterans who have held leadership roles at some of the largest public and private healthcare and consumer businesses, ranging from start-ups to Fortune 500 companies, with pertinent healthcare, technology and mobility expertise. We believe this collective experience and first-hand knowledge of the challenges inherent in today’s healthcare system provide our company with the foundation to pursue its mission to transform the medical mobility and telehealth industries while navigating a rapidly evolving landscape. Our key executives also have extensive experience in growing businesses, both organically and through acquisitions, supporting all aspects of our growth strategy. Our leadership team’s top quality and talent will help us create and capitalize on the opportunities we see ahead.

Growth Strategies

Identify new partners and expand into new markets

Partnerships are integral to our growth strategy, providing predictable revenue and visibility into market volume and data, and helping us rapidly scale to service demand. These relationships also allow us to grow with our partners as they expand into additional geographies. Further, our partnership model provides a foundational customer, from which we can expand our customer base within that market, and, in certain instances, growth into neighboring markets, in each case more fully utilizing our assets with increased predictability and risk management.

In identifying new geographic market opportunities, we initially look to establish a relationship with a large player in the local healthcare system that can serve as the “anchor” customer for our Transportation Services. Once we enter into an agreement with the healthcare provider, we deploy a fleet of vehicles equipped with our proprietary technology with the staff needed to support the customer’s transportation needs. With this core infrastructure in place, our medical professionals transport patients to and from our customer’s care facilities and additional locations, and are positioned to capture additional transportation opportunities in the region. Capitalizing on these existing resources and using our innovative technology, we use our fleet and medical professionals to provide additional “last-mile” Mobile Health services, maximizing the utilization rate and revenue potential of our assets.

We believe we have significant opportunity to expand throughout the United States, and selectively in international markets, by identifying and establishing new partnerships. While we always consider new geographies and actively engage with other prospective partners, we have prioritized key markets based on specific characteristics and have filed for licenses in certain geographic areas where we do not currently operate. We are also expanding our partnership model beyond the traditional healthcare system, partnering with companies like RXR Realty, a leading New York City real estate owner, manager and developer. Together we facilitate Mobile Health services for RXR’s employees and tenants with on-site testing, monitoring, and reporting at locations across New York and New Jersey. We consider establishing similar partnerships as a significant opportunity to grow our telehealth revenues.

Broaden our suite of “last-mile” Mobile Health offerings and expand into additional markets to grow revenues

Our Mobile Health solutions offer a significant value proposition. We facilitate the “last-mile” of telehealth services to patients, supplementing virtual consultations with a suite of in-person tests, procedures and interventions that do not require the specifications of a traditional healthcare setting. This model provides greater convenience to patients, and improves our financial results, by increasing the utilization rate of our fleet and medical professionals, limiting downtime between transports, thereby increasing revenues and margins. Providing non-emergency care to patients in their homes also reduces burdens on the healthcare system, freeing up time, space and other resources in hospitals, urgent care clinics, physicians’ offices, and labs.

A patient symptomatic of strep throat serves as one example of how our solutions operate and benefit all stakeholders in the healthcare industry. Under the traditional telehealth model, it can take as long as two days for our suffering patient to virtually consult with a doctor, be referred to a clinic for testing, and for the physician to receive the test results; and that is all before any diagnosis or treatment can even begin. With our “last-mile” Mobile Health solution, a DocGo paramedic arrives at the patient’s home, virtually consults with a physician, tests the patient, and performs the necessary lab work on-site, resulting in the physician’s diagnosis in as little as 20 minutes. Our paramedic can even administer the first dose of antibiotics at the doctor’s instruction. Another example is at-home treatment for oncology patients. Instead of sending these immunocompromised individuals to a hospital setting, our clinicians can visit them in their homes to provide infusions. In addition to increasing patient comfort at a time of acute distress, it also greatly reduces their potential of exposure to harmful elements, and frees up resources at the healthcare facility.

We have expanded from basic testing services to include a suite of more than 25 medical tests, procedures and interventions and we intend to continue adding new services, leveraging our existing geographic footprint and extensive nationwide network of healthcare professionals. One example is Rapid Reliable Testing (“RRT”), which we launched in April 2020 in response to the COVID-19 pandemic. Established in less than two months, RRT now offers COVID-19 and IgG antibody testing to healthcare providers and other customers in New York, New Jersey, Pennsylvania, Florida, California, Texas, Tennessee, and Colorado. We partner with approximately 300 government entities, nursing homes, schools, and businesses nationwide, to provide this service on-site, at drive-thru locations, and via a fleet of mobile testing units. While some of these relationships began as testing-only contracts, we have successfully expanded to include COVID-19 vaccines and additional Mobile Health solutions, and we expect to continue expanding these relationships in the future.

At the start of 2020, we had a growing business providing telehealth services at sporting events and concerts, that was placed on pause due to COVID-19-era social distancing restrictions. With the resumption of in-person events, this burgeoning solution provides additional opportunities for expansion. We have secured contracts to provide first aid and on-site medical care at premier New York City sports venues, including Citi Field and the Barclays Center, and have since expanded those relationships to provide Mobile Health solutions as well.

We intend to expand the number of markets in which we offer our solutions. In the short time that we have offered our Mobile Health services, we have expanded our reach from select markets to offerings across 42 U.S. states.

Grow with existing customers into new geographies and further penetrate existing markets

We see significant opportunity to increase our share of our current healthcare provider customers’ business by expanding into new geographies as they grow and further penetrating markets where we currently work together. We believe that our offerings are superior to those of our competitors, and once a customer experiences the benefits of our platform and technology, our win rate with that customer will increase. Our solutions are easily scalable to serve meaningfully higher volumes, and can seamlessly accommodate the addition of Mobile Health products and services. Additionally, our partnership model is conducive to significant business growth, because these well-established relationships provide an immediate source of predictable revenue in the new market. With existing partners, we also have greater visibility into market dynamics, allowing us to better identify which markets will likely be profitable and when. Our partnership with Fresenius Medical Care, which provides kidney dialysis treatment in markets across the United States, serves as a case in point; our close working relationship allows us to map demand curves to population densities, and accordingly, make informed decisions about expansion. Finally, a partner provides us with a foundation to further expand within a given market, using existing resources to acquire new customers and to service them at a lower incremental cost, with limited capital risk.

Fully utilize lower-cost, high-value professionals to drive additional revenues and increase margins

There is a significant cost disparity among healthcare professionals. We specifically utilize paramedics and EMTs as they are generally billed at lower rates than physicians and nurses. This cost difference allows us to deliver our “last-mile” Mobile Health solutions at a lower cost than the same care via a traditional healthcare system visit. Further, unlike many healthcare professionals, paramedics and EMTs are specifically trained to work outside of clinic and hospital settings, making them a perfect fit for administering tests, procedures and interventions in a patient’s home or workplace. Furthermore, traditional medical transportation companies can fill several orders throughout the day, but the wait in between transports is lost as downtime. While our proprietary technology enables us to minimize this downtime, we took remaining downtime as an opportunity for our EMTs and paramedics to provide our “last-mile” Mobile Health services, maximizing utilization rates and the revenue potential of our vehicles and professional workforce.

Opportunistically acquire businesses that fit our existing business model

In recent years, we expanded our geographic presence by strategically acquiring local provider licenses in markets that we intended to enter. Such acquisitions provided us with the requisite licenses, as well as additional infrastructure — including vehicle fleet and employee base — to operate in a local market. We occasionally acquire a business to have the necessary infrastructure to support a partnership, but acquisitions can also contribute to existing customer relationships and revenue streams. Following an acquisition, we add value to that business by integrating it with our proprietary technology platform, rebranding the fleet and retraining the staff to deliver our customer-centered, cost-effective mobility and Mobile Health services. We constantly evaluate additional acquisition opportunities and anticipate that we will continue to make acquisitions in select markets, to support our growth plans. We expect acquisitions to be the primary means of acquiring the licenses or other resources necessary to enter new markets in the future. Additionally, we may acquire new technological capabilities or telehealth solutions to supplement our existing offerings.

Our Technologies

Dara

Increasing utilization at scale requires an amazingly complex, highly automated, and highly informed system. Dara is the central AI system which manages the logistics for scheduling, patient interactions, and resource allocation.

Dara Scheduling System

Dara’s machine learning scheduler has run millions of permutations across five years of real-world data, to optimally assign resources. Dara manages all aspects of our medical transportation, delivery of field-based care, dispatching, tracking, and optimization. The system not only considers real-time traffic data, but also factors hundreds of variables across years of historical data to estimate the expected time to transfer care, at pickup and destination.

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42-CA0700B Karly Jasso | Ryan Loniero 110 BLS LACO, LACI 0/0/1
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40-CA0600B-2 Jeffery Ramsey | William Joma... 225 BLS LACI, LACO 1/1/0
Patient Contact 43-0700B10 Cedric Thomas | Russell Winfie... 216 BLS ORCO 2/0/0
To Pickup 3-CA0700A Isabella Leifer | Jason Trasvina 214 ALS LACO, LACI 1/1/0
To Pickup 3-CA0700C Charles Navarrete | Javier Aval... 167 CCT LACI, LACO 0/0/1
To Pickup 3-CA0700C-2 Daisy Lopez | Sabrina Sandoval 331 BLS LACO, LACI 0/0/1
To Pickup 3-CA-FLOAT Alan Chipres | Cameron Frye 327 BLS LACO, LACI 1/1/0
To Dest. 3-CA0800B Irene Castaneda | Ryan Vizcarra 330 BLS LACO
Patient Contact 40-CA0800B Kaiser George | Ovbanaegbere ... 208 BLS LACO 2/0/1
At Dest. 40-CA1000B-2 Dominic O'Brien | Isaac Vizcarra 226 BLS LACO, LACI 1/1/2
42-CA0800B Gregory Gilbert | Kye Monji 114 BLS LACO, LACI
Patient Contact 43-0800B10 Elaine Peterson | Jessica Calde... 218 BLS LACO, ORCO 4/1/0
To Pickup 5-1000B10 Alejandro Sandoval | John Eva... 220 BLS ORCO, LACO 0/1/0
To Dest. 3-CA1000A-2 Julian Montes | Kirk Perez 230 ALS LACO, LACI 0/1/0
43-1000B10 Damian Juncaj | Jessie Gallardo 215 BLS ORCO 1/0/0
To Pickup 3-CA1000B-2 Hector Chavez | Sabrina Villegas 166 CCT LACI, LACO
40-CA1200B-2 Lucy Centeno | Natalie Inks 224 BLS LACO, ORCO 0/0/1
46-MLK Jeffrey Loeza | Juana Vazquez 229 BLS LACO
7-CA1200B Rebekah Lovejoy | Hannah Lloyd 326 BLS LACI, LACO
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Dara Multiservice Platform

The Dara platform provides for a broad set of medical transportation and mobile treatment options, ranging from curb-to-curb sedan to critical care transportation (CCT). Using a proprietary algorithm, the system guides the requester to select the best mode of transportation, considering the patient’s medical needs and health insurance coverage.

Dara Driver Application

The Mobile Driver App is used by our field staff to interact with our platform. The field staff is comprised of crew members that operate our vehicles, facilitate field-based medical care for patients, and fulfill medical transportation requests. The driver app provides information regarding the logistics of patient transportation and care, the patient’s unique needs, and analytics to inform the platform of real-time status and geo-location.

5:18
Now Online!
Next Scheduled Trip: #1039082 - 33... Pickup Today 7:00 PM
Unit 900, BLS
Jim Driver
(999) 888-7777
Station Corpus Christi Station
Claire Nurse
(111) 222-3333
Station Corpus Christi Station
Nueces Bay
181
Corpus Christi
Corpus Christi International Airport (CRP)
286
358
286
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5:20
You Have a New Trip
Pickup Location
3315 South Alameda Street
Corpus Christi, TX 78411
Promised ETA
7:00 PM
Service Type
BLS, Discharge
Trip#
1039082
TAP TO GO ENROUTE
GO
ENROUTE

5:23
En Route to Pickup
NO UPCOMING TRIPS SCHEDULED
Pickup Location
3315 South Alameda Street
Corpus Christi, TX 78411
Promised ETA
5:29 PM
Service Type
BLS, Discharge
More Details
544
43
min
Morgan Ave
Emerald Cove
Lozano Golf Center
Ayers St
Greenwood Dr
7
min
Delay
On Scene
Maps
Legal
McArdle Rd

Dara Requester Application

The requester app is used by our healthcare partners to order medical transportation and mobile medical services. It is a central hub for booking and monitoring all transportations and field-based treatments. As a multi-tenanted application, DocGo’s customers and partners can access only their respective orders.

5:43
ambulnz
S. Berger
TRIP #1039118
NEEDS ASSIGNMENT
Corpus Christi...octor's Regional
Room #
Corpus Christi...ate Living Center
Room #
CENTRAL CITY
ASAP
32 min
Service Level
Discharge, BLS
Trip Type
One Way
Pickup Time
06/16 5:15 PM CDT
ACCEPT
ETA
5:15 PM
CDT
REJECT
5:44
REVIEW
TRIP #1039118 | ETA 06/16 6:15 PM
SCHEDULED
TRIP DETAILS
EDIT
REQUESTING AGENCY
Corpus Christi Medical Center - Doctor's Regional
PICKUP LOCATION
Corpus Christi Medical Center - Doctor's Regional 3315 South Alameda Street Corpus Christi, TX 78411
DESTINATION
Corpus Christi State Living Center 902 Airport Road Corpus Christi, TX 78405
SERVICE LEVEL
Discharge, BLS
TRIP TYPE
One Way
SCHEDULED PICKUP
Wednesday, June 16, 2021 at 5:15 PM CDT
PATIENT DETAILS
EDIT
PATIENT DEMOGRAPHICS
John Doe, 06/16/1970
PATIENT COVERAGE
Primary:
Star Plus Medicaid
Policy#: 11234432
CHIEF COMPLAINT
Discharge
NOTES
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5:45
Back
CURRENT
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HISTORY
WILL CALL
Wednesday, June 16
Trip# 1039082 | Patient: No patient name
Needs Assignment
Requested Pickup
6:00 PM CDT
Corpus Christi Medical Center - Doctor's Regional
3315 South Alameda Street Corpus Christi, TX 78411
Corpus Christi State Living Center
902 Airport Road Corpus Christi, TX 78405
BLS
EMT Not Assigned Yet
Trip# 1039118 | Patient: John Doe
Scheduled
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5:15 PM CDT → 6:01 PM CDT
Corpus Christi Medical Center - Doctor's Regional
3315 South Alameda Street Corpus Christi, TX 78411
Corpus Christi State Living Center
902 Airport Road Corpus Christi, TX 78405
BLS
Show only my requests

Dara Platform Interoperability

Key to Dara’s success has been a focus on platform interoperability with external systems. Our national partnership with Uber Health enabled us to build a comprehensive, bi-directional integration with Uber, giving healthcare providers a single platform for transportation across all levels of service. Using our data-driven logic, healthcare providers are seamlessly guided to select the right mode of transportation, based on simple deterministic questions. Dara’s integration with EMR systems such as Epic, Salesforce HealthCloud, and SeaCare streamline patient details and ensure uniform reporting of patient care continuity.

Mana

DocGo invested significantly to develop Mana, DocGo’s billing system. This system works to ensure accurate payment for patient interactions at expected rates. To ensure this accuracy, Mana leverages the interoperability prowess of our platform, to allow electronic capture of pertinent billing information such as demographic and coverage details. In turn, the captured billing details are used to determine insurance eligibility and coverage, in real time. Combined with years of historical reimbursements, the platform can intelligently determine the financial feasibility of a medical event at the time of booking.

If a payment is not guaranteed at the time of booking, the request is flagged back in the Dara system, where the patient visit is reviewed and potentially cancelled. In addition to determining coverage and eligibility, the system calculates the patient’s financial responsibilities as the result of co-pays or deductibles. These amounts are collected using our iOS Driver Applications or our patient facing payment portal and processed through the platform integration with Stripe.

HealthPoint

DocGo adheres to the principle that radical transparency is fundamental to improving patient care. HealthPoint was designed to solve the needs of our Mobile Health segment, to grant patients complete access to their health records, and provide a secure and easy-to-use self-service platform for ordering on-site medical services.

HealthPoint allows patients to schedule and track their medical encounters, receive notifications of upcoming appointments, and get real-time statuses such as laboratory results. Behind the scenes, HealthPoint drives our Mobile Health field operations, with end-to-end tracking of medical encounters, laboratory orders, and service locations. Combined with the AI-driven logistics capabilities of Dara, and the financial feasibility aptitude of Mana, HealthPoint is at the center of streamlining the “last-mile” solution for our Mobile Health solutions.

Human Capital Resources

We strive to hire the best and brightest talent across our industry, with a focus on inspiring performance. As of June 30, 2021, we had over 2,250 employees, including revenue-generating healthcare professionals, field management personnel and corporate support staff, as represented in the table below. Healthcare professionals consist of EMTs, paramedics, nurses, clinicians, and related support staff; field management personnel includes supervisors and managers; and corporate support staff includes software development, billing, finance, sales, marketing, and executives.

	Full-time	Part-time	Total
Healthcare Professionals	1051	874	1925
Field Management	125	8	133
Corporate Support	190	11	201
Total	1366	893	2259

None of our employees is represented by a labor union or subject to any collective bargaining agreement.

Recruiting

We consider our employees to be our most valuable assets. Our employee experience begins with identifying and attracting people who embody our core values and share our vision to provide high-quality patient care. We are committed to building a company that our employees are proud to be a part of, and fostering an environment in which our employees can grow, evolve and discover their existing and untapped potential. We believe our focused approach to recruiting and developing talent allows us to attract strong candidates to continue growing and scaling our business.

Compensation and Benefits

Ongoing evolution in the healthcare system and an aging population mean EMTs, paramedics and nurses are more critical to medical care than ever before, yet EMTs and paramedics remain the lowest paid professionals in the chain of care. Most companies in the industry pay an hourly wage only, and offer no benefits, often resulting in low employee morale, high turnover, and ultimately a less efficient business. We take pride in our high-quality medical professionals, and have created an attractive compensation model that demonstrates their vital importance to our business, and motivates them to deliver exceptional care.

We offer a pay package which we believe is innovative within our industry and elevates our employee compensation levels above national averages and those of our peers. In addition to base hourly wages, DocGo also offers employees bonuses based on trip volume and other metrics, medical insurance, paid time off, and an equity incentive plan for our frontline EMTs and paramedics — an industry leading program that provides the opportunity to acquire an ownership stake in our company. We believe that this approach makes us a more attractive employer and supports a strong pipeline of top-tier talent across all levels of our company.

Training

We have also created a number of programs to foster the professional development of our employees and to continue to attract top-tier talent. To help our staff continue to build clinical skills, we created a Medical Mentorship Program whereby EMTs and paramedics can learn advanced medical techniques including phlebotomy, mobile ultrasound, EKG training, Point of Care testing, vaccine administration, and wound care. Once certified, our employees can put these newly acquired skills to use while providing our Mobile Health services.

Our staff of ten training coordinators runs a robust, in-person onboarding program to ensure that employees are trained and up to date in relevant procedures and protocols. We are an official American Heart Association Training Site, and offer all of our employees in-house basic life support (BLS), advanced cardiovascular life support (ACLS), and pediatric advanced life support (PALS) training and certification.

We have also implemented a virtual training program for company policy and procedures training, mandated OSHA training courses, hazardous materials awareness, FEMA Incident Command Systems training (100, 200, 700, 800), clinical skills, customer service, diversity, HIPAA regulations, safety and compliance, on-site traffic control, and annual documentation training.

Our drivers are additionally trained in emergency vehicle operator course (EVOC) and Coaching the Emergency Vehicle Operator (CEVO) 4 driver training, vehicle maintenance incident reporting, transport risk assessment, critical care transport orientation, and fatigue abatement. Our system is utilized for credential tracking and Continuous Quality Improvement, so that our staff maintains all required credentials relevant to their positions with our company.

With constant reporting, employees and their supervisors are automatically notified at designated times of recertification deadlines. Course completion, assignments, and other compliance requirements are tracked in this system as well. Verification monitoring ensures that all employees meet current state requirements. This tool verifies Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services (“HHS”) exclusions at the state and federal levels, and performs sanction screening for licensed personnel and 24/7 monitoring of state board licenses.

Our comprehensive training programs utilize a full range of resources, including print materials, training modules, webinars, seminars, and videos provided by the CDC, and federal, state, and local entities, medical institutions, and public health agencies.

Competition

The U.S. healthcare industry is highly competitive, and we compete with a broad and diverse set of companies spanning both of our businesses. The competitive landscape is highly fragmented for both medical mobility services and “last-mile” virtual care solutions, ranging in each case from small, locally owned and operated providers to large national organizations. While we do not believe that any single competitor offers our full suite of mobility solutions and “last-mile” telehealth services, numerous companies offer components of medical mobility transportation and/or telehealth that compete with our solutions.

Competition in the medical transportation industry is based primarily on the ability to improve customer service, such as on-time performance and efficient call intake; to provide comprehensive clinical care; and to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel. Pricing, billing and reimbursement expertise are also critical. Competitors within the industry vary considerably in type and identify by market, with our primary competitors being small, locally owned operators as well as local fire departments and other local government providers. Larger private provider competitors include Rural/Metro Corporation, Falck, American Medical Response (AMR), Southwest Ambulance, Paramedics Plus and Acadian Ambulance.

Competition in the telehealth industry is primarily based on scale; ease of use, convenience and accessibility; brand recognition; breadth, depth, and efficacy of telehealth services; technology; clinical quality; customer support; cost; reputation; and customer satisfaction and value. The major competitors include much larger, national or regional telehealth providers such as Teladoc, Livongo, Amwell, and One Medical that generally provide telehealth on behalf of self-insured employers and insurance plans. These competitors, however, generally do not provide direct patient care or “last-mile” care on behalf of the provider organization. We also believe there are several smaller, private organizations providing in-home or on-site care utilizing different, higher cost healthcare providers. Non-traditional providers and others such as payors may enter the space and/or develop innovative technologies or business activities that could disrupt the industry. Competition could also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may develop their own telehealth solutions, as well as from large retailers like Walmart. Despite the significant growth of telehealth services in recent years, we believe the market is still in its infancy and new competitors with similar and novel models will enter the market as it matures.

Intellectual Property

Our intellectual property includes the content of our website, our proprietary platform, our mobile application, registered domain names, software code, firmware, hardware and hardware designs, registered and unregistered common law trademarks, trademark applications, copyrights, trade secrets, inventions (whether or not patentable), patents, and patent applications. We also license the use of certain technology and other intellectual property rights owned and controlled by others. We believe that our intellectual property is a valuable asset to our business that affords us a competitive advantage in the markets in which we operate.

We protect our intellectual property primarily through a combination of copyrights, trademarks, patents, and trade secrets, intellectual property licenses and other contractual rights and provisions (including confidentiality, non-disclosure, proprietary rights and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business). We have registered the Ambulnz trademark and our corporate logo in the United States and the United Kingdom, and are in the process of registering both for DocGo as well. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. Upon discovery of potential infringement of our intellectual property, we assess and, when necessary, take action to protect our rights as appropriate.

Properties

Facilities

Our principal executive offices are located in New York City, where we occupy approximately 6,000 square feet under a lease that expires in 2026. We use this facility for administration, sales and marketing, and general corporate activities. In addition to our headquarters, to support our local operations, as of August 1, 2021, we owned or leased 19 office locations elsewhere in the United States (four in New York, three each in California and Texas, two each in Colorado, Pennsylvania and Tennessee, and one each in Alabama, New Jersey and Wisconsin). These local facilities are used principally for ambulance basing, garaging and maintenance, as well as for administrative activities and general oversight. Outside of the United States, we currently lease three facilities in England, in Chester, Derby and Rotherham. These facilities are used for administrative functions and ambulance basing. Our leases for our local facilities expire at various dates through 2026. We believe our facilities are adequate to meet our current and projected needs in the immediate future, and suitable space is readily available if needed. We intend to procure additional, similar facilities as we expand geographically.

Vehicle Fleet

As of July 1, 2021, we operated 401 vehicles, including 261 ambulances, 80 wheelchair vans and 60 basic transportation or support vehicles. Approximately 47% of our fleet is leased and 53% is owned. We replace ambulances based upon age and usage, generally every eight to ten years. The average age of our existing active ambulance fleet is approximately four years. We generally prefer to lease vehicles, but we have purchased vehicles in the past when deemed appropriate. Most of our owned vehicles were acquired in connection with business acquisitions.

We use a combination of commercial and in-house maintenance services to maintain our fleet. In those geographies where quality external commercial maintenance services are able to meet our quality standards, we will utilize those commercial maintenance services. We continue to explore ways to decrease our overall maintenance expenditures for vehicles, including major refurbishing and overhaul of our vehicles to extend their useful life.

Regulation

Our operations are subject to comprehensive United States federal, state and local and comparable multiple levels of international regulation in the jurisdictions in which we do business. The laws and rules governing our business and interpretations of those laws and rules continue to expand, are subject to frequent change and may become more restrictive. Our ability to operate profitably will depend in part upon our ability, and that of our healthcare provider partners, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. We therefore devote significant resources to monitoring developments in healthcare regulation. As the applicable laws and rules change, we may be required to make conforming modifications in our business processes from time to time. In many jurisdictions where we operate, neither our current nor our anticipated business model, in particular with respect to our telehealth services, has been the subject of judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could limit or otherwise adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

False Claims Act

The federal False Claims Act is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the federal False Claims Act authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•        knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•        knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

•        knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals;

•        knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•        conspires to commit the above acts.

In addition, amendments to the federal False Claims Act and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payors. Under these provisions, within 60 days of identifying and quantifying an overpayment, a provider is required to notify the Centers for Medicare and Medicaid Services (“CMS”), or the Medicare Administrative Contractor (“MAC”) of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject a party to liability under the federal False Claims Act, exclusion from government healthcare programs, including Medicare and Medicaid, and penalties under the federal Civil Monetary Penalties Law discussed below.

The penalties for a violation of the federal False Claims Act range from $5,500 to $11,000 (adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 19, 2020, the U.S. Department of Justice (“DOJ”) issued a final rule announcing adjustments to federal False Claims Act penalties, under which the per claim range increases to a range from $11,803 to $23,607 per claim, so long as the underlying conduct occurred after November 2, 2015.

The federal government has used the statute to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage (or Part C) Plans. The Affordable Care Act, as currently structured, provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the federal False Claims Act. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the federal False Claims Act. In addition to the provisions of the federal False Claims Act, which provide for civil enforcement through “qui tam” whistleblower lawsuits, the federal government can also use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.

Federal Fraud and Abuse Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations and related rules (collectively, “HIPAA”), established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive co-payments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and federal False Claims Act, either of which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of co-payments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of co-payments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

State Fraud and Abuse Laws

Various states in which we operate have also adopted similar fraud and abuse laws as the federal laws and statutes described above. The scope of these laws and the interpretations thereof vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information (“PII”), including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information (“PHI”), and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. HIPAA’s requirements to “covered entities” and to their independent contractors, agents and other “business associates” that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Although we are a covered entity under HIPAA, we are also a business associate of other covered entities when we are working on behalf of our healthcare provider partners.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $119 to $59,522 per violation, with a cap of $1.8 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA-covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the fine paid by the violator under the Civil Monetary Penalties Law paid by the violator. In light of recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically.

Many states in which we operate and in which our customers reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our systems or planned operations to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our healthcare provider partners and other third parties, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

In addition to HIPAA, state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

Anti-Kickback Statute

The federal Anti-Kickback Statute is a broadly worded prohibition on the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $104,330 per violation, plus up to three times the amount of the unlawful remuneration, and imprisonment of up to ten years. Civil penalties for such conduct can further be assessed under the federal False Claims Act. In addition to a few statutory exceptions, the OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Federal Stark Law

Section 1877 of the Social Security Act, also known as the physician self-referral law and commonly referred to as the Stark Law, prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing certain designated health services from referring Medicare patients to such entities for the furnishing of designated health services, unless an exception applies. Although uncertainty exists, federal agencies and at least one court have taken the position that the Stark Law also applies to Medicaid. Designated health services are defined to include, among others, clinical laboratory services, physical therapy services, occupational therapy services, radiology services including ultrasound services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing designated health services that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing designated health services that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a designated health service to another entity in which it has a financial relationship when that entity bills for the service. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute discussed above, the Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required.

If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions, including denial of payment for claims for services provided in violation of the statute, mandatory refunds of amounts collected for such services, civil penalties of up to $25,820 for each violation and twice the dollar value of each such service as well as possible exclusion from future participation in the federally funded healthcare programs, including Medicare and Medicaid. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $172,137 for each applicable arrangement or scheme. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law, and failure to return overpayments in a timely manner can form the basis for liability under the federal False Claims Act discussed below based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.

U.S. Corporate Practice of Medicine; Fee Splitting

The laws and regulations relating to our operations vary from state to state and many states prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. We contract with healthcare providers, physicians or physician-owned professional associations and professional corporations as part of our business. An important aspect of our strategy is to form contractual partnerships with different third-party providers pursuant to which we provide them or their patients with medical transportation and/or telehealth services and they pay us for those services out of the fees they collect from patients and third-party payors. In certain instances we also share a portion of our revenues with our partners. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Regulatory authorities or other parties may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated third parties constitute unlawful fee splitting. In this event, failure to comply could lead to adverse judicial or administrative action against us and/or our healthcare provider partners, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of licenses, and the need to make changes to the terms of engagement with our provider partners that interfere with our business.

International Regulation

We expect to continue to expand our operations internationally through both organic growth and acquisitions. Our international operations are subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws such as the Foreign Corrupt Practices Act (“FCPA”), and corresponding foreign laws, including the UK Bribery Act 2010; regulation by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) and economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection, data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital.

Other Regulations

Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from healthcare services. Occupational Safety and Health Administration regulations require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.

Some of our operations may be subject to compliance with certain provisions of the federal Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third-party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. Many of the states in which we operate have comparable state statutes as well.

See the section of this proxy statement/consent solicitation statement/prospectus titled “Risk Factors — Risks Related to Healthcare Regulation.”

Legal Proceedings

We and other participants in the healthcare industry are subject to legal proceedings, claims and litigation arising in the ordinary course of our business. Descriptions of certain legal proceedings to which we are a party are contained in Note 17 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus and incorporated herein by reference.

From time to time, in the ordinary course of business and like others in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. These requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take what we believe to be appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.

Additional Information

Our website address is www.docgo.com. Information on, or accessible through, our website is not part of this proxy statement/consent solicitation statement/prospectus, nor is such content incorporated herein by reference. DocGo is not currently subject to SEC reporting requirements and has not filed reports with the SEC.

MANAGEMENT

The following table sets forth, as of November 5, 2021, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Stan Vashovsky .	49	Chairman; Chief Executive Officer
Chris Fillo	57	Director
Ely D. Tendler	53	Director; General Counsel and Secretary
Ira Smedra	72	Director
James M. Travers	70	Director
Michael Burdiek	62	Director
Steven Katz	73	Director
Anthony Capone	34	President
Andre Oberholzer	63	Chief Financial Officer
Norman Rosenberg	52	Chief Financial Officer (Ambulnz Holdings, LLC)
Mike Witkowski	53	Chief Compliance Officer
Dr. Mark Merlin	54	Chief Medical Officer (Ambulnz Holdings, LLC)

Executive Officers and Directors

Stan Vashovsky is currently the Chief Executive Officer and Chairman of the board of directors of DocGo, and previously served as the Chief Executive Officer and chairman of the board of directors of Ambulnz since its inception. Mr. Vashovsky co-founded Ambulnz in 2015 with the vision to revolutionize medical transportation and mobile healthcare delivery. During his undergraduate studies, Mr. Vashovsky founded Medcare, a medical technology company that was acquired by Philips Healthcare in 2005. He then continued to serve as vice president of software innovation at Philips for over six years, from 2001 to 2007. Mr. Vashovsky also conducted a turnaround of Health Systems Solutions, a public company, serving as its Chairman and CEO, which ultimately led to a successful sale to a private equity firm in 2011. Mr. Vashovsky has over 25 years of healthcare technology experience and spent over 20 years as a volunteer paramedic.

Chris Fillo is currently a member of the board of directors of DocGo and was a director on Ambulnz since May 2019. Mr. Fillo is the co-founder and Chief Operating Officer of MSA Advisors, LLC, an SEC-registered advisory and investment platform founded in 1997 for a select group of ultra-high-net-worth media and entertainment industry entrepreneurs and select institutions. Among other responsibilities, Mr. Fillo oversees the firm’s private equity fund investments and real estate investments and serves on the investment committee of MSA Enterprises, LP and 1868 Univeritas Fund LP, two growth equity and opportunistic private funds. Prior to co-founding MSA Advisors in January 1997, Mr. Fillo spent four years in investment banking at Schroder Wertheim as a Vice President where he covered entertainment, recreation, and leisure companies. Prior to that, from 1988 to 1990, he worked for Security Pacific Corporation in their structured finance origination group. Mr. Fillo holds an MBA from The Anderson School of Management at UCLA, where he was a Venture Capital Fellow Scholarship recipient, and earned a B.A. in Government from Cornell University.

Ely D. Tendler is currently a member of the board of directors of DocGo and serves as its General Counsel. Mr. Tendler was a member of the board of directors of Ambulnz and its General Counsel since 2015. Mr. Tendler is Principal of Ely D. Tendler Strategic and Legal Services and has over 25 years of experience as an attorney, combining the law with extensive transactional, operational and managerial experience. In addition to DocGo and his private practice, Mr. Tendler has held various senior legal and executive positions including as Special Counsel and interim General Counsel for Oscar Insurance from 2013 to 2017, Managing Member of the Olympia Group, a C-level advisory firm, from 2008 to 2018, and General Counsel and Chief Legal Officer for IDT Telecom and IDT Corporation from 2003 to 2008. Earlier, Mr. Tendler was an Associate at Kramer Levin Naftalis & Frankel LLP, involved with over $50 billion of mergers and acquisitions and securities offerings. He holds a Juris Doctorate from Yale Law School.

Ira Smedra is currently a member of the board of directors of DocGo and was a director of Ambulnz since 2015. Mr. Smedra is a founder and president of the ARBA Group. Since 1971, the ARBA Group and its affiliates have developed, managed, and owned a portfolio of real estate including retail, multifamily, and healthcare properties in 18 states. The retail properties consist of approximately two million square feet of space, anchored by major national and international brands. The multifamily properties have approximately 4,000 units located across five states. The healthcare portfolio includes more than 200 skilled nursing facilities located in eight states along with two acute care hospitals. Mr. Smedra holds a B.A. in Psychology from the University of California, Los Angeles.

Steven Katz is currently a member of the board of directors of DocGo. Mr Katz is the President of Steven Katz & Associates, Inc., a life sciences/healthcare and technology-based management consulting firm focusing on strategic planning, products and services, licensing/strategic alliances, and raising capital. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. Additionally, he has led 13 corporate turnaround assignments as CEO/COO. He has served on 15 public boards and six private boards, including NYSE, NASDAQ, AMEX, and Bulletin Board companies. Most recently, since 2014, Mr. Katz has served as a director of Tiffen Holdings, Inc., a private company primarily engaged in the production and distribution of imaging accessories for the motion picture industry and the photography market. From 1983 to 1984, Mr. Katz was a Co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. From 1981 to 1982, he was Vice President and General Manager of a non-banking business unit of Citicorp (now Citigroup). From 1976 to 1980 Mr. Katz held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz has led more than 20 leveraged buyout (LBO), acquisition, and divestiture transactions, and has also advised many large nonprofit healthcare entities and their boards.

James M. Travers is currently a member of the board of directors of DocGo. He previously served as Motion’s Chairman since its formation. Mr. Travers has over 30 years of industry experience leading multinational companies selling and marketing high technology products and services. In addition, he has diverse experience successfully building high growth companies in the public and private sectors. Mr. Travers served as the Chairman of the Board of Fleetmatics Group PLC (NYSE: FLTX), a global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS), from 2013 to 2016 and served as its Chief Executive Officer from 2006 to 2016. While Chief Executive Officer of Fleetmatics, Mr. Travers had responsibility for the company’s global operations and strategic direction. Prior to joining Fleetmatics, he served as Senior Vice President of the Americas of GEAC Computer Corporation Limited (Nasdaq: GEAC) where he helped grow the company through a series of successful acquisitions in addition to delivering strong organic revenue growth. Prior to GEAC, Mr. Travers was Chief Executive Officer and Chief Operating Officer of Harbinger Corporation (Nasdaq: HRBC), a leading provider of e-commerce software and services. Mr. Travers previously held senior level positions in sales, marketing and general management with Texas Instruments Inc. Mr. Travers holds a Business Administration degree from East Stroudsburg University of Pennsylvania and an Executive MBA studies at the McCombs School of Business at the University of Texas in Austin, Texas.

Michael Burdiek is currently a member of the board of directors of DocGo. Mr. Burdiek previously served as Motion’s Chief Executive Officer and a member of Motion’s board of directors since its formation. Mr. Burdiek served as President, Chief Executive Officer and a director of CalAmp Corp. (Nasdaq: CAMP), an SaaS technology company providing wireless communications solutions, from June 2006 to March 2020, and since March 2020, Mr. Burdiek has served as an advisor to CalAmp. He joined CalAmp as Executive Vice President in 2006, was appointed President of its Wireless DataCom segment in 2007, and was named Chief Operating Officer in 2008. In 2010, his responsibilities were expanded further, and he was given the additional title of President. He was promoted to Chief Executive Officer and director in 2011. Prior to joining CalAmp, Mr. Burdiek was the President and Chief Executive Officer of Telenetics Corporation, a manufacturer of data communications products, from 2003 to 2006. From 1987 to 2003, Mr. Burdiek held a variety of technical and executive management roles with Comarco, Inc., a provider of test solutions to the wireless industry. Mr. Burdiek began his career as a design engineer with Hughes Aircraft Company. He currently serves as a member of the Board of Directors of Five9, Inc. (Nasdaq: FIVN), an SaaS cloud-based contact center software company. He holds an MBA and MSEE from California State University — Fullerton, and a B.S. in Electrical Engineering from Kansas State University.

Anthony Capone.    Mr. Capone is the President of DocGo. Mr. Capone previously served as Amblunz’s President, Chief Technology Officer and Chief Product Officer since 2017. He is an operational lead for DocGo’s COVID-19 Response across the U.S., including DocGo’s work with FEMA’s New York State COVID-19 deployment. Prior to working for DocGo and Ambulnz, Mr. Capone served as the CEO, CTO and Head of Sales for Fundbase from 2015 to 2017. Earlier, Mr. Capone was the lead software engineer for Constant Contact from 2011 to 2013. Throughout his career, Mr. Capone has built one of the nation’s largest ambulance companies, managed technology at five companies from start-up to acquisition, spoken at dozens of conferences globally, including the prestigious SALT Conference, founded the largest free developer conference in the USA, Engineers4Engineers, and assisted with significant capital raises.

Andre Oberholzer.    Mr. Oberholzer is the Chief Financial Officer for DocGo and was the Chief Financial Officer of Ambulnz since 2015, bringing more than 30 years of senior financial and operational experience to DocGo. He manages the DocGo’s corporate, financing, and strategic projects, and has assisted DocGo from its conception. Before joining Ambulnz, he held CFO roles for several companies in various stages of development ranging from start-ups to large global enterprises. From 2006 to 2012, he was CFO at a division of Altegrity where he was responsible for restructuring and strategic projects. From 2005 to 2006, he was the CFO at WageWorks, with responsibilities that included M&A integration and SOX readiness. From 2001 to 2005, he was CFO at Philips Electronics (EES) and Philips Healthcare (Customer Service), where his responsibilities included new business modeling, restructuring, M&A integration, and maximization of earnings. He started his professional career at PricewaterhouseCoopers, with 13 years in audit as a Chartered Accountant and a CPA.

Norman Rosenberg.    Mr. Rosenberg became the Chief Financial Officer for Ambulnz Holdings, LLC in January 2020. Prior to DocGo, he spent five years at AmTrust Financial, Inc. in a variety of roles including as the president of their direct-to-consumer division and CFO of fee companies. Mr. Rosenberg has served as CFO for companies like KDDI Global, Marsh, Inc., and IDT Telecom. His first two years at IDT were spent as vice president of capital markets, heading up the investor relations and corporate finance functions. Prior to that, Mr. Rosenberg worked as an equity analyst for Standard & Poor’s Corporation. He is a Chartered Financial Analyst (CFA) and holds an MBA from Johns Hopkins University.

Mike Witkowski.    With 38 years of EMS industry experience, Mike Witkowski became the COO of DocGo in 2017. Prior to his role with DocGo, he served Village Ambulance Service as executive director from 2016 to 2017 and was the director of East Coast client relations for Intermedix from 2013 to 2016. Mr. Witkowski was also the senior executive vice president/CEO of Omni Medical Care from 2010 to 2013 after serving Hudson Valley Paramedic Services/Regional EMS as the senior executive vice president/CEO from 1998-2010. Mr. Witkowski also led Elliott’s Ambulance and Ambulette Service as CEO from 1997 to 1998. He has managed multiple regional and multistate organizations and provided response oversight for multiple federal, state, and local disasters such as 9/11, hurricanes Katrina and Irene, and NYC COVID-19 response. He is FEMA ICS and NIMS certified.

Dr. Mark Merlin.    Dr. Mark Merlin serves as the Chief Medical Officer of Ambulnz Holdings, LLC and the CEO of the nonprofit MD1, a national in-field physician response program, roles he has held since 2019. Dr. Merlin is an international lecturer on prehospital physician response and the founder and former program director of the largest EMS fellowship in the United States. He has provided medical direction for Angel MedFlight since 2020 and Medway Air-Medical Transport since 2018 and has consulted on numerous legal cases involving malpractice and intellectual property. Dr. Merlin is a national medical consultant for FOX, NBC, and CBS. Previously, he served as the Chief Medical Officer of MONOC, New Jersey’s largest EMS system, from 2015 to 2020.

Board Composition

We have seven members of our board of directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Stan Vashovsky, Ely D. Tendler, and Ira Smedra, will expire at DocGo’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Chris Fillo and James Travers, will expire at DocGo’s second annual meeting of stockholders. The term of office of the third class of directors, consisting of Steven Katz and Michael Burdiek, will expire at DocGo’s third annual meeting of stockholders.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Director Independence

The board of directors has determined that each of Messrs. Smedra, Fillo, Katz, Burdiek and Travers are independent as defined under Nasdaq listing standards.

Committees of the Board of Directors

The board of directors of DocGo has three standing committees: Audit, Compensation, and Nominations. Each committee operates under a charter that has been approved by our board of directors and is available on our website at https://ir.docgo.com/corporate-governance/governance-overview. The committees have the composition and responsibilities described below.

Audit Committee

Steven Katz is the chair and member of the Audit Committee, along with Chris Fillo and Michael Burdiek serving as members. The primary role of the Audit Committee is to exercise primary financial oversight on behalf of the board of directors. DocGo’s management team is responsible for preparing financial statements, and DocGo’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is directly responsible for the selection, engagement, compensation, retention and oversight of DocGo’s independent registered public accounting firm. The Audit Committee is also responsible for the review of any proposed related persons transactions. Each member of the Audit Committee is financially literate. Our board has determined that Steven Katz qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee has established a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

Ira Smedra was appointed the chair and member of the Compensation Committee, along with Steven Katz serving as a member. The Compensation Committee comprises two (2) directors, each meeting Nasdaq independence requirements, and otherwise meeting Nasdaq compensation committee composition requirements. The Compensation Committee is responsible for approving the compensation, including performance bonuses, payable to the executive officers of DocGo, and administering DocGo’s equity compensation plans.

The Compensation Committee acts on behalf of and in conjunction with the board of directors to establish or recommend the compensation of executive officers of DocGo and to provide oversight of DocGo’s overall compensation programs and philosophy.

Nominating and Governance Committee

Chris Fillo is the chair and member of the Nominating and Governance Committee, along with Ira Smedra and Steven Katz serving as members. The Nominating and Governance Committee comprises three (3) directors, with all such directors meeting Nasdaq independence requirements. The Nominating and Governance Committee assists the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee is responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes, and reviewing and monitoring compliance with DocGo’s Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Katz, who serves as the chair, along with Mr. Smedra serving as a member. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or Compensation Committee.

Code of Ethics

On November 5, 2021, our board of directors adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of the Code of Business Conduct and Ethics and charters for each of our committees is available on our website at https://ir.docgo.com/corporate-governance/governance-overview. In the event DocGo makes any amendments to, or grants any waiver from, a provision of the code that applies to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or Nasdaq rules, DocGo will disclose such amendment or waiver and reasons therefore on its website at www.docgo.com within the time period required by such rules.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at https://ir.docgo.com/corporate-governance/governance-overview.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Motion

No executive officer or director of Motion has received any cash compensation for services rendered to us. The Sponsor and Motion’s executive officers and directors, or their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on Motion’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Motion’s audit committee reviewed on a quarterly basis all payments that were made by Motion to the Sponsor and Motion’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination were made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Motion did not have any additional controls in place governing Motion’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on Motion’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by Motion to the Sponsor or Motion officers, or their respective affiliates, prior to completion of our initial business combination.

Motion was not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of DocGo

As an emerging growth company, DocGo has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of DocGo’s executives, as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of DocGo and the two next most highly compensated executive officers of DocGo. These individuals are referred to as DocGo’s “Named Executive Officers” or “NEOs.” For 2020, DocGo’s named executive officers and the positions each held as of December 31, 2020 were:

Name and principal position	Year	Salary ($)		Bonus ($)(1)	All Other Compensation ($)	Total ($)
Stan Vashovsky, Chief Executive Officer	2020	385,585		500,000	—	885,585
Andre Oberholzer, Chief Financial and Operating Officer	2020	335,585		150,000	—	485,585
Ely D. Tendler, General Counsel	2020	555,055	(2)	—	—	555,055

____________

(1)      Amounts shown in this column represent cash bonus awards granted to our named executive officers for performance during 2019 that were paid in 2020.

(2)      Reflects fees paid to the law practice of Ely D. Tendler Strategic and Legal Services, PLLC (“EDTSLS”) for general counsel and other legal services. For more information, see the section entitled “Certain Relationships and Related Party Transactions.”

Narrative Disclosure to the Summary Compensation Table

Certain of the compensation paid to Messrs. Vashovsky, Oberholzer and Tendler reflected in the summary compensation table was provided pursuant to compensation arrangements with Ambulnz, which are summarized below.

Base Salary

It was Ambulnz’s historical practice to ensure that base salary was fair to the executive officers, competitive within the industry and reasonable in light of Ambulnz’s cost structure. Base salary was determined on an annual basis by Ambulnz’s board of directors. Ambulnz had not historically engaged any third-party consultant to make such determination and instead relied on the expertise of the board, historical market practice, and a review of each executive officer’s prior performance based on metrics established by the board and management.

Annual Cash Bonuses

Annual cash-based incentive compensation was historically paid on an annual basis, after the close of the fiscal year and after determination by Ambulnz’s board of directors of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or management by objectives, and (ii) the amount of the annual incentive compensation earned (if any). Annual incentive compensation was not guaranteed and, in addition to the other conditions for earning such compensation, executives must have remained an employee in good standing on the scheduled annual incentive compensation payment date in order to be eligible for any annual cash-based incentive compensation. Annual cash-based incentive compensation for Ambulnz’s non-CEO executive officers historically ranged from 10-50% of such individual’s base salary, but was subject to the discretion of the board of directors. Annual cash-based incentive compensation for Ambulnz’s CEO was not subject to a range based on base salary and was established annually by the board of directors.

Long-Term Equity Compensation

Ambulnz maintained the Ambulnz, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), pursuant to which the NEOs of Ambulnz received stock options to acquire shares of Ambulnz Common Stock. When determining the number of stock options granted to an NEO, Ambulnz’s board of directors considered such executive’s expertise, level of responsibilities, and future contributions to the success of Ambulnz. In addition to rewarding the NEOs based on the performance of Ambulnz, these stock options also served to retain the services of such executives since such stock options were subject to time-based vesting conditions. The stock options granted to the NEOs typically vested over a three-to-five-year period based on such executive’s continued employment or engagement by Ambulnz. Other than stock options granted under the 2017 Plan, the NEOs did not received any other equity awards or equity-based compensation from Ambulnz.

Information regarding the stock options granted to the NEOs of the Company in prior years, including during fiscal year 2020, is set forth above in the “Summary Compensation Table” and below in the “Outstanding Equity Awards at 2020 Fiscal Year End” tables.

Health and Welfare Plans.

NEOs were eligible to participate in Ambulnz’s employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees.

401(k), Health, Welfare and Additional Benefits

In 2020, Ambulnz did not maintain a tax-qualified retirement plan, nonqualified retirement plan, or other pension or retirement plan.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2020:

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Stan Vashovsky(1)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Andre Oberholzer	1,600	—	—	$182.50	8/1/2025
Ely D. Tendler(1)(2)	17	34	—	$1,023	1/2/2030

____________

(1)      Options awarded in connection with service as a director of DocGo.

(2)      Mr. Tendler’s unvested option awards are scheduled to vest in equal installments on November 20, 2021 and November 20, 2022.

Director Compensation

For 2020, members of the board of directors received no compensation for services rendered, other than the option awards set forth below. Prior to the consummation of the Business Combination, there were no other formal arrangements under which Ambulnz directors received compensation for service on the board of directors or any of its committees.

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Alan Freedman(1)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Stan Vashovsky(2)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Ira Smedra(3)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Ely D. Tendler	34	17	—	$1,023	1/2/2030

____________

(1)      Alan Freedman resigned as a director of the Company, effective as of March 9, 2021. Options are held by Kendall AF LLC.

(2)      Options initially awarded to Stan Vashovsky were donated to and are held by a third-party nonprofit, American Yeddim, Inc.

(3)      Options initially awarded to Ira Smedra were transferred to and are held by several family trusts.

Executive Compensation Following the Business Combination

Overview

Following the Closing, DocGo developed an executive compensation program that is consistent with the prior compensation policies and philosophies of Ambulnz, which are designed to align compensation with DocGo’s business objectives and the creation of stockholder value, while enabling DocGo to attract, motivate and retain individuals who contribute to the long-term success of DocGo.

Decisions regarding executive compensation reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Compensation Committee seeks to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards. Compensation for our executive officers has three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of restricted stock unit awards and options.

Base Salary

Consistent with Ambulnz’s historical practice, DocGo believes that base salary should be fair to the executive officers, competitive within the industry and reasonable in light of DocGo’s cost structure. Following the Business Combination, our Compensation Committee will recommend base salaries to the board of directors and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

DocGo may use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Annual cash bonuses will be administered by the Compensation Committee and, at beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Long-Term Equity Compensation

DocGo intends to use restricted stock unit awards and stock options to reward long-term performance of the executive officers. DocGo believes that providing a meaningful portion of the total compensation package in the form of long-term equity awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Long-term equity awards will be awarded under the DocGo Inc. 2021 Stock Incentive Plan (the “Incentive Plan”).

In connection with DocGo’s executive compensation program, DocGo expects to grant restricted stock units (“RSUs”), contingent upon filing of a registration statement on Form S-8 and approval by the Compensation Committee or board of directors. Any RSU award would represent a contingent right to receive or acquire a share of Common Stock upon vesting and settlement or exercise.

Other Compensation

DocGo expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

New Employment Agreements

In connection with DocGo’s executive compensation program, each of Messrs. Stan Vashovsky, Andre Oberholzer, Anthony Capone, and Norman Rosenberg entered into employment agreements with DocGo, effective upon consummation of the Business Combination (the “New Employment Agreements”). The New Employment

Agreements provide for each executive’s annual base salary, eligibility to receive an annual performance bonus, participation in DocGo’s benefit plans, eligibility to receive annual equity incentive grants beginning in fiscal year 2022 pursuant to DocGo’s 2021 Equity Incentive Plan (the “2021 Plan”) and a one-time grant of restricted stock units pursuant to the 2021 Plan (the “Closing Grant”). The New Employment Agreements provide for the following severance benefits in connection with an Involuntary Termination Without Cause or a voluntary termination for Good Reason (each a “Covered Termination” and as defined in the New Employment Agreements) which does not occur during the period beginning three (3) months prior to a Change in Control (as defined in the 2021 Plan) and ending twelve (12) months after a Change in Control: (i) a cash payment equal to twelve (12) months of the executive’s base salary payable in equal instalments over twelve (12) months, (ii) a pro rata portion of the executive’s annual bonus for the fiscal year of termination based on actual achievement of the bonus objectives and the number of days the executive was employed during the fiscal year, (iii) payment or reimbursement for the premium for executive and executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve (12)-month anniversary of the date of executive’s termination of employment and (B) the date executive and executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (iv) accelerated vesting of the unvested portion of the Closing Grant that would have vested assuming that executive remained employed by the Company through the date that is twelve (12) months following the date of executive’s termination of employment. In connection with a Covered Termination during the period beginning three (3) months prior to a Change in Control and ending twelve (12) months after a Change in Control, each executive would be entitled to: (i) a lump sum cash payment equal to the sum of (A) executive’s base salary and (B) executive’s target bonus, (ii) a pro rata portion of the executive’s annual bonus for the fiscal year of termination based on actual achievement of the bonus objectives and the number of days the executive was employed during the fiscal year, (iii) the amount of any annual bonus earned, but not yet paid, for the fiscal year prior to executive’s termination, (iv) payment or reimbursement for the premium for executive and executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve (12)-month anniversary of the date of executive’s termination of employment and (B) the date executive and executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (v) full accelerated vesting of the unvested portion of the Closing Grant. The New Employment Agreements provide for a “best net” after-tax 280G provision (and not any “gross-ups”) to the extent any payments made pursuant to the New Employment Agreements or otherwise would constitute a “parachute payment” under Code Section 280G.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to DocGo regarding beneficial ownership of shares of Common Stock as of November 23, 2021 by:

•        each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•        each of our named executive officers and directors; and

•        all current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each securityholder identified in the table possesses sole voting and investment power over all securities shown as beneficially owned thereby. Shares of Common Stock subject to options and Warrants that are exercisable or will be exercisable within 60 days of November 23, 2021 are considered outstanding and beneficially owned by the person holding the option or Warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The beneficial ownership percentages set forth in the table below are based on 100,069,438 shares of Common Stock issued and outstanding as of November 23, 2021.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Named Executive Officers and Directors:
Stan Vashovsky	13,160,962	13.15%
Chris Fillo(2)	4,552,925	4.55%
Ely D. Tendler(3)	21,935	* %
Ira Smedra	—	—%
Steven Katz	—	—%
James Travers(4)	5,106,546	4.98%
Michael Burdiek(4)	5,106,546	4.98%
Anthony Capone(5)	516,116	* %
Andre Oberholzer	1,290,290	1.29%
Norm Rosenberg(6)	120,965	* %
Mike Witkowski(7)	48,386	* %
Dr. Mark Merlin	—	—%
All directors and executive officers as a group (12 individuals)	24,818,125	24.67%

5% Stockholders:
Entities Affiliated with Louis M. Bacon(8)	6,561,138	6.55%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the executive officers and directors of DocGo is c/o DocGo Inc., 35 West 35th Street, Floor 6, New York, New York.

(2)      Represents (a) 4,530,990 shares held by 1868 Univeritas Fund LP (“Univeritas Fund”) and (b) 21,935 shares over which Univeritas Fund has the right to acquire upon the exercise of DocGo Substitute Options exercisable as of or within 60 days after November 23, 2021. The general partner of Univeritas Fund is 1868 Univeritas GP, LLC (“Univeritas GP”). Mr. Fillo is an officer of and controls Univeritas GP and may be deemed the beneficial owner of the shares held by Univeritas Fund. The business address of Univeritas Fund, Univeritas GP and Mr. Fillo is 3110 Main Street, Suite 310 Santa Monica, CA 90405.

(3)      Represents shares over which Ely D. Tendler has the right to acquire upon the exercise of DocGo Substitute Options exercisable as of or within 60 days after November 23, 2021.

(4)      Represents (a) 2,573,213 shares held by Sponsor and (b) 2,533,333 shares that Sponsor has the right to acquire upon exercise of the 2,533,333 Public Warrants held by Sponsor as of or within 60 days after November 23, 2021. James Travers, Michael Burdiek, Richard Vitelle and Garo Sarkissian are each managing members of Sponsor and, accordingly, each may be deemed to be the beneficial owner of the securities held by Motion Acquisition LLC. Each such individual disclaims beneficial ownership over any securities held by Sponsor except to the extent of his pecuniary interest therein. The business address of Motion Acquisition LLC is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

(5)      Represents shares over which Anthony Capone has the right to acquire upon the exercise of DocGo Substitute Options exercisable as of or within 60 days after November 23, 2021.

(6)      Represents shares over which Norm Rosenberg has the right to acquire upon the exercise of DocGo Substitute Options exercisable as of or within 60 days after November 23, 2021.

(7)      Represents shares over which Mike Witkowski has the right to acquire upon the exercise of DocGo Substitute Options exercisable as of or within 60 days after November 23, 2021.

(8)      Represents (a) 5,407,927 shares held by Kendall AF, LLC (“KAF”), (b) 986,545 shares held by MMF LT, LLC (“MMF”), and (c) 166,666 shares that MMF has the right to acquire upon exercise of the 166,666 Public Warrants held by MMF as of or within 60 days after November 23, 2021. Mr. Louis M. Bacon controls KAF and may be deemed the beneficial owner of the shares held by KAF. Moore Capital Management, LP (“MCM”) is the investment manager of MMF and has voting and investment control over the shares held by MCM. Louis M. Bacon also controls the general partner of MCM. Mr. Bacon may be deemed the beneficial owner of the shares held by MMF. The address of KAF, MMF, MCM and Mr. Bacon is 11 Times Square, 38th Floor, New York, New York 10036. See footnote 10 to the table in “Selling Securityholders.”

SELLING SECURITYHOLDERS

The following table sets forth information known to DocGo regarding ownership of shares of Common Stock and Warrants as of November 23, 2021 that may be offered from time to time by the Selling Securityholders. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or the Warrants after the date of this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock and Warrants does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock or Warrants. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus, assuming the sale of all securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

		Common Stock					Warrants
		Beneficial Ownership Before the Offering	Shares to Be Sold in the Offering	Beneficial Ownership After the Offering			Beneficial Ownership Before the Offering	Warrants to Be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	% (1)		Number of Warrants	Number of Warrants	Number of Warrants	%
Stan Vashovsky	(2)	13,160,962	13,160,962	—	—		—	—	—	—
Motion Acquisition LLC	(3)	2,573,213	2,573,213	—	—		2,533,333	2,533,333	—	—
Light Street Mercury Master Fund, L.P.	(4)	2,250,000	2,250,000	—	—		—	—	—	—
Light Street Tungsten Master Fund, L.P.	(4)	200,875	200,875	—	—		—	—	—	—
Light Street Halo, L.P.	(4)	49,125	49,125		—				—	—
Xtellus Pre-IPO Fund (2021), LP	(5)	141,490	141,490	—	—		—	—	—	—
Xtellus Pre-IPO Fund (2021) Cayman, LP	(5)	1,008,510	1,008,510		—				—	—
Linden Capital L.P.	(6)	1,000,000	1,000,000	—	—		—	—	—	—
Aquamare Quattro LTD	(7)	1,430,312	1,000,000	430,312	*	%	—	—	—	—
Kepos Alpha Master Fund L.P.	(8)	1,000,000	1,000,000	—	—		—	—	—	—
HBK Master Fund LP	(9)	1,000,000	1,000,000	—	—		—	—	—	—
MMF, LT, LLC	(10)	986,545	500,000	486,545	*	%	166,666	—	166,666	2.64%
NewGen Equity Long/Short Fund	(11)	496,000	496,000	—	—		—	—	—	—
NewGen Alternative Income Fund	(11)	204,000	204,000	—	—		—	—	—	—
Millais Limited	(12)	400,000	400,000	—	—		—	—	—	—
Jane Street Global Trading, LLC	(13)	418,348	400,000	18,348	*	%	31,928	—	31,928	*	%
CVI Investments, Inc.	(14)	300,000	300,000	—	—		50,000	—	50,000	*	%
Mekita Investments Ltd	(15)	200,000	200,000	—	—		—	—	—	—
NHR XVII, LLC	(16)	150,000	150,000	—	—		—	—	—	—
Chelt Trading Limited	(17)	150,000	150,000	—	—		—	—	—	—
272 Capital Master Fund Ltd.	(18)	494,495	150,000	344,495	*	%	33,333	—	33,333	*	%
Solomon Werdiger 2014 Irrevocable Trust	(19)	100,000	100,000	—	—		—	—	—	—
Athanor International Master Fund, LP	(20)	200,240	200,240	—	—		—	—	—	—
Athanor Master Fund, LP	(20)	599,760	599,760	—	—		—	—	—	—
Bespoke Alpha MAC MIM LP	(21)	27,958	27,958	—	—		—	—	—	—
SFL SPV I LLC	(21)	33,235	33,235	—	—		—	—	—	—
BEMAP Master Fund Ltd	(21)	191,685	191,685	—	—		—	—	—	—
DS Liquid Div RVA MON LLC	(21)	228,920	228,920	—	—		—	—	—	—
Monashee Pure Alpha SPV 1 LP	(21)	119,221	119,221	—	—		—	—	—	—
Monashee Solitario Fund LP	(21)	148,981	148,981	—	—		—	—	—	—
Arena Capital Fund, LP– Series 14	(22)	50,000	50,000	—	—		—	—	—	—
Arena Capital Fund, LP– Series 3	(22)	100,000	100,000	—	—		—	—	—	—
Arena Capital Fund, LP– Series 5	(22)	100,000	100,000	—	—		—	—	—	—

____________

*        Less than 1%.

(1)      Based upon 100,069,438 shares of Common Stock outstanding as of November 5, 2021.

(2)      The business address of Mr. Vashovsky is 35 West 35th Street, Floor 6, New York, New York 10001.

(3)      Michael Burdiek, James Travers, Rick Vitelle and Garo Sarkissian are the managing members of Motion Acquisition LLC, and, accordingly, may be deemed to have beneficial ownership of the securities held by Motion Acquisition LLC. Each of Messrs. Burdiek, Travers, Vitelle and Sarkissian disclaims beneficial ownership of the securities held by Motion Acquisition LLC, except to the extent of his pecuniary interest therein. The business address of of each of Messrs. Burdiek, Travers, Vitelle and Sarkissian and Motion Acquisition LLC is c/o Motion Acquisition LLC, c/o Graubard Miller, 405 Lexington Ave., New York, New York, 10174.

(4)      Light Street Capital Management, LLC (“Light Street Management”) is the general partner and investment manager of Light Street Mercury Master Fund, L.P. (“Light Street Mercury”), Light Street Tungsten Master Fund, L.P. (“Light Street Tungsten”) and Light Street Halo, L.P. (“Light Street Halo”). Glen T. Kacher has voting and investment control over Light Street Management and, accordingly, may be deemed to have beneficial ownership of the shares held by Light Street Mercury, Light Street Tungsten and Light Street Halo. The business address of each of Light Street Management, Light Street Mercury, Light Street Tungsten, Light Street Halo and Mr. Kacher is 525 University Avenue, Suite 300, Palo Alto, California 94301.

(5)      The general partner of Xtellus Pre-IPO Fund (2021), LP (“Xtellus DE”) and Xtellus Pre-IPO Fund (2021) Cayman, LP (“Xtellus Cayman”) is Xtellus Pre-IPO Fund GP, LLC (“Xtellus GP”). Gregory J. Gigliotti has voting and investment control over Xtellus GP and, accordingly, may be deemed to have beneficial ownership of the shares held by Xtellus DE and Xtellus Cayman. The business address of each of Xtellus DE, Xtellus Cayman, Xtellus GP and Mr. Gigliotti is 535 Madison Avenue, New York, New York 10022.

(6)      The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P. The business address of Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong is c/o Linden Advisors LP, 590 Madison Avenue, 15th Fl., New York, New York 10022.

(7)      Aquamare Quattro Ltd. (“Aquamare”), is a wholly owned subsidiary of AFI Development Limited (“AFI”), which is a wholly owned subsidiary of Flotonic Limited (“Flotonic”). Mr. Lev Leviev is the sole shareholder of Flotonic and, accordingly, may be deemed to have beneficial ownership of the shares held by Aquamare. The business address of each of Aquamare and AFI is Spyrou Araouzou, 165, Lordos Waterfront Building, 5th Floor, Flat/Office 505, 3035, Limassol, Cyprus. The business address of Flotonic is Spyrou Kyprianou, 4, 3070, Limassol, Cyprus. The business address of Mr. Leviev is 18 Stasinou St., Flat 304, 6023, Larnaca, Cyprus.

(8)      Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The business address of each of the selling securityholder Kepos Capital LP, Kepos Partners LLC, Kepos GP, Kepos MM and Mr. Carhart is c/o Kepos Capital LP, 11 Times Square, 35th Fl., New York, New York 10036.

(9)      HBK Investments L.P. (“HBK Investments”) has shared voting and dispositive power over the shares held by HBK Master Fund LP (“HBK Master”) pursuant to an Investment Management Agreement between HBK Investments and HBK Master. HBK Investments has delegated discretion to vote and dispose of the shares held by HBK Master to HBK Services LLC (“HBK Services”). The following individuals may be deemed to have control over HBK Investments and HBK Services, Jamiel A. Akhtar, David C. Haley, Jon L. Mosle III, and Matthew F. Luth. Each of HBK Services and the individuals listed above disclaim beneficial ownership of any of the securities reported. The business address of HBK Master, HBK Investments, HBK Services, Mr. Akhtar, Mr. Haley, Mr. Mosle and Mr. Luth is 2300 North Field Street, Suite 2200, Dallas, Texas 75201.

(10)    MCM is the investment manager of MMF and has voting and investment control over the securities held by MMF. Louis M. Bacon also controls the general partner of MCM and may be deemed the beneficial owner of the securities held by MMF. The number of securities set forth in the table above does not include securities held by affiliates of MMF which are controlled by Mr. Bacon. MMF and its affiliates’ holdings are set forth in greater detail on page 104 of this prospectus under the section entitled “Principal Securityholders.” The address of MMF, MCM and Mr. Bacon is 11 Times Square, 38th Floor, New York, New York 10036. See footnote 8 to the table in “Principal Securityholders.”

(11)    NewGen Asset Management Ltd. (“NewGen Manager”) is the manager of NewGen Equity Long/Short Fund (“NewGen Long/Short”) and NewGen Alternative Income Fund (“NewGen Alternative”). David Dattels, Chris Rowan and Norm Chang have voting and investment control over NewGen Manager and, accordingly, may be deemed to have beneficial ownership of the shares held by NewGen Long/Short and NewGen Alternative. The business address of NewGen Manager, NewGen Long/Short, NewGen Alternative, Mr. Dattels, Mr. Rowan and Mr. Chang is 25 King St. West, Suite 2900, Toronto, Ontario, Canada M5L 1G3.

(12)    Andrew Dodd and Michael Bell are the directors of Millais Limited and have voting control over the shares (both disclaim beneficial ownership of the shares). The address of Millais Limited is c/o Millais USA LLC, 767 5th Ave., 9th Fl., New York, New York 10153.

(13)    Jane Street Global Trading, LLC (“JSGT”) is a wholly owned subsidiary of Jane Street Group, LLC (“JSG”). Michael A. Jenkins and Robert A. Granieri are the members of the Operating Committee of JSG and, accordingly, may be deemed the beneficial owner of the shares held by JSGT. The business address of JSGT, JSG, Mr. Jenkins, and Mr. Granieri is 250 Vesey Street, 3rd Floor, New York, New York 10281.

(14)    Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. The principal business address of CVI and Mr. Kobinger is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(15)    Mekita Investments Ltd. (“Mekita”) is managed by Segetia (UK) Ltd. (“Segetia”). Wilfred Abbott has voting and investment control over Segetia and, accordingly, may be deemed to have beneficial ownership of the shares held by Mekita. The principal business address of Mekita, Segetia and Mr. Abbott is 48 Dover Street, London W1S 4FF, United Kingdom.

(16)    Sheldon Ginsberg and David Herzog have voting control and investment discretion over the securities held by NHR XVII, LLC and, accordingly, may be deemed to have beneficial ownership of such shares. The number of shares set forth in the table above does not include securities that may be held by other entities controlled by Mr. Ginsberg and Mr. Herzog. The business address of NHR XVII, LLC, Mr. Ginsberg and Mr. Herzog is 63 Lefante Way, Bayonne, New Jersey 07002.

(17)    Chelt Trading Limited (“Chelt”) is managed by Jaime Javier Montealegre Lacayo. Mr. Montealegre has voting and investment control over the shares of our Common Stock held by Chelt and, accordingly, may be deemed to have beneficial ownership of such shares. The registered address of Chelt is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The address for notices for Chelt is Mr. Montealegre’s Costa Rican address at Apartado 15-1250, Escazu, San Jose, Costa Rica.

(18)    B Riley Asset Management LLC (“B Riley”) is the investment manager of 272 Capital Master Fund Ltd. (“272 Fund”). 272 Advisors LLC (“272 Manager”) is the manager of 272 Fund. Wesley Cummins is the managing member of 272 Manager. B Riley Capital Management LLC (“BRCM”) is the majority owner of both BRAM and 272 Manager. BRCM is controlled by Bryant Riley. Accordingly, because of Mr. Riley’s and Mr. Cummins’s shared voting and investment control over the shares held by 272 Fund, each may be deemed to have beneficial ownership of the securities held by 272 Fund. The principal business address of 272 Fund, 272 Manager, BRAM, and Mr. Cummins is 3811 Turtle Creek Blvd., Dallas, Texas 75219. The principle business address of BRCM and Mr. Riley is 11000 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(19)    Stephen Werdiger is the sole trustee of the Solomon Werdiger 2014 Irrevocable Trust and has voting control and investment discretion over the securities held by the Solomon Werdiger 2014 Irrevocable Trust. The business address of the Solomon Werdiger 2014 Irrevocable Trust and Mr. Werdiger is 1412 Broadway, 18th Floor, New York, New York 10018.

(20)    The general partner of Athanor Master Fund, LP (“AMF”) is Athanor Capital Partners, LP (“GP”) and the general partner of Athanor International Master Fund, LP (“AIMF”) is Athanor International Fund GP, LP (“GP”). The GPs together are controlled by Parvinder Thiara, who has ultimate voting and investment control over the shares held by AMF and AIMF and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of AMF and AIMF is c/o Mourant Ozannes Corporate Services, 94 Solaris Avenue, PO Box 1348, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

(21)    Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by DS, BEMAP, Solitario, Pure Alpha, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusettes 02116.

(22)   Arena Capital Advisors, LLC (“Arena Advisors”), a registered investment advisor, is the General Partner of the Arena Capital Fund, LP (the “Arena Funds”) and has voting and investment control over the securities held by the Arena Funds. The partners of Arena Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett and, accordingly, may be deemed to have voting control and investment discretion over the securities held by the Arena Funds. The number of shares set forth in the table above does not include securities that may be held by other funds managed by Arena Advisors. The business address of Arena Advisors, the Arena Funds, Mr. Elperin, Mr. Sagi and Mr. Perrett is 12121 Wilshire Blvd, Ste 1010, Los Angeles, California 90025, Attn: Legal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — DocGo

Legal Services

Ambulnz has historically engaged the law practice of Ely D. Tendler Strategic and Legal Services, PLLC (“EDTSLS”) for outside General Counsel services. Ely D. Tendler, principal of EDTSLS, is General Counsel of DocGo and a member of the board of directors of DocGo. Pursuant to the arrangement with EDTSLS, Ambulnz was charged an hourly rate for the legal services rendered through EDTSLS. Hourly rates range from $450 to $500 per hour. In 2020, the gross fees paid to EDTSLS was approximately $555,055 and for the nine-month period ended September 30, 2021, was approximately $526,108. Mr. Tendler did not receive salary or other employment benefits in his role as General Counsel to Ambulnz. On November 10, 2021, the Audit Committee approved the engagement of EDTSLS for General Counsel and other legal services pursuant to the related person transaction policy adopted by the board of directors of DocGo on November 5, 2021.

Medical Direction Services

Since April 2020, affiliates of Dr. Mark Merlin have provided Ambulnz and its subsidiaries with medical direction and supervision services in connection with services provided and/or facilitated by Ambulnz and its subsidiaries. Since February 1, 2021, Dr. Mark Merlin has served as Chief Medical Officer of Ambulnz Holdings, LLC. In 2020, the gross fees paid by Ambulnz and its subsidiaries to affiliates of Dr. Merlin for these medical direction and supervision services was approximately $491,000 and for the nine-month period ended September 30, 2021, was approximately $1,939,383. On November 10, 2021, the Audit Committee approved the engagement of affiliates of Dr. Merlin for medical direction and supervision services pursuant to the related person transaction policy adopted by the board of directors of DocGo on November 5, 2021.

Certain Relationships and Related Person Transactions — Motion

Class B Common Stock

On August 12, 2020, Motion’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for the issuance to the Sponsor of 3,737,500 shares of Motion Class B Common Stock. On October 14, 2020, the Sponsor effected a surrender of 431,250 shares of Motion Class B Common Stock to Motion for no consideration, resulting in a decrease in the total number of shares of Motion Class B Common Stock outstanding from 3,737,500 to 3,306,250. Further, on November 16, 2020, the underwriter of the Initial Public Offering advised Motion that it would not exercise its over-allotment option and consequently the Sponsor forfeited an additional 431,250 shares of Motion Class B Common Stock, resulting in a decrease in the total number of shares of Motion Class B Common Stock outstanding from 3,306,250 to 2,875,000 such that the Motion Class B Common Stock represented 20.0% of the issued and outstanding Motion Common Stock after the Initial Public Offering.

On August 24, 2021, the Sponsor elected to convert all 2,875,000 shares of Motion Class B Common Stock owned by the Sponsor into an aggregate of 2,875,000 shares of Motion Class A Common Stock on a one-to-one basis pursuant to the terms of the Motion Class B Common Stock. In connection with the Closing, Motion filed its second amended and restated certificate of incorporation pursuant to which all shares of Motion Class A Common Stock were redesignated as shares of Common Stock.

Concurrent with Motion’s initial public offering, Sponsor, and Motion’s directors and officers entered into a letter agreement with Motion and Barclays Capital Inc., whereby ponsor, and Motion’s directors and officers agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of Common Stock until the earlier to occur of: (A) November 5, 2022 (one year after the Closing Date) and (B) subsequent to the Closing, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the Closing, or (y) the date on which DocGo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of DocGo’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

Private Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Warrants at a price of $1.50 per Private Warrant ($3.8 million in the aggregate). Each Private Warrant is exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account that became available following the Closing. The Private Warrants are non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the initial purchaser or its permitted transferees.

The Private Warrants (and the Common Stock issuable upon exercise of the Private Warrants), pursuant to the Warrant Agreement, will not be transferable, assignable or salable until 30 days after the Business Combination, subject to certain exceptions.

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan Motion up to an aggregate of $150,000 pursuant to an unsecured promissory note (the “Note”) to cover costs related to the Initial Public Offering. While preparing for its Initial Public Offering, Motion borrowed approximately $70,000 under the Note. Motion fully repaid these borrowings under the Note on October 19, 2020.

Amended and Restated Sponsor Agreement

Immediately prior to the Closing, Motion, Sponsor and Ambulnz entered into the A&R Sponsor Agreement, whereby the Sponsor agreed to, among other things, forfeit and defer certain amounts of the shares of Motion Class A Common Stock it held in relation to the number of shares that holders of Motion Class A Common Stock sold in the Initial Public Offering sought redemption in connection with the consummation of Business Combination. Pursuant to the A&R Sponsor Agreement, at Closing, Sponsor forfeited 301,787 shares of Common Stock and deferred the 162,965 Additional Earnout Shares, to be held pursuant to the terms of the Sponsor Escrow Agreement.

Sponsor Escrow Agreement

Immediately prior to the Closing, Sponsor, Motion and Continental Stock Transfer & Trust Company, as escrow agent, entered into the Sponsor Escrow Agreement whereby, immediately following the Closing, the Sponsor deposited (i) 575,000 Sponsor Earnout Shares into escrow and (ii) 162,965 Additional Escrow Shares into escrow pursuant to the A&R Sponsor Agreement. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor or terminated and canceled by DocGo if certain stock price conditions are met or not, as follows: (i) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $12.50 per share on any twenty (20) trading days in a 30-trading-day period at any time until the third anniversary of the Closing Date, and (ii) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $15.00 per share on any twenty (20) trading days in a 30-trading-day period at any time until the fifth anniversary of the Closing Date. Additional Earnout Shares will be released to the Sponsor or terminated and cancelled by the Company if certain price conditions are met or not, as follows: (i) 25% of the Additional Earnout Shares if the closing price of Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the first anniversary of the Closing Date; (ii) an additional 25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date; (iii) an additional 25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date; and (iv) the remaining 25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the fifth anniversary of the Closing Date.

Amended and Restated Registration Rights Agreement

Immediately prior to the Closing, Sponsor, Motion and certain Ambulnz equityholders entered into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, the Company agreed to register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply to the Founder Shares and certain holders of Ambulnz Common Stock and Ambulnz Preferred Stock (including those shares of Common Stock issuable upon exercise of those certain options to acquire shares of Ambulnz outstanding immediately prior to the Closing). Any other stockholders of the Company with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.

The registration statement of which this prospectus forms a part registers 2,573,213 shares of Common Stock and 2,533,333 Warrants held by the Sponsor and 13,160,962 shares of Common Stock held by certain holders of Ambulnz Common Stock and Ambulnz Preferred Stock subject to these registration rights.

Policies and Procedures for DocGo’s Related Party Transactions

On November 5, 2021, our board of directors adopted a written policy regarding the review and approval or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which one or more of such related persons has a direct or indirect interest. In approving or rejecting any such transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or disapproval of the transaction.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of our securities, including certain provisions of Delaware law and of the Second Amended and Restated Certificate of Incorporation of DocGo (the “Charter”), the Amended and Restated Bylaws of DocGo (the “Bylaws”) and the Warrant Agreement. This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the Charter, Bylaws and the Warrant Agreement. You should refer to our Charter, Bylaws and the Warrant Agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Capital Stock

The Charter authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Charter provides that DocGo has one class of common stock, Common Stock, par value $0.0001. As of November 23, 2021, there were 100,069,438 shares of Common Stock issued and outstanding.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of DocGo is authorized to fix the voting rights, if any, designations, powers, preferences and relative participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors of DocGo is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the board of directors of DocGo to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

Under the Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Charter.

Preemptive or Other Rights

The Charter does not provide for any preemptive or other similar rights.

Election of Directors

The board of directors of DocGo consists of seven directors. The Charter provides that the board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors.

Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Annual Stockholder Meetings

The Charter provides that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by DocGo’s board of directors. To the extent permitted under applicable law, DocGo may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the DGCL, any of DocGo’s stockholders may bring an action in DocGo’s name to procure a judgment in DocGo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of DocGo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to DocGo or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future, and further provides that DocGo will renounce any expectancy that any of the directors or officers of DocGo will offer any such corporate opportunity of which he or she may become aware to DocGo, except the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of DocGo.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Charter provides that, to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of DocGo shall be personally liable to DocGo or its stockholders for monetary damages for breach of fiduciary duty as a director. The Bylaws also provide that no director or officer of DocGo shall be personally liable to DocGo or to any stockholder of DocGo for monetary damages for breach of fiduciary duty as a director or officer, but does not limit liability (i) for any breach of the director’s or the officer’s duty of loyalty to DocGo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. At the Closing, DocGo entered into indemnification agreements with the directors and officers of DocGo.

Insurance Coverage

The Charter requires DocGo to maintain directors’ and officers’ liability insurance coverage of at least $5,000,000 per occurrence, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. DocGo is also required to pay all premiums due thereon and may not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the board of directors. In connection with the consummation of the Business Combination, Motion purchased a tail policy with respect to liability coverage for the benefit of former Motion officers and directors for a period of six (6) years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

The Charter, Bylaws and DGCL contain provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of DocGo’s board of directors. These provisions are intended to avoid costly takeover battles, reduce DocGo’s vulnerability to a hostile change of control, and enhance the ability of DocGo’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire DocGo. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of DocGo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Forum Selection Clause

The Charter provides that unless we consent in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of DocGo that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by us). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our Charter does not provide for cumulative voting.

Classified Board of Directors

Our Charter provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. Class I, II and III directors shall initially serve until our 2022, 2023 and 2024 annual meetings of stockholders, respectively. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Removal of Directors; Vacancies

Our Charter provides that directors may be removed only for cause and only upon the affirmative vote of holders of 662/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Charter provides that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Supermajority Vote Requirement to Amend the Bylaws and Certificate of Incorporation

The affirmative vote of at least 662/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote, voting as a single class, is required for stockholders to adopt, amend or repeal (i) the Bylaws and (ii) Section 5.2 of Article V, Article VI, Article VIII, Article IX, Article X or Article XI of the Charter.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Charter precludes stockholder action by written consent unless recommended and approved by all members of the board of directors of DocGo.

Listing of Securities

Our Common Stock and Warrants are listed on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively.

Warrants

As of November 23, 2021, there were 6,317,057 Warrants outstanding, consisting of 3,783,724 Public Warrants and 2,533,333 Private Warrants.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of October 19, 2021 (the one-year anniversary of the Initial Public Offering) and 30 days after the completion of the Merger, except as described below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on November 5, 2026, the date that is five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our reasonable best efforts to file, and within 60 business days following the Closing to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants. Accordingly, we will use our reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Common Stock is not listed on a national securities exchange at the time of any exercise of a Warrant, such that the Common Stock does not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act at that time, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.    Once the Warrants become exercisable on December 5, 2021, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•        if, and only if, closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Closing. If we call our Warrants for redemption and our management does not take advantage of this option, the initial purchasers and their permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00.    Once the Warrants become exercisable on December 5, 2021, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants prior to redemption and receive that number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the last reported sale price of Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders;

•        if, and only if, the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361

For example, if the average last reported sale price of Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.255 shares of Common Stock for each whole Warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.284 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant. Once the average last reported sale price of Common Stock exceeds $18.00, we will have the option to redeem the Warrants using this method or as described above under the heading “Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.”

This redemption feature differs from the typical Warrant redemption features used in other blank check companies, which typically only provide for a redemption of Warrants only when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants.

As stated above, we can redeem the Warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had exercised their Warrants for shares of Common Stock if and when the Common Stock trades at a price higher than the exercise price of $11.50. As stated above, we can redeem the warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had exercised their Warrants for shares of Common Stock if and when the Common Stock trades at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Exercise Limitations.    A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.    If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10)-trading-day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.

The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Private Warrants

The Private Warrants (including the Warrants that may be issued upon conversion of working capital loans and the Common Stock issuable upon exercise of such Warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the Merger (except to certain permitted transferees, each of which will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees (except as described under “Description of Securities — Public Warrants — Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00”). The initial purchasers, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis and the initial purchasers and their permitted transferees will also have certain registration rights related to the Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants ), as described below. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Each of the Warrants that may be issued upon conversion of working capital loans shall be identical to the Private Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis other than in connection with the above $10.00 redemption, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “private warrant fair market value” (defined below) over the exercise price of the Warrants by (y) the private warrant fair market value. The “private warrant fair market value” shall mean the average last reported sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we had 100,069,438 issued and outstanding shares of Common Stock and 6,317,057 Warrants, all of which are freely tradable without restriction or further registration under the Securities Act, subject to the expiration or, if earlier, the waiver of the lock-up periods and transfer restrictions provided for in the agreements described below in respect of resales by the parties thereto. Any shares of Common Stock issued upon exercise of outstanding Warrants have also been registered and are or will be, as applicable, freely tradeable without restriction or further registration under the Securities Act. Certain of our stockholders may be considered affiliates, which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Common Stock or Warrants from time to time or the availability of shares of our Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our Common Stock or Warrants then outstanding (1,000,695 shares or 63,171 Warrants as of November 23, 2021); or

•        the average weekly reported trading volume of our Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period during which the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing on November 5, 2021, we were no longer a shell company. As a result, with respect to any securities they may hold which are restricted, (i) Sponsor and any other holder of Private Warrants, as applicable, and (ii) PIPE Investors would be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after the Closing Date, assuming the Company otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, the Sponsor and certain former Ambulnz equityholders and each of their permitted transferees are subject to certain transfer restrictions described below.

Lock-Up and Escrow Agreements

Letter Agreement

Pursuant to letter agreements entered at the time of the Initial Public Offering, the Sponsor and Motion’s officers and directors agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) November 5, 2022 (one year after the Closing Date) and (B) subsequent to Motion’s initial business combination, (x) if the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial business combination, or (y) the date on which DocGo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of DocGo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Seller Lock-up Agreements

On March 8, 2021, certain holders of Ambulnz Class A Stock and Ambulnz Preferred Stock entered into lock-up agreements with Motion and Ambulnz (the “Seller Lock-Up Agreements”), providing that each such holder will not transfer its shares of Common Stock received as consideration for the Merger (including such shares received upon exercise of Substitute Options) and Contingent Shares during the period commencing on the Closing and continuing until May 5, 2022 (six (6) months after the Closing Date), subject to certain customary transfer exceptions.

Sponsor Escrow Agreement

Immediately prior to the Closing, Sponsor, Motion and Continental Stock Transfer & Trust Company, as escrow agent, entered into the Sponsor Escrow Agreement whereby, immediately following the Closing, the Sponsor deposited 575,000 Sponsor Earnout Shares and 162,965 Additional Earnout Shares into escrow pursuant to the A&R Sponsor Agreement. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor or surrendered to and canceled by DocGo if certain stock price conditions (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) are met or not, as follows:

•        with respect to 287,500 Sponsor Earnout Shares, the closing price of the Common Stock equals or exceeds $12.50 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time until November 5, 2024 (the third anniversary of the Closing Date), and

•        with respect to 287,500 Sponsor Earnout Shares, the closing price of the Common Stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time at any time through November 5, 2026 (the fifth anniversary of the Closing Date).

Additional Earnout Shares will be released to the Sponsor or surrendered to and cancelled by the Company if certain price conditions (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) are met or not, as follows:

•        25% of the Additional Earnout Shares if the closing price of Common Stock equals or exceeds $12.50 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time from November 5, 2021 through November 5, 2022 (after the Closing Date and by the first anniversary of the Closing Date);

•        25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time from November 5, 2021 through November 5, 2024 (after the Closing Date and by the third anniversary of the Closing Date);

•        25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time from November 5, 2021 through November 5, 2024 (after the Closing Date and by the third anniversary of the Closing Date); and

•        25% of the Additional Earnout Shares if the closing price of the Common Stock equals or exceeds $21.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time from November 5, 2021 through November 5, 2026 (after the Closing Date and by the fifth anniversary of the Closing Date.

Registration Rights

Immediately prior to the Closing, Sponsor, Motion and certain equityholders of Ambulnz, pursuant to which, among other things, the Sponsor and certain former security holders of Ambulnz (collectively, the “Rights Holders”) were granted specified rights to require DocGo to register all or a portion of their shares of Common Stock, Private Warrants and the Common Stock underlying the Private Warrants under the Securities Act. In particular, the Rights Holders each have the ability to make a written demand for registration all of the Common Stock and Warrants held by such Rights Holder. Upon receipt thereof of any demand, DocGo has committed to notify all other Rights Holders of their ability to include their Common Stock and Warrants with the registration. DocGo has committed to keep such registration statement effective until all securities covered by such registration statement have been disposed of in accordance with the intended method(s) of distribution set forth in such registration statement or such securities have been withdrawn. Any other stockholders of DocGo with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. The registration statement of which this prospectus forms a part was filed pursuant to these registration rights.

The PIPE Investors also have certain customary registration rights pursuant to the PIPE Agreements, whereby DocGo is required to, among other things, and as soon as reasonably practicable, file a registration statement for the resale of such shares of Common Stock issued pursuant to the PIPE Agreements within 30 calendar days of Closing and use commercially reasonable efforts to have such registration statement declared effective no later than 60 days after such filing (or 90 days in the event that the SEC reviews and has written comments to such registration statement). DocGo has agreed to keep such registration statement effective until the earliest of (i) the third anniversary of the Closing, (ii) the date in which all PIPE Investors cease to hold any Common Stock issued pursuant to the PIPE Agreements, or (iii) the first date on which the PIPE Investors can sell all of their Common Stock issued pursuant to PIPE Agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold. The registration statement of which this prospectus forms a part registers all shares of Common Stock issued pursuant to the PIPE Agreements.

Warrant holders also have certain customary registration rights set forth in the Warrant Agreement, whereby DocGo is required to, among other things, and as soon as reasonably practicable, file a registration statement for (i) the resale of the Private Warrants and (ii) the shares of Common Stock underlying the Warrants, in each case within 15 business days of Closing, and use its best efforts to have such registration statement declared effective no later than 60 days after such filing. DocGo has agreed to keep such registration statement effective until the expiration of the Warrants. The registration statement of which this prospectus forms a part was filed pursuant to these registration rights.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 16,607,894 shares of Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

We are registering (i) up to 28,234,175 shares of Common Stock for possible sale by the Selling Securityholders from time to time, (ii) up to 2,533,333 Private Warrants for possible sale by the Selling Securityholders from time to time, and (iii) up to 6,317,057 shares of Common Stock that are issuable upon the exercise of the Warrants by the holders thereof. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. See “Securities Eligible for Future Sale.”

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Common Stock or Warrants or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock or Warrants short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock or Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Common Stock or Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Common Stock or Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Stock or Warrants offered by this prospectus.

Restrictions to Sell

The Sponsor, the Motion directors and executive officers and certain holders of Ambulnz securities agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Resale — Lock-Up and Escrow Agreements.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the ownership and disposition of Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners that hold DocGo securities as a capital asset for U.S. federal income tax purposes within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder, and does not constitute, and is not, a tax opinion or tax advice to any particular holder. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to DocGo securities;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired DocGo securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        former citizens or residents of the United States;

•        persons that hold DocGo securities as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of DocGo’s securities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds DocGo securities, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in such other pass-through entities to consult their tax advisors regarding the U.S. federal income tax considerations that may be relevant to them in connection with acquiring, holding, or disposing of DocGo securities.

The tax consequences particular to you will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of an investment in DocGo securities, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences for U.S. Holders

General

The discussion below applies to you if you are a “U.S. holder” of DocGo securities. A “U.S. holder” is a beneficial owner of DocGo securities, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Common Stock, such distribution will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its common shares and, to the extent the amount of the distribution exceeds a U.S. Holder’s adjusted tax basis in Common Stock, the excess will be treated as gain from the disposition of Common Stock (the tax treatment of which is discussed below under “— Sale, Exchange or Other Taxable Disposition”).

Dividends paid by us to U.S. corporate shareholders generally will be eligible for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Exchange or Other Taxable Disposition

As a U.S. Holder, you generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of your DocGo securities in an amount equal to the difference between (i) the amount of cash received in such sale, exchange or other taxable disposition and (ii) your adjusted tax basis in your DocGo securities.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the DocGo securities so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Redemption or Lapse of a Warrant.

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Warrants equal to the number of shares of Common Stock having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the fair market value of the Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Public Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to a U.S. holder, taxed as described above under “U.S. Holders — Sale, Exchange or Other Taxable Disposition.”

Possible Constructive Distributions.    The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities — Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Consequences to Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. holder” of DocGo securities. A “Non-U.S. holder” is a beneficial owner of DocGo securities who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Common Stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain on Sale, Exchange or Other Taxable Disposition” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a Non-U.S. Holder generally will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders — Exercise, Redemption, or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders — Gain on Sale, Exchange, or Other Taxable Disposition.”

Gain on Sale, Exchange or Other Taxable Disposition

Subject to the discussions of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of DocGo securities generally will not be subject to U.S. federal income tax unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year (or lower applicable treaty rate); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or your holding period for DocGo securities, and DocGo securities are not regularly traded on an established securities market during the calendar year in which the sale, exchange or other taxable disposition occurs. We do not believe that we are or have been a U.S. real property holding corporation.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding

Payments to non-corporate holders of DocGo securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Information reporting will apply to payments of dividends on, and to proceeds from the disposition of, securities, other than U.S. Holders that are exempt from information reporting and properly certify their exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale, exchange or other taxable disposition of DocGo securities by a Non-U.S. Holder outside the United States through a non-U.S. office of a non-U.S. broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its securities through a United States broker or the United States offices of a non-U.S. broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a Non-U.S. Holder sells its DocGo securities through a non-U.S. broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has certain documentary evidence in its records that such Non-U.S. Holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person) and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption from back-up withholding. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

All holders of DocGo securities are urged to consult their tax advisors with respect to the tax consequences applicable to them in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax with respect to certain payments, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax. Holders are urged to consult their tax advisors regarding the effects of FATCA that may be applicable to them.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of DocGo Inc. (formerly Motion Acquisition Corp.) as of December 31, 2020, and for the period from August 11, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Ambulnz, Inc. at December 31, 2020 and 2019 and for the years then ended, included in this prospectus and elsewhere in the registration statement, have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including exhibits, with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement and the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.docgo.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Motion Acquisition Corp. and Subsidiaries for the years ended December 31, 2020 and 2020
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (as restated)	F-3
Statement of Operations for the period from August 11, 2020 (inception) to December 31, 2020 (as restated)	F-4
Statement of Changes in Stockholders’ Equity for the period from August 11, 2020 (inception) to December 31, 2020 (as restated)	F-5
Statement of Cash Flows for the period from August 11, 2020 (inception) to December 31, 2020 (as restated)	F-6
Notes to Financial Statements (as restated)	F-7

Unaudited Condensed Consolidated Financial Statements of Motion Acquisition Corp. and Subsidiaries for the periods ended September 30, 2021 and 2020
Condensed Consolidated Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-27
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021, and for the Period from August 11, 2020 (Inception) Through September 30, 2020	F-28

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the Period from August 11, 2020 (Inception) Through September 30, 2020

F-29
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021, and for the Period from August 11, 2020 (Inception) Through September 30, 2020	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31

Audited Consolidated Financial Statements of Ambulnz, Inc. and Subsidiaries for the years ended December 31, 2020 and 2020
Report of Independent Registered Public Accounting Firm	F-46
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-47
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-48
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2020 and 2019	F-49
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-50
Notes to Consolidated Financial Statements	F-52

Unaudited Condensed Consolidated Financial Statements of Ambulnz, Inc. and Subsidiaries for the periods ended September 30, 2021 and 2020
Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-77
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months and Nine Months Ended September 30, 2021 and September 30, 2020	F-78
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three Months and Nine Months Ended September 30, 2021 and September 30, 2020	F-79
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and September 30, 2020	F-81
Notes to Unaudited Condensed Consolidated Financial Statements	F-83

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

DocGo Inc. (formerly known as Motion Acquisition Corp.)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of DocGo Inc. (formerly known as Motion Acquisition Corp.) (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the period from August 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period August 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 28, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 23, 2021

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)

BALANCE SHEET

DECEMBER 31, 2020
(As restated — See Note 2)

Assets:
Current Assets:
Cash	$878,653
Prepaid expenses	168,527
Other current assets	350
Total Current Assets	1,047,530

Cash and marketable securities held in Trust Account	115,020,078
Total Assets	$116,067,608

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$11,658
Franchise taxes payable	78,192
Other accrued liabilities	70,000
Total Current Liabilities	159,850

Warrant liabilities	9,040,670
Deferred underwriting commissions in connection with the initial public offering	4,025,000
Total Liabilities	13,225,520

Commitments and Contingencies
Class A common stock, 11,500,000 shares subject to possible redemption at $10.00 per share redemption value	115,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; -0- shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 2,875,000 shares issued and outstanding(1)(2)	288
Additional paid-in capital	—
Accumulated deficit	(12,158,200)
Total Stockholders’ Deficit	(12,157,912)
Total Liabilities and Stockholders’ Deficit	$116,067,608

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250 (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4).

The accompanying notes are an integral part of these financial statements.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020
(As restated — See Note 2)

Operating and formation costs	$168,829
Loss from operations	(168,829)

Other income (expense):
Interest earned on marketable securities held in Trust Account	20,078
Change in fair value of warrant liabilities	(3,883,670)
Offering expense associated with warrants recorded as liabilities	(191,112)
Total other income (expense)	(4,054,704)

Net loss	$(4,223,533)

Weighted average number of Class A common shares outstanding, basic and diluted	5,911,972

Basic and diluted net loss per Class A common share	$(0.48)

Weighted average number of Class B common shares outstanding, basic and diluted	2,875,000

Basic and diluted net loss per Class B common share	$(0.48)

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4). These forfeited shares are excluded from weighted average Class B common shares outstanding.

The accompanying notes are an integral part of these financial statements.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020
(As restated — See Note 2)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common shares to Sponsor(1)	—	—	3,306,250	331	24,669	—	25,000
Excess cash received over fair value of private placement warrants	—	—	—	—	1,748,000	—	1,748,000
Forfeiture of Class B common stock(2)		—	(431,250)	(43)	43	—	—
Accretion of Class A common stock subject to possible redemption	—	—	—	—	(1,772,712)	(7,934,667)	(9,707,379)
Net loss	—	—	—	—	—	(4,223,533)	(4,223,533)
Balance – December 31, 2020	—	$—	2,875,000	$288	$—	$(12,158,200)	$(12,157,912)

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250 (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4).

The accompanying notes are an integral part of these financial statements.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020
(As restated — See Note 2)

Cash Flows from Operating Activities:
Net loss	$(4,223,533)

Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(20,078)
Offering costs allocable to warrant liabilities	191,112
Change in fair value of warrant liabilities	3,883,670
Changes in operating assets and liabilities:
Prepaid expenses	(168,527)
Other current assets	(350)
Accounts payable	11,658
Franchise taxes payable	78,192
Net cash used in operating activities	(247,856)

Cash flow from investing activities:
Deposit of cash into Trust Account	(115,000,000)
Net cash used in investing activities	(115,000,000)

Cash flow from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	112,700,000
Proceeds from sale of Private Warrants	3,800,000
Proceeds from related party note payable	71,473
Repayment of related party note payable	(71,473)
Payment of offering costs	(373,491)
Net cash provided by financing activities	116,126,509

Net change in cash	878,653
Cash – beginning of the period	—
Cash – end of the period	$878,653

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by related party in exchange for issuance of Class B common stock	$25,000
Offering costs included in other accrued liabilities	$70,000
Deferred underwriting fees recorded as non-current liability in connection with initial public offering	$4,025,000

The accompanying notes are an integral part of these financial statements.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Motion Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 11, 2020. The Company’s sponsor is Motion Acquisition LLC, a Delaware limited liability company (the “Sponsor”). The Company’s fiscal year end is December 31.

Business Combination

On November 5, 2021 (the “Closing Date”), subsequent to the fiscal year to which this Annual Report on Form 10 K/A relates, Motion Acquisition Corp. (the “Company” or, prior to the closing of the Business Combination (as defined below), sometimes referred to herein as “Motion”) consummated the previously announced Business Combination following meeting of its stockholders, where the stockholders of the Company considered and approved, among other matters, a proposal to adopt that certain Agreement and Plan of Merger dated March 8, 2021 (the “Merger Agreement”), by and among the Company, Motion Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Ambulnz, Inc., a Delaware corporation (“Ambulnz”). In connection with the consummation of the Business Combination, the registrant changed its name from Motion Acquisition Corp. to DocGo Inc.

As contemplated by the Merger Agreement and as described in Motion’s definitive proxy statement/consent solicitation/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021 (the “Prospectus”), Merger Sub was merged with and into Ambulnz, with Ambulnz continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the Merger, Ambulnz is a wholly-owned subsidiary of DocGo and each share of Series A preferred stock of Ambulnz, no par value (“Ambulnz Preferred Stock”), Class A common stock of Ambulnz, no par value (“Ambulnz Class A Common Stock”), and Class B common stock of Ambulnz, no par value (“Ambulnz Class B Common Stock”, together with Ambulnz Class A Common Stock, “Ambulnz Common Stock”) was cancelled and converted into the right to receive a portion of merger consideration issuable as common stock of DocGo, par value $0.0001, pursuant to the terms and conditions set forth in the Merger Agreement.

The material provisions of the Merger Agreement are described in the Prospectus in the section entitled “Proposal No.1 — The Business Combination Proposal — The Merger Agreement” beginning on page 97.

Business Purpose Prior to the Business Combination

The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company has neither engaged in any operations nor generated revenue to date.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of units (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a business combination. Furthermore, there is no assurance that the Company will be able to successfully complete a business combination.

Proposed Business Combination

On March 8, 2021, the Company entered into a merger agreement with Ambulnz, Inc. The proposed business combination is subject to the approval of both companies’ stockholders, obtaining the required regulatory approvals, and the fulfillment of other conditions. See Note 11 for a further description of this proposed business combination.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Financing Prior to the Business Combination

The registration statement for the Company’s Initial Public Offering was declared effective on October 14, 2020. On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,533,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $3.8 million (Note 5).

The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 1,725,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. In November 2020, the underwriter advised the Company that it had elected to not exercise the over-allotment option (Note 4).

Trust Account Prior to the Business Combination

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account will either be held as cash or invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Pursuant to stock exchange listing rules, the Company must complete an initial business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, the Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the business combination; (ii) the redemption of any of Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder vote to amend certain provisions of the Company’s amended and restated certificate of incorporation prior to an initial business combination and (iii) the redemption of 100% of the Public Shares if the Company does not complete a business combination within the Combination Period (as defined below).

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have 24 months from the closing of the Initial Public Offering, or October 19, 2022, to complete its initial business combination (the “Combination Period”). If the Company does not complete a business combination within this period of time (and stockholders do not approve an amendment to the Company’s amended and restated certificate of incorporation to extend this date), it will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company’s Sponsor and the Company’s officers and directors have entered into agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below) in the event the Company does not complete a business combination within the required time period; provided, however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire Public Shares after the Initial Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a business combination within the Combination Period. In the event of such distribution, it is possible that the per share value in the Trust Account will be less than the Initial Public Offering price per Unit of $10.00.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

First Restatement

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

On May 10, 2021, upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal to the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company has reclassified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash balance, loss from operations or cash flows.

Following is a summary of the effects of the restatements on previously issued financial statements, as filed in the First Amended Report:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 19, 2020 (audited)
Warrant liabilities	$—	$5,157,000	$5,157,000
Class A common stock subject to possible redemption	107,104,620	(5,157,000)	101,947,620
Class A common stock	79	52	131
Additional paid-in capital	5,004,204	191,060	5,195,264
Accumulated deficit	(4,608)	(191,112)	(195,720)

Balance sheet as of December 31, 2020 (audited)
Warrant liabilities	$—	$9,040,670	$9,040,670
Class A common stock subject to possible redemption	106,882,750	(9,040,670)	97,842,080
Class A common stock	81	91	172
Additional paid-in capital	5,148,390	4,074,691	9,223,081
Accumulated deficit	(148,751)	(4,074,782)	(4,223,533)

Statement of Operations for the period from August 11, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liabilities	$—	$3,883,670	$3,883,670
Offering expense associated with warrant liabilities	—	191,112	191,112
Net loss	(148,751)	(4,074,782)	(4,223,533)
Basic and diluted net loss per share, Class B common stock	(0.06)	(1.42)	(1.48)

Statement of Cash Flows for the period from August 11, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(148,751)	$(4,074,782)	$(4,223,533)
Offering costs allocable to warrant liabilities	—	191,112	191,112
Change in fair value of warrant liabilities	—	3,883,670	3,883,670
Initial classification of Class A common shares subject to possible redemption	107,104,620	(5,157,000)	101,947,620
Change in value of Class A common shares subject to possible redemption	(221,870)	(3,883,670)	(4,105,540)

Second Restatement

On November 22, 2021, the Company concluded it should restate its previously issued financial statements by amending the First Amended Report, to classify all Class A common stock subject to possible redemption in temporary equity.

In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

maximum redemption threshold, the Motion Charter as it existed prior to consummation of the Business Combination on November 5, 2021 provided that the Company would not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets.

Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 23, 2020 (the “Post-IPO Balance Sheet”) and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on May 28, 2021, as well as the Form 10-Qs for the subsequent quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 (collectively the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 will be restated in the Company’s Form 10-Q/A for the quarterly period ended September 30, 2021 that will be filed following this Second Amended Report.

Following is a summary of the effects of the restatements on previously issued financial statements:

The change in the carrying value of the redeemable shares of Class A common stock in the IPO Balance Sheet resulted in a decrease of approximately $5.2 million in additional paid-in capital and an increase of approximately $7.9 million in the accumulated deficit, as well as a reclassification of 1,305,238 shares of Class A common stock from permanent equity to temporary equity at a redemption value of $10.00 per share, as presented below.

Balance sheet as of October 19, 2020 (audited)	As Previously Restated and Reported in Form 10-K/A Amendment No. 1	Adjustments	As Restated
Total assets	$116,390,976	—	$116,390,976
Total liabilities	$9,443,350	—	$9,443,350
Class A common stock subject to possible redemption	101,947,620	13,052,380	115,000,000
Preferred stock	—	—	—
Class A common stock	131	(131)	—
Class B common stock	331	—	331
Additional paid-in capital	5,195,264	(5,195,264)	—
Accumulated deficit	(195,720)	(7,856,985)	(8,052,705)
Total stockholders’ equity (deficit)	$5,000,006	$(13,052,380)	$(8,052,374)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$116,390,976	$—	$116,390,976

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the audited balance sheet as of December 31, 2020 is presented below:

Balance sheet as of December 31, 2020 (audited)	As Previously Restated and Reported in Form 10-K/A Amendment No. 1	Adjustments	As Restated
Total assets	$116,067,608	—	$116,067,608
Total liabilities	$13,225,520	—	$13,225,520
Class A common stock subject to possible redemption	97,842,080	17,157,920	115,000,000
Preferred stock	—	—	—
Class A common stock	172	(172)	—
Class B common stock	288	—	288
Additional paid-in capital	9,223,081	(9,223,081)	—
Accumulated deficit	(4,223,533)	(7,934,667)	(12,158,200)
Total stockholders’ equity (deficit)	$5,000,008	$(17,157,920)	$(12,157,912)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$116,067,608	$—	$116,067,608

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2020, is presented below:

For the Period From August 11, 2020 (Inception) Through December 31, 2020	As Previously Restated and Reported in Form 10-K/A Amendment No. 1	Adjustments	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$101,947,620	$(101,947,620)	$—
Change in value of Class A common stock subject to possible redemption	$(4,105,540)	$4,105,540	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the period from August 11, 2020 (Inception) through December 31, 2020:

	Net Loss Per Share
For the Period From August 11, 2020 (Inception) Through December 31, 2020	As Previously Restated and Reported in Form 10-K/A Amendment No. 1	Adjustments	As Restated
Net loss	$(4,223,533)	$—	$(4,223,533)
Weighted average shares outstanding – Class A common stock	11,500,000	(5,588,028)	5,911,972
Basic and diluted net loss per share – Class A common stock	$0.00	$(0.48)	$(0.48)
Weighted average shares outstanding – Class B common stock	2,875,000	—	2,875,000
Basic and diluted net loss per share – Class B common stock	$(1.48)	$1.00	$(0.48)

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

As described in the Company’s Form 8-K filed on November 22, 2021 and in Note 2 — Restatement of Previously Issued Financial Statements herein, the Company’s financial statements as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020 (collectively, the “2020 Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 2) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s Public Shares in the Company’s previously restated audited financial statements for such period. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

Cash consists of proceeds from the sale of the Private Placement Warrants held outside of the Trust Account which may be used to pay for operating expenses, including expenses associated with identifying target businesses and consummating an initial business combination. The Company considers cash equivalents to be all short-term investments with an original maturity of three months or less when purchased. The Company did not have any cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. At December 31, 2020, the assets held in the Trust Account were substantially all held in U.S. Treasury Bills.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The Company accounts for its 6,366,666 common stock warrants issued in connection with its initial public offering (3,833,333) and Private Placement (2,533,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the initial public offering and Private Placement was determined using Monte Carlo simulations at the initial public offering date (October 19, 2020) and at December 31, 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Prior to consummation of the Business Combination, the Company’s Public Shares featured certain redemption rights that were considered to be outside of the Company’s control. Accordingly, at December 31, 2020, 11,500,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial carrying value of the Public Shares to the redemption amount, which resulted in charges to additional paid-in capital (to the extent available) and accumulated deficit.

Offering Costs Associated with the Initial Public Offering

Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the initial public offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were recorded and presented as non-operating expenses in the statement of operations, while offering costs associated with the Public Shares were charged against the carrying value of such Class A common stock upon the completion of the Initial Public Offering. On December 31, 2020, offering costs totaled $6,793,491 (consisting of $2,300,000 of underwriting fees, $4,025,000 of deferred underwriting fees and $468,491 of other offering costs), of which $191,112 was charged to expense and $6,602,379 was charged against the carrying value of the Public Shares.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Because the future realization of tax benefits is not considered to be more likely than not, the Company provided a full valuation allowance for the deferred tax assets at December 31, 2020.

Net Income (Loss) Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of approximately 6,367,000 shares of common stock in the calculation of diluted income (loss) per share because their exercise is contingent upon future events and because their inclusion would be anti-dilutive under the treasury stock method. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the period from August 11, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(2,841,640)	$(1,381,893)

Denominator:
Basic and diluted weighted average common shares outstanding	5,911,972	2,875,000
Basic and diluted net loss per common share	$(0.48)	$(0.48)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Public Units

On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions. Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants in the Private Placement were placed in the Trust Account.

Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (the “Public Warrants” and, collectively with the Private Placement Warrants, the “warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment under certain circumstances.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 1,725,000 additional Units to cover any over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On November 16, 2020, the underwriter advised the Company that it would not exercise the over-allotment option, and consequently 431,250 Class B common shares were forfeited, resulting in a decrease in the total number of Class B common shares outstanding from 3,306,250 to 2,875,000, such that the Founder Shares (as defined below) will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $2.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $4.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 3,737,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), issued to the Sponsor. On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares outstanding from 3,737,500 to 3,306,250. On November 16, 2020, the underwriter advised the Company that it would not exercise its over-allotment option to purchase additional shares, and consequently 431,250 Class B common shares were forfeited, resulting in a decrease in the total number of Class B common shares outstanding from 3,306,250 to 2,875,000 such that the Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The Class B common stock shares were allocated among the Company’s officers, certain directors as well as to certain third parties.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrants, generating gross proceeds of $3,800,000 million in the Private Placement, of which $2,052,000 was included in warrant liabilities at the initial public offering date and $1,748,000 was recorded as Additional Paid-In Capital. Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants (and the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan the Company up to an aggregate of $150,000 pursuant to an unsecured Note Payable to cover expenses related to the Initial Public Offering. This loan was payable without interest upon the completion of the Initial Public Offering. The Company borrowed approximately $71,000 under the Note Payable and fully repaid the borrowings on October 19, 2020.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Company’s officers, directors and their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. The Company had no borrowings under the Working Capital Loans at December 31, 2020.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Sponsor is entitled to registration rights with respect to the Founder Shares, Private Placement Warrants and any additional warrants that may be issued upon conversion of working capital loans pursuant to a registration rights agreement. The Sponsor will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, Sponsor will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 7. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. After giving effect to the separation of all Units into the constituent Class A common shares and fractional warrants, there would be 3,833,333 Public Warrants outstanding before giving effect to the reduction resulting from not issuing fractional warrants upon separation of Units. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its reasonable best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 7. WARRANT LIABILITIES (cont.)

Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will have an exercise price of $11.50 per share, subject to adjustment, and will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s Sponsor or to its officers, directors or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The 2,533,333 Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees and (3) the Sponsor and its permitted transferees will also have certain registration rights related to the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants). If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 7. WARRANT LIABILITIES (cont.)

Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•        if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial business combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 — CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Prior to the consummation of the Business Combination, the Company’s Class A common stock feature certain redemption rights that were considered to be outside of the Company’s control and subject to the occurrence of future events. At December 31, 2020, there were 11,500,000 shares of Class A common stock outstanding subject to possible redemption. The carrying value of potentially redeemable Class A common stock reported in temporary equity of the balance sheet at December 31, 2020 is comprised as follows:

Gross proceeds from issuance of potentially redeemable Class A common stock	$115,000,000
Less:
Proceeds allocated to Public Warrants	(3,105,000)
Class A common stock issuance costs	(6,793,491)
Plus:
Accretion of carrying value to redemption value	9,898,491
Class A common stock subject to possible redemption	$115,000,000

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 9. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par shares value of $0.0001 per share. At December 31, 2020, there were 1,715,792 shares of Class A common stock issued and outstanding, excluding 9,784,208 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 2,875,000 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial business combination (including pursuant to a specified future issuance), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Company’s initial business combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial business combination).

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $743 in cash and $115,019,335 in U.S. Treasury Bills. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account to pay its franchise taxes and income taxes.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity Securities	Carrying Value at December 31, 2020 (Amortized Cost)	Gross Unrealized Holding Gain	Fair Value - Quoted Prices in Active Markets (Level 1)
U.S. Treasury Bills (mature on February 18, 2021)	$115,019,335	$4,462	$115,024,797

At December 31, 2020, there were 3,833,333 Public Warrants and 2,533,333 Private Placement Warrants outstanding. The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Input (Level 3)
Warrant Liabilities – Public Warrants	$5,443,335	$—	$—	$5,443,335
Warrant Liabilities – Private Warrants	$3,597,335	$—	$—	$3,597,335

The Company utilized a Monte Carlo simulation model to value the warrants at the initial public offering date (October 19, 2020) and December 31, 2020, with changes in fair value subsequent to October 19, 2020 recognized in the statement of operations. The estimated fair value of the warrant liability was determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the period from August 11, 2020 (inception) to December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements:

	At October 19, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$—	$10.15
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	16.3%	21.2%
Risk-free rate	0.34%	0.34%
Dividend yield	0.0%	0.0%
Probability of completing a Business Combination	70.0%	70.0%

The following table presents the changes in the fair value of warrant liabilities:

	Public	Private Placement	Total Warrant Liabilities
Fair value as of August 11, 2020 (inception)	$—	$—	$—
Initial measurement on October 19, 2020	3,105,000	2,052,000	5,157,000
Change in fair value recognized in earnings	2,338,335	1,545,335	3,883,670
Fair value as of December 31, 2020	$5,443,335	$3,597,335	$9,040,670

Level 3 financial liabilities consist of the Public Warrant and Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 11. INCOME TAXES

The income tax provision (benefit) for the year ended December 31, 2020 consists of the following:

Current
Federal	$(12,204)
State	—
Deferred
Federal	(19,009)
State	—
Change in valuation allowance	31,213
Income tax provision (benefit)	$—

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 11. INCOME TAXES (cont.)

The Company’s net deferred tax assets are as follows:

Deferred tax asset
Net operating loss carryforward	$12,204
Startup/organizational costs	19,009
Total deferred tax assets	31,213
Valuation allowance	(31,213)
Deferred tax assets, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of December 31, 2020.

A reconciliation of the statutory income tax rate to the Company’s effective tax rate for the period from August 11, 2020 (inception) to December 31, 2020 is as follows:

Tax benefit at statutory federal income tax rate	(21.0)%
Permanent book/tax difference	20.3%
Valuation allowance	0.7%
Income tax provision (benefit)	0.0%

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the audited financial statements were issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustment to or disclosure in the financial statements other than as described below, the consummation of the Business Combination described in Note 1 above, and in Note 2 — Restatement of Previously Issued Financial Statements.

Proposed Business Combination Prior to the Business Combination

On March 8, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with Ambulnz, Inc. dba DocGo (“DocGo”) pursuant to which DocGo would merge with a newly incorporated subsidiary of the Company (the “Merger”), with DocGo being the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Company. The Merger is expected to be consummated in the second quarter of 2021, following the receipt of required approval by the stockholders of the Company and DocGo, required regulatory approvals, and the fulfillment of other conditions.

Consideration

Upon consummation of the Merger, DocGo stockholders will receive 83,600,000 shares of the Company’s Class A common stock as consideration and up to 5,000,000 additional shares of the Company’s Class A common stock as earn-out consideration issuable in the future upon attainment of the following stock price conditions: (i) 1,250,000 shares if the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the first anniversary of the closing date; (ii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 12. SUBSEQUENT EVENTS (cont.)

date; (iii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; and (iv) 1,250,000 shares if the closing stock price stock equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the fifth anniversary of the closing date.

Sponsor Escrow Agreement

Pursuant to the Merger Agreement, the Company’s Sponsor will enter into an escrow agreement (the “Sponsor Escrow Agreement”) with the Company and Continental Stock Transfer & Trust Company, as escrow agent, providing that, immediately following the closing of the Merger, the Sponsor shall deposit 575,000 shares of the Company’s Class A common stock (the “Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement will provide that such Sponsor Earnout Shares will either be released to the Sponsor or terminated and canceled by the Company if certain stock price conditions are met or not, as follows: (i) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date, and (ii) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time at any time until the fifth anniversary of the closing date.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the Company, DocGo and Doc stockholders who will hold 72.19% of the fully-diluted equity of Company following the consummation of the Merger entered into lock-up agreements providing that such Company stockholders will not transfer the consideration shares for earn-out shares received by such stockholders for a period of six months following the consummation of the Merger, in each case on the terms and subject to the provisions set forth therein.

Sponsor Waiver Agreement

Concurrently with the execution of the Merger Agreement, the Company, the Sponsor and DocGo entered into an agreement providing for the Sponsor’s waiver of the anti-dilution and conversion price adjustments set forth in the Company’s Amended and Restated Certificate of Incorporation. As a result of such waiver, all outstanding Class B common stock of the Company would have converted on a one-to-one basis into the Company’s Class A Common Stock concurrently with the closing of the Merger Agreement. Prior to the date hereof, the holders of Class B Common Stock converted their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis.

Other Agreements

The Merger Agreement also calls for additional agreements, including, among others, non-competition agreements, employment agreements, voting support agreements, and a registration rights agreement.

PIPE Subscription Agreements Prior to the Business Combination

The Company engaged Barclays Capital Inc. and Deutsche Bank Securities Inc. as co-lead private placement agents, and engaged Canaccord Genuity LLC as co-placement agent for a private placement of the Company’s Class A common stock.

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (“Subscription Agreements”) with certain qualified institutional buyers and institutional accredited investors (collectively, the “Investors”), pursuant to which the Company will, substantially concurrently with, and contingent upon, the consummation of the Merger, issue an aggregate of 12,500,000 shares of the Company’s Class A Common

DOCGO INC.
(f/k/a MOTION ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020
(as restated — See Note 2)

NOTE 12. SUBSEQUENT EVENTS (cont.)

Stock to the Investors at a price of $10.00 per share, for aggregate gross proceeds to the Company of $125,000,000 (the “PIPE”). The closing of the Subscription Agreements is conditioned upon, among other things, (i) the substantially concurrent consummation of the Merger, (ii) the accuracy of all representations and warranties of the Company and the Investors in the Subscription Agreements, and (iii) the Merger Agreement shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under the Subscription Agreement without having received the Investor’s prior written consent.

The Company has agreed that, as soon as reasonably practicable, but in no event later than 30 calendar days following the closing date of the Merger, it shall file a registration statement with the SEC covering the resale by the Investors of the shares of the Company Common Stock issued to them in the PIPE and use its best efforts to have such registration statement declared effective as promptly as practicable thereafter, but in no event later than the earlier of 60 calendar days after filing (or 90 calendar days in the event the SEC issues written comments) or the 10th business day after the Company is notified that the registration statement will not be subject to review or further review.

The shares of the Company’s Class A common stock were offered and sold to the Investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, based on the fact that the sale will have been made without any general solicitation or advertising and based on representations from each Investor that (a) it was a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (b) it was purchasing the shares of the Company Common Stock for its own account investment, and not with a view to distribution, (c) it had been given full and complete access to information regarding the Company, DocGo, and the Merger, and (d) it understood that the offer and sale of the shares of the Company’s common stock was not registered and the shares may not be publicly sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$59,319	$878,653
Prepaid expenses and other current assets	228,257	168,877
Total Current Assets	287,576	1,047,530
Investments held in Trust Account	115,000,482	115,020,078
Total Assets	$115,288,058	$116,067,608

Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$161,067	$11,658
Franchise tax payable	103,115	78,192
Other accrued liabilities	70,000	70,000
Total Current Liabilities	334,182	159,850
Deferred underwriting commissions in connection with initial public offering	4,025,000	4,025,000
Warrant liabilities	8,595,000	9,040,670
Total Liabilities	12,954,182	13,225,520

Commitments and Contingencies
Class A common stock, $0.0001 par value, subject to possible redemption at $10.00 per share ‒ 11,500,000 shares at September 30, 2021 and December 31, 2020	115,000,000	115,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 and -0- shares issued and outstanding (excluding 11,500,000 and 11,500,000 shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	288	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; -0- shares and 2,875,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	288
Additional paid-in capital	—	—
Accumulated deficit	(12,666,412)	(12,158,200)
Total Stockholders’ Deficit	(12,666,124)	(12,157,912)
Total Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$115,288,058	$116,067,608

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	Period from August 11, 2020 (Inception) Through September 30, 2020
General and administrative expenses	$348,325	$976,486	$2,065
Loss from operations	(348,325)	(976,486)	(2,065)

Other income
Interest earned on investments held in Trust Account	1,480	22,604	—
Change in fair value of warrant liabilities	891,332	445,670	—
Total other income	892,812	468,274	—
Net income (loss)	$544,487	$(508,212)	$(2,065)

Weighted average number of Class A common shares outstanding, basic and diluted	12,656,250	11,889,652	—
Basic and diluted net income (loss) per Class A common share	$0.04	$(0.04)	$—
Weighted average number of Class B common shares outstanding, basic and diluted	1,718,750	2,485,348	3,306,250
Basic and diluted net income (loss) per Class B common share	$0.04	$(0.04)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	2,875,000	$288	$—	$(12,158,200)	$(12,157,912)
Net income	—	—	—	—	—	1,989,868	1,989,868
Balance – March 31, 2021 (unaudited)	—	—	2,875,000	288	—	(10,168,332)	(10,168,044)
Net loss	—	—			—	(3,042,567)	(3,042,567)
Balance – June 30, 2021 (unaudited)	—	—	2,875,000	288	—	(13,210,899)	(13,210,611)
Conversion of Class B shares to Class A shares(1)	2,875,000	288	(2,875,000)	(288)	—	—	—
Net income	—	—	—	—	—	544,487	544,487
Balance – September 30, 2021 (unaudited)	2,875,000	$288	—	$—	$—	$(12,666,412)	$(12,666,124)

____________

(1)      Effective August 24, 2021, pursuant to an election made by the Sponsor the 2,875,000 outstanding Class B common shares were converted on a one-for-one basis into Class A common shares.

For the Period from August 11, 2020 (Inception) Through September 30, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to related party(2)	—	—	3,306,250	331	24,669	—	25,000
Net loss	—	—	—	—	—	(2,065)	(2,065)
Balance – September 30, 2020 (unaudited)	—	$—	3,306,250	$331	$24,669	$(2,065)	$22,935

____________

(2)      As a result of the underwriter not exercising its over-allotment option at the time of the Company’s initial public offering, 431,250 Class B shares were forfeited in November 2020, which reduced the number of outstanding Class B shares to 2,875,000.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2021	August 11, 2011 (Inception) Through September 30, 2020
Cash flows from operating activities:
Net loss	$(508,212)	$(2,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(22,604)	—
Change in fair value of warrant liabilities	(445,670)	—
Changes in operating assets and liabilities:
Prepaid expenses	(56,390)	—
Other current assets	(2,990)	—
Accounts payable	149,410	—
Franchise taxes payable	24,923	—
Net cash used in operating activities	(861,533)	(2,065)

Cash flows from investing activities:
Interest released from Trust Account	42,199	—
Net cash provided by investing activities	42,199	—

Cash flows from financing activities:
Proceeds from note payable to related party	—	71,163
Payment of deferred offering costs	—	(67,566)
Net cash provided by financing activities	—	3,597

Net increase (decrease) in cash	(819,334)	1,532

Cash – beginning of the period	878,653	—
Cash – end of the period	$59,319	$1,532

Supplemental disclosure of noncash activities:
Deferred offering costs paid by related party in exchange for issuance of Class B common stock	$—	$25,000
Deferred offering costs included in accounts payable	$—	$20,450

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 1 — Description of Organization and Business Operations

Business Combination

On November 5, 2021 (the “Closing Date”), subsequent to the fiscal quarter ended September 30, 2021, the fiscal quarter to which this Quarterly Report on Form 10-Q (the “Report”) relates, Motion Acquisition Corp. (the “Company” or, prior to the closing of the Business Combination (as defined below), sometimes referred to herein as “Motion”) consummated the previously announced Business Combination following meeting of its stockholders, where the stockholders of the Company considered and approved, among other matters, a proposal to adopt that certain Agreement and Plan of Merger dated March 8, 2021 (the “Merger Agreement”), by and among the Company, Motion Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Ambulnz, Inc., a Delaware corporation (“Ambulnz”). In connection with the consummation of the Business Combination, the registrant changed its name from Motion Acquisition Corp. to DocGo Inc.

As contemplated by the Merger Agreement and as described in Motion’s definitive proxy statement/consent solicitation/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021 (the “Prospectus”), Merger Sub was merged with and into Ambulnz, with Ambulnz continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the Merger, Ambulnz is a wholly-owned subsidiary of DocGo and each share of Series A preferred stock of Ambulnz, no par value (“Ambulnz Preferred Stock”), Class A common stock of Ambulnz, no par value (“Ambulnz Class A Common Stock”), and Class B common stock of Ambulnz, no par value (“Ambulnz Class B Common Stock”, together with Ambulnz Class A Common Stock, “Ambulnz Common Stock”) was cancelled and converted into the right to receive a portion of merger consideration issuable as common stock of DocGo, par value $0.0001, pursuant to the terms and conditions set forth in the Merger Agreement.

The material provisions of the Merger Agreement are described in the Prospectus in the section entitled “Proposal No.1 — The Business Combination Proposal — The Merger Agreement” beginning on page 97.

Organization and General

Motion was incorporated as a Delaware corporation on August 11, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company was not limited to a particular industry or geographic region for purposes of consummating a business combination. Prior to consummating the Business Combination, the Company had neither engaged in any operations nor generated any revenues.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of its initial public offering of units (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering were intended to be generally applied toward completing a business combination.

Sponsor and Financing

The Company’s sponsor is Motion Acquisition LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 14, 2020. On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”) at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,533,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $3.8 million (Note 4).

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 1 — Description of Organization and Business Operations (cont.)

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account were invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Pursuant to stock exchange listing rules, the Company was required to complete an initial business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, the Company could only complete a business combination if the post-transaction company owned or acquired 50% or more of the outstanding voting securities of the target or otherwise acquired a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company’s amended and restated certificate of incorporation provided that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account would be released until the earliest of: (i) the completion of the business combination; (ii) the redemption of any of Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder vote to amend certain provisions of the Company’s amended and restated certificate of incorporation prior to an initial business combination and (iii) the redemption of 100% of the Public Shares if the Company did not complete a business combination within 24 months from the closing of the Initial Public Offering (such 24 month period, the “Combination Period”).

Liquidity and Capital Resources

The accompanying unaudited condensed consolidated financial statements were prepared assuming the Company would continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2021, the Company had approximately $59,000 of cash in its operating account and approximately $47,000 of negative working capital.

From inception on August 11, 2020 through the time of the Company’s Initial Public Offering on October 19, 2020, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Company’s Chief Executive Officer to fund certain offering costs in exchange for the issuance of the Founder Shares (as defined below) to the Sponsor, and advances to the Company from the Sponsor of approximately $71,000 under a related party note payable (the “Note Payable”) (see Note 4) to pay for other offering costs in connection with the Initial Public Offering. Subsequent to October 19, 2020 through September 30, 2021, the liquidity needs have been satisfied from the net proceeds of the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note Payable on October 19, 2020. In addition, in order to finance transaction costs in connection with a business combination, the Company’s officers, directors and initial stockholders could have provided the Company Working Capital Loans (as defined in Note 4), although they were not required to do so. At September 30, 2021 and as of the closing of the Business Combination, there were no Working Capital Loans outstanding.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and nine month periods ended September 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A filed with the SEC on November 23, 2021.

Restatement of Previously Issued Financial Statements

In light of recent comment letters issued by the SEC, the management of the Company has re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the Public Shares issued as part of the units sold in the Initial Public Offering that, prior to consummation of the Business Combination, were subject to redemption provisions. Historically, a portion of the Public Shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that the Company would not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Company’s amended and restated certificate of incorporation as it existed prior to consummation of the Business Combination (the “Motion Charter”). Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Pursuant to such re-evaluation, the Company’s management has revised this interpretation to include temporary equity in net tangible assets and determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has changed its earnings per share methodology to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A common stock subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of March 31, 2021 (unaudited)
Total assets	$115,725,964	—	$115,725,964
Total liabilities	$10,894,008	—	$10,894,008
Class A common stock subject to possible redemption	99,831,950	15,168,050	115,000,000
Preferred stock	—	—	—
Class A common stock	152	(152)	—
Class B common stock	288	—	288
Additional paid-in capital	7,233,231	(7,233,231)	—
Accumulated deficit	(2,233,665)	(7,934,667)	(10,168,332)
Total stockholders’ equity (deficit)	$5,000,006	$(15,168,050)	$(10,168,044)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$115,725,964	$—	$115,725,964

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

Three Months Ended March 31, 2021 (Unaudited)

	As Previously Reported	Adjustments	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$1,989,870	$(1,989,870)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of June 30, 2021 (unaudited)
Total assets	$115,464,516	—	$115,464,516
Total liabilities	$13,675,127	—	$13,675,127
Class A common stock subject to possible redemption	96,789,380	18,210,620	115,000,000
Preferred stock	—	—	—
Class A common stock	182	(182)	—
Class B common stock	288	—	288
Additional paid-in capital	10,275,771	(10,275,771)	—
Accumulated deficit	(5,276,232)	(7,934,667)	(13,210,899)
Total stockholders’ equity (deficit)	$5,000,009	$(18,210,620)	$(13,210,611)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$115,464,516	$—	$115,464,516

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

Six Months ended June 30, 2021 (Unaudited)

	As Previously Reported	Adjustments	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$(1,052,700)	$1,052,700	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted net income (loss) per common share is presented below for the Affected Periods:

	Net Income Per Share
	As Reported	Adjustment	As Restated
Three Months Ended March 31, 2021 (Unaudited)
Net income	$1,989,868	$—	$1,989,868
Weighted average shares outstanding – Class A common stock	11,500,000	—	11,500,000
Basic and diluted net income per share – Class A common stock	$0.00	$0.14	$0.14
Weighted average shares outstanding – Class B common stock	2,875,000	—	2,875,000
Basic and diluted net income per share – Class B common stock	$0.69	$(0.55)	$0.14
	Net Loss Per Share
	As Reported	Adjustment	As Restated
Three Months Ended June 30, 2021 (Unaudited)
Net loss	$(3,042,567)	$—	$(3,042,567)
Weighted average shares outstanding – Class A common stock	11,500,000	—	11,500,000
Basic and diluted net loss per share – Class A common stock	$0.00	$(0.21)	$(0.21)
Weighted average shares outstanding – Class B common stock	2,875,000	—	2,875,000
Basic and diluted net loss per share – Class B common stock	$(1.06)	$0.85	$(0.21)
	Net Loss Per Share
	As Reported	Adjustment	As Restated
Six Months Ended June 30, 2021 (Unaudited)
Net loss	$(1,052,699)	$—	$(1,052,699)
Weighted average shares outstanding – Class A common stock	11,500,000	—	11,500,000
Basic and diluted net loss per share – Class A common stock	$0.00	$(0.07)	$(0.07)
Weighted average shares outstanding – Class B common stock	2,875,000	—	2,875,000
Basic and diluted net loss per share – Class B common stock	$(0.37)	$0.30	$(0.07)

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, at September 30, 2021. Merger Sub had no assets or liabilities as of September 30, 2021. All significant inter-company transactions and balances have been eliminated in consolidation.

Investments Held in the Trust Account

At all times prior to the consummation of the Business Combination, the Company’s portfolio of investments held in the Trust Account was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account were comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were carried at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The Company accounts for its 6,366,666 warrants issued in connection with its Initial Public Offering (3,833,333 Public Warrants) and Private Placement (2,533,333 Private Placement Warrants) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2021 and December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of Public Warrants and Private Placement Warrants at December 31, 2020 was determined using a Monte Carlo simulation, and at September 30, 2021 was determined by reference to the quoted price of the Public Warrants on the Nasdaq Stock Market.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classified deferred underwriting commissions as non-current liabilities as their liquidation was not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 11,500,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of conditionally redeemable Class A common stock (see Note 7). This change in the carrying value of redeemable shares of Class A common stock resulted in charges to additional paid-in capital and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Because the future realization of tax benefits is not considered to be more likely than not, the Company provided a full valuation allowance for the deferred tax assets at September 30, 2021 and December 31, 2020.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021 or December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 6,366,666 shares of common stock since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share with net income (loss) allocated pro rata between the two classes of common shares as follows:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021		For the Period from August 11 (Inception) to September 30, 2020

	Class A	Class B	Class A	Class B	Class B
Basic and diluted net income (loss) per common share:
Numerator:
Allocation of net income (loss)	$479,385	$65,102	$(420,345)	$(87,867)	$(2,065)
Denominator:
Basic and diluted weighted average common shares outstanding	27,600,000	3,066,666	26,184,615	3,046,153
Basic and diluted net income (loss) per common share	$0.04	$0.04	$(0.04)	$(0.04)	$—

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions. Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants in the Private Placement were placed in the Trust Account.

Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment under certain circumstances.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 4 — Related Party Transactions

Founder Shares

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 3,737,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), issued to the Sponsor. On October 14, 2020, the Sponsor effected a surrender of 431,250 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,737,500 to 3,306,250. All shares and associated amounts were retroactively restated to reflect the share surrender. On November 16, 2020, the underwriter advised the Company that it would not exercise its over-allotment option to purchase additional shares, and consequently 431,250 Founder Shares were forfeited, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,306,250 to 2,875,000 such that the Founder Shares represented 20.0% of the Company’s issued and outstanding Public Shares after the Initial Public Offering and prior to the consummation of the Business Combination. Effective August 24, 2021, pursuant to an election made by the Sponsor the 2,875,000 Founder Shares were converted from Class B common shares on a one-for-one basis into Class A common shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $3.8 million in the Private Placement. Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants (and the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan the Company up to $150,000 pursuant to an unsecured Note Payable to cover expenses related to the Initial Public Offering, pursuant to which the Company borrowed approximately $71,000. This loan was payable without interest upon the completion of the Initial Public Offering. The Company fully repaid the Note Payable on October 19, 2020, and this credit facility is no longer in effect. There were no related party loans outstanding at September 30, 2021 or December 31, 2020.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the initial stockholders, officers and directors and their affiliates could, but were not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). No Working Capital Loans were outstanding at September 30, 2021 or December 31, 2020.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the healthcare industry, which its target company operates in, and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The Sponsor is entitled to registration rights with respect to the Founder Shares, Private Placement Warrants and any additional warrants that may be issued upon conversion of working capital loans pursuant to a registration rights agreement. The Sponsor will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, Sponsor will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the underwriting agreement for the Initial Public Offering, $0.35 per unit, or $4.0 million in the aggregate, was payable to the underwriter for deferred underwriting commissions. The deferred fee became payable to the underwriter from the amounts held in the Trust Account upon consummation of the Business Combination.

Other Commitments and Obligations

As of September 30, 2021, the Company did not have any lease obligations or purchase commitments, and it had no long-term liabilities other than the warrant liabilities of $8.6 million and the deferred underwriting commission of $4.0 million payable from the Trust Account upon consummating the initial business combination. In addition, upon consummation of the Merger described herein, the Company was obligated to pay an M&A advisory fee to Barclays Capital Inc. from the Trust Account in the amount of approximately $3.0 million.

Note 6 — Derivative Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its reasonable best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 6 — Derivative Warrant Liabilities (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustment, and will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders, officers, directors or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions, (2) the Private Placement Warrants are non-redeemable (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees and (3) the Sponsor and its permitted transferees have certain registration rights related to the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants). If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In no event will the Company be required to net cash settle any warrant.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 6 — Derivative Warrant Liabilities (cont.)

Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•        if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial business combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 7 — Class A Common Stock Subject to Possible Redemption

Prior to the consummation of the Business Combination, the Company’s Class A common stock featured certain redemption rights that were considered to be outside of the Company’s control and subject to the occurrence of future events. At September 30, 2021 and December 31, 2020, there were 11,500,000 shares of Class A common stock outstanding subject to possible redemption. The carrying value of potentially redeemable Class A common stock reported in temporary equity of the condensed consolidated balance sheets at September 30, 2021 and December 31, 2020 is comprised as follows:

Gross proceeds from issuance of potentially redeemable Class A common stock	$115,000,000
Less:
Proceeds allocated to Public Warrants	(3,105,000)
Class A common stock issuance costs	(6,793,491)
Plus:
Accretion of carrying value to redemption value	9,898,491
Class A common stock subject to possible redemption	$115,000,000

Note 8 — Stockholders’ Equity

Class A Common Stock — Prior to the consummation of the Business Combination, the Company was authorized to issue 50,000,000 shares of Class A common stock with a par shares value of $0.0001 per share. At September 30, 2021 and December 31, 2020, there were 14,375,000 (see Class B Common Stock below) and 11,500,000 shares of Class A common stock issued and outstanding. Of the outstanding shares of Class A common stock, 11,500,000 were subject to possible redemption at both September 30, 2021 and December 31, 2020, and accordingly such shares are classified in temporary equity in the condensed consolidated balance sheets at those dates.

DOCGO INC. (F/K/A MOTION ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 8 — Stockholders’ Equity (cont.)

Class B Common Stock — Prior to consummation of the Business Combination, the Company was authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock were entitled to one vote for each share. At December 31, 2020, 2,875,000 shares of Class B common stock were issued and outstanding. Effective August 24, 2021, pursuant to an election made by the Sponsor, the 2,875,000 outstanding Class B common shares were converted on a one-for-one basis into Class A common shares. Because these Class A shares were held by the Sponsor, they did not have the pre-Business Combination redemption rights of the Public Shares.

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of September 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account – money market fund holding solely U.S. Treasury Securities	$115,000,482	$—	$—	$115,000,482
Liabilities:
Public Warrant liabilities	$5,175,000	$—	$—	$5,175,000
Private Placement Warrant liabilities	—	3,420,000	—	3,420,000
Total Warrant liabilities	$5,175,000	$3,420,000	$—	$8,595,000
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$115,020,078	$—	$—	$115,020,078
Liabilities:
Public Warrant liabilities	$—	$—	$5,443,335	$5,443,335
Private Placement Warrant liabilities	—	—	3,597,335	3,597,335
Total Warrant liabilities	$—	$—	$9,040,670	$9,040,670

The Company utilized a Monte Carlo simulation to estimate the fair value of the Public Warrants and Private Placement Warrants at December 31, 2020, and used the quoted price of the Public Warrants on the Nasdaq Stock Market at September 30, 2021 to estimate the fair value of both the Public Warrants and Private Placement Warrants at that date.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. Effective March 31, 2021, the fair value of the Public Warrant liabilities was reclassified from Level 3 to Level 1, and the fair value of the Private Placement Warrants was reclassified from Level 3 to Level 2.

Level 1 assets include investments in money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

DOCGO INC. (F/K/A MOTION ACQUISTION CORP.)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liabilities measured using Level 3 inputs during the nine months ended September 30, 2021:

	Public Warrants	Private Placement Warrants	Total Warrant Liabilities
Fair value as of December 31, 2020	$5,443,335	$3,597,335	$9,040,670
Transfers to Levels 1 and 2	(5,443,335)	(3,597,335)	(9,040,670)
Fair value as of September 30, 2021	$0	$0	$0

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements, except as noted below.

On November 5, 2021, the Company, Motion Merger Sub Corp., and Ambulnz consummated the Business Combination, as further described in Note 1.

Ambulnz, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Ambulnz, Inc. and Subsidiaries
New York, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ambulnz, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and comprehensive income (loss) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Urish Popeck & Co., LLC

We have served as the Company’s auditor since 2021.
Pittsburgh, PA

June 24, 2021

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$32,418,220	$47,739,610
Account receivable, net of allowance of $3,193,048 and $2,519,408 as of December 31, 2020 and 2019, respectively	24,854,957	10,162,569
Prepaid expenses and other current assets	1,150,491	1,241,155
Total current assets	58,423,668	59,143,334
Property and equipment, net	9,105,597	6,378,706
Intangibles, net	10,674,106	9,970,576
Goodwill	6,610,557	6,307,440
Restricted cash	2,039,053	4,028,125
Operating lease right-of-use assets	4,997,407	5,147,005
Finance lease right-of-use assets	7,001,644	8,886,378
Other assets	1,320,331	1,102,232
Total assets	$100,172,363	$100,963,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,954,123	$947,938
Accrued liabilities	14,254,438	4,587,787
Notes payable, current	664,357	564,910
Due to seller	1,125,522	529,205
Operating lease liability, current	1,620,470	1,252,727
Finance lease liability, current	1,876,765	1,849,086
Total current liabilities	23,495,675	9,731,653
Notes payable, non-current	594,494	751,498
Operating lease liability, non-current	3,638,254	4,141,190
Finance lease liability, non-current	5,496,899	6,976,621
Total liabilities	33,225,322	21,600,962

Commitment and Contingencies
Stockholders’ equity:
Series A preferred stock – no par value; 40,000 shares authorized; 28,055 issued and outstanding at December 31, 2020 and 2019; liquidation preference of $84,165,000 at December 31, 2020 and 2019	—	—
Class A common stock – no par value; 78,000 shares authorized; 35,497 shares issued and outstanding at December 31, 2020 and 2019	—	—
Class B common stock – no par value; 76,503 shares authorized at December 31, 2020 and 2019; 55,008 shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in-capital	142,346,852	141,659,780
Accumulated deficit	(87,300,472)	(72,940,528)
Accumulated other comprehensive loss	(48,539)	(244,884)
Total stockholders’ equity attributable to Ambulnz, Inc. and Subsidiaries	54,997,841	68,474,368
Noncontrolling interest	11,949,200	10,888,466
Total stockholders’ equity	66,947,041	79,362,834
Total liabilities and stockholders’ equity	$100,172,363	$100,963,796

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019
Revenue, net	$94,090,658	$48,299,112
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	62,743,607	35,109,591
Operating expenses:
General and administrative	34,913,395	25,364,548
Depreciation and amortization	5,507,655	4,182,271
Legal and regulatory	3,747,865	1,813,574
Technology and development	1,189,583	1,221,453
Sales, advertising and marketing	746,236	1,370,409
Total expenses	108,848,341	69,061,846
Loss from operations	(14,757,683)	(20,762,734)

Other income (expenses)
Interest income (expense), net	(204,632)	(545,872)
Gain (loss) on disposal of fixed assets	30,546	(1,895)
Other income	300,000	119,491
Total other expenses	125,914	(428,276)
Net loss before income tax (expense) benefit	(14,631,769)	(21,191,010)
Income tax (expense) benefit	(167,443)	(47,032)
Net loss	(14,799,212)	(21,238,042)
Net loss attributable to noncontrolling interest	(439,268)	(1,028,001)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	(14,359,944)	(20,210,041)
Other comprehensive (income) loss
Foreign currency translation adjustment	196,345	(246,279)
Total comprehensive loss	$(14,163,599)	$(20,456,320)

Net loss per shares attributable to Ambulnz, Inc. and Subsidiaries – Basic	$(158.72)	$(215.98)
Weighted-average shares outstanding – Basic	90,476	93,572
Net loss per shares attributable to Ambulnz, Inc. and Subsidiaries – Diluted	$(158.72)	$(215.98)
Weighted-average shares outstanding – Diluted	90,476	$93,572

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2018	—	$—	36,423	$—	60,336	$—	$91,899,612	$(52,730,487)	$1,395	$1,416,467	$40,586,987
Issuance of preferred stock and warrant, net of costs to raise capital of $1,092,499	16,709	—	—	—	—	—	49,035,701	—	—	—	49,035,701
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	—	10,500,000	10,500,000
Stock based compensation	—	—	—	—	—	—	457,467	—	—	—	457,467
Common stock converted to preferred stock	11,257	—	(926)	—	(5,328)	—	—	—	—	—	—
Shares issued for services	89	—	—	—	—	—	267,000	—	—	—	267,000
Foreign currency translation	—	—	—	—	—	—	—	—	(246,279)	—	(246,279)
Noncontrolling interest	—	—	—	—	—	—	—	—	—	(1,028,001)	(1,028,001)
Net loss	—	—	—	—	—	—	—	(20,210,041)	—	—	(20,210,041)
Balance – December 31, 2019	28,055	$—	35,497	$—	55,008	$—	$141,659,780	(72,940,528)	$(244,884)	$10,888,466	$79,362,834
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	1,500,002	1,500,002
Stock based compensation	—	—	—	—	—	—	687,072	—	—	—	687,072
Shares issued for services	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	196,345	—	196,345
Noncontrolling interest	—	—	—	—	—	—	—	—	—	(439,268)	(439,268)
Net loss	—	—	—	—	—	—	—	(14,359,944)	—	—	(14,359,944)
Balance – December 31, 2020	28,055	$—	35,497	$—	55,008	$—	$142,346,852	$(87,300,472)	$(48,539)	$11,949,200	$66,947,041

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,799,212)	$(21,238,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1,874,069	1,550,259
Amortization of intangible assets	1,451,214	640,086
Amortization of finance lease right-of-use assets	2,182,372	1,991,926
Gain (loss) on disposal of assets	(30,546)	1,895
Bad debt expense	1,885,457	2,467,212
Stock based compensation	687,072	457,467
Shares issued for services	—	267,000
Write-off due to seller	(300,000)	—
Gain on business acquisition		(119,491)
Changes in operating assets and liabilities:
Accounts receivable	(16,153,948)	(2,275,451)
Prepaid expenses and other current assets	94,091	(32,918)
Other assets	(218,099)	(3,555)
Accounts payable	3,006,187	(100,665)
Accrued liabilities	9,666,651	2, 188,374
Net cash used in operating activities	(10,654,692)	(14,205,903)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(4,361,501)	(1,450,795)
Proceeds from disposal of property and equipment	276,224	1,167,094
Acquisition of intangibles	(1,954,745)	(2,352,108)
Acquisition of businesses	—	(335,475)
Net cash (used in) investing activities	(6,040,022)	(2,971,284)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of line of credit	—	(1,000,000)
Repayments of notes payable	(798,371)	(449,323)
Due to seller	(34,002)	—
Noncontrolling interest contributions	1,500,002	10,500,000
Proceeds from issuance of preferred stock, net of transaction costs	—	49,035,701
Payments on obligations under finance lease	(1,479,722)	(1,748,497)
Net cash provided by financing activities	(812,093)	56,337,881

Effect of exchange rate changes on cash and cash equivalents	196,345	(246,279)

Net (decrease) increase in cash and restricted cash	(17,310,462)	38,914,415
Cash and restricted cash at beginning of period	51,767,735	12,853,320
Cash and restricted cash at end of period	$34,457,273	$51,767,735

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$608,262	$545,872
Cash paid for interest on finance lease liabilities	$440,852	$523,910
Cash paid for income taxes	$117,443	$47,032
Right-of-use assets obtained in exchange for lease liabilities	$1,600,289	$3,550,377

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended December 31,
	2020	2019
Reconciliation of cash and restricted cash
Cash	$32,418,220	$47,739,610
Restricted cash	2,039,053	4,028,125
Total cash and restricted cash shown in statement of cash flows	$34,457,273	$51,767,735

Non-cash investing activities
Acquisition of businesses funded by acquisition payable (see Note 4)	$837,168	$510,173

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

Ambulnz, LLC was originally formed in Delaware on June 17, 2015, as a limited liability company. On November 1, 2017, with an effective date of January 1, 2017, Ambulnz converted its legal structure from a limited liability company to a C-corporation and changed its name to Ambulnz, Inc. (“Ambulnz”). Ambulnz is the sole owner of Ambulnz Holdings, LLC (“Holdings”) which was formed in the state of Delaware on August 5, 2015, as a limited liability company. Holdings is the owner of multiple operating entities incorporated in various states in the United States as well as within England and Wales, United Kingdom.

Ambulnz, Inc. and Subsidiaries (collectively, the “Company”) is a healthcare transportation and Mobile Health services company (“Mobile Health”) that uses proprietary dispatch and communication technology to provide quality healthcare transportation and healthcare services in major metropolitan cities in the United States and the United Kingdom. Mobile Health performs in-person care directly to patients in the comfort of their homes, workplaces and other non-traditional locations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ambulnz and its subsidiaries. All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Foreign Currency

The Company’s functional currency is the U.S. dollar. The functional currency of our foreign operation is the respective local currency. Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date, except for equity accounts which are translated at historical rates. The consolidated statements of operations are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized cumulative translation adjustment is not material to the financial statements.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to revenue recognition related to the allowance for doubtful accounts, stock options and stock-based compensation, calculations related to the incremental borrowing rate for the Company’s lease agreements, estimates related to ongoing lease terms, software development costs, impairment of long-lived assets, goodwill and indefinite-live intangible assets, business combinations, income taxes, and deferred income tax. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company is potentially subject to concentration of credit risk with respect to its cash, cash equivalents and restricted cash, which the Company attempts to minimize by maintaining cash, cash equivalents and restricted cash with institutions of sound financial quality. At times, cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the funds are held. The Company has no financial instruments with off-balance sheet risk of loss.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains its cash and cash equivalents with financial institutions in the United States. The accounts at financial institutions in the United States are insured by the Federal Deposit Insurance Corporation (“FDIC”) and are in excess of FDIC limits. The Company had cash balances of approximately $323,000 and $221,000 with foreign financial institutions at December 31, 2020 and 2019, respectively.

Restricted Cash

Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash in the consolidated balance sheets. Restricted cash is classified as either a current or non-current asset depending on the restriction period. The Company is required to pledge or otherwise restrict a portion of cash and cash equivalents as collateral for the line of credit, transportation equipment leases and a standby letter of credit as required by its insurance carrier (see Notes 8 and 13).

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:

Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2020 and 2019. For certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, restricted cash, accounts payable and accrued expenses, and due to seller, the carrying amounts approximate their fair values as it is short term in nature. The notes payable are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates its fair values.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable

The Company contracts with hospitals, healthcare facilities, businesses, State and local Government entities, and insurance providers to transport patients and to provide Mobile Health services at specified rates. Accounts receivable consist of billings for transportation and healthcare services provided to patients. The billings will either be paid or settled on the patient’s behalf by health insurance providers, managed care organizations, treatment facilities, government sponsored programs, businesses or patients directly. Accounts receivable are net of insurance provider contractual allowances which are estimated at the time of billing based on contractual terms or other arrangements. Accounts receivable are periodically evaluated for collectability based on past credit history with payors and their current financial condition. Changes in the estimated collectability of account receivable are recorded in the results of operations for the period in which the estimate is revised. Accounts receivable deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for accounts receivables.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is recorded in operating expenses in the consolidated statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:

Asset Category	Estimated Useful Lives
Buildings	39 years
Office equipment and furniture	3 years
Vehicles	5 – 8 years
Medical equipment	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized.

Software Development Costs

Costs incurred during the preliminary project stage, maintenance costs and routine updates and enhancements of products are charged to expense as incurred. The Company capitalizes software development costs intended for internal use in accordance with ASC 350-40, Internal-Use Software. Costs incurred in developing the application of its software and costs incurred to upgrade or enhance product functionalities are capitalized when it is probable that the expenses would result in future economic benefits to the Company and the functionalities and enhancements are used for their intended purpose. Capitalized software costs are amortized over its useful life.

Estimated useful lives of software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets to be acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. Management uses assumptions on the basis of historical knowledge of the business and projected financial information of the target. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets, primarily property and equipment and finite-lived intangible assets, whenever events or changes in circumstance indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If an asset is determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets targeted for disposal are reported at the lower of the carrying amount or fair value less cost to sell. For the years ended December 31, 2020 and 2019, management determined that there was no impairment loss required to be recognized for the carrying value of long-lived assets.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of amounts assigned to assets acquired and liabilities assumed. Goodwill and indefinite-lived intangible assets, consisting primarily of operating licenses, are not amortized, but are evaluated for impairment on an annual basis, or on an interim basis when events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company makes assumptions regarding the estimated future cash flows, including forecasted revenue growth, projected gross margin and the discount rate to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined.

The Company tests goodwill for impairment at the reporting unit level, which is one level below the operating segment. The Company has the option of performing a qualitative assessment to determine whether further impairment testing is necessary before performing the one-step quantitative assessment. If as a result of the qualitative assessment, it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a quantitative impairment test will be required. Otherwise, no further testing will be required. If a quantitative impairment test is performed, the Company compares the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. Estimating the fair value of the reporting units requires significant judgment by management. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, goodwill impairment is recognized.

Any excess in carrying value over the estimated fair value is recorded as impairment loss and charged to the results of operations in the period such determination is made. For the years ended December 31, 2020 and 2019, management determined that there was no impairment loss required to be recognized in the carrying value of goodwill or other intangible assets. The Company selected December 31 as its annual testing date.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments contain features that qualify as embedded derivatives.

Related Party Transactions

The Company defines related parties as affiliates of the company, entities for which investments are accounted for by the equity method, trusts for the benefit of employees, principal owners (beneficial owners of more than 10% of the voting interest), management, and members of immediate families of principal owners or management, other parties with which the company may deal with if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party transactions are recorded within operating expenses in the Company’s statement of operations. For details regarding the related party transactions that occurred during the years ended December 31, 2020 and 2019, refer to Note 15.

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), as amended.

To determine revenue recognition for contractual arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company provides to the customer.

The Company generates revenues from the provision of (1) ambulance and medical transportation services (“Transportation Services”) and (2) Mobile Health services. The customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations immediately. The Company has utilized the “right to invoice” expedient which allows an entity to recognize revenue in the amount of consideration to which the entity has the right to invoice when the amount that the Company has the right to invoice corresponds directly to the value transferred to the customer.

Mobile Health revenues are recorded based on contracted rates with customers for healthcare services provided. Contracted rates are based on items such as rates per hour for providers performing the service, on call special event services, and in some cases a rate per procedure.

Transportation revenues are recorded at the time services are performed based on contractual terms with insurance companies, hospitals, skilled nursing facilities and governmental agencies (Medicare/Medicaid). For services that are not performed under the terms of a contract, the Company records revenue based on the type of transport, geographical location and mileage, net of adjustments based on historical collection for specific transport types and payer types such as insurance companies, facilities and private pay.

All transaction prices are fixed and determinable which includes a fixed base rate, fixed mileage rate and an evaluation of historical collections by each payer.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Nature of Our Services

Revenue is primarily derived from:

i.       Transportation Services:    These services encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports Net revenue from transportation services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

ii.      Mobile Health Services:    These services include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

The Company concluded that Transportation Services and any related support activities are a single performance obligation under ASC 606. The transaction price is determined by the fixed rate usage-based fees or fixed fees which are agreed upon in the Company’s executed contracts. For Mobile Health, the performance of the services and any related support activities are a single performance obligation under ASC 606. Mobile Health services are typically billed based on a fixed rate (i.e., time and materials separately or combined) fee structure taking into consideration staff and materials utilized.

As the performance associated with such services is known and quantifiable at the end of a period in which the services occurred (i.e., monthly or quarterly), revenues are typically recognized in the respective period performed. The typical billing cycle for Transportation Services and Mobile Health services is same day to 5 days with payments due generally within 30 days. For Transportation Services, the Company estimates the amount of revenues unbilled at month end and recognizes such amounts as revenue, based on available data and customer history. The Company’s Transportation Services and Mobile Health services each represent a single performance obligation. Therefore, allocation is not necessary as the transaction price (fees) for the services provided is standard and explicitly stated in the contractual fee schedule and/or invoice. The Company monitors and evaluate all contracts on a case-by-case basis to determine if multiple performance obligations are present in a contractual arrangement.

For Transportation Services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For Transportation Services, where the customer pays fixed rate usage-based fees, the actual usage in the period represents the best measure of progress. Generally, for Mobile Health services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For certain Mobile Health services that have a fixed fee arrangement, and the services are provided over time, revenue is recognized over time as the services are provided to the customer.

Disaggregation of revenue

In the following table, revenue is disaggregated by as follows:

	For the Years Ended December 31,
	2020	2019
Primary Geographical Markets
United States	$88,362,445	$45,931,306
United Kingdom	5,728,213	2,367,806
Total revenue	$94,090,658	$48,299,112

Major Segments/Service Lines
Transportation Services	$63,188,855	$46,424,896
Mobile Health	30,901,803	1,874,216
Total revenue	$94,090,658	$48,299,112

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. One of these assumptions include the expected volatility of the Company’s stock price. Developing this assumption requires the use of judgment. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in operating expenses in the consolidated statements of operations.

Loss per Share

Net loss per share represents the net loss attributable to stockholders divided by the weighted average number of shares outstanding during the period on an as-converted to common share basis. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting periods. Potential dilutive common stock equivalents consist of the incremental common shares issuable upon exercise of warrants and the incremental shares issuable upon conversion of stock options. In reporting periods in which the Company has a net loss, the effect of these are considered anti-dilutive and excluded from the diluted earnings per share calculation. The number of shares excluded from the calculation was 38,369 and 8,728 as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive.

Leases

The Company categorizes leases at its inception as either operating or finance leases based on the criteria in ASC 842, Leases. The Company adopted FASB ASC 842, Leases, (“ASC 842”) on January 1, 2019, using the modified retrospective approach, and has established a Right-of-Use (“ROU”) Asset and a current and non-current Lease Liability for each lease arrangement identified. The lease liability is recorded at the present value of future lease payments discounted using the discount rate that approximates the Company’s incremental borrowing rate for the lease established at the commencement date, and the ROU asset is measured as the lease liability plus any initial direct costs, less any lease incentives received before commencement. The Company recognizes a single lease cost, so that the remaining cost of the lease is allocated over the remaining lease term on a straight-line basis.

The Company has lease arrangements for vehicles, equipment and facilities. These leases typically have original terms not exceeding 10 years and, in some cases contain multi-year renewal options, none of which are reasonably certain of exercise. The Company’s lease arrangements may contain both lease and non-lease components. The Company has elected to combine and account for lease and non-lease components as a single lease component. The Company has incorporated residual value obligations in leases for which there is such occurrences. Regarding short-term leases, ASC 842-10-25-2 permits and entity to make a policy election not to apply the recognition requirements of ASC 842 to Short-term leases. The Company has elected not to apply the ASC 842 recognition criteria to any leases that qualify as Short-Term Leases.

Advertising Costs

Advertising costs are expensed during the period in which it is incurred and amounted to approximately $740,234 and $1,125,799 for the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842), which requires lessees to record most lease obligations on their balance sheet by recognizing a lessee’s rights and obligations, while expenses will continue to be recognized over the life of the lease.

As of January 1, 2019, the Company adopted ASU 2016-02 and additional ASUs issued to clarify and update the guidance in ASU 2016-02 (collectively, the “new leases standard”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. Upon adoption, the Company recorded $14,112,316 of right-of-use (“ROU”) assets and $14,295,660 of lease liabilities on its Condensed Consolidated Balance Sheet. The new standard provides several optional practical expedients in transition. The Company elected the ‘package of practical expedients,’ which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in separate lease and non-lease components for all our leases.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (ASC 230), Classification of Certain Cash Receipts and Cash Payments. These amendments provide cash flow statement classification guidance for: (1) Debt Prepayment or Debt Extinguishment Costs, (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing, (3) Contingent Consideration Payments Made after a Business Combination, (4) Proceeds from the Settlement of Insurance Claims, (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies, (6) Distributions Received from Equity Method Investees, (7) Beneficial Interests in Securitization Transactions, and (8) Separately Identifiable Cash Flows and Application of the Predominance Principle. The Company adopted the amendment as of January 1, 2019. Adoption of the guidance did not have a material impact on the Company’s consolidated statements of cash flows.

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company adopted ASU 2018-07 as of January 1, 2019, and there was no accounting impact related to the adoption.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820), Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The guidance eliminates, adds, and modifies certain disclosure requirements for fair value measurements. The Company adopted the amendment as of January 1, 2019. Adoption of the guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The new standard is effective beginning in January 2020, with early adoption permitted. The Company adopted the standard on its required effective date beginning January 1, 2020, and the guidance was applied on a prospective basis and is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The adoption of the new guidance did not have a material impact on the accompanying consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In January 2020, the FASB issued ASU 2020-01 — Investments-Equity Securities (ASC 321), Investments-Equity Method and Joint Ventures (ASC 323), and Derivatives and Hedging (ASC 815)-Clarifying the Interactions between ASC 321, ASC 323, and ASC 815 (a consensus of the Emerging Issues Task Force), which clarifies the interaction of the accounting for certain equity securities, equity method investments, and certain forward contracts and purchased options. The guidance clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying measurement principles for certain equity securities immediately before applying or discontinuing the equity method. The Company expects to adopt this guidance in 2021 using a prospective method. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s consolidated financial statement.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and will be applied as a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements and intends to adopt the standard on January 1, 2023.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and Equipment, net

Property and equipment, net, as of December 31, 2020 and December 31, 2019 are as follows:

	December 31, 2020	December 31, 2019
Office equipment and furniture	$1,044,555	$815,470
Buildings	200,000	—
Land	37,800	—
Vehicles	10,418,045	7,451,479
Medical equipment	2,681,510	1,670,874
Leasehold improvements	593,300	579,200
	14,975,210	10,517,023
Less: accumulated depreciation	(5,869,613)	(4,138,317)
Property and equipment, net	$9,105,597	$6,378,706

The Company recorded depreciation expense of $1,874,069 and $1,550,259 in operating expenses for the years ended December 31, 2020 and 2019, respectively.

4. Acquisition of Businesses and Asset Acquisitions

EMS Direct LLC Acquisition

On July 1, 2019, Ambulnz TX, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), acquired 100% of the outstanding shares of common stock of EMS Direct LLC (“EMS”). EMS was in the business of providing medical transportation services for nursing homes, healthcare facilities and municipalities.

The aggregate purchase price payable by Ambulnz TX, LLC is $315,000, subject to adjustment, payable as follows: (a) $18,900 paid to EMS at closing; (b) $285,000 reserved pending offset against liabilities of EMS and to satisfy indemnification obligations; and (c) $11,100 to be paid subject to earn-out conditions, as defined in the equity purchase agreement. Management believed that it was highly likely that EMS would earn the earn-out payment and since it was payable 120 days after closing, the entire earn-out payment was included in calculating the fair value of the earn-out payment.

The purchase price was allocated to the EMS licenses. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2019, $10,173 is recorded as due to seller in the consolidated balance sheet.

Century Ambulance Service, Inc. Acquisition

On August 13, 2019, Ambulnz-FMC North America LLC, a subsidiary of Holdings, acquired 100% of the outstanding shares of common stock of Century Ambulance Service, Inc. (“Century”). Century was in the business of providing ambulette transportation services in New York City, Nassau and Suffolk Counties in New York State as a Medicaid Common Carrier ambulette service.

The aggregate purchase price payable by Ambulnz FMC-North America LLC was $400,000, consisting of $200,000 paid upon entering into the agreement with the remaining $200,000 to be paid upon the transfer of relevant regulatory approvals including the licenses to operate in New York City, Nassau and Suffolk Counties in New York State. The purchase price was allocated to the licenses acquired to operate the acquired business in New York State. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2020, and 2019, $200,000 is recorded as due to seller in the consolidated balance sheet.

SSG UK Specialist Ambulance Service Limited Acquisition

On September 9, 2019, Ambulnz Community Partners, Ltd. entered into an asset purchase agreement to acquire certain assets and assume certain liabilities of SSG UK Specialist Ambulance Service Limited (“SSG UK”). SSG UK was in the business of providing patient transport services.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions (cont.)

The aggregate purchase price payable by Ambulnz Community Partners, Ltd. was $51,503 paid upon entering in the agreement. The purchase price was allocated to the vehicles acquired. Proforma information has not been presented as it has been deemed to be immaterial. The entire purchase price was paid during the year ended December 31, 2019.

Clarion Medical, LLC Acquisition

On November 11, 2019, Ambulnz PA, LLC, a subsidiary of Ambulnz NJ PA LLC (a subsidiary of Holdings), entered into an asset purchase agreement to acquire certain assets and assume certain liabilities of Clarion Medical, LLC (“Clarion”). Clarion was in the business of operating paramedic ambulance and paratransit services in Chester, Delaware, Montgomery and Philadelphia counties in the Commonwealth of Pennsylvania.

The aggregate purchase price payable by Ambulnz PA, LLC was $300,000, is payable in quarterly installments and is contingent on (i) the acquired operations meeting certain performance targets and (ii) the former shareholder’s continuing employment with the company.

The purchase price was allocated $283,325 to the fleet of vehicles, and $11,920 to a security deposit on an office lease. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2020 and 2019, there were no amounts due to seller.

LJH Ambulance Acquisition

On November 20, 2020, AF WI LNZ, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), entered into the Share Purchase Agreement (“Agreement”) with LJH Ambulance (“LJH”). LJH was in the business of providing medical transportation services. The purchase price consisted of $465,000 cash consideration. The Company also agreed to pay the Seller 50% of all proceeds from accounts receivable that were outstanding as of the Agreement signing date that are actually received by the Company after the Agreement closing date.

The purchase price was allocated as follows:

Consideration:
Cash consideration	$465,000
Contingent consideration – collection of accounts receivable	372,168
Total consideration	$837,168

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	$744,336
Other current assets	3,427
Property, plant and equipment	372,800
Intangible assets	200,000
Total identifiable assets acquired	1,320,563

Notes payable	372,921
Accounts receivable collections payable	372,168
Accounts payable and accrued expenses	41,423
Total liabilities assumed	786,512

Goodwill	303,117
Total purchase price	$837,168

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions (cont.)

The Company also incurred $55,800 of transaction costs which were expensed as incurred, at the time of the closing of the acquisition, and recorded in the general and administrative account on the consolidated statement of operations. As of December 31, 2020, the Company recorded $837,168 as due to seller in the consolidated balance sheet.

5. Goodwill

The Company recorded goodwill in connection with its acquisitions. The changes in the carrying value of goodwill for the years ended December 31, 2020 and 2019 are as noted in the tables below:

Carrying Value
Balance at December 31, 2018	$6,265,255
Goodwill acquired during the period	42,185
Balance at December 31, 2019	$6,307,440
Goodwill acquired during the period	303,117
Balance at December 31, 2020	$6,610,557

6. Intangibles

Intangible assets consist of the following as of December 31, 2020 and 2019:

	December 31, 2020
	Estimated Useful Life (Years)	Gross Carrying Amount	Additions	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$17,197	$6,185	$(4,107)	$19,275
Computer software	5 years	279,249	14,899	(161,332)	132,816
Operating licenses	Indefinite	8,175,514	200,000	—	8,375,514
Internally developed software	4 – 5 years	2,256,001	1,933,661	(2,043,161)	2,146,501
		$10,727,961	$2,154,745	$(2,208,600)	$10,674,106
	December 31, 2019
	Estimated Useful Life (Years)	Gross Carrying Amount	Additions	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$9,630	$7,567	$(2,783)	$14,414
Computer software	5 years	258,901	20,348	(103,120)	176,129
Operating licenses	Indefinite	7,462,210	713,304	—	8,175,514
Internally developed software	4 – 5 years	645,112	1,610,889	(651,482)	1,604,519
		$8,375,853	$2,352,108	$(757,385)	$9,970,576

The Company recorded amortization expense of $1,451,214 and $640,086 for the years ended December 31, 2020 and 2019, respectively. The Company capitalized software development costs for internal use purposes of approximately $1,933,661 and $1,610,889 during the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Intangibles (cont.)

Future amortization expense at December 31, 2020 for the next five years and in the aggregate are as follows:

Years ending December 31,	Amortization Expense
2021	899,762
2022	889,158
2023	438,741
2024	50,275
Thereafter	20,656
Total	$2,298,592

7. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated:

	December 31, 2020	December 31, 2019
Accrued laboratory fees	$4,267,665	$—
Accrued payroll	2,409,105	3,060,252
Medicare advance	2,397,024	—
FICA/Medicare liability	1,793,551	—
Accrued general expenses	1,437,684	354,082
Accrued fuel and maintenance	181,195	43,291
Accrued workers compensation	538,897	881,456
Other current liabilities	50,000	—
Accrued legal fees	1,172,425	97,425
Credit card payable	6,892	151,281
Total accrued liabilities	$14,254,438	$4,587,787

8. Line of Credit

In November 2017, the Company entered into a credit facility with a financial institution, which provided up to $4,000,000 in borrowings, with an interest rate of the Money Market Rate plus 1.50%, as defined in the agreement, and was payable monthly. In November 2018, the credit facility was renewed and matured in November 2019. As of December 31, 2018, the Company had $1,000,000 outstanding under this facility. All outstanding balances were repaid in full in October 2019.

In February 2019, the Company signed a $4,000,000 line of credit agreement with another financial institution based on eligible accounts receivable. Borrowings under this agreement are collateralized by $1,000,000 of cash deposited into collateral accounts which is included in restricted cash on the consolidated balance sheets at December 31, 2019. Borrowings made under this agreement bear interest, at the base rate plus the applicable base rate margin as defined in the agreement. As of December 31, 2019, no amounts were drawn down against $4,000,000 available on the line of credit. In February 2020, this line of credit expired and was not renewed. The restricted cash related to this agreement was moved into the Company’s main operating account.

In 2020, the Company assumed two lines of credit with financial institutions during the LJH acquisition. The first line of credit can provide up to $60,000 in borrowings, with an interest rate of the Prime Rate plus 1.75%, and is payable monthly. As of December 31, 2020, LJH had $51,263 outstanding under this facility. The second line of credit can provide up to $50,000 in borrowings, with a daily periodic interest rate, and is payable monthly. As of December 31, 2020, LJH had $47,070 outstanding under this facility.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Notes Payable

The Company has various loans with finance companies with monthly installments aggregating $60,499, inclusive of interest ranging from 0.00% through 9.07%. The notes mature at various times through 2026 and are secured by transportation equipment.

The following table summarizes the Company’s notes payable:

	December 31, 2020	December 31, 2019
Equipment and financing loans payable, between 3% and 5.70% interest and maturing between February 2021 and November 2021	$1,116,184	$1,316,408
Loan received pursuant to the Payroll Protection Program Term Note	142,667	—
Total notes payable	1,258,851	1,316,408
Less: current portion of notes payable	$664,357	$564,910
Total non-current portion of notes payable	$594,494	$751,498

Interest expense was $15,848 and $25,946 for the years ended December 31, 2020 and 2019, respectively.

Future minimum annual maturities of notes payable at December 31, 2020 are as follows:

Years ending December 31,	Notes Payable
2021	664,357
2022	146,065
2023	160,531
2024	287,898
Total maturities	1,258,851
Current portion of notes payable	(664,357)
Long-term portion of notes payable	$594,494

Paycheck Protection Program Loan

On November 20,2020, the Company entered into a stock purchase agreement with LJH. Under the agreement, the Company acquired 100% of the outstanding shares of common stock Prior to the acquisition, LJH received $142,667 from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). As part of the purchase agreement, the Company acquired the $142,667 PPP Loan and recorded the balance in notes payable. The unsecured PPP Loan accrues interest on the outstanding principal at the rate of 1% per annum, due on September 13, 2021.

The Loan amount may be eligible for forgiveness pursuant to (1) at least 75% of the loan proceeds are used to cover payroll costs and the remainder is used for mortgage interest, rent and utility costs over the eight week period after the loan is made, and (2) the number of employees and compensation levels are generally maintained. Forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. The Company used the entire PPP Loan for qualifying payroll expenses, and expects to file for loan forgiveness in the near future, though no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.

10. Business Segment Information

The Company conducts business as two operating segments, Transportation Services and Mobile Health services. In accordance with ASC 280, Segment Reporting, operating segments are components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. The Company’s business operates

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Business Segment Information (cont.)

in two operating segments because the Company’s entities have two main revenue streams, and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources by revenue stream.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its Transportation services and Mobile Health services segments based primarily on results of operations.

Operating results for the business segments of the Company are as follows:

	Transportation Services	Mobile Health Services	Total
At Year Ended December 31, 2020
Revenues	$63,188,855	$30,901,803	$94,090,658
(Loss) income from operations	(19,285,424)	4,527,741	(14,757,683)
Total assets	88,632,28	11,539,435	100,172,363
Depreciation and amortization	$5,496,769	$10,886	$5,507,655
Stock compensation	$687,072	—	$687,072
Long-lived assets	$25,710,265	$679,995	$26,390,260

At Year Ended December 31, 2019
Revenues	$46,424,896	$1,874,216	$48,299,112
(Loss) income from operations	(20,920,717)	157,983	(20,762,734)
Total assets	100,963,796	—	100,963,796
Depreciation and amortization	$4,182,271	—	$4,182,271
Stock compensation	$457,467	—	$457,467
Long-lived assets	$22,656,722	—	$22,656,722

Long-lived assets include property, plant and equipment, goodwill and intangible assets.

Geographic Information

Revenues by geographic location included in Note 2.

11. Equity

Preferred Stock

On May 23, 2019, Series A preferred stock was formed, and 40,000 shares were authorized. Each share of Series A preferred stock is convertible into Class A common stock at a conversion price of $3,000 per share, subject to adjustment as defined in the articles of incorporation.

Series A preferred stockholders have voting rights equivalent to the number of common stock shares issuable upon conversion. The Series A preferred stockholders are entitled to non-cumulative dividends equal to 8% of the original issue price as defined in the agreement when declared by the board of directors.

The holders of the Series A preferred stock have preferential liquidation rights and rank senior to the holders of common stock. If a liquidation were to occur, the holders of the Series A preferred stock will be paid an amount equal to $3,000 per share, subject to adjustment as defined in the articles of incorporation, plus all accrued and unpaid dividends thereon. After the payment of the Series A preferred stockholders, the common stockholders will be paid out on a pro-rate basis.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Equity (cont.)

During the year ended December 31, 2019, the Company issued 16,709 shares of Series A Preferred Stock for net proceeds of $49,035,701 and 89 shares of Series A Preferred Stock for services received. Additionally, during the year ended December 31, 2019, 926 shares of Class A common stock and 5,328 shares of Class B common stock were converted to 11,257 shares of Series A Preferred Stock.

Common Stock

On November 1, 2017, the Company converted its legal structure from a limited liability company to a corporation and converted its membership units into shares of common stock at a rate of 1,000 shares per membership unit. The total authorized number of shares of common stock converted was 100,000 shares, comprised of 35,597 shares of Class A common stock and 64,402 shares of Class B common stock.

On May 23, 2019, the Company amended and restated its articles of incorporation and the total authorized common shares increased to 154,503 shares, comprised of 78,000 shares of Class A common stock and 76,503 shares of Class B common stock. The Class A common stockholders have voting rights equivalent to one vote per share of common stock and the Class B common stockholders have no voting rights. Dividends may be paid to the common stockholders out of funds legally available, when declared by the board of directors.

During the year ended December 31, 2019, 926 shares of Class A common stock and 5,328 shares of Class B common stock were converted to 11,257 shares of Series A Preferred Stock.

Warrants

On February 15, 2018, the Company issued a warrant to purchase 1,367 shares of Class B Common Stock at a purchase price of $0.01 per share to an investor in conjunction with a capital investment. The warrant has no expiration date. The fair value on the date of issuance was $5,400 per share for a total fair value of $7,381,800. On May 23, 2019, this warrant was exchanged for a warrant to purchase 2,461 shares of Series A Preferred Stock at a purchase price of $0.01 per share. The exchanged warrant has no expiration date, with a fair value on the date of issuance of $3,000 per share for a total fair value of $7,383,000.

On June 5, 2019, the Company issued a warrant to purchase 667 shares of Series A Preferred Stock at a purchase price of $3,000 per share to an investor in conjunction with a capital investment. The warrant expires on June 6, 2029. The fair value on the date of issuance was $2,078 per warrant for a total fair value of $1,386,026.

12. Stock-Based Compensation

Stock Options

In November 2017, the Company established the Ambulnz, Inc. Equity Incentive Plan (the “Plan”) and reserved 10,400 shares of Class B common stock for issuance under the Plan. The Company’s stock options generally vest on various terms based on continuous services over periods ranging from three to five years. The stock options are subject to time vesting requirements through 2028, and are nontransferable. Stock options granted have a maximum contractual term of 10 years. At December 31, 2020, 3,855 employee options had vested.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s shares of stock are not publicly traded; however, management has taken the average of several publicly traded companies that are representative of the Company’s size and industry in order to estimate its expected stock volatility. The expected term of the options represents the period of time the instruments are expected to be outstanding. The Company bases the risk-free interest rate on the rate payable on the U.S. Treasury securities corresponding to the expected term of the awards at the date of grant. Expected dividend yield is zero based on the fact that the Company has not historically paid and does not intend to pay a dividend in the foreseeable future.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Stock-Based Compensation (cont.)

The Company utilized contemporaneous valuations in determining the fair value of the Class B Common non-voting shares at the date of option grants. Prior to the Merger, each valuation utilized both the discounted cash flow and guideline public company methodologies to estimate the fair value of its shares on a non-controlling and marketable basis. The March 15, 2021 valuation report relied solely on the fair value of the Company’s shares implied by the March 8, 2021 Merger Agreement with Motion Acquisition Corp.

A discount for lack of marketability was applied to the non-controlling and marketable fair value estimates determined above. The determination of an appropriate discount for lack of marketability was based on a review of discounts on the sale of restricted shares of publicly traded companies and put-based quantitative methods. Factors that influenced the size of the discount for lack of marketability include (a) the estimated time it would take for a Company stockholder to achieve marketability, and (b) the volatility of the Company’s business.

The following assumptions were used to compute the fair value of the sole stock option grant during the years ended December 31, 2020, and 2019:

	For the Years Ended December 31,
	2020	2019
Risk-free interest rate	0.14% – 1.58%	1.58% – 1.66%
Expected term (in years)	2.0	3.0
Expected volatility	44.48%	39.28%
Dividend yield	—%	—%

The following table summarizes the Company’s stock option activity under the Plan for the years ended December 31, 2020 and 2019:

	Options Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2019	4,250	$1,415	7.81	$1,344,800
Granted/Vested during the year	2,050	1,023	10.01
Exercised during the year	—	—	—
Cancelled during the year	(700)	4,104	—
Balance, December 31, 2019	5,600	$1,236	7.74	$1,344,800
Granted/Vested during the year	1,605	1,073	9.11
Exercised during the year	—	—	—
Cancelled during the year	(19)	(1,023)	—
Balance, December 31, 2020	7,186	$1,190	7.28	$8,129,671
Options vested and exercisable at December 31, 2020	3,855	$837.11	6.14	$3,967,775

The aggregate intrinsic value in the above table is calculated as the difference between fair value of the Company’s common stock price and the exercise price of the stock options. The weighted average grant date fair value per share for stock option grants during the years ended December 31, 2020, and 2019 was $275.15 and $290.93, respectively. At December 31, 2020, the total unrecognized compensation related to unvested stock option awards granted was $1,596,062, which the Company expects to recognize over a weighted-average period of approximately 2.03 years.

Stock-based compensation expense related to stock options, in aggregate, has been reported in operating expenses in the amount of $687,072 and $457,467 for the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases

Operating Leases

The Company is obligated to make rental payments under non-cancellable operating leases for office, dispatch station space, and transportation equipment, expiring at various dates through 2026. Under the terms of the leases, the Company is also obligated for its proportionate share of real estate taxes, insurance and maintenance costs of the property. The Company is required to hold certain funds in restricted cash and cash equivalents accounts under some of these agreements.

Certain leases for property and transportation equipment contain options to purchase, extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the right-of-use (ROU) asset and lease obligations for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain and whether the optional period and payments should be included in the calculation of the associated ROU asset and lease obligation. In making the determination of such judgment, the Company considers all relevant economic factors that would require whether to exercise or not exercise the option.

The Company’s lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates, which were used to discount its real estate lease liabilities. The Company used estimated borrowing rates of 6% on January 1, 2019, for all leases that commenced prior to that date, for office spaces and transportation equipment.

Lease Costs

The table below comprise lease expenses for the years ended December 31, 2020 and 2019:

Components of total lease cost:	For the Years Ended December 31,
	2020	2019
Operating lease expense	$1,828,356	$1,347,184
Short-term lease expense	175,006	82,210
Total lease cost	$2,003,362	$1,429,394

Lease Position as of December 31, 2020

Right-of-use lease assets and lease liabilities for the Company’s operating leases were recorded in the consolidated balance sheet as follows:

	As of December 31, 2020	As of December 31, 2019
Assets
Lease right-of-use assets	$4,997,407	$5,147,005
Total lease assets	$4,997,407	$5,147,005

Liabilities
Current liabilities:
Lease liability – current portion	$1,620,470	$1,252,727
Noncurrent liabilities:
Lease liability, net of current portion	3,638,254	4,411,190
Total lease liability	$5,258,724	$5,393,917

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2020:

Weighted average remaining lease term (in years) – operating leases	4.33
Weighted average discount rate – operating leases	6.15%

Undiscounted Cash Flows

Future lease payments included in lease liabilities as of December 31, 2020, and for the following five fiscal years and thereafter were as follows:

Years ending December 31,	Operating Leases
2021	$1,891,942
2022	1,463,982
2023	1,025,282
2024	616,863
2025	626,645
2026 and thereafter	317,618
Total future minimum lease payments	$5,942,332
Less effects of discounting	(683,608)
Present value of future minimum lease payments	$5,258,724

Operating lease expense approximated $1,828,356 and $1,347,184 for the years ended December 31, 2020, and 2019, respectively.

For the year ended December 31, 2020, the Company made $1,828,356 of fixed cash payments related to operating leases and $2,122,550 related to finance leases.

Finance Leases

The Company leases vehicles under a non-cancelable finance lease agreements with a liability of $7,373,664 and $8,825,707 for the years ended December 31, 2020, and 2019, respectively, (accumulated depreciation of $4,181,317 and $2,054,966 as of December 31, 2020, and 2019, respectively). Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $2,126,351 and $1,279,090 for the years ended December 31, 2020, and 2019, respectively.

Lease Payments

The table below comprise lease payments for the years ended December 31, 2020, and 2019:

Components of total lease payment:	For the Years Ended December 31,
	2020	2019
Finance lease payment	$2,122,550	$2,583,378
Short-term lease payment	—	—
Total lease payments	$2,122,550	$2,583,378

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Position as of December 31, 2020

Right-of-use lease assets and lease liabilities for the Company’s finance leases were recorded in the consolidated balance sheet as follows:

	As of December 31, 2020	As of December 31, 2019
Assets
Lease right-of-use assets	$7,001,644	$8,886,378
Total lease assets	$7,001,644	$8,886,378

Liabilities
Current liabilities:
Lease liability – current portion	$1,876,765	$1,849,086
Noncurrent liabilities:
Lease liability, net of current portion	5,496,899	6,976,621
Total lease liability	$7,373,664	$8,825,707

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s finance leases as of December 31, 2020:

Weighted average remaining lease term (in years) – finance leases	3.15
Weighted average discount rate – finance leases	5.67%

Undiscounted Cash Flows

Future minimum lease payments under the finance leases at December 31, 2020 are as follows:

Years ending December 31,	Finance Leases
2021	$2,268,132
2022	2,723,654
2023	1,966,206
2024	683,549
2025	590,439
2026 and thereafter	—
Total future minimum lease payments	$8,231,980
Less: effects of discounting	(858,316)
Present value of future minimum lease payments	$7,373,664

14. Other Income

In 2020, the company recognized Other Income of $300,000 from a legal settlement in the Consolidated Statements of Operations and Comprehensive Loss for the year.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

Historically, the Company has been involved in transactions with various related parties.

The Company purchases medical supplies from Medline Industries Inc. Medline Industries Inc. is an investor in the Company, and therefore, a related party. The Company made payments to Medline Industries Inc. for medical supplies in the amount of $148,276 and $30,417 for the years ended December 31, 2020 and 2019, respectively.

Pride Staff also provides subcontractor services for the Company. The Pride Staff franchise is owned by an operations manager of the Company and his spouse, and therefore, a related party. The Company made subcontractor payments to Pride Staff totaling $1,044,120 for the year ended December 31, 2020.

Included in accounts payable were $5,169 and $1,051 due to related parties as of December 31, 2020, and 2019, respectively.

16. Income Taxes

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate consist of the following:

	For the Years Ended December 31,
	2020	2019
Statutory federal income tax benefit	21%	21%
Permanent items	0.44%	0.44%
State taxes, net of federal tax benefit	8.02%	7.88%
Change in valuation allowance	(28.36)%	(29.12)%

Effective tax rate	1.1%	0.2%

The components of income tax provision (benefit) are as follows:

	As of December 31,
	2020	2019
Current:
Federal	$—	$—
State and local	167,443	47,032
Foreign	—	—
	$167,443	$47,032
Deferred:
Federal	$—	$—
State and local	—	—
Foreign	—	—
	—	—

Total income tax expense (benefit)	$167,443	$47,032

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryforwards	$21,936,556	$17,573,981
Allowance for doubtful accounts	2,323,541	1,687,471
Amortization	(533,178)	(426,414)
Prepaid expenses	(207,162)	(291,341)
Property and equipment	(1,447,130)	(748,372)
Research and development expense	(622,980)	(463,316)
Other	581,654	580,695
Net deferred tax assets	22,031,301	17,912,704
Valuation allowance	(22,031,301)	(17,912,704)
Deferred tax assets, net of allowance	$—	$—

The Company has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

As of December 31, 2020, and 2019, the Company had federal net operating loss carryforwards of approximately $76,768,898 and $61,648,751, respectively. As of December 31, 2020, and 2019, the Company had approximately $41,515 and $555,273 of foreign net operating loss carryforwards, respectively. As of December 31, 2020 and 2019, the Company had state net operating loss carryforward of approximately $99,360,503 and $77,709,632, respectively. The federal net operating loss carryforwards generated after December 31, 2017 of $65,112,302 carry forward infinitely, while the remaining federal net operating loss carryforwards of $ 11,656,596 million began to expire in 2037. State and foreign net operating loss carryforwards generated in the tax years from 2017 to 2020 will begin to expire, if not utilized, by 2039. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

The difference between the statutory income taxes on the Company’s pre-tax loss and the Company’s effective income tax rate during the years ended December 31, 2020, and 2019 is primarily due to a recorded valuation allowance. The valuation allowance for deferred tax assets as of December 31, 2020, and 2019 was $22,040,019 and $18,029,312, respectively. The net change in the total valuation allowance for the years ended December 31, 2020, and 2019 was an increase of $4,010,707 and $7,768,414, respectively.

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future table income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. The Company accrued total penalties and interest of $0 during the years ended December 31, 2020, and 2019 and in total, as of December 31, 2020 and 2019 has recognized penalties and interest of $0.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and foreign jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2020, open years related to all jurisdictions are 2019, 2018, 2017, 2016 and 2015.

The Company has no open tax audits with any taxing authority as of December 31, 2020.

17. Legal Proceedings

From time to time, the Company may be involved as a defendant in legal actions that arise in the normal course of business. In the opinion of management, the Company has adequate legal defense on all legal actions, and the results of any such proceedings would not materially impact the consolidated financial statements of the Company. The Company provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. In accordance with such guidance, the Company establishes accruals for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

As of December 31, 2020, the Company recorded a liability of $1,000,000, which represents an amount for an agreed settlement, under the terms of a memorandum of understanding, of various class-based claims, both actual and potential, under Federal and California State law over an historical period. The settlement is subject to court approval.

18. Risk and Uncertainties

COVID-19 Risks, Impacts and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related country-wide shutdowns and restrictions have had a mixed impact on the Company’s business. In the ambulance transportation business, which predominantly comprises non-emergency medical transportation, the Company has seen a decline in volumes from historical and expected levels, as elective surgeries and other procedures have been postponed. In some of the Company’s larger markets, such as New York and California, there have been declines in trip volume. In addition, the Company experienced lost revenues associated with sporting, concerts and other events, as those events have been cancelled or have a significantly restricted (or entirely eliminated) the number of permitted attendees.

There are two areas where the Company has experienced positive business impacts from COVID-19. In April and May 2020, the Company participated in an emergency project with Federal Emergency Management Agency (“FEMA”) in the New York City area. This engagement resulted in incremental transportation revenue. In addition, in response to the need for widespread COVID-19 testing and available Emergency Medical Technicians (“EMT”) and Paramedics, the Company formed a new subsidiary, Rapid Reliable Testing, LLC (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health segment.

The Company has continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, and the Company’s operations have proceeded without major interruption.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

The measures to contain the spread of COVID-19 in the Company and other developments related to COVID-19 have materially affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the year ended December 31, 2020, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses.

Sources of relief available to the Company included the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. The CARES Act, PPPHCE Act and the CAA authorized funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provide for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. During the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures, including the Medicare Accelerated and Advance Payment Program. The Company’s accounting policies for the recognition of these stimulus monies are as follows:

Pandemic Relief Funds

During the year ended December 31, 2020, the Company received $1,046,955 in payments through the PHSSEF and various state and local programs, net of amounts that will be repaid to HHS. The PHSSEF payments received were recognized as a reduction in cost of revenues on the income statement during the year ended December 31, 2020. The recognition of amounts received is conditioned upon the provision of care for individuals with possible or actual cases of COVID-19 after January 31, 2020. Certification that payment will be used to offset costs to prevent, prepare for and respond to coronavirus will be required. Amounts are recognized as a reduction to operating costs and expenses only to the extent the Company is reasonably assured that underlying conditions have been met.

The Company’s assessment of whether the terms and conditions for amounts received are reasonably assured of having been met considers, among other things, the CARES Act, the CAA and all frequently asked questions and other interpretive guidance issued by HHS, including the Post-Payment Notice of Reporting Requirements issued on January 15, 2021 (the “January 15, 2021 Notice”) and frequently asked questions issued by HHS on January 28, 2021 which clarified previously issued guidance, as well as expenses incurred attributable to the coronavirus and the Company’s results of operations during such period as compared to the Company’s budget. Such guidance, specifically the various Post-Payment Notice of Reporting Requirements and frequently asked questions issued by HHS, set forth the allowable methods for quantifying eligible healthcare related expenses and lost revenues. Only healthcare related expenses attributable to coronavirus that another source has not reimbursed and is not obligated to reimburse are eligible to be claimed. The use of funds calculation as of December 31, 2020, takes into account expenses attributable to each respective entity, which primarily relate to incremental labor and supply costs, as well as lost revenue opportunity cost.

Amounts received through the PHSSEF or state and local programs that have not yet been recognized as a reduction to operating costs and expenses or otherwise have not been refunded to HHS or the various state and local agencies as of December 31, 2020, are reflected within accounts payable and accrued expenses in the consolidated balance sheet, and such unrecognized amounts may be recognized as a reduction in operating costs and expenses in future periods if the underlying conditions for recognition are met. HHS’ interpretation of the underlying terms and conditions of such PHSSEF payments, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of such PHSSEF payments may result in changes in the Company’s estimate of amounts for which the terms and conditions are reasonably assured of being met, and any such changes may be material. Additionally, any such changes may result in the Company’s inability to recognize additional PHSSEF payments or may result in the derecognition of amounts previously recognized, which (in any such case) may be material.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

Medicare Accelerated Payments

Medicare accelerated payments of approximately $2,397,024 were received by the Company in April 2020. Effective October 8, 2020, CMS is no longer accepting new applications for accelerated payments. Accordingly, the Company does not expect to receive additional Medicare accelerated payments. Payments under the Medicare Accelerated and Advance Payment program are advances that must be repaid. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped according to the repayment terms. The repayment terms specify that for the first 11 months after repayment begins, repayment will occur through an automatic recoupment of 25% of Medicare payments otherwise owed to the provider. At the end of the eleven-month period, recoupment will increase to 50% for six months. At the end of the six months (or 29 months from the receipt of the initial accelerated payment), Medicare will issue a letter for full repayment of any remaining balance, as applicable. In such event, if payment is not received within 30 days, interest will accrue at the annual percentage rate of four percent (4%) from the date the letter was issued, and will be assessed for each full 30-day period that the balance remains unpaid. As of December 31, 2020, the entire balance of $2,397,024 of Medicare accelerated payments are reflected within accrued liabilities in the consolidated balance sheet, as the Company expects to repay the entire balance received within 12 months of December 31, 2020. The Company’s estimate of the current liability is a function of historical cash receipts from Medicare and the repayment terms set forth above.

19. Subsequent Events

On March 8, 2021, Motion Acquisition Corp., (“Motion”), entered into a Merger Agreement (“Merger Agreement”) by and among Motion, Motion Merger Sub Corp. and a wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc. (“Ambulnz”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which Merger Sub will merge with and into the Ambulnz (“Merger”), with Ambulnz being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Motion. Concurrent with the consummation of the Merger, (i) each option and warrant of Ambulnz that is outstanding and unexercised (“Convertible Securities”) immediately prior to the effective time of the Merger (“Effective Time”) will be assumed by Motion and will represent the right to acquire an adjusted number of shares of Motion Common Stock at an adjusted exercise price, (ii) the outstanding shares of preferred stock of Ambulnz issued and outstanding immediately prior to the Effective Time will be converted into shares of Class A common stock of Ambulnz, in each case, pursuant to the terms of the Merger Agreement.

The Company’s Equity, on a fully diluted basis, will be converted into 83.6 million shares of Class A common stock of Motion (excluding 5.0 million additional shares subject to earnout provisions) at a price of $10.00 per share (the “Transaction Shares”).

The equity capital provided by the transaction will consist of the $115 million currently in the Motion Trust Account, subject to any redemptions, along with $125 million expected to be raised concurrently in a Private Placement (“PIPE”).

On January 19, 2021, RRT, a subsidiary of Holdings, entered into an agreement with HealthWorx LLC (“HealthWorx”), with the purpose to provide COVID-19 screenings, and such other healthcare testing/diagnostic screening, health clinics or related services to customers at certain service locations.

During the period from January 1, 2021, to June 15, 2021, the Company issued nonqualified stock options for 748 shares at $5,200 per share and 100 shares at $2,097 per share (exercise prices based of fair market value at date of grant) to certain employees under the terms of the Ambulnz, Inc. Equity Incentive Plan (see Note 12).

On May 13, 2021, the Company entered into a revolving loan and security agreement with a bank (the “Lender”), with a maximum revolving advance amount of $12,000,000. Each Revolving Advance shall bear interest at a per annum rate equal to the Wall Street Journal Prime Rate, as the same may change from time to time, plus one percent (1.00%), but in no event less than five percent (5.00%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed (“Contract Rate”). The revolving loan has a maturity date of May 12, 2022 (“Maturity Date”).

Ambulnz, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$39,550,926	$32,418,220
Accounts receivable, net of allowance of $5,301,498 and $3,193,048 as of September 30, 2021 and December 31, 2020, respectively	51,497,088	24,854,957
Prepaid expenses and other current assets	5,681,902	1,150,491
Total current assets	96,729,916	58,423,668
Property and equipment, net	10,470,597	9,105,597
Intangibles, net	10,813,082	10,674,106
Goodwill	6,610,557	6,610,557
Restricted cash	3,611,569	2,039,053
Operating lease right-of-use assets	4,511,988	4,997,407
Finance lease right-of-use assets	8,224,418	7,001,644
Other assets	3,106,738	1,320,331
Total assets	$144,078,865	$100,172,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,378,151	$3,954,123
Accrued liabilities	39,172,931	14,254,438
Line of credit	8,000,000	—
Notes payable, current	931,561	664,357
Due to seller	1,069,026	1,125,522
Operating lease liability, current	1,552,866	1,620,470
Finance lease liability, current	2,858,622	1,876,765
Total current liabilities	66,963,157	23,495,675
Notes payable, non-current	605,075	594,494
Operating lease liability, non-current	3,220,829	3,638,254
Finance lease liability, non-current	6,233,850	5,496,899
Total liabilities	77,022,911	33,225,322
Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Series A preferred stock (no par value; 40,000 shares authorized; 28,321 and 28,055 issued and outstanding at September 30, 2021 and December 31, 2020, respectively); liquidation preference of $84,963,000 and $84,165,000 at September 30, 2021 and December 31, 2020	$—	$—
Class A common stock (no par value; 78,000 shares authorized; 35,497 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	—	—
Class B common stock (no par value; 76,503 shares authorized; 55,008 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	—	—
Additional paid-in-capital	143,289,262	142,346,852
Accumulated deficit	(87,117,532)	(87,300,472)
Accumulated other comprehensive gain (loss)	123,307	(48,539)
Total stockholders’ equity attributable to Ambulnz, Inc. and Subsidiaries	56,295,037	54,997,841
Noncontrolling interests	10,760,917	11,949,200
Total stockholders’ equity	67,055,954	66,947,041
Total liabilities and stockholders’ equity	$144,078,865	$100,172,363

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue, net	$85,838,988	$26,936,613	$197,394,379	$62,850,433
Expenses:
Cost of revenues (exclusive of depreciation and amortization, which is shown separately below)	60,025,728	18,263,419	137,080,202	41,950,093
Operating expenses:
General and administrative	19,612,243	8,705,440	47,239,204	24,118,249
Depreciation and amortization	2,019,576	1,369,762	5,514,303	4,065,445
Legal and regulatory	813,204	658,332	2,646,573	1,993,174
Technology and development	854,618	309,257	1,980,899	620,053
Sales, advertising and marketing	994,401	189,662	3,029,182	422,863
Total expenses	84,319,770	29,495,872	197,490,363	73,169,877
Income (loss) from operations	1,519,218	(2,559,259)	(95,984)	(10,319,444)
Other income (expenses):
Interest income (expense), net	(255,711)	(73,788)	(500,849)	(74,779)
Gain from PPP loan forgiveness	142,667	—	142,667	—
Gain (loss) on disposal of fixed assets	—	(18,784)	(27,730)	(8,854)
Total other income (expense)	(113,044)	(92,572)	(385,912)	(83,633)
Net income (loss) before income tax benefit (expense)	1,406,174	(2,651,831)	(481,896)	(10,403,077)
Income tax benefit (expense)	(604,608)	(3,518)	(613,531)	(3,518)
Net income (loss)	801,566	(2,655,349)	(1,095,427)	(10,406,595)
Net income (loss) attributable to noncontrolling interests	(2,705,954)	(256,998)	(1,278,363)	(538,826)
Net income (loss) attributable to stockholders of Ambulnz, Inc. and Subsidiaries	3,507,520	(2,398,351)	182,936	(9,867,769)
Other comprehensive income (loss):
Foreign currency translation adjustment	69,193	14,216	171,846	196,345
Total comprehensive gain (loss)	$3,576,713	$(2,384,135)	$354,782	$(9,671,424)
Net income (loss) per share attributable to Ambulnz, Inc. and Subsidiaries – Basic	$38.75	$(26.50)	$2.02	$(109.03)
Weighted-average shares outstanding – Basic	90,505	90,505	90,505	90,505

Net income (loss) per share attributable to Ambulnz, Inc. and Subsidiaries – Diluted	$27.03	$(26.50)	$1.41	$(109.03)
Weighted-average shares outstanding – Diluted	129,741	90,505	129,741	90,505

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2020	28,055	$—	35,497	$—	55,008	$—	$141,659,780	$(72,940,528)	$(244,884)	$10,888,466	$79,362,834
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	1,500,002	1,500,002
Stock based compensation	—	—	—	—	—	—	171,768	—	—	—	171,768
Foreign currency translation	—	—	—	—	—	—	—	—	266,053	—	266,053
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	(615,041)	(615,041)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(5,422,118)	—	—	(5,422,118)
Balance – March 31, 2020	28,055	$—	35,497	$—	55,008	$—	$141,831,548	$(78,362,646)	$21,169	$11,773,427	$75,263,498
Stock based compensation	—	—	—	—	—	—	171,768	—	—	—	171,768
Foreign currency translation	—	—	—	—	—	—	—	—	(83,924)	—	(83,924)
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	333,213	333,213
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(2,047,300)	—	—	(2,047,300)
Balance – June 30, 2020	28,055	$—	35,497	$—	55,008	$—	$142,003,316	$(80,409,946)	$(62,755)	$12,106,640	$73,637,255
Noncontrolling interest contribution	—	—	—	—	—	—	30,394	—	—	—	30,394
Stock based compensation	—	—	—	—	—	—	171,768	—	—	—	171,768
Foreign currency translation	—	—	—	—	—	—	—	—	14,216	—	14,216
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	(256,998)	(256,998)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(2,398,351)	—	—	(2,398,351)
Balance – September 30, 2020	28,055	—	35,497	—	55,008	—	142,205,478	(82,808,297)	(48,539)	11,849,642	71,198,284

Ambulnz, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2021	28,055	$—	35,497	$—	55,008	$—	$142,346,852	$(87,300,472)	$(48,539)	$11,949,200	$66,947,041
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	333,025	333,025
Stock based compensation	—	—	—	—	—	—	391,534	—	—	—	391,534
Shares issued for services	266	—	—	—	—	—		—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	7,998	—	7,998
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	(320,632)	(320,632)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(1,678,364)	—	—	(1,678,364)
Balance – March 31, 2021	28,321	$—	35,497	$—	55,008	$—	$142,738,386	$(88,978,836)	$(40,541)	$11,961,593	$65,680,602
Stock based compensation	—	—	—	—	—	—	370,000	—	—	—	370,000
Foreign currency translation	—	—	—	—	—	—	—	—	94,655	—	94,655
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	1,748,223	1,748,223
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(1,646,216)	—	—	(1,646,216)
Balance – June 30, 2021	28,321	$—	35,497	$—	55,008	$—	$143,108,386	$(90,625,052)	$54,114	$13,709,816	$66,247,264
UK Ltd. Shares purchase	—	—	—	—	—	—	(280,772)	—	—	(242,945)	(523,717)
Stock based compensation	—	—	—	—	—	—	463,046	—	—	—	463,046
Fees associated with equity raise							(1,398)				(1,398)
Foreign currency translation	—	—	—	—	—	—	—	—	69,193	—	69,193
Net income attributable to Noncontrolling interests	—	—	—	—	—	—	—	—	—	(2,705,954)	(2,705,954)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	3,507,520	—	—	3,507,520
Balance – September 30, 2021	28,321	$—	35,497	$—	55,008	$—	$143,289,262	$(87,117,532)	$123,307	$10,760,917	$67,055,954

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,095,427)	$(10,406,595)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,697,380	1,341,210
Amortization of intangible assets	1,432,983	1,087,456
Amortization of right of use assets	2,383,940	1,636,778
Gain (loss) on disposal of assets	27,730	(8,854)
Gain from PPP loan forgiveness	(142,667)	—
Bad debt expense	2,152,470	1,585,854
Stock based compensation	1,224,580	515,305
Changes in operating assets and liabilities:
Accounts receivable	(28,794,602)	(9,300,321)
Prepaid expenses and other current assets	(4,531,411)	(175,378)
Other assets	(1,786,407)	(133,687)
Accounts payable	9,422,628	1,383,642
Accrued liabilities	24,861,804	4,529,501
Net cash provided by (used in) operating activities	6,853,001	(7,945,089)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(2,824,916)	(2,905,072)
Proceeds from disposal of property and equipment	6,000	69,113
Acquisition of intangibles	(1,571,959)	(1,759,509)
Net cash (used in) investing activities	(4,390,875)	(4,595,468)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable	(374,456)	(93,979)
Noncontrolling interest contributions	333,025	1,530,393
Proceeds from line of credit	8,000,000	—
Acquisition of businesses	(56,496)	(79,012)
Payments on obligations under finance lease	(1,830,823)	(1,589,269)
Net cash provided by (used in) financing activities	6,071,250	(231,867)

Effect of exchange rate changes on cash and cash equivalents	171,846	196,345

Net increase (decrease) in cash and restricted cash	8,705,222	(12,576,079)
Cash and restricted cash at beginning of period	34,457,273	51,767,735
Cash and restricted cash at end of period	$43,162,495	$39,191,656

Ambulnz, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Nine Months Ended September 30,
	2021	2020
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$39,637	$35,858

Cash paid for interest on finance lease liabilities	$381,937	$440,852

Cash paid for income taxes	$613,531	$3,518

Right-of-use assets obtained in exchange for lease liabilities	$3,569,276	$131,934

Fixed assets acquired in exchange for notes payable	$271,194	$318,295

Acquisition of remaining 20% of Ambulnz UK LTD	$228,518	$—

Gain from PPP loan forgiveness	$142,667	$—

Reconciliation of cash and restricted cash
Cash	$39,550,926	$36,640,734

Restricted Cash	3,611,569	2,550,922

Total cash and restricted cash shown in statement of cash flows	$43,162,495	$39,191,656

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

Ambulnz, LLC was originally formed in Delaware on June 17, 2015, as a limited liability company. On November 1, 2017, with an effective date of January 1, 2017, Ambulnz converted its legal structure from a limited liability company to a C-corporation and changed its name to Ambulnz, Inc. (“Ambulnz”). Ambulnz is the sole owner of Ambulnz Holdings, LLC (“Holdings”) which was formed in the state of Delaware on August 5, 2015, as a limited liability company. Holdings is the owner of multiple operating entities incorporated in various states in the United States as well as within England and Wales, United Kingdom.

Ambulnz, Inc. and Subsidiaries (collectively, the “Company”) is a healthcare transportation and Mobile Health services company (“Mobile Health”) that uses proprietary dispatch and communication technology to provide quality healthcare transportation and healthcare services in major metropolitan cities in the United States and the United Kingdom. Mobile Health performs in-person care directly to patients in the comfort of their homes, workplaces and other non-traditional locations.

On March 8, 2021, Motion Acquisition Corp., (“Motion”), entered into a Merger Agreement (“Merger Agreement”) by and among Motion, Motion Merger Sub Corp. and a wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc. (“Ambulnz”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which Merger Sub will merge with and into the Ambulnz (“Merger”), with Ambulnz being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Motion. Concurrent with the consummation of the Merger, (i) each option and warrant of Ambulnz that is outstanding and unexercised (“Convertible Securities”) immediately prior to the effective time of the Merger (“Effective Time”) will be assumed by Motion and will represent the right to acquire an adjusted number of shares of Motion Common Stock at an adjusted exercise price, (ii) the outstanding shares of preferred stock of Ambulnz issued and outstanding immediately prior to the Effective Time will be converted into shares of Class A common stock of Ambulnz, in each case, pursuant to the terms of the Merger Agreement. The Company’s Equity, on a fully diluted basis, will be converted into 83.6 million shares of Class A common stock of Motion (excluding 5.0 million additional shares subject to earnout provisions) at a price of $10.00 per share (the “Transaction Shares”).

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying financial data as of September 30, 2021, the interim results for the quarter and nine months ended September 30, 2021 are not necessarily indicative of results for the full 2021 calendar year or any other future interim periods, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The December 31, 2020 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. However, we believe that the disclosures are adequate to make the information presented not misleading. These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the form S-4. Noncontrolling interests (“NCI”) on the consolidated statements of financial condition represents the portion of consolidated joint ventures and a variable interest entity in which the Company does not have direct equity ownership. Accounts and transactions between consolidated entities have been eliminated.

Principles of Consolidation

The accompanying Condensed Consolidated Financial statements include the accounts of Ambulnz and its subsidiaries. All significant intercompany transactions and balances have been eliminated in these Condensed Consolidated Financial Statements.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The Company holds a variable interest which contracts with physicians and other health professionals in order to provide services to the Company. MD1 Medical Care P.C. (“MD1”) is considered a variable interest entity (“VIE”) since it does not have sufficient equity to finance its activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of MD1 and funds and absorbs all losses of the VIE and appropriately consolidates Ambulnz, Inc. and Subsidiaries.

Total revenue for the three and nine months period for the VIE amounted to $337,654 at September 30, 2021. Net loss for the three and nine months period for the VIE was $321,079 at September 30, 2021. The VIE’s total assets, all of which were current, was $220,081 at September 30, 2021. Total liabilities, all of which were current for the VIE, was $189,167 at September 30, 2021. The VIE’s total stockholders’ equity was $30,914 at September 30, 2021.

Foreign Currency

The Company’s functional currency is the U.S. dollar. The functional currency of our foreign operation is the respective local currency. Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date, except for equity accounts which are translated at historical rates. The consolidated statements of operations are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized cumulative translation adjustment is not material to the financial statements.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to revenue recognition related to the allowance for doubtful accounts, stock options and stock based compensation, calculations related to the incremental borrowing rate for the Company’s lease agreements, estimates related to ongoing lease terms, software development costs, impairment of long-lived assets, goodwill and indefinite-lived intangible assets, business combinations, reserve for losses within the company’s insurance deductible, income taxes, and deferred income tax. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources.

Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company is potentially subject to concentration of credit risk with respect to its cash, cash equivalents and restricted cash, which the Company attempts to minimize by maintaining cash, cash equivalents and restricted cash with institutions of sound financial quality. At times, cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the funds are held. The Company has no financial instruments with off-balance sheet risk of loss.

Major Customer

The Company has one customer that accounted for approximately 44% of sales and 42% of Account Receivable, net for the period ended September 30, 2021. The Company expects to maintain this relationship with the customers.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Major Vendor

The Company has one vendor that accounted for approximately 14% of cost of sales for the period ended September 30, 2021. The Company expects to maintain this relationship with the vendor and believe the services provided from this vendor are available from alternatives sources.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains its cash and cash equivalents with financial institutions in the United States. The accounts at financial institutions in the United States are insured by the Federal Deposit Insurance Corporation (“FDIC”) and are in excess of FDIC limits. The Company had cash balances of approximately $913,464 and $288,593 with foreign financial institutions at September 30, 2021 and December 31, 2020, respectively.

Restricted Cash

Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash in the consolidated balance sheets. Restricted cash is classified as either a current or non-current asset depending on the restriction period. The Company is required to pledge or otherwise restrict a portion of cash and cash equivalents as collateral for the line of credit, transportation equipment leases and a standby letter of credit as required by its insurance carrier (see Notes 8 and 13).

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2021 and December 31, 2020. For certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, restricted cash, accounts payable and accrued expenses, and due to seller, the carrying amounts approximate their fair values as it is short term in nature. The notes payable are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates its fair values.

Accounts Receivable

The Company contracts with hospitals, healthcare facilities, businesses, State and local Government entities, and insurance providers to transport patients and to provide Mobile Health services at specified rates. Accounts receivable consist of billings for transportation and healthcare services provided to patients. The billings will either be

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

paid or settled on the patient’s behalf by health insurance providers, managed care organizations, treatment facilities, government sponsored programs, businesses or patients directly. Accounts receivable are net of insurance provider contractual allowances which are estimated at the time of billing based on contractual terms or other arrangements. Accounts receivable are periodically evaluated for collectability based on past credit history with payors and their current financial condition. Changes in the estimated collectability of account receivable are recorded in the results of operations for the period in which the estimate is revised. Accounts receivable deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for accounts receivables.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is recorded in operating expenses in the consolidated statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:

Asset Category	Estimated Useful Lives
Buildings	39 years
Office equipment and furniture	3 years
Vehicles	5-8 years
Medical equipment	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized.

Software Development Costs

Costs incurred during the preliminary project stage, maintenance costs and routine updates and enhancements of products are charged to expense as incurred. The Company capitalizes software development costs intended for internal use in accordance with ASC 350-40, Internal-Use Software. Costs incurred in developing the application of its software and costs incurred to upgrade or enhance product functionalities are capitalized when it is probable that the expenses would result in future economic benefits to the Company and the functionalities and enhancements are used for their intended purpose. Capitalized software costs are amortized over its useful life.

Estimated useful lives of software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including NCI, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets to be acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. Management uses assumptions on the basis of historical knowledge of the business and projected financial information of the target. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets, primarily property and equipment and finite-lived intangible assets, whenever events or changes in circumstance indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If an asset is determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets targeted for disposal are reported at the lower of the carrying amount or fair value less cost to sell. For the periods ending September 30, 2021 and December 2020, management determined that there was no impairment loss required to be recognized for the carrying value of long-lived assets.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of amounts assigned to assets acquired and liabilities assumed. Goodwill and indefinite-lived intangible assets, consisting primarily of operating licenses, are not amortized, but are evaluated for impairment on an annual basis, or on an interim basis when events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company makes assumptions regarding the estimated future cash flows, including forecasted revenue growth, projected gross margin and the discount rate to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined.

The Company tests goodwill for impairment at the reporting unit level, which is one level below the operating segment. The Company has the option of performing a qualitative assessment to determine whether further impairment testing is necessary before performing the one-step quantitative assessment. If as a result of the qualitative assessment, it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a quantitative impairment test will be required. Otherwise, no further testing will be required. If a quantitative impairment test is performed, the Company compares the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. Estimating the fair value of the reporting units requires significant judgment by management. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, goodwill impairment is recognized.

Any excess in carrying value over the estimated fair value is recorded as impairment loss and charged to the results of operations in the period such determination is made. For the periods ended September 30, 2021 and 2020, management determined that there was no impairment loss required to be recognized in the carrying value of goodwill or other intangible assets. The Company selected December 31 as its annual testing date.

Line of Credit

The Costs associated with the line of credit are deferred and recognized over the term of the Line of Credit as interest expense.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments contain features that qualify as embedded derivatives.

Related Party Transactions

The Company defines related parties as affiliates of the company, entities for which investments are accounted for by the equity method, trusts for the benefit of employees, principal owners (beneficial owners of more than 10% of the voting interest), management, and members of immediate families of principal owners or management, other parties with which the company may deal with if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party transactions are recorded within operating expenses in the Company’s statement of operations. For details regarding the related party transactions that occurred during the periods ended September 30, 2021 and September 30, 2020, refer to Note 15.

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”), as amended.

To determine revenue recognition for contractual arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company provides to the customer.

The Company generates revenues from the provision of (1) ambulance and medical transportation services (“Transportation Services”) and (2) Mobile Health services. The customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations immediately. The Company has utilized the “right to invoice” expedient which allows an entity to recognize revenue in the amount of consideration to which the entity has the right to invoice when the amount that the Company has the right to invoice corresponds directly to the value transferred to the customer. Revenues are recorded net of an estimated contractual allowances for claims subject to contracts with responsible paying entities. The Company estimates contractual allowances at the time of billing based on contractual terms, historical collections, or other arrangements. All transaction prices are fixed and determinable which includes a fixed base rate, fixed milage rate and an evaluation of historical collections by each payer.

Nature of Our Services

Revenue is primarily derived from:

i.       Transportation Services: These services encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports. Net revenue from transportation services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

ii.      Mobile Health Services: These services include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The Company concluded that Transportation Services and any related support activities are a single performance obligation under ASC 606. The transaction price is determined by the fixed rate usage-based fees or fixed fees which are agreed upon in the Company’s executed contracts. For Mobile Health, the performance of the services and any related support activities are a single performance obligation under ASC 606. Mobile Health services are typically billed based on a fixed rate (i.e., time and materials separately or combined) fee structure taking into consideration staff and materials utilized.

As the performance associated with such services is known and quantifiable at the end of a period in which the services occurred (i.e., monthly or quarterly), revenues are typically recognized in the respective period performed. The typical billing cycle for Transportation Services and Mobile Health services is same day to 5 days with payments generally due within 30 days. For Transportation Services, the Company estimates the amount of revenues unbilled at month end and recognizes such amounts as revenue, based on available data and customer history. The Company’s Transportation Services and Mobile Health services each represent a single performance obligation. Therefore, allocation is not necessary as the transaction price (fees) for the services provided is standard and explicitly stated in the contractual fee schedule and/or invoice. The Company monitors and evaluate all contracts on a case-by-case basis to determine if multiple performance obligations are present in a contractual arrangement.

For Transportation Services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For Transportation Services, where the customer pays fixed rate usage-based fees, the actual usage in the period represents the best measure of progress. Generally, for Mobile Health services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For certain Mobile Health services that have a fixed fee arrangement, and the services are provided over time, revenue is recognized over time as the services are provided to the customer.

In the following table, revenue is disaggregated by as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Primary Geographical Markets
United States	$83,286,509	$25,345,926	$190,595,217	$58,916,146
United Kingdom	2,552,479	1,590,687	6,799,162	3,934,287
Total revenue	$85,838,988	$26,936,613	$197,394,379	$62,850,433

Major Segments/Service Lines
Core Transportation Services	$17,916,162	$15,242,251	$65,657,141	$47,577,542
Mobile Health	67,922,826	11,694,362	131,737,238	15,272,891
Total revenue	$85,838,988	$26,936,613	$197,394,379	$62,850,433

Stock Based Compensation

The Company expenses stock based compensation over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. One of these assumptions include the expected volatility of the Company’s stock price. Developing this assumption requires the use of judgment. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The Company accounts for forfeitures as they occur. All stock based compensation costs are recorded in operating expenses in the consolidated statements of operations.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Loss per Share

Net loss per share represents the net loss attributable to stockholders divided by the weighted-average number of shares outstanding during the period on an as-converted to common share basis. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting periods. Potential dilutive common stock equivalents consist of the incremental common shares issuable upon exercise of warrants and the incremental shares issuable upon conversion of stock options. In reporting periods in which the Company has a net loss, the effect of these are considered anti-dilutive and excluded from the diluted earnings per share calculation. At September 30, 2020, the Company excluded from its calculation 38,294 shares because their inclusion would have been anti-dilutive.

Leases

The Company categorizes leases at its inception as either operating or finance leases based on the criteria in ASC 842, Leases. The Company adopted FASB ASC 842, Leases, (“ASC 842”) on January 1, 2019, using the modified retrospective approach, and has established a Right-of-Use (“ROU”) Asset and a current and non-current Lease Liability for each lease arrangement identified. The lease liability is recorded at the present value of future lease payments discounted using the discount rate that approximates the Company’s incremental borrowing rate for the lease established at the commencement date, and the ROU asset is measured as the lease liability plus any initial direct costs, less any lease incentives received before commencement. The Company recognizes a single lease cost, so that the remaining cost of the lease is allocated over the remaining lease term on a straight-line basis.

The Company has lease arrangements for vehicles, equipment and facilities. These leases typically have original terms not exceeding 10 years and, in some cases contain multi-year renewal options, none of which are reasonably certain of exercise. The Company’s lease arrangements may contain both lease and non-lease components. The Company has elected to combine and account for lease and non-lease components as a single lease component. The Company has incorporated residual value obligations in leases for which there is such occurrences. Regarding short-term leases, ASC 842-10-25-2 permits and entity to make a policy election not to apply the recognition requirements of ASC 842 to Short-term leases. The Company has elected not to apply the ASC 842 recognition criteria to any leases that qualify as Short-Term Leases.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Recently Issued Accounting Standards Not Yet Adopted

In January 2020, the FASB issued ASU 2020-01- Investments-Equity Securities (“ASC 321”), Investments-Equity Method and Joint Ventures (“ASC 323”), and Derivatives and Hedging (“ASC 815”)-Clarifying the Interactions between ASC 321, ASC 323, and ASC 815 (a consensus of the Emerging Issues Task Force), which clarifies the interaction of the accounting for certain equity securities, equity method investments, and certain forward contracts and purchased options. The guidance clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying measurement principles for

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

certain equity securities immediately before applying or discontinuing the equity method. The Company expects to adopt this guidance in 2021 using a prospective method. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s Condensed Consolidated Financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASC 740”): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s Condensed Consolidated Financial statement.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and will be applied as a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact of the pending adoption of the new standard on its Condensed Consolidated Financial statements and intends to adopt the standard on January 1, 2023.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU addresses the previous lack of specific guidance in the accounting standards codification related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) by specifying the accounting for various modification scenarios. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for any periods after issuance to be applied as of the beginning of the fiscal year that includes the interim period. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s Condensed Consolidated Financial statements.

3. Property and Equipment, net

Property and equipment, net, as of September 30, 2021 and December 31, 2020 are as follows:

	September 30, 2021	December 31, 2020
Office equipment and furniture	$1,678,072	$1,044,555
Buildings	498,784	200,000
Land	37,800	37,800
Transportation equipment	11,765,294	10,418,045
Medical equipment	3,476,304	2,681,510
Leasehold improvements	616,446	593,300
	18,072,700	14,975,210
Less: accumulated depreciation	(7,602,103)	(5,869,613)
Property and equipment, net	$10,470,597	$9,105,597

The Company recorded depreciation expense of $598,188 and $461,734 for three months ended September 30, 2021 and 2020, respectively.

The Company recorded depreciation expense of $1,697,380 and $1,341,210 for the nine months ended September 30, 2021 and 2020, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions

LJH Ambulance Acquisition

On November 20, 2020, AF WI LNZ, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), entered into the Share Purchase Agreement (“Agreement”) with LJH Ambulance (“LJH”). LJH was in the business of providing medical transportation services. The purchase price consisted of $465,000 cash consideration. The Company also agreed to pay the Seller 50% of all proceeds from accounts receivable that were outstanding as of the Agreement signing date that are actually received by the Company after the Agreement closing date.

The purchase price was allocated as follows:

Consideration:
Cash consideration	$465,000
Contingent consideration– collection of accounts receivable	372,168
Total consideration	$837,168

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	$744,336
Other current assets	3,427
Property, plant and equipment	372,800
Intangible assets	200,000
Total identifiable assets acquired	1,320,563

Notes payable	372,921
Accounts receivable collections payable	372,168
Accounts payable and accrued expenses	41,423
Total liabilities assumed	786,512

Goodwill	303,117

Total purchase price	$837,168

The Company also incurred $55,800 of transaction costs which were expensed as incurred, at the time of the closing of the acquisition, and recorded in the general and administrative account on the consolidated statement of operations. As of September 30, 2021 and December 31, 2020, the Company recorded $837,168, and $837,168, respectively, as due to seller in the consolidated balance sheet.

Ambulnz UK Ltd Acquisition

On August 19, 2021 the Company purchased the remaining 20% of Ambulnz UK Ltd’s outstanding B Ordinary shares. As a result of this transaction Ambulnz now owns 100% of Ambulnz UK Ltd. Consideration for the transaction is £750,000 (USD $1,029,075 as of September 30, 2021) of which £368,313 (USD 505,362 as of September 30, 2021) will be paid in restricted stock consisting of 77.8 Class B Common Shares of Ambulnz Inc at a fair market value per share of $6,430 and £381,687 (USD $523,723 as of September 30, 2021) in cash, payable in 4 equal monthly installments of £96,920.30 (USD $132,984 as of September 30, 2021) plus interest at 6% per annum. Cash payments are due September 30, 2021, October 31, 2021, November 30, 2021 and December 31, 2021. Restricted stock will vest and transfer restrictions shall lapse according to the following schedule: 12.8 shares on February 1, 2022, 13 shares on August 19, 2022, 13 shares on February 1, 2023, 13 shares on August 19, 2023, 13 shares on February 1, 2014, and 13 shares August 19, 2024. Vesting is contingent upon the employment of the seller, vesting will cease upon resignation by participant or if participant is terminated for cause.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Goodwill

The Company recorded goodwill in connection with its acquisitions. The changes in the carrying value of goodwill for the period ended September 30, 2021 are as noted in the tables below:

Carrying Value
Balance at December 31, 2020	$6,610,557
Goodwill acquired during the period	—
Balance at September 30, 2021	$6,610,557

6. Intangibles

Intangible assets consist of the following as of September 30, 2021 and December 31, 2020:

	September 30, 2021
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$37,530	$(5,605)	$31,925
Computer software	5 years	294,147	(204,874)	89,273
Operating licenses	Indefinite	8,375,514	—	8,375,514
Internally developed software	4-5 years	5,747,473	(3,431,103)	2,316,370
		$14,454,664	$(3,641,582)	$10,813,082
	December 31, 2020
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$23,382	$(4,107)	$19,275
Computer software	5 years	294,148	(161,332)	132,816
Operating licenses	Indefinite	8,375,514	—	8,375,514
Internally developed software	4-5 years	4,189,662	(2,043,161)	2,146,501
		$12,882,706	$(2,208,600)	$10,674,106

The Company recorded amortization expense of $1,432,983 and $1,087,456 for the nine months ended September 30, 2021 and 2020, respectively.

The Company recorded amortization expense of $552,999 and $362,434 for the three months ended September 30, 2021 and 2020, respectively.

Future amortization expense at September 30, 2021 for the next five years and in the aggregate are as follows:

Amortization Expense
2021, remaining	$308,075
2022	1,206,873
2023	641,265
2024	151,934
2025	108,141
Thereafter	21,280
Total	$2,437,568

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated:

	September 30, 2021	December 31, 2020
Accrued lab fees	$8,526,602	$4,267,665
Accrued payroll	10,464,783	2,409,105
Medicare advance	1,945,814	2,397,024
FICA/Medicare liability	1,793,551	1,793,551
Accrued general expenses	3,975,877	1,437,684
Accrued subcontractors	8,463,178	—
Accrued fuel and maintenance	549,491	181,195
Accrued workers compensation	1,965,084	538,897
Other current liabilities	194,002	50,000
Accrued legal fees	1,251,463	1,172,425
Credit card payable	43,086	6,892
Total accrued liabilities	$39,172,931	$14,254,438

8. Line of Credit

On May 13, 2021, the Company entered into a revolving loan and security agreement with a bank (the “Lender”), with a maximum revolving advance amount of $12,000,000. Each Revolving Advance shall bear interest at a per annum rate equal to the Wall Street Journal Prime Rate (3.25% at September 30, 2021), as the same may change from time to time, plus one percent (1.00%), but in no event less than five percent (5.00%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed (“Contract Rate”). The revolving loan has a maturity date of May 12, 2022 (“Maturity Date”). This loan is secured by all assets of entities owned 100% by Ambulnz Inc. As of September 30, 2021 the outstanding balance is $8,000,000 This loan is subject to certain financial covenants such as a Fixed Charge Coverage Ratio and Debt to Effective Tangible Net Worth.

9. Notes Payable

The Company has various loans with finance companies with monthly installments aggregating $60,499, inclusive of interest ranging from 0.00% through 9.07%. The notes mature at various times through 2026 and are secured by transportation equipment.

The following table summarizes the Company’s notes payable:

	September 30, 2021	December 31, 2020
Equipment and financing loans payable, between 3% and 5.70% interest and maturing between October 2021 and September 2022	$1,012,922	$1,116,184
Loan received pursuant to the Payroll Protection Program Term Note		142,667
Joseph Patrick Sheehan share purchase agreement	523,714	—
Total notes payable	1,536,636	1,258,851
Less: current portion of notes payable	$931,561	$664,357
Total non-current portion of notes payable	$605,075	$594,494

Interest expense was $39,637 and $35,858 for the periods ended September 30, 2021 and 2020, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Notes Payable (cont.)

Future minimum annual maturites of notes payable at September 30, 2021 are as follows:

Notes Payable
2021, remaining	582,406
2022	418,269
2023	310,410
2024	124,704
2025	78,560
Thereafter	22,287
Total maturities	$1,536,636
Current portion of notes payable	(931,561)
Long-term portion of notes payable	$605,075

Paycheck Protection Program Loan

On November 20, 2020, the Company entered into a stock purchase agreement with LJH. Under the agreement, the Company acquired 100% of the outstanding shares of common stock Prior to the acquisition, LJH received $142,667 from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). As part of the purchase agreement, the Company acquired the $142,667 PPP Loan and recorded the balance in notes payable. The unsecured PPP Loan accrues interest on the outstanding principal at the rate of 1% per annum, due on September 13, 2021. This loan was forgiven in August of 2021 and a gain from the forgiveness of this loan was recognized in Gain from PPP loan forgiveness.

10. Business Segment Information

The Company conducts business as two operating segments, Transportation Services and Mobile Health services. In accordance with ASC 280, Segment Reporting, operating segments are components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. The Company’s business operates in two operating segments because the Company’s entities have two main revenue streams, and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources by revenue stream.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its Transportation services and Mobile Health services segments based primarily on results of operations.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Business Segment Information (cont.)

Operating results for the business segments of the Company are as follows:

	Transportation Services	Mobile Health Services	Total
Three Months Ended September 30, 2021
Revenues	$17,916,162	$67,922,826	$85,838,988

(Loss) income from operations	(11,308,739)	12,827,957	1,519,218

Total assets	$115,444,782	$28,634,083	$144,078,865

Depreciation and amortization expense	$1,860,088	$159,488	$2,019,576

Stock compensation	$458,346	$4,700	$463,046

Long-lived assets	$25,641,586	$2,252,650	$27,894,236

Three Months Ended September 30, 2020
Revenues	$15,242,252	$11,694,361	$26,936,613

(Loss) income from operations	(5,028,689)	2,469,430	(2,559,259)

Total assets	$95,201,741	$2,545,558	$97,747,299

Depreciation and amortization expense	$1,368,802	$960	$1,369,762

Stock compensation	$171,768	$—	$171,768

Long-lived assets	$26,361,180	$29,080	$26,390,260
	Transportation Services	Mobile Health Services	Total
Nine Months Ended September 30, 2021
Revenues	$65,657,142	$131,737,237	$197,394,379

(Loss) income from operations	(15,309,680)	15,213,696	(95,984)

Total assets	$115,444,782	$28,634,083	$144,078,865

Depreciation and amortization expense	$5,214,607	$299,696	$5,514,303

Stock compensation	$1,215,180	$9,400	$1,224,580

Long-lived assets	$25,641,586	$2,252,650	$27,894,236

Nine Months Ended September 30, 2020
Revenues	$47,577,542	$15,272,891	$62,850,433

(Loss) income from operations	(13,382,146)	3,062,702	(10,319,444)

Total assets	$93,779,420	$2,545,558	$96,324,978

Depreciation and amortization expense	$4,064,424	$1,021	$4,065,445

Stock compensation	$515,305	$—	$515,305

Long-lived assets	$24,803,298	$29,080	$24,832,378

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Business Segment Information (cont.)

Long-lived assets include property, plant and equipment, goodwill and intangible assets.

Geographic Information

Revenues by geographic location included in Note 2.

11. Equity

Preferred Stock

On May 23, 2019, Series A preferred stock was formed, and 40,000 shares were authorized. Each share of Series A preferred stock is convertible into Class A common stock at a conversion price of $3,000 per share, subject to adjustment as defined in the articles of incorporation.

Series A preferred stockholders have voting rights equivalent to the number of common stock shares issuable upon conversion. The Series A preferred stockholders are entitled to non-cumulative dividends equal to 8% of the original issue price as defined in the agreement when declared by the board of directors.

The holders of the Series A preferred stock have preferential liquidation rights and rank senior to the holders of common stock. If a liquidation were to occur, the holders of the Series A preferred stock will be paid an amount equal to $3,000 per share, subject to adjustment as defined in the articles of incorporation, plus all accrued and unpaid dividends thereon. After the payment of the Series A preferred stockholders, the common stockholders will be paid out on a pro-rate basis.

Common Stock

On November 1, 2017, the Company converted its legal structure from a limited liability company to a corporation and converted its membership units into shares of common stock at a rate of 1,000 shares per membership unit. The total authorized number of shares of common stock converted was 100,000 shares, comprised of 35,597 shares of Class A common stock and 64,402 shares of Class B common stock.

On May 23, 2019, the Company amended and restated its articles of incorporation and the total authorized common shares increased to 154,503 shares, comprised of 78,000 shares of Class A common stock and 76,503 shares of Class B common stock. The Class A common stockholders have voting rights equivalent to one vote per share of common stock and the Class B common stockholders have no voting rights. Dividends may be paid to the common stockholders out of funds legally available, when declared by the board of directors.

Warrants

On February 15, 2018, the Company issued a warrant to purchase 1,367 shares of Class B Common Stock at a purchase price of $0.01 per share to an investor in conjunction with a capital investment. The warrant has no expiration date. The fair value on the date of issuance was $5,400 per share for a total fair value of $7,381,800. On May 23, 2019, this warrant was exchanged for a warrant to purchase 2,461 shares of Series A Preferred Stock at a purchase price of $0.01 per share. The exchanged warrant has no expiration date, with a fair value on the date of issuance of $3,000 per share for a total fair value of $7,383,000. These warrants were cashless exercised in November 2021 for 2,460.996 shares of common Ambulnz Inc stock.

On June 5, 2019, the Company issued a warrant to purchase 667 shares of Series A Preferred Stock at a purchase price of $3,000 per share to an investor in conjunction with a capital investment. The warrant expires on June 6, 2029. The fair value on the date of issuance was $2,078 per warrant for a total fair value of $1,386,026. These warrants were cashless exercised in November 2021 for 356.210 shares of common Ambulnz Inc stock.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Based Compensation

Stock Options

In November 2017, the Company established the Ambulnz, Inc. Equity Incentive Plan (the “Plan”) and reserved 10,400 shares of Class B common stock for issuance under the Plan. The Company’s stock options generally vest on various terms based on continuous services over periods ranging from three to five years. The stock options are subject to time vesting requirements through 2028 and are nontransferable. Stock options granted have a maximum contractual term of 10 years. At September 30, 2021, 5,206 employee options had vested.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s shares of stock are not publicly traded; however, management has taken the average of several publicly traded companies that are representative of the Company’s size and industry in order to estimate its expected stock volatility. The expected term of the options represents the period of time the instruments are expected to be outstanding. The Company bases the risk-free interest rate on the rate payable on the U.S. Treasury securities corresponding to the expected term of the awards at the date of grant. Expected dividend yield is zero based on the fact that the Company has not historically paid and does not intend to pay a dividend in the foreseeable future.

The Company utilized contemporaneous valuations in determining the fair value of its shares at the date of option grants. Prior to the Merger, each valuation utilized both the discounted cash flow and guideline public company methodologies to estimate the fair value of its shares on a non-controlling and marketable basis. The December 31, 2020 valuations also included an approach that took into consideration a pending non-binding letter of intent from Motion Acquisition Corp. The March 11, 2021 valuation report relied solely on the fair value of the Company’s shares implied by the March 8, 2021 Merger Agreement with Motion Acquisition Corp.

A discount for lack of marketability was applied to the non-controlling and marketable fair value estimates determined above. The determination of an appropriate discount for lack of marketability was based on a review of discounts on the sale of restricted shares of publicly traded companies and put-based quantitative methods. Factors that influenced the size of the discount for lack of marketability include (a) the estimated time it would take for a Company stockholder to achieve marketability, and (b) the volatility of the Company’s business.

The following assumptions were used to compute the fair value of the sole stock option grant during the period ended September 30, 2021, and 2020:

	Quarter Ended September 30,
	2021	2020
Volatility	65%	44.48%
Expected term (in years)	.5 – 2	2%
Risk-free interest rate	.15% – .62%	.14% – 1.58%
Dividend yield	0	0

The following table summarizes the Company’s stock option activity under the Plan for the period ended September 30, 2021:

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinssic Value
Balance at December 31, 2020	7,186	$1,190	7	8,129,671
Stock Options grants	1,394	5,043	10
Stock options exercised	—	$—	—
Stock option forfeited	(793)	1,704
Balance at September 30, 2021	7,787	$1,496	7	$38,121,110
Vested or expected to vest at September 30, 2021	5,165	$1,276	4	$26,626,986

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Based Compensation (cont.)

The aggregate intrinsic value in the above table is calculated as the difference between fair value of the Company’s common stock price and the exercise price of the stock options. The weighted average grant date fair value per share for stock option grants during the periods ended September 30, 2021, and December 31, 2020 was $1,524 and $275, respectively, at September 30, 2021 and December 31, 2020, the total unrecognized compensation related to unvested stock option awards granted was $2,108,938 and $1,947,767, respectively, which the Company expects to recognize over a weighted-average period of approximately 2.40 years.

13. Leases

Operating Leases

The Company is obligated to make rental payments under non-cancellable operating leases for office, dispatch station space, and transportation equipment, expiring at various dates through 2026. Under the terms of the leases, the Company is also obligated for its proportionate share of real estate taxes, insurance and maintenance costs of the property. The Company is required to hold certain funds in restricted cash and cash equivalents accounts under some of these agreements.

Certain leases for property and transportation equipment contain options to purchase, extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the right-of-use (ROU) asset and lease obligations for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain and whether the optional period and payments should be included in the calculation of the associated ROU asset and lease obligation. In making the determination of such judgment, the Company considers all relevant economic factors that would require whether to exercise or not exercise the option.

The Company’s lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates, which were used to discount its real estate lease liabilities. The Company used estimated borrowing rates of 6% on January 1, 2019, for all leases that commenced prior to that date, for office spaces and transportation equipment.

Lease Costs

The table below comprise lease expenses for the periods ended September 30, 2021 and 2020:

Components of total lease cost:	September 30, 2021	September 30, 2020
Operating lease expense	$1,446,067	$1,243,152
Short-term lease expense	256,448	77,442
Total lease cost	$1,702,515	$1,320,594

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Position as of September 30, 2021

Right-of-use lease assets and lease liabilities for the Company’s operating leases were recorded in the consolidated balance sheets as follows:

	September 30, 2021	December 31, 2020
Assets
Lease right-of-use assets	$4,511,988	$4,997,407
Total lease assets	$4,511,988	$4,997,407

Liabilities
Current liabilities:
Lease liability – current portion	$1,552,866	$1,620,470
Noncurrent liabilities:
Lease liability, net of current portion	3,220,829	3,638,254
Total lease liability	$4,773,695	$5,258,724

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) – operating leases	4.29

Weighted average discount rate – operating leases	6.0%

Undiscounted Cash Flows

Future minimum lease payments under the operating leases at September 30, 2021 are as follows:

Operating Leases
2021, remaining	$520,185
2022	1,647,308
2023	1,200,637
2024	784,919
2025	796,541
2026 and thereafter	402,199
Total future minimum lease payments	5,351,789
Less effects of discounting	(578,094)
Present value of future minimum lease payments	$4,773,695

Operating lease expense approximated $1,702,515 and $1,320,594 for the nine months ended September 30, 2021, and 2020, respectively.

Operating lease expense approximated $776,164 and $523,426 for the three months ended September 30, 2021, and 2020, respectively.

For the nine months ended September 30, 2021, the Company made $1,446,067 of fixed cash payments related to operating leases and $1,972,283 related to finance leases.

For the three months ended September 30, 2021, the Company made $519,716 of fixed cash payments related to operating leases and $725,233 related to finance leases.

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Finance Leases

The Company leases vehicles under a non-cancelable finance lease agreements with a liability of $9,092,472 and $7,373,664 for the periods ended September 30, 2021, and December 31, 2020, (accumulated depreciation of $6,291,087 and $4,181,317 as of September 30, 2021, and December 31, 2020). Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $2,109,770 and $1,611,312 for the nine months ended September 30, 2021, and 2020, respectively. Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $752,313 and $1,086,373 for the three months ended September 30, 2021, and 2020, respectively.

Lease Payments

Components of total lease payment:	September 30, 2021	September 30, 2020
Finance lease payment	$1,972,283	$1,576,085
Short-term lease payment	—	—
Total lease payments	$1,972,283	$1,576,085

Lease Position as of September 30, 2021

Right-of-use lease assets and lease liabilities for the Company’s finance leases were recorded in the consolidated balance sheet as follows:

	September 30, 2021	December 31, 2020
Assets
Lease right-of-use assets	$8,224,418	$7,001,644
Total lease assets	$8,224,418	$7,001,644
Liabilities
Current liabilities:
Lease liability – current portion	$2,858,622	$1,876,765
Noncurrent liabilities:
Lease liability, net of current portion	6,233,850	5,496,899
Total lease liability	$9,092,472	$7,373,664

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s finance leases as of September 30, 2021:

Weighted average remaining lease term (in years) – finance leases	3.68

Weighted average discount rate – finance leases	6.00%

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Undiscounted Cash Flows

Future minimum lease payments under the finance leases at September 30, 2021 are as follows:

Finance Leases
2021, remaining	$730,383
2022	3,387,233
2023	2,628,443
2024	1,332,844
2025	1,379,690
2026 and thereafter	728,305
Total future minimum lease payments	10,186,898
Less effects of discounting	(1,094,426)
Present value of future minimum lease payments	$9,092,472

14. Other Income

In 2020, the company recognized Other Income of $300,000 from a legal settlement in the Consolidated Statements of Operations and Comprehensive Loss for the year.

15. Related Party Transactions

Historically, the Company has been involved in transactions with various related parties.

The Company purchases medical supplies from Medline Industries Inc. Medline Industries Inc. is an investor in the Company, and therefore, a related party. The Company made payments to Medline Industries Inc. for medical supplies in the amount of $236,937 and $73,631 for the nine months ended September 30, 2021 and 2020, respectively.

Pride Staff also provides subcontractor services for the Company. The Pride Staff is owned by an operations manager of the Company and his spouse, and therefore, a related party. The Company made subcontractor payments to Pride Staff totaling $592,417 and $546,676 for the nine months ended September 30, 2021 and 2020, respectively.

SM Hewett LLC also provides commission services for the Company. The SM Hewett is owned by an operations manager of the Company, and therefore, a related party. The Company made commission payments to SM Hewett totaling $132,414 and $0 for the nine months ended September 30, 2021 and 2020, respectively.

Included in accounts payable were $34,342 and $5,169 due to related parties as of September 30, 2021 and December 31, 2020, respectively.

16. Income Taxes

As a result of the Company’s history of net operating losses (“NOL”), the Company had historically provided for a full valuation allowance against its deferred tax assets for assets that are not more-likely-than-not to be realized. The Company’s income tax expense/(benefit) for the nine months ended September 30, 2021 and 2020 was $613,531and $3,518 respectively, was for state income taxes. The Company’s income tax expense/(benefit) for the three months ended September 30, 2021 and 2020 was $604,608 and $3,518 respectively, was for state income taxes.

17. Legal Proceedings

From time to time, the Company may be involved as a defendant in legal actions that arise in the normal course of business. In the opinion of management, the Company has adequate legal defense on all legal actions, and the results of any such proceedings would not materially impact the Condensed Consolidated Financial statements of the Company. The Company provides disclosure and records loss contingencies in accordance with the loss contingencies

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Legal Proceedings (cont.)

accounting guidance. In accordance with such guidance, the Company establishes accruals for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the Condensed Consolidated Financial statements.

As of September 30, 2021 and December 31, 2020, the Company recorded a liability of $1,000,000, which represents an amount for an agreed settlement, under the terms of a memorandum of understanding, of various class-based claims, both actual and potential, under Federal and California State law over an historical period. The settlement is subject to court approval.

18. Risk and Uncertainties

COVID-19 Risks, Impacts and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related country-wide shutdowns and restrictions have had a mixed impact on the Company’s business. In the ambulance transportation business, which predominantly comprises non-emergency medical transportation, the Company has seen a decline in volumes from historical and expected levels, as elective surgeries and other procedures have been postponed. In some of the Company’s larger markets, such as New York and California, there have been declines in trip volume. In addition, the Company experienced lost revenues associated with sporting, concerts and other events, as those events have been cancelled or have a significantly restricted (or entirely eliminated) the number of permitted attendees.

There are two areas where the Company has experienced positive business impacts from COVID-19. In April and May 2020, the Company participated in an emergency project with Federal Emergency Management Agency (“FEMA”) in the New York City area. This engagement resulted in incremental transportation revenue. In addition, in response to the need for widespread COVID-19 testing and available Emergency Medical Technicians (“EMT”) and Paramedics, the Company formed a new subsidiary, Rapid Reliable Testing, LLC (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health segment.

The Company has continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, and the Company’s operations have proceeded without major interruption.

The measures to contain the spread of COVID-19 in the Company and other developments related to COVID-19 have materially affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the year ended December 31, 2020, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses.

Sources of relief available to the Company included the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. The CARES Act, PPPHCE Act and the CAA authorized funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provide for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. During the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures, including the Medicare Accelerated and Advance Payment Program. The Company’s accounting policies for the recognition of these stimulus monies are as follows:

Pandemic Relief Funds

During the year ended December 31, 2020, the Company received $1,046,955 in payments through the PHSSEF and various state and local programs, net of amounts that will be repaid to HHS. The PHSSEF payments received were recognized as a reduction in cost of revenues on the income statement during the year ended December 31, 2020. The recognition of amounts received is conditioned upon the provision of care for individuals with possible or actual cases of COVID-19 after January 31, 2020. Certification that payment will be used to offset costs to prevent, prepare for and respond to coronavirus will be required. Amounts are recognized as a reduction to operating costs and expenses only to the extent the Company is reasonably assured that underlying conditions have been met.

The Company’s assessment of whether the terms and conditions for amounts received are reasonably assured of having been met considers, among other things, the CARES Act, the CAA and all frequently asked questions and other interpretive guidance issued by HHS, including the Post-Payment Notice of Reporting Requirements issued on January 15, 2021 (the “January 15, 2021 Notice”) and frequently asked questions issued by HHS on January 28, 2021 which clarified previously issued guidance, as well as expenses incurred attributable to the coronavirus and the Company’s results of operations during such period as compared to the Company’s budget. Such guidance, specifically the various Post-Payment Notice of Reporting Requirements and frequently asked questions issued by HHS, set forth the allowable methods for quantifying eligible healthcare related expenses and lost revenues. Only healthcare related expenses attributable to coronavirus that another source has not reimbursed and is not obligated to reimburse are eligible to be claimed. The use of funds calculation as of December 31, 2020, takes into account expenses attributable to each respective entity, which primarily relate to incremental labor and supply costs, as well as lost revenue opportunity cost.

Amounts received through the PHSSEF or state and local programs that have not yet been recognized as a reduction to operating costs and expenses or otherwise have not been refunded to HHS or the various state and local agencies as of December 31, 2020, are reflected within accounts payable and accrued expenses in the consolidated balance sheet, and such unrecognized amounts may be recognized as a reduction in operating costs and expenses in future periods if the underlying conditions for recognition are met. HHS’ interpretation of the underlying terms and conditions of such PHSSEF payments, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of such PHSSEF payments may result in changes in the Company’s estimate of amounts for which the terms and conditions are reasonably assured of being met, and any such changes may be material. Additionally, any such changes may result in the Company’s inability to recognize additional PHSSEF payments or may result in the derecognition of amounts previously recognized, which (in any such case) may be material.

Medicare Accelerated Payments

Medicare accelerated payments of approximately $2,397,024 were received by the Company in April 2020. Effective October 8, 2020, CMS is no longer accepting new applications for accelerated payments. Accordingly, the Company does not expect to receive additional Medicare accelerated payments. Payments under the Medicare Accelerated and Advance Payment program are advances that must be repaid. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped according to the repayment terms. The repayment terms specify that for the first 11 months after repayment begins, repayment will occur through an automatic recoupment of 25% of Medicare payments otherwise owed to the provider. At the end of the eleven-month period, recoupment will increase to 50% for six months. At the end of the six months (or 29 months from the receipt of the initial accelerated payment), Medicare will issue a letter for full repayment of any remaining balance, as applicable. In such event, if payment is not received within 30 days, interest will accrue at the annual percentage rate of four percent (4%) from the date the letter was issued, and will be assessed for each full 30-day

Ambulnz, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

period that the balance remains unpaid. As of December 31, 2020, the entire balance of $2,397,024 of Medicare accelerated payments are reflected within accrued liabilities in the consolidated balance sheet, as the Company expects to repay the entire balance received within 12 months of December 31, 2020. The Company’s estimate of the current liability is a function of historical cash receipts from Medicare and the repayment terms set forth above.

19. Subsequent Events

On November 8, 2021, the company paid off the outstanding balance of the line of credit of with Preferred Bank.

On November 4, 2021, the Company entered into a financing agreement to purchase three ambulances for £295,650 in the UK. Principal and interest is payable over sixty monthly installments of £4,361.

On October 26, 2021, Ambulnz Holdings LLC acquired 300 Class A shares and 800,000 Class E shares of the share capital of RND Health Services Inc. / RNC Services De Sante A Domicile Inc. for $800,300 Canadian Dollars. Holders of Class A shares are entitled to vote at all meetings of shareholders except meetings at which only holders of a specified class of shares are entitled to vote. The Class E shares have no voting rights. Ambulnz Holdings LLC has 50% voting control and represents two of the four board of directors.

On November 5, 2021 (the “Closing Date”), DocGo Inc., a Delaware corporation (formerly known as Motion Acquisition Corp.) (prior to the Closing Date, “Motion” and after the Closing Date, “DocGo”, “we,” “us,” and “our”) consummated the previously announced business combination (the “Closing”) pursuant to that certain Agreement and Plan of Merger dated March 8, 2021 (the “Merger Agreement”), by and among Motion Acquisition Corp., a Delaware corporation (“Motion”), Motion Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (“Ambulnz”). In connection with the Closing, the registrant changed its name from Motion Acquisition Corp. to DocGo Inc.

As contemplated by the Merger Agreement and as described in Motion’s definitive proxy statement/consent solicitation/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021 (the “Prospectus”), Merger Sub was merged with and into Ambulnz, with Ambulnz continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the Merger, Ambulnz is a wholly-owned subsidiary of DocGo and each share of Series A preferred stock of Ambulnz, no par value (“Ambulnz Preferred Stock”), Class A common stock of Ambulnz, no par value (“Ambulnz Class A Common Stock”), and Class B common stock of Ambulnz, no par value (“Ambulnz Class B Common Stock”, together with Ambulnz Class A Common Stock, “Ambulnz Common Stock”) was cancelled and converted into the right to receive a portion of merger consideration issuable as common stock of DocGo, par value $0.0001 (“Common Stock”), pursuant to the terms and conditions set forth in the Merger Agreement.

In connection with the Business Combination, the Company raised $158.1 million of net proceeds. This amount was comprised of $37.3 million of cash held in Motion’s trust account from its initial public offering, net of DocGo’s transaction costs and underwriters’fees of $15.6 million, and $120.9 million of cash in connection with the PIPE Financing. The Company incurred $19.6 million of transaction costs, consisting of banking, legal, and other professional fees which were recorded as a reduction to additional paid-in capital.

Common Stock outstanding prior to the Business Combination	11,500,000
Less Redemptions	(6,202,903)
Net of Redemptions	5,297,097
Shares issued in PIPE Financing	12,500,000
Sponsor Shares	2,573,213
Legacy Shares	79,699,128
Total Shares of Common Stock immediately after the Business Combination	100,069,438

Up to 28,234,175 Shares of Common Stock
Up to 6,317,057 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 2,533,333 Private Warrants

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PROSPECTUS

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January 3, 2022